As filed with the Securities and Exchange Commission on June 8, 2023.

Registration No. 333-[______]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aura FAT Projects Acquisition Corp

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	6770	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1 Phillip Street, #09-00

Royal One Phillip

Singapore, 048692

Telephone: 65-3135-1511

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168
Telephone: 1-800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew M. Tucker Rebekah D. McCorvey Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, NW. Suite 900 Washington, D.C. 20001 (202) 689-2800	Debbie A. Klis, Esq. Carl Sherer M., Esq. Rimon PC 1990 K Street, NW, Suite 420 Washington, DC 20006 (202) 935-3390

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS,
DATED - SUBJECT TO COMPLETION, DATED JUNE 8, 2023

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

AURA FAT PROJECTS ACQUISITION CORP

PROSPECTUS FOR UP TO 9,200,000 CLASS A ORDINARY SHARES OF
AURA FAT PROJECTS ACQUISITION CORP

On May 7, 2023, Aura Fat Projects Acquisition Corp, a Cayman Islands exempted company limited by shares, with company registration number 384483 (“AFAR”), entered into a business combination agreement (as it may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), with Allrites Holdings Pte. Ltd., a Singapore private company limited by shares, with company registration number 201703484C (“Allrites”) and Meta Gold Pte. Ltd., a Singapore exempt private company limited by shares, with company registration number 202001973W, in its capacity as the representative for the shareholders of Allrites. The Business Combination Agreement provides that, among other things, each Allrites Share (as defined therein) issued and outstanding immediately prior to the Effective Time (as defined therein) shall be transferred to AFAR in exchange for the right of each shareholder of Allrites (the “Allrites Shareholders”) to receive such number of newly issued AFAR Shares in an amount to be determined in accordance with the terms of the Business Combination Agreement (the “Exchange” and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination” and collectively, the “Transactions”). The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, on the date the Business Combination closes (the “Closing”), Allrites will become a wholly owned subsidiary of AFAR and the combined company is expected to be listed on the Nasdaq Global Market. In connection with the Business Combination, AFAR will change its corporate name to “Allrites Ltd.” (“New Allrites”). References to “Allrites” are to Allrites Holdings Pte. Ltd. prior to the consummation of the Business Combination, and references to “New Allrites” are to Aura Fat Projects Acquisition Corp, under its new corporate name after the consummation of the Business Combination. See the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Structure of the Transaction” of this proxy statement/prospectus for additional information.

Exchange Consideration

As consideration for the Business Combination, subject to the terms and conditions set forth in the Business Combination Agreement, and contingent upon the Closing of the Transactions, the Allrites Shareholders collectively shall be entitled to receive from AFAR, in the aggregate, 9,200,000 AFAR Class A Ordinary Shares, valued at $10.00 per share, for an aggregate value equal to ninety-two million and no/100s dollars ($92,000,000). Each of the Allrites Shareholder shall be entitled to receive an amount of AFAR Class A Ordinary Shares that will be determined in accordance with the Business Combination Agreement (the “Exchange”). Following the Exchange, the Allrites Shareholders will become shareholders of AFAR and Allrites will continue as a wholly owned subsidiary of AFAR. Each of the Allrites Shareholders, upon receiving the AFAR Class A Ordinary Shares to which the Allrites Shareholder is entitled under the Business Combination Agreement, will cease to have any other rights in and to shares of Allrites.

As additional consideration for the Business Combination, subject to certain conditions set forth in the Business Combination Agreement, if Allrites’ recurring revenue recognized solely from the sale of products and services to its contracted subscription customer base, as determined in accordance with GAAP and measured for each of the first two fiscal years following the Closing (each, an “Earnout Period”), exceeds the thresholds of $12,000,000 for the first Earnout Period and $20,000,000 for the second Earnout Period, AFAR will issue to the Allrites Shareholders: (i) in connection with the first Earnout Period, if earned and payable, 800,000 AFAR Class A Ordinary Shares, valued at $10.00 per share, for an aggregate value of $8,000,000 (the “First Earnout”); and (ii) in connection with the second Earnout Period, if earned and payable, 1,000,000 AFAR Class A Ordinary Shares, valued at $10.00 per share, for an aggregate value of $10,000,000 (the “Second Earnout”). If the recurring revenue for the first Earnout Period fails to meet or exceed the Earnout Threshold but the recurring revenue for the second Earnout Period meets or exceeds the Earnout Threshold for the second Earnout Period, AFAR shall issue to the Company Shareholders both the First Earnout and the Second Earnout.

Allrites Share Recapitalization

Immediately prior to the Closing, but contingent upon the occurrence of the Closing, Allrites will effect a capital restructuring whereby: (i) each then outstanding (A) Allrites restricted ordinary share, (B) Allrites non-voting share, and (C) Allrites preference share, will be converted into Company Ordinary Shares; and (D) Allrites option, will become vested and exercisable and will convert into Allrites Ordinary Shares, (ii) any retained shares (including the shares received from the exercise of all Allrites options) will be converted into Company Ordinary Shares, and (iii) each of the Allrites option holders will (a) exercise each of their options for Allrites Ordinary Shares and (b) retain such Allrites Ordinary Shares received upon exercise of the Options, as well as the remaining Allrites Ordinary Shares (collectively, the “Allrites Share Recapitalization”).

It is anticipated that upon the completion of the Business Combination, the AFAR Public Shareholders would own an interest of approximately 43% in New Allrites, the Sponsor will own an interest of approximately 14% in New Allrites, and the Allrites shareholders will own an interest of approximately 43% in New Allrites, assuming none of the AFAR shareholders exercise their redemption rights in connection with the Extraordinary General Meeting, beyond the Minimum Redemption Amount. If the actual facts are different from the assumptions set forth above, the percentage ownerships set forth above will be different.

AFAR’s Shares and Public Warrants are currently listed on The Nasdaq Global Market under the symbols “AFAR” and “AFARW,” respectively. AFAR’s units commenced public trading on Nasdaq on April 18, 2022 and ceased public trading on June 3, 2022. New Allrites will apply for listing, to be effective at the time of the Business Combination, of the New Allrites Shares on The Nasdaq Capital Market under the symbols “[___].” New Allrites will not have units, warrants, or rights traded following the consummation of the Business Combination.

Each of AFAR and New Allrites is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements.

All of the independent directors of the board of directors of AFAR (the “AFAR Board”) unanimously determined that the Business Combination Agreement and the Transactions contemplated thereby are in the best interests of AFAR and its shareholders and recommended that the AFAR Board approve the Business Combination Agreement. Based on the recommendation of the independent directors, the AFAR Board unanimously approved the Business Combination Agreement and the Transactions contemplated thereby and recommends that you vote or give instruction to vote “FOR” the approval and adoption of the Business Combination Agreement and the other proposals described in the accompanying proxy statement/prospectus. When you consider the AFAR Board’s recommendation of these proposals, you should keep in mind that certain of AFAR’s directors and officers have interests in the business combination that are different from, or in addition to, the interests of AFAR shareholders generally. See the section entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for additional information. The AFAR Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to AFAR shareholders that they vote in favor of the proposals presented at the Meeting.

For details on the transactions involved in the Business Combination, see also “Questions and Answers about the Proposals—What is expected to happen in the Business Combination?”

The Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. Upon the consummation of the Business Combination, AFAR shall adopt the Third Amended and Restated Memorandum and Articles of Association (the “Amended AFAR Articles”) in the form attached to this proxy statement/prospectus as Annex B and the Allrites Ltd. 2023 Equity Incentive Plan in the form attached to this proxy statement/prospectus as Annex C.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus shall be presented at the extraordinary general meeting of shareholders of AFAR scheduled to be held on [●], 2023 (the “Meeting”).

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Meeting. We encourage you to carefully read this entire document. You should, in particular, carefully consider the risk factors described in “Risk Factors” beginning on page 48 of this proxy statement/prospectus.

The AFAR Board has unanimously approved and adopted the Business Combination Agreement and unanimously recommends that the AFAR shareholders vote FOR all of the proposals presented to the shareholders. When you consider the AFAR Board’s recommendation of these proposals, you should keep in mind that certain of AFAR’s directors and officers have interests in the Business Combination. See the section entitled “The Business Combination Proposal—Interests of AFAR’s Directors and Officers in the Business Combination.”

This proxy statement/prospectus is dated [●], 2023 and is first being mailed to AFAR shareholders on or about [●], 2023.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/ prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by AFAR or Allrites. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of AFAR or Allrites since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

i

AURA FAT PROJECTS ACQUISITION CORP

1 Phillip Street, #09-00

Royal One Phillip

Singapore, 048692

Dear Aura Fat Projects Acquisition Corp Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “Extraordinary General Meeting” or “Meeting”) of Aura Fat Projects Acquisition Corp shareholders, a Cayman Islands exempted company limited by shares, with company registration number 384483 (“AFAR”), at [●] [a.m./p.m.] Eastern time, on [●], 2023 at the offices of [●] located at [●], United States and virtually at www.[●], and on such other date and at such other place to which the meeting may be adjourned. While as a matter of Cayman Islands law we are required to have a physical location for the meeting, we are pleased to utilize virtual shareholder meeting technology to (i) provide ready access and cost savings for AFAR shareholders and AFAR, and (ii) to promote social distancing pursuant to guidance provided by the CDC due to COVID-19. The virtual meeting format allows attendance from any location in the world. In light of public health concerns regarding COVID-19, virtual attendance is encouraged, and attendees of the physical meeting are required to adhere to the then prevailing COVID-19 measures and regulations implemented by the venue provider and state and local authorities, including, but not limited to, with respect to vaccination, mask-wearing and testing.

The Meeting shall be held for the following purpose:

1.	to consider and vote upon a proposal, as a Special Resolution, to approve and adopt the business combination contemplated by the Business Combination Agreement, dated as of May 7, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among AFAR, Allrites Holdings Pte Ltd., a Singapore private company limited by shares, with company registration number 201703484C (“Allrites”), and Meta Gold Pte. Ltd., a Singapore exempt private company limited by shares, with company registration number 202001973W, in its capacity as the representative for the shareholders of Allrites (the “Allrites Shareholders”), pursuant to which, among other things, each Allrites Shareholder shall deliver to Continental Stock Transfer and Trust Company (the “Exchange Agent”) a Share Exchange Agreement and Pre-Emption Waiver Letter duly executed by that Shareholder, surrender all of his, her or its original certificates for the Allrites Shares, and deliver such other documents reasonably requested by AFAR and, in exchange, AFAR shall issue and cause the Exchange Agent to deliver to each Allrites Shareholder the amount of AFAR Class A Ordinary Shares that correspond to that Shareholder as provided thereunder (the “Exchange”), and the other transactions contemplated by the Business Combination Agreement (the business combination, the Exchange, and the other transactions, and related transaction documents (the “Transactions”) contemplated by the Business Combination Agreement) (the “Business Combination”) (the “Business Combination Proposal”), which is described in more detail in the accompanying proxy statement/prospectus under the heading “The Business Combination Proposal.” The Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

2.	to consider and vote upon a proposal, as a Special Resolution, immediately prior to the consummation of the Business Combination, assuming the Business Combination Proposal is approved, to adopt the Third Amended and Restated Memorandum and Articles of Association of AFAR in the form attached to this proxy statement/prospectus as Annex B (the “Articles Amendment Proposal”), which is described in more detail in the accompanying proxy statement/prospectus under the heading “The Articles Amendment Proposal”;

3.	to consider and vote upon a proposal, as an Ordinary Resolution, to approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance of more than 20% of AFAR’s issued and outstanding Class A Ordinary Shares, par value $0.0001 per share (“Class A Ordinary Shares”) and Series A Convertible Preference Shares (the “Preference Shares”) in accordance with the Business Combination Agreement (the “Share Issuance Proposal”), which is described in more detail in the accompanying proxy statement/prospectus under the heading “The Share Issuance Proposal”;

4.	to consider and vote upon a proposal, as an Ordinary Resolution, to approve and adopt the Allrites Ltd. 2023 Equity Incentive Plan (the “New Allrites Incentive Plan”) in the form attached to this proxy statement/prospectus as Annex C (the “Incentive Plan Proposal”), which is described in more detail in the accompanying proxy statement/prospectus under the heading “The Incentive Plan Proposal”; and

5.	to consider and approve, if presented, a proposal, as an Ordinary Resolution, to adjourn the Meeting to a later date or dates if necessary or desirable, at the determination of the AFAR Board (the “Adjournment Proposal”), which is described in more detail in the accompanying proxy statement/prospectus under the heading “The Adjournment Proposal”.

These foregoing items of business (the “Proposals”) are described in the accompanying proxy statement/prospectus, which AFAR encourages you to read in its entirety before voting. Only holders of record of AFAR Ordinary Shares at the close of business on [●], 2023 are entitled to notice of the Meeting and to vote and have their votes counted at the Meeting and any adjournments of the Meeting.

Under the Business Combination Agreement, the approval of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal by the requisite vote of AFAR shareholders is a condition to the consummation of the Business Combination. Each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal is cross-conditioned on the approval of each other. If any one of these Proposals is not approved by AFAR shareholders, the Business Combination shall not be consummated. The Adjournment Proposal, if adopted, shall allow the Chairman of the Meeting to adjourn the Meeting to a later date or dates, if necessary. In no event shall AFAR solicit proxies to adjourn the Meeting or consummate the Business Combination and related transactions beyond the date by which it may properly do so under AFAR’s Second Amended and Restated Articles of Association (the “Existing AFAR Articles”) and the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Act”). The purpose of the Adjournment Proposal is to provide more time to meet the requirements that are necessary to consummate the Business Combination and related Transactions. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

Each of these Proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, at the Closing of the Business Combination, the parties will effect the Exchange whereby each Allrites Shareholder shall surrender all of his, her or its original certificates for the Allrites Shares and deliver such other documents reasonably requested by AFAR and, in exchange, AFAR shall issue and cause the Exchange Agent to deliver to each Allrites Shareholder the amount of AFAR Shares that correspond to that Allrites Shareholder, as provided under the Business Combination Agreement. In connection with the Business Combination, AFAR will change its corporate name to “Allrites Ltd.” (“New Allrites”).

In connection with the Business Combination, certain related agreements have been entered into certain ancillary agreements, prior to the closing of the Business Combination, including the Allrites Holders Support Agreement, Sponsor Support Agreement, and Registration Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal—Related Agreements” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Existing AFAR Articles, a holder of AFAR’s public shares (a “Public Shareholder”) may request that AFAR redeem all or a portion of such public AFAR Shares (“Public Shares”) for cash in connection with the completion of the Business Combination. The redemption rights include the requirement that a Public Shareholder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Exchange Agent in order to validly redeem its shares. Public Shareholders may elect to redeem their Public Shares even if they vote “for” the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental Stock Transfer & Trust Company, AFAR will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the trust account, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to AFAR. For illustrative purposes, as of [●], 2023, this would have amounted to approximately $[●] per issued and outstanding share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. See “General Meeting of AFAR Shareholders—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed.

The Sponsor has agreed to, among other things, vote all of its AFAR Shares in favor of the proposals being presented at the Meeting and waive its redemption rights with respect to its AFAR Shares in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor owns 2,875,000 AFAR Shares representing approximately [●]% of the issued and outstanding AFAR Shares. The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions, as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such closing condition. In addition, in no event will AFAR redeem Public Shares in an amount that would cause AFAR’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement.

AFAR is providing the accompanying proxy statement/prospectus and accompanying proxy card to AFAR shareholders in connection with the solicitation of proxies to be voted at the Meeting and at any adjournments of the Extraordinary General Meeting. Information about the Meeting, the Business Combination and other related business to be considered by AFAR shareholders at the Meeting is included in the accompanying proxy statement/prospectus.

Whether or not you plan to attend the Meeting, all of AFAR shareholders should read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 48 of the accompanying proxy statement/prospectus.

After careful consideration, AFAR’s Board has unanimously approved the Business Combination and determined that the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal are advisable and fair to and in the best interest of AFAR and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Articles Amendment Proposal, “FOR” the Share Issuance Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented. When you consider the AFAR Board’s recommendation of these proposals, you should keep in mind that certain of our directors and our officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal—Interests of AFAR’s Directors and Officers in the Business Combination.” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Under the Business Combination Agreement, the approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved by AFAR’s shareholders, the Business Combination will not be consummated. The approval of the Business Combination Proposal will require a Special Resolution, which means a resolution under Cayman Islands law and as defined in the Companies Act, being a resolution passed by a majority of at least two-thirds of the votes cast by those shareholders of AFAR who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the Meeting. The approval of the Articles Amendment Proposal will also require a Special Resolution. The approval of the Share Issuance Proposal will require an Ordinary Resolution, which means a resolution passed by a simple majority of the votes cast by those shareholders of AFAR who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the Meeting. The approval of the Incentive Plan Proposal will also require an Ordinary Resolution passed by those shareholders of AFAR who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the Meeting. The approval of the Adjournment Proposal if presented will also require an Ordinary Resolution cast by those shareholders of AFAR who are present, in person or by proxy, and vote thereupon at the Meeting. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Meeting.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Meeting, please sign, date, vote and return the enclosed proxy card as soon as possible in the envelope provided to make sure that your shares are represented at the Meeting. If your AFAR Shares are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the shares you beneficially own are properly counted. The Business Combination will be consummated only if the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal are approved at the Meeting. Each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the Proposals presented at the Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Meeting. If you are a shareholder of record and you attend the Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.  TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR AFAR SHARES BE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO OUR TRANSFER AGENT AT LEAST TWO BUSINESS DAYS BEFORE THE SCHEDULED DATE OF THE MEETING, WHICH MEANS NO LATER THAN 5:00 P.M. EASTERN TIME ON [ ], 2023. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES SHALL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER, BANK OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “MEETING OF AFAR SHAREHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

On behalf of AFAR’s Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Tristan Lo
Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [●], 2023, and is first being mailed to shareholders on or about [●], 2023.

v

AURA FAT PROJECTS ACQUISITION CORP

NOTICE OF GENERAL MEETING

TO BE HELD ON [●], 2023

TO THE SHAREHOLDERS OF AURA FAT PROJECTS ACQUISITION CORP:

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of shareholders (the “Meeting”) of Aura FAT Projects Acquisition Corp, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“AFAR”), shall be held at [●] [a.m./p.m.] Eastern time, on [●], 2023 at the offices of [●] located at [●], United States and virtually at https://www.cstproxy.com/[●]. In light of public health concerns regarding COVID-19, virtual attendance is encouraged, and attendees of the physical meeting are required to adhere to the then prevailing COVID-19 measures and regulations implemented by the venue provider and state and local authorities, including, but not limited to, with respect to vaccination, mask-wearing and testing. You are cordially invited to attend the Meeting, to conduct the following items of business and/or consider, and if thought fit, approve the following resolutions:

●	Proposal 1 — The Business Combination Proposal: to consider and vote upon a proposal, as a Special Resolution, to approve and adopt the business combination contemplated by the Business Combination Agreement, dated as of May 7, 2023 (attached as Annex A to the attached proxy statement/prospectus) (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among AFAR, Allrites Holdings Pte Ltd., a Singapore private company limited by shares, with company registration number 201703484C (“Allrites”), and Meta Gold Pte. Ltd., a Singapore exempt private company limited by shares, with company registration number 202001973W, in its capacity as the representative for the shareholders of the Company, pursuant to which, among other things, each Allrites Shareholder shall deliver to Continental Stock Transfer and Trust Company (the “Exchange Agent”) a Share Exchange Agreement and Pre-Emption Waiver Letter duly executed by that Shareholder, surrender all of his, her or its original certificates for the Allrites Shares, and deliver such other documents reasonably requested by AFAR and in exchange AFAR shall issue and cause the Exchange Agent to deliver to each Allrites Shareholder the amount of AFAR Class A Ordinary Shares that correspond to that Shareholder as provided thereunder (the “Exchange”), and the other transactions contemplated by the Business Combination Agreement (the business combination, the Exchange, and the other transactions (and related transaction documents) contemplated by the Business Combination Agreement, the “Business Combination”) be confirmed, ratified and approved in all respects (the “Business Combination Proposal”);

●	Proposal 2 — The Articles Amendment Proposal: to consider and vote upon a proposal, as a Special Resolution, to adopt the Amended and Restated Memorandum and Articles of Association of AFAR in the form attached as Annex B to the attached proxy statement/prospectus (the “Articles Amendment Proposal”);

●	Proposal 3 — The Share Issuance Proposal: to consider and vote upon a proposal, as an Ordinary Resolution, to approve, for purposes of complying with applicable listing rules of NASDAQ, the issuance of more than 20% of AFAR’s issued and outstanding Class A Ordinary Shares, par value $0.0001 per share (“Class A Shares”) and Series A Convertible Preference Shares (the “Preference Shares”) (the “Share Issuance Proposal”);

●	Proposal 4 — The Incentive Plan Proposal: to consider and vote upon a proposal, as an Ordinary Resolution, to approve and adopt the Allrites Ltd. 2023 Equity Incentive Plan (the “New Allrites Incentive Plan”) in the form attached as Annex C to the attached proxy statement/prospectus (the “Incentive Plan Proposal”);

●	Proposal 5 — The Adjournment Proposal: to consider and vote upon a proposal, as an Ordinary Resolution, to adjourn the Special Meeting to a later date or dates (1) if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting there are not sufficient votes to approve one or more proposals presented to shareholders for vote and (2) to the extent necessary, to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to AFAR shareholders (the “Adjournment Proposal”);

Under the Business Combination Agreement, the approval of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal by the requisite vote of AFAR shareholders is a condition to the consummation of the Business Combination. If any one of these Proposals is not approved by AFAR shareholders, the Business Combination shall not be consummated. Each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting.

Only holders of record of AFAR ordinary shares (“AFAR Shares”) at the close of business on [●], 2023 are entitled to notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to AFAR shareholders in connection with the solicitation of proxies to be voted at the Meeting and at any adjournment of the Meeting.

Whether or not you plan to attend the Extraordinary General Meeting, all of AFAR’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 48 of this proxy statement/prospectus.

After careful consideration, AFAR’s Board has unanimously approved the Business Combination and determined that the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal are advisable and fair to and in the best interest of AFAR and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Articles Amendment Proposal, “FOR” the Share Issuance Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented. When you consider the AFAR Board’s recommendation of these Proposals, you should keep in mind that certain of our directors and our officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal—Interests of AFAR’s Directors and Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Second Amended and Restated Articles of Association of AFAR (the “Existing AFAR Articles”), a public AFAR shareholder may request of AFAR that AFAR redeem all or a portion of your AFAR Shares for cash if the Business Combination is consummated. As a holder of AFAR Shares, you will be entitled to receive cash for any AFAR Shares to be redeemed only if, prior to [●], 2023 (two business days before the Meeting), you:

(i)	hold public AFAR Shares (“Public Shares”);

(ii)	submit a written request to Continental Stock Transfer & Trust Company (“Continental”), AFAR’s transfer agent, in which you (a) request that AFAR redeem all or a portion of your Public Shares for cash, and (b) identify yourself as the beneficial holder of the AFAR Shares and provide your legal name, phone number and address; and

(iii)	deliver share certificates (if any) and other redemption forms (as applicable) to Continental, physically or electronically through The Depository Trust Company.

Holders of Public Shares (“Public Shareholders”) must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [●], 2023 (two business days before the Extraordinary General Meeting) in order for their AFAR Shares to be redeemed.

If the Business Combination is not consummated, the public AFAR Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public AFAR shareholder properly exercises his, her or its right to redeem all or a portion of the Public Shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, AFAR will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to AFAR.

For illustrative purposes, as of [●], 2023, this would have amounted to approximately $[●] per issued and outstanding share less any owed but unpaid taxes on the funds in the trust account. There are currently no owed but unpaid income taxes on the funds in the trust account. However, the proceeds deposited in the trust account could become subject to the claims of AFAR’s creditors, if any, which would have priority over the claims of AFAR shareholders. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. It is expected that the funds to be distributed to Public Shareholders electing to redeem their shares shall be distributed promptly after the consummation of the Business Combination.

A holder of AFAR Shares, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), may not seek to have more than 15% of the aggregate shares redeemed without the consent of AFAR. Under the Existing AFAR Articles, the Business Combination may not be consummated if AFAR has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all Public Shares properly demanded to be redeemed by Public Shareholders.

Any request for redemption, once made by a holder of Public Shares, may not be withdrawn once submitted to AFAR unless the board of directors of AFAR determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may or may not do in whole or in part).

Any corrected or changed written exercise of redemption rights must be received by Continental, AFAR’s transfer agent, prior to the vote taken on the Business Combination Proposal at the Meeting. No request for redemption shall be honored unless the holder’s share certificates (if any) and other redemption forms (as applicable) have been delivered (either physically or electronically) to Continental, at least two business days prior to the vote at the Meeting.

Aura FAT Projects Capital LLC, a Cayman Islands limited liability company (the “Sponsor”) and AFAR’s officers and directors have, pursuant to the Sponsor Support Agreement (as defined in the accompanying proxy statement/prospectus), agreed to, among other things, vote all of its AFAR Shares in favor of the Proposals being presented at the Meeting in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor and AFAR’s officers and directors own approximately 2,875,000 AFAR Shares representing [●]% of the issued and outstanding AFAR Shares. See “The Business Combination Proposal—Related Agreements—Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Agreement.

The Business Combination Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement.

All AFAR shareholders are cordially invited to attend the Meeting. To ensure your representation at the Meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible by following the instructions provided in this proxy statement/prospectus and on the enclosed proxy card. If you are a shareholder of record of AFAR Shares, you may also cast your vote by means of remote communication at the Meeting by navigating to www.cstproxy/[●] and entering the control number on your proxy card. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Meeting and vote by means of remote communication you must obtain a proxy from your broker or bank and a control number from Continental.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Meeting, please sign, date, vote and return the enclosed proxy card as soon as possible in the envelope provided to make sure that your shares are represented at the Meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the shares you beneficially own are properly counted. The Business Combination will be consummated only if the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal are approved at the Meeting. Each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Tristan Lo Chairman

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the Proposals presented at the Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Meeting in person or virtually, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Meeting. If you are a shareholder of record and you attend the Meeting and wish to vote in person or virtually, you may withdraw your proxy and vote in person. Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact [●] at [●], USA or by emailing [●].

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR AFAR SHARES BE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO OUR TRANSFER AGENT AT LEAST TWO BUSINESS DAYS BEFORE THE SCHEDULED DATE OF THE MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES SHALL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER, BANK OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “MEETING OF AFAR SHAREHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates important business and financial information about AFAR and Allrites from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing, by e-mail or by telephone at the appropriate address below:

Aura FAT Acquisition Corp
1 Phillip Street, #09-00
Royal One Phillip, Singapore, 048692
Attention: Tristan Lo
Tel: 65-3135-1511
Email: tristan@fatprojects.com

or

Laurel Hill Advisory Group, LLC

2 Robbins Lane, Suite 201

Jericho, NY 11753, USA

Tel. +1 (855) 414-2266

Email: AFAR@laurelhill.com

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than [●], 2023, 72 hours before the date of the Meeting.

x

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 (File No. 333-  ) filed with the U.S. Securities and Exchange Commission, or the “SEC,” by AFAR, constitutes a prospectus of AFAR under Section 5 of the U.S. Securities Act of 1933, as amended, or the “Securities Act,” with respect to the AFAR Class A Ordinary Shares to be issued to Allrites Shareholders if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Meeting of AFAR shareholders at which AFAR shareholders shall be asked to consider and vote upon proposals to approve the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal (each as defined herein) and to adjourn the meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal.

You may request copies of this proxy statement/prospectus and any other publicly available information concerning AFAR, without charge, by written request to Laurel Hill Advisory Group, LLC, our proxy solicitor, by calling +[●] (for individuals) or +[●] (for banks and brokers), or by emailing [●], or from the SEC through the SEC website at http://www.sec.gov.

In order for AFAR shareholders to receive timely delivery of the documents in advance of the Extraordinary General Meeting of AFAR to be held on [●], 2023 (the “Meeting”) you must request the information no later than five business days prior to the date of the Meeting, or no later than [●], 2023.

References to “U.S. Dollars” and “$” in this proxy statement/prospectus are to United States dollars, the legal currency of the United States. Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them. In particular, in certain cases, percentage changes are based on a comparison of the actual values recorded in the relevant financial statements and not rounded values shown in this proxy statement/prospectus.

INDUSTRY AND MARKET DATA

This proxy statement/prospectus also includes industry, market and competitive position data that have been derived from publicly available information, industry publications and other third-party sources, as well as from Allrites’ own internal data and estimates. This information appears under the section of this proxy statement/prospectus entitled “Business of Allrites.” Allrites has taken such care as it considers reasonable in the extraction and reproduction of information from such data from third-party sources.

Independent consultant reports, industry publications, research, studies, forecasts and other published sources generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. While we have compiled, extracted, and reproduced industry data from these sources, we have not independently verified the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. Allrites assumes liability for the accuracy and completeness of such information to the extent included in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates from independent third parties and us.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Allrites and AFAR and their respective subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, TM and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

PRESENTATION OF FINANCIAL INFORMATION

AFAR

The historical financial statements of AFAR were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and are denominated in U.S. Dollars.

Allrites

The historical financial statements of Allrites were prepared in accordance with U.S. GAAP and are denominated in U.S. Dollars.

FREQUENTLY USED TERMS

Key Business and Business Combination Related Terms

Unless otherwise stated or unless the context otherwise requires in this document:

“$,” “USD,” “US$” and “U.S. dollar” each refers to the United States dollar;

“ACRA” means the Singapore Accounting and Corporate Regulatory Authority;

“Adjournment Proposal” means a proposal to adjourn the Meeting to a later date or dates, if the chairman of the Meeting deems it necessary or appropriate, including, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve the Business Combination Proposal;

“AFAR” means Aura FAT Projects Acquisition Corp, a Cayman Islands exempted company limited by shares, with company registration number 384483;

“AFAR Class A Ordinary Shares” means the Class A ordinary shares of AFAR, having a par value of $0.0001 each;

“AFAR Class B Ordinary Shares” means the Class B ordinary shares of AFAR, having a par value of $0.0001 each;

“AFAR Ordinary Shares” means the Class A ordinary shares of AFAR and the Class B ordinary shares of AFAR, having a par value of $0.0001 each;

“AFAR Preference Shares” means the Preference Shares of AFAR, having a par value of $0.0001 each;

“AFAR Shares” means, collectively, the AFAR Class A Ordinary Shares and AFAR Class B Ordinary Shares and the AFAR Preference Shares;

“AFAR initial shareholders” means the Sponsor and AFAR’s officers and directors;

“AFAR IPO” means AFAR’s initial public offering, consummated on April 18, 2022, through the sale of 11,500,000 units (including the 1,500,000 units sold pursuant to the underwriters’ exercise of their over-allotment option) at $10.00 per unit;

“AFAR ordinary shares” means the AFAR Class A Ordinary Shares and the AFAR Class B Ordinary Shares;

“AFAR Warrants” means the Private Warrants and the Public Warrants;

“AI” means artificial intelligence;

“Allrites” means Allrites Holdings Pte. Ltd., a Singapore private company limited by shares, or as the context requires, Allrites Holdings Pte. Ltd. and its subsidiaries and consolidated affiliated entities;

“Allrites Holders Support Agreement” means the Company Holders Support Agreement pursuant to which (i) Allrites shareholders holding, in the aggregate, at least 75% of the Allrites ordinary shares entitled to vote have agreed, among other things, to (a) irrevocably agree to the conversion of each preference share held by such shareholder to into one ordinary share of Allrites on a date selected by Allrites that is prior to the Closing, (ii) if a meeting of Allrites shareholders is held to seek approval of the Business Combination Agreement and the transactions contemplated thereby, appear at such meeting for purposes of constituting a quorum, (b) vote (whether pursuant to a duly convened meeting of the shareholders of Allrites or to approve by way of a written resolution of the shareholders of Allrites) in favor of the adoption and approval of the Business Combination Agreement and the transactions contemplated thereby, (c) vote against any proposals that would impede in any material respect the Business Combination Transactions and (d) not transfer any Allrites Shares held by such Allrites Shareholders; and (iii) such Allrites shareholders have agreed to a lock-up of the AFAR Shares (subject to certain exceptions) for a period of 12 months following the Closing;

“Allrites Shares” means the outstanding Allrites ordinary shares, Allrites non-voting shares and the Allrites preference shares and non-voting shares of Allrites;

“Allrites Share Recapitalization” means prior to the Closing, Allrites will effect a capital restructuring whereby each then outstanding (i) Allrites restricted ordinary share, (ii) Allrites non-voting share, (iii) Allrites preference share, and (iv) Allrites option, will become vested and exercisable and will convert into Allrites Shares, and (v) any retained shares (including the shares received from the exercise of all Allrites options) will be converted into Allrites Shares;

“Amended AFAR Articles” means the amended and restated memorandum and articles of association of AFAR which shall govern New Allrites if adopted at the consummation of the Business Combination;

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit or to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, including without limitation, Share Exchange Agreement, Third Amended and Restated Memorandum of Association, Company Holders Support Agreement, Sponsor Support Agreement, Restrictive Covenant Agreement, Registration Rights Agreement, and Joinder Agreement;

“Articles Amendment Proposal” means a proposal, immediately prior to the consummation of the Business Combination, assuming the Business Combination Proposal is approved, to adopt the Amended AFAR Articles in the form attached to this proxy statement/prospectus as Annex B;

“Business Combination” means the Exchange and the other transactions contemplated by the Business Combination Agreement;

“Business Combination Agreement” means the business combination agreement, dated May 7, 2023 (as may be amended, supplemented, or otherwise modified from time to time), by and between AFAR and Allrites;

“Business Combination Proposal” means a proposal to approve the Business Combination Agreement and the Transactions;

“Business Combination Transactions” or “Transactions” mean, collectively, each of the other transactions contemplated by the Business Combination Agreement, the Sponsor Support Agreement, the Allrites Shareholder Support Agreement, the Registration Rights Agreement, the Amended AFAR Articles and any other related agreements, documents or certificates entered into or delivered pursuant thereto;

“Cayman Islands Companies Act” or “Companies Act” mean the Companies Act (As Revised) of the Cayman Islands;

“Closing” means the closing of the Transactions;

“Closing Date” means the date of the Closing;

“Code” means the Internal Revenue Code of 1986, as amended;

“Condition Precedent Proposals” means the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal;

“Continental” means Continental Stock Transfer & Trust Company;

“Exchange” means the exchange provided for under that certain Business Combination Agreement, dated as of May 7, 2023, by and among AFAR, Allrites, and Meta Gold Pte. Ltd., a Singapore exempt private company limited by shares, with company registration number 202001973W, in its capacity as the representative for the shareholders of the Company, pursuant to which, among other things, each Allrites Shareholder shall deliver to the Exchange Agent a Share Exchange Agreement and Pre-Emption Waiver Letter duly executed by that Shareholder, surrender all of his, her or its original certificates for the Allrites Shares, and deliver such other documents reasonably requested by AFAR and in exchange AFAR shall issue and cause the Exchange Agent to deliver to each Allrites Shareholder the amount of AFAR Class A Ordinary Shares that correspond to that Shareholder as provided under the terms of the Business Combination Agreement;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Exchange Agent” means Continental Stock Transfer & Trust Company;

“Exchange Consideration” means the 9,200,000 AFAR Class A Ordinary Shares, which AFAR and Allrites hereby agree are valued at $10.00 per share for an aggregate value equal to ninety-two million and no/100s dollars ($92,000,000), with each Allrites Shareholder being entitled to receive AFAR Class A Ordinary Shares (rounded down to the nearest whole share) for each Allrites Shareholder;

“Exchange Effective Time” means the date and time on and at which the electronic register of members of Allrites is updated by the ACRA under section 196A(5) of the Singapore Companies Act;

“Existing AFAR Articles” means AFAR’s Second Amended and Restated Articles of Association;

“Final Redemption Date” means 15 months from the closing of the AFAR IPO to complete an initial business combination, or July 18, 2023, or AFAR may, by resolution of the AFAR Board if requested by its Sponsor, extend the period of time to consummate a business combination up to two times, each by an additional three months (for a total of up to 21 months, or until January 18, 2024, subject to the Sponsor depositing additional funds into the Trust Account (or such later date as may be approved by AFAR shareholders);

“founder shares” means the 2,875,000 AFAR Class B ordinary shares that were issued to AFAR initial shareholders prior to the AFAR IPO (each, a “founder share”);

“IASB” means the International Accounting Standards Board;

“IFRS” means the International Financial Reporting Standards, as issued by the IASB;

“Incentive Plan Proposal” means a proposal to approve the New Allrites Incentive Plan;

“Initial Public Offering” or “IPO” means the initial public offering of Units of AFAR, which was consummated on April 18, 2022;

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012;

“Letter Agreement” means the Letter Agreement dated April 12, 2022 with the Sponsor, with respect to its founder shares and Private Warrants, as defined in the registration statement on Form S-1, File No. 333-263717, relating to AFAR’s IPO, as amended;

“Maximum Redemption Scenario” or “Maximum Redemptions” means the assumption that 11,500,000 Public Shares are redeemed by Public Shareholders;

“Meeting” means an Extraordinary General Meeting of shareholders of AFAR to be held at [●] [a.m./p.m.] Eastern time, on, 2023 at the offices of [●] located at [●], United States and virtually at [●];

“Minimum Redemption Scenario” or “Minimum Redemptions” means the assumption that 2,300,000 Public Shares are redeemed by Public Shareholders. The Business Combination Agreement contains a closing condition that at least 2,300,000 Public Shares need to be redeemed by Public Shareholders;

“Nasdaq” means The Nasdaq Stock Market;

“New Allrites” means Allrites Ltd. (formerly named Aura Fat Projects Acquisition Corp), which is the combined company following the consummation of the Business Combination and the Transactions contemplated in the Business Combination Agreement;

“Ordinary Resolution” means an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued and outstanding AFAR ordinary shares that are present in person or represented by proxy and entitled to vote thereon at the Extraordinary General Meeting;

“Private Warrants” means the aggregate 5,000,000 private placement warrants at a price of $1.00 per private placement warrant in a private placement to the Sponsor simultaneously with the closing of the AFAR IPO and the exercise of the underwriters’ over-allotment option to purchase additional Units;

“Public Shares” means AFAR Class A Ordinary Shares issued as part of the Units sold in the Initial Public Offering;

“Public Shareholder” means a holder of the AFAR Class A Ordinary Shares issued as part of the Units sold in the Initial Public Offering;

“Public Warrants” means the warrants included in the Units issued in the AFAR IPO, each of which is exercisable for one AFAR Class A ordinary share, in accordance with its terms;

“Record Date” means the date set by AFAR’s Board on which holders of AFAR’s Ordinary Sharers are entitled to vote at the Extraordinary General Meeting;

“Registration Rights Agreement” means the registration rights agreement, dated [●], 2023, by and among AFAR, the Sponsor, certain of the shareholders of Allrites to be effective upon the Closing pursuant to which, among other things, AFAR will agree to undertake certain resale shelf registration obligations in accordance with the Securities Act and the Sponsor, certain Sponsor affiliated parties and certain shareholders of Allrites party thereto have been granted certain demand and piggyback registration rights;

“Representative Shares” means the 115,000 Class A Ordinary Shares owned by AFAR’s underwriters in connection with its initial public offering.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as may be amended;

“SEC” means the U.S. Securities and Exchange Commission;

“Share Exchange Agreement” means an agreement between an Allrites Shareholder and AFAR in substantially the form attached as Exhibit A to the Business Combination Agreement or in other form and substance acceptable to AFAR in good faith providing for the exchange of each Allrites Shareholder’s Allrites Shares for AFAR Shares at the Closing;

“Singapore Dollars” and “S$” means Singapore dollars, the legal currency of Singapore;

“Sponsor” means Aura FAT Projects Capital LLC, a Cayman Islands limited liability company;

“Sponsor Support Agreement” means the sponsor support and lock-up agreement, dated May 7, 2023, by and among AFAR, the Sponsor and Allrites pursuant to which the Sponsor has agreed, among other things and subject to the terms and conditions set forth therein (i) to vote in favor of the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (ii) to appear at the Extraordinary General Meeting for purposes of constituting a quorum, (iii) to vote against any proposals that would materially impede the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (iv) not to redeem any AFAR Shares held by the Sponsor, (v) not to amend that certain letter agreement between AFAR and the Sponsor, dated as of April 12, 2022, (vi) not to transfer any AFAR Shares held by the Sponsor, subject to certain exceptions and (vii) to a lock-up of its AFAR Ordinary Shares during the period of 12 months from the Closing, subject to certain exceptions;

“Transactions” mean, collectively, each of the other transactions contemplated by the Business Combination Agreement, the Sponsor Support Agreement, the Allrites Shareholder Support Agreement, the Registration Rights Agreement, the Amended AFAR Articles and any other related agreements, documents or certificates entered into or delivered pursuant thereto;

“Trust Account” means the trust account that holds the proceeds of the Initial Public Offering and a portion of the proceeds of the sale of the Private Warrants;

“Units” means units issued in the AFAR IPO, each consisting of one AFAR Class A ordinary share and one Public Warrant, whereby each Public Warrant entitles the holder thereof to purchase one AFAR Class A ordinary share at an exercise price of $11.50 per share;

“U.S. GAAP” means United States generally accepted accounting principles;

“Warrants” includes Public Warrants and Private Warrants; and

“Warrant Agreement” means the Warrant Agreement, dated April 12, 2022, between AFAR and the warrant agent Continental Stock Transfer & Trust Company.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to AFAR shareholders. AFAR shareholders should read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the Meeting, which will be held at [●] [a.m./p.m.] Eastern time, on [●], 2023 at the offices of [●] located at [●], United States and virtually via live webcast at [●].

Q: Why am I receiving this proxy statement/ prospectus?

A: AFAR shareholders are being asked to consider and vote upon a proposal to approve and adopt the Business Combination and certain related proposals.

AFAR and Allrites have agreed to the Business Combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. The Business Combination Agreement provides for, among other things, each Allrites Shareholder to deliver to the Exchange Agent a Share Exchange Agreement and Pre-Emption Waiver Letter duly executed by that Shareholder, to surrender all of his, her or its original certificates for the Allrites Shares, and to deliver such other documents reasonably requested by AFAR and in exchange AFAR shall issue and cause the Exchange Agent to deliver to each Allrites Shareholder the amount of AFAR Class A Ordinary Shares that correspond to that Shareholder as provided under the terms of the Business Combination Agreement (the “Exchange”). This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q: What proposals are shareholders of AFAR being asked to vote upon?

A: At the Meeting, AFAR is asking holders of its AFAR ordinary shares to consider and vote upon the following proposals:

●	Business Combination Proposal—To vote to adopt the Business Combination Agreement and approve the transactions (and related transaction documents) contemplated thereby. See the section entitled “The Business Combination Proposal.”

●	Articles Amendment Proposal—To vote to adopt the Amended AFAR Articles. See the section entitled “The Articles Amendment Proposal.”

●	Share Issuance Proposal—To vote to approve the issuance of [●] AFAR Class A Ordinary Shares and [●] AFAR Series A Convertible Preference Shares. See the section entitled “The Share Issuance Proposal.”

●	Incentive Plan Proposal—To vote to approve and adopt the New Allrites Incentive Plan. See the section entitled “The Incentive Plan Proposal.”

●	Adjournment Proposal—To consider and vote upon a proposal to adjourn the meeting to a later date or dates to permit further solicitation and voting of proxies if, based upon the tabulated vote at the time of the Meeting, AFAR would not have been authorized to consummate the Business Combination. See the section entitled “The Adjournment Proposal.”

AFAR shall hold the Meeting of its shareholders to consider and vote upon these proposals (the “Proposals”). This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. Shareholders should read it carefully and in its entirety.

The vote of shareholders is important. Shareholders are encouraged to submit their completed proxy card as soon as possible after carefully reviewing this proxy statement/prospectus.

Q: Are the proposals conditioned on one another?

A: Yes. Each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal are the Condition Precedent Proposals, as each are cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite votes for approval, then AFAR will not consummate the Business Combination. If AFAR does not consummate the Business Combination and fails to complete an initial business combination by Final Redemption Date, or such later time as may be approved by AFAR’s shareholders, then AFAR will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to its Public Shareholders and the AFAR Warrants and will expire worthless.

The vote of shareholders is important. Shareholders are encouraged to submit their completed proxy card as soon as possible after carefully reviewing this proxy statement/prospectus.

Q: Why is AFAR proposing the Business Combination?

A: AFAR was incorporated to consummate a merger, share exchange, asset acquisition, share purchase, reorganization, or other similar business combination with one or more businesses or entities.

Allrites is a global B2B content marketplace with proprietary content as a service technology. For more information, see “Allrites’ Business.”

Based on its due diligence investigations of Allrites and the industries in which it operates, including the financial and other information provided by Allrites in the course of AFAR’s due diligence investigations, the AFAR Board believes that the Business Combination with Allrites is in the best interests of AFAR and presents an opportunity to increase shareholder value. However, there can be no assurances of this. Although the AFAR Board believes that the Business Combination with Allrites presents a unique business combination opportunity and is in the best interests of AFAR, the AFAR Board did consider certain potentially material negative factors in arriving at that conclusion. See “The Business Combination Proposal—AFAR’s Board of Directors’ Reasons for the Approval of the Business Combination” for a discussion of the factors considered by the AFAR Board in making its decision.

Q: Did the AFAR Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A: No. The AFAR Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. However, AFAR’s management, the members of the AFAR Board and the other representatives of AFAR have substantial experience in evaluating the operating and financial merits of companies similar to Allrites and reviewed certain financial and operating information of Allrites and other relevant financial information selected based on the experience and the professional judgment of AFAR’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Additionally, the AFAR Board believes that based upon the financial skills and background of AFAR’s management, the members of the AFAR Board and the other representatives of AFAR, it was qualified to conclude that the Business Combination was fair from a financial perspective to its shareholders. The AFAR Board also determined, without seeking a valuation from a financial advisor, that Allrites’ fair market value was at least 80% of AFAR’s Trust Account, excluding any taxes payable on interest earned. Accordingly, investors will be relying solely on the judgment of the AFAR Board in valuing Allrites’ business and assume the risk that the AFAR Board may not have properly valued such business.

Q: What is expected to happen in the Business Combination?

A: In accordance with the terms and subject to the conditions of the Business Combination Agreement, the parties to the Business Combination Agreement have agreed that, in connection with the Closing, the parties shall undertake a series of transactions pursuant to which, among other, each Allrites Shareholder shall deliver to the Exchange Agent a Share Exchange Agreement and Pre-Emption Waiver Letter duly executed by that Shareholder, surrender all of his, her or its original certificates for the Allrites Shares, and deliver such other documents reasonably requested by AFAR and in exchange AFAR shall issue and cause the Exchange Agent to deliver to each Allrites Shareholder the amount of AFAR Class A Ordinary Shares that correspond to that Shareholder as provided under the terms of the Business Combination Agreement. The Exchange and the other transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination.”

For more information on the Exchange, see the sections titled “The Business Combination Proposal,” and “The Business Combination Proposal—General Description of the Business Combination Transactions.”

Q: What will happen to AFAR’s Securities upon consummation of the Business Combination?

A: The AFAR Ordinary Shares and the AFAR Warrants are currently listed on Nasdaq under the symbols “AFAR” and “AFARW”, respectively. New Allrites intends to apply to list the New Allrites Ordinary Shares and New Allrites Warrants on Nasdaq under the symbols “[  ]” and “[ W],” respectively, upon the closing of the Business Combination. New Allrites will not have units traded following the closing of the Business Combination, at which time each AFAR Unit will have separated into its component securities.

While trading on Nasdaq is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that New Allrites Ordinary Shares or New Allrites Warrants will be listed on Nasdaq or it they are, that a viable and active trading market will develop. See “Risk Factors” for more information

Q: What equity stake will current AFAR stockholders and Allrites Shareholders hold in the Combined Company immediately after the Closing?

A: Upon consummation of the Business Combination (assuming, among other things, that 2,300,000 Public Shares are redeemed for aggregate redemption payments of $23.8 million, assuming an approximately $10.33 per share redemption price in connection with the Closing and the other assumptions described under the section with the heading “Frequently Used Terms — Share Calculations and Ownership Percentages”), (i) AFAR’s public shareholders are expected to own approximately 43.0% of the outstanding Combined Company Ordinary Shares, (ii) the Sponsor is expected to own approximately 14.0% of the outstanding Combined Company Ordinary Shares, and (iii) the Allrites’ shareholders are expected to own approximately 43.0% of the Combined Company Ordinary Shares.

These percentages assume, among other assumptions, that at, or in connection with, the Closing, (i) 2,300,000 Public Shares are redeemed for aggregate redemption payments of $23.8 million, assuming an approximately $10.33 per share redemption price in connection with the Business Combination, and (ii) an aggregate of shares of Combined Company Ordinary Shares are issued to former shareholders of Allrites in accordance with the Business Combination Agreement. If actual facts are different from these assumptions, the percentage ownership retained by the AFAR shareholders and Allrites shareholders in the Combined Company, and associated voting power, will be different.

If any of AFAR’s public shareholders exercise redemption rights in connection with the Closing, the percentage of the outstanding Combined Company’s Ordinary Shares held by AFAR’s public shareholders will decrease and the percentages of the outstanding Combined Company’s Ordinary Shares held by the Sponsor and by the Allrites shareholders will increase, in each case, relative to the percentage held if 2,300,000 Public Shares are redeemed.

If any of AFAR’s public shareholders, as of [__], 2023, redeem their Public Shares at Closing in accordance with the Current Charter but continue to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by them, based on the closing trading price per Public Warrant of $[__] as of [__], 2023 would be approximately $[__], regardless of the number of shares redeemed by Public Shareholders. Upon the issuance of the Combined Company Ordinary Shares in connection with the Business Combination, the percentage ownership of the Combined Company by AFAR’s public shareholders who do not redeem their Public Shares will be diluted. AFAR public shareholders that do not redeem their Public Shares in connection with the Business Combination will experience further dilution upon the exercise of Public Warrants that are retained after the Closing by redeeming AFAR public shareholders. The percentage of the total number of outstanding shares of Ordinary Shares that will be owned by AFAR public shareholders as a group will vary based on the number of Public Shares for which the holders thereof elect to have redeemed in connection with the Business Combination.

The following table illustrates varying ownership levels of the Combined Company immediately following the Business Combination:

	Scenario 1 Assuming Minimum Redemptions		Scenario 2 Assuming 25% Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
Allrites Shareholders	9,200,000	43.0%	9,200,000	44.2%
AFAR Public Shareholders	9,200,000	43.0%	8,625,000	41.4%
Initial Shareholders(1)	2,990,000	14.0%	2,990,000	14.4%
Total Ordinary Shares	21,390,000	100.0%	20,815,000	100.0%

	Scenario 3 Assuming 50% Redemptions		Scenario 4 Assuming 75% Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
Allrites Shareholders	9,200,000	51.3%	9,200,000	61.1%
AFAR Public Shareholders	5,750,000	32.1%	2,875,000	19.1%
Initial Shareholders(1)	2,990,000	16.6%	2,990,000	19.8%
Total Ordinary Shares	17,940,000	100.0%	15,065,000	100.0%

	Scenario 5 Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	%
Allrites Shareholders	9,200,000	75.5%
AFAR Public Shareholders	-	-%
Initial Shareholders(1)	2,990,000	24.5%
Total Ordinary Shares	12,190,000	100.0%

(1)	Initial Shareholders includes 115,000 Representative Shares owned by the underwriters in connection with AFAR’s initial public offering.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages” and, with respect to the determination of the “maximum redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q: How will the effective rate of underwriting discounts and commissions paid on capital raised in AFAR’s initial public offering and retained after the Business Combination be affected by redemptions?

A: AFAR sold 11,500,000 Units in its initial public offering, with investors paying $10.00 per Unit, representing gross initial public offering proceeds of $115,000,000. The underwriters in the initial public offering received $1,150,000 upon completion of the initial public offering and will receive an additional $4,025,000 upon consummation of the Business Combination, resulting in a 3.5% rate of underwriting discounts and commissions, which represents the underwriters’ total underwriting discounts and commissions as a percentage of gross initial public offering proceeds. However, to the extent there are redemptions, the effective rate of underwriting discounts and commissions paid by AFAR and borne indirectly by its non-redeeming shareholders will be higher after taking into account proceeds used to redeem the AFAR Shares of redeeming shareholders. For example, (i) assuming the 25% Redemption Scenario, where Public Shareholders would redeem 2,875,000 Class A Ordinary Shares, the effective rate of underwriting discounts and commissions paid by AFAR will increase to 1.3%, (ii) the 50% Redemption Scenario, where Public Shareholders would redeem 5,750,000 Class A Ordinary Shares, the effective rate of underwriting discounts and commissions paid by AFAR will increase to 2.0%, (iii) the 75% Redemption Scenario, where Public Shareholders would redeem 8,625,000 Class A Ordinary Shares, the effective rate of underwriting discounts and commissions paid by AFAR will increase to 3.8% and (iv) assuming the Maximum Redemption Scenario, the effective rate of underwriting discounts and commissions paid by AFAR will increase to ____%.

The cash fees paid to the underwriter in connection with the IPO will not be adjusted on the basis of the number of redemptions by Public Shareholders at the Closing. The following table illustrates the effective underwriter cash fee on a percentage basis for Public Shares at each redemption level identified below, based on 11,615,000 Public Shares outstanding.

	Minimum Redemptions	25% Redemption	50% Redemption	75% Redemption	Maximum Redemption
Unredeemed public shares (excluding shares underlying warrants)	9,200,000	8,625,000	5,750,000	2,875,000	0
Trust proceeds to Allrites	$96,228,851	$90,214,548	$60,143,032	$30,071,516	$0
Underwriter Cash Fee	$1,150,000	$1,150,000	$1,150,000	$1,150,000	$1,150,000
Effective Underwriter Cash Fee (%)	1.2%	1.3%	2.0%	3.8%	-%

Q: What are the U.S. Federal income tax consequences of the Business Combination to U.S. holders of AFAR Shares?

A: The following discussion is a summary of United States federal income tax considerations generally applicable to the ownership and disposition of the Ordinary Shares by a U.S. holder (as defined below) that holds the Ordinary Shares of AFAR as described in this offering and holds the Ordinary Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations and may be changed, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (for example, certain financial institutions, insurance companies, broker-dealers, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), investors who are not U.S. holders, investors who own (directly, indirectly, or constructively) 10% or more of the Company’s stock (by vote or value), investors that will hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, investors required to accelerate the recognition of any item of gross income with respect to the Ordinary Shares as a result of such income being recognized on an applicable financial statement, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States, alternative minimum tax, state, or local tax or any non-income tax (such as the U.S. federal gift or estate tax) considerations, or the Medicare tax on net investment income. Each U.S. holder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in the Ordinary Shares.

General

For purposes of this discussion, a “U.S. holder” is a beneficial owner of the Ordinary Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code or applicable United States Treasury regulations.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of the Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding the Ordinary Shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in the Ordinary Shares.

U.S. Federal income tax consequences of the Business Combination to holders of AFAR Shares

U.S. holders of AFAR shares who continue to hold their shares through the duration of the Business Combination are not expected to experience a tax consequence as a result of the Business Combination.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the PFIC rules discussed below, the gross amount of distributions made by us to you with respect to the ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is not an income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the ordinary shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, ordinary shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include the NYSE and the Nasdaq Stock Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our ordinary shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of a Sale or Other Disposition of Ordinary Shares

Subject to the PFIC rules discussed below, a U.S. holder will generally recognize capital gain or loss upon the sale or other disposition of Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. holder’s adjusted tax basis in such Ordinary Shares. Any capital gain or loss will be long-term if the Ordinary Shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gain of individuals and other non-corporate U.S. holders is generally eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations.

Passive Foreign Investment Company (“PFIC”) Consequences

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations, current and projected income and assets, and the composition of our income and assets we do not expect to be treated as a PFIC for the current taxable year or the foreseeable future under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of the ordinary shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of us being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our ordinary shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the ordinary shares.

If we are a PFIC for your taxable year(s) during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of such taxable year over your adjusted basis in such ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the ordinary shares are regularly traded on Nasdaq and if you are a holder of the ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold the ordinary shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such ordinary shares, including regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our ordinary shares, then such ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ordinary shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our ordinary shares when inherited from a decedent that was previously a holder of the ordinary shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our ordinary shares, or a mark-to-market election and ownership of those ordinary shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our ordinary shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those ordinary shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Q: What are the U.S. federal income tax consequences of exercising my redemption rights?

A: The following discussion assumes that any redemption of AFAR Class A Common Stock pursuant to the redemption provisions described in the section of this proxy statement/prospectus entitled “General Meeting of AFAR Shareholders — Redemption Rights” (a “Redemption”) is treated as a transaction that is separate from the other transactions contemplated by the Business Combination. Such treatment is not free from doubt, particularly if a U.S. Holder elects to redeem some, but not all, of the AFAR Class A Common Stock held by it immediately prior to the Business Combination. See “—U.S. Federal income tax consequences of the Business Combination to holders of AFAR Shares” above for more information. U.S. Holders are urged to consult their tax advisor regarding the tax consequences to them of electing to redeem some, but not all of their AFAR Class A Common Stock.

Redemption of AFAR Class A Common Stock

If a U.S. Holder elects to redeem some or all of his, her or its AFAR Class A Common Stock in a Redemption, the treatment of the transaction for U.S. federal income tax purposes will generally depend on whether the Redemption qualifies as sale of the AFAR Class A Common Stock under Section 302 of the Code taxable as described below under the heading “— Taxation of Redemptions Treated as Sale or Exchange of AFAR Class A Common Stock,” or as a distribution as described below under the heading “— Taxation of Redemptions Treated as Distributions.” Generally, whether a Redemption qualifies for sale or distribution treatment will depend largely on the total number of shares of AFAR’s stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning AFAR Warrants and taking into account any ownership in Allrites Class A Ordinary Shares and/or Allrites Warrants immediately after the Business Combination) relative to all of AFAR’s stock held or treated as held by the U.S. Holder immediately before such Redemption. A Redemption of AFAR Class A Common Stock generally will be treated as a sale of AFAR Class A Common Stock (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in AFAR or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only shares of AFAR’s stock actually owned by the U.S. Holder, but also shares of AFAR’s stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to shares of AFAR’s stock owned directly, shares of AFAR’s stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares of AFAR’s stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include AFAR Class A Common Stock which could be acquired pursuant to the exercise of any AFAR Warrants held by it (and, after the completion of the Business Combination, Allrites Class A Ordinary Shares which could be acquired by exercise of the Allrites Warrants). In order to meet the substantially disproportionate test, the percentage of AFAR’s outstanding voting stock (including the AFAR Class A Common Stock and Allrites Class A Ordinary Shares received in exchange therefor) actually and constructively owned by the U.S. Holder immediately following the Redemption of AFAR Class A Common Stock must, among other requirements, be less than 80% of the percentage of AFAR’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption (taking into account redemptions by other holders of AFAR Class A Common Stock). There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of AFAR’s stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of AFAR’s stock actually owned by the U.S. Holder are redeemed, and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, the U.S. Holder does not constructively own any other shares of AFAR’s stock and certain other requirements are met. A Redemption of AFAR Class A Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in AFAR. Whether a Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in AFAR will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the Redemption of AFAR Class A Common Stock generally will be treated as a distribution and the tax effects to a redeeming U.S. Holder will be as described below under “— Taxation of Redemptions Treated as Distributions.”

U.S. Holders of AFAR Class A Common Stock considering exercising their Redemption rights are urged to consult their tax advisors to determine whether the Redemption of their AFAR Class A Common Stock would be treated as a sale or as a distribution under the Code.

Taxation of Redemptions Treated as Sale or Exchange of AFAR Class A Common Stock

If any Redemption qualifies as a sale of AFAR Class A Common Stock (rather than a distribution with respect to such AFAR Class A Common Stock), a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the cash received in the Redemption of such AFAR Class A Common Stock and (ii) the U.S. Holder’s adjusted tax basis in such AFAR Class A Common Stock. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such AFAR Class A Common Stock exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Taxation of Redemptions Treated as Distributions

If a Redemption of AFAR Class A Common Stock is taxable as a distribution for U.S. federal income tax purposes, such distribution generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from AFAR’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of AFAR’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its AFAR Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the AFAR Class A Common Stock and will be treated as described above under “— Taxation of Redemptions Treated as Sale or Exchange of AFAR Class A Common Stock.” Amounts treated as dividends that AFAR pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations if the requisite holding period is satisfied. Under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to non-corporate U.S. Holders may constitute “qualified dividend income” that will be subject to tax at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to AFAR Class A Common Stock prevents a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

IF YOU ARE A HOLDER OF AFAR CLASS A COMMON STOCK CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Q: If I hold Warrants, what are the U.S. federal income tax consequences of my Warrants converting into New Allrites Warrants?

A: If the Exchange qualifies as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder, a U.S. holder whose Warrants automatically convert into New Allrites Warrants should not recognize gain or loss upon such exchange. In such case, a U.S. holder’s adjusted tax basis in the New Allrites Warrants received should be equal to the holder’s adjusted tax basis in the Warrants exchanged therefor, and the holding period of the New Allrites Warrants should include the holding period during which the Warrants exchange therefor were held by such holder. However, it is unclear whether the requirements of Section 368 of the Code can be satisfied.

If the Exchange qualifies as an exchange governed only by section 351 of the Code (and not by section 368 of the Code), a U.S. holder whose Warrants automatically convert into New Allrites Warrants should recognize gain or loss upon such exchange equal to the difference between the fair market value of the New Allrites Warrants received and such U.S. holder’s adjusted basis in its Warrants. A U.S. holder’s basis in its New Allrites Warrants received in the Business Combination should equal the fair market value of the New Allrites Warrants. A U.S. holder’s holding period in its New Allrites Warrants should begin on the day after the Business Combination.

For additional discussion of the U.S. federal income tax treatment of Warrants in connection with the Merger, see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — The Business Combination — Tax Consequences of the Business Combination.”

Q: How do the Public Warrants differ from the Private Warrants and what are the related risks to any holders of Public Warrants following the Business Combination?

A: The Private Warrants are identical to the Public Warrants in all material respects, except that the Private Warrants and any warrants underlying units issued to the Sponsor, officers and directors or their affiliates in payment of working capital loans made to AFAR or any permitted transferees, will not be redeemable by New Allrites and will be exercisable on a cashless basis, in each case so long as they are held by the initial purchasers of the Private Warrants or their permitted transferees. If such warrants are held by other holders, such warrants will be redeemable by New Allrites in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

Following the Business Combination, New Allrites may redeem the Public Warrants, prior to their exercise at a time that is disadvantageous to the holder, thereby significantly impairing the value of such warrants. New Allrites will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the New Allrites Ordinary Shares equals or exceeds $18.00 per share (subject to adjustment for share sub-divisions, share dividends, reorganizations and recapitalizations) for any 20 trading days within a 30 trading day period ending on the third trading business day prior to the date on which a notice of redemption is sent to the warrantholders and upon not less than 30 days’ prior written notice of redemption to each warrant holder. New Allrites will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares issuable upon exercise of such warrants is effective and a current prospectus relating to those New Allrites Ordinary Shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

If and when the Public Warrants become redeemable by New Allrites, if New Allrites has elected to require the exercise of Public Warrants on a cashless basis, New Allrites may not exercise its redemption right if the issuance of New Allrites Ordinary Shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue-sky laws or we are unable to effect such registration or qualification. New Allrites will use its best efforts to register or qualify such New Allrites Ordinary Shares under the blue-sky laws of the state of residence in those states in which the warrants were offered by us in the AFAR IPO. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

In the event New Allrites determines to redeem the Public Warrants, holders of redeemable warrants would be notified of such redemption as described in the Warrant Agreement. Specifically, in the event that New Allrites elects to redeem all of the redeemable warrants as described above, New Allrites will fix a date for the redemption (“Warrant Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by New Allrites not less than 30 days prior to the Warrant Redemption Date to the registered holders of the warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via New Allrites’ posting of the redemption notice to DTC. In each case, New Allrites may only call the New Allrites Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each holder, provided that holders will be able to exercise their New Allrites Public Warrants prior to the time of redemption and, at New Allrites’ election, any such exercise may be required to be on a cashless basis.

The closing price for the AFAR Class A Ordinary Shares as of [●], 2023 was $[●] and has never exceeded the $18.00 threshold that would trigger the right to redeem the Public Warrants following the Closing.

Q: Why is AFAR providing shareholders with the opportunity to vote on the Business Combination?

A: Pursuant to the Business Combination Agreement, the approval of the AFAR shareholders is a condition to Closing. In addition, under the AFAR Existing Articles, AFAR must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of AFAR’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business reasons and pursuant to Cayman law requirements, AFAR has elected to structure the Business Combination in such a way as to provide its shareholders with the opportunity to have their Public Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, AFAR is seeking to obtain the approval of its shareholders of the Business Combination Proposal in order to allow its Public Shareholders to effectuate Redemptions of their Public Shares in connection with the consummation of the Transactions. In addition to the Business Combination Proposal, the AFAR shareholders are being asked to vote upon the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal.

The Adjournment Proposal will only be presented to the holders of the issued and outstanding AFAR Ordinary Shares if the chairman of the Meeting deems it necessary or appropriate, including, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal.

Q: What conditions must be satisfied to complete the Business Combination?

A: Pursuant to the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation:

(i)	the representations and warranties of the respective parties being true and correct subject to the materiality standards contained in the Business Combination Agreement;

(ii)	material compliance by the parties of their respective pre-closing covenants and agreements, subject to the standards contained in the Business Combination Agreement;

(iii)	the approval by AFAR’s shareholders of the Business Combination;

(iv)	no governmental authority shall have enacted any law or order which has the effect of prohibiting the consummation of the Business Combination;

(v)	a Registration Statement on Form F-4 containing a prospectus and proxy statement (as amended or supplemented, the “Prospectus and Proxy Statement”) shall have been declared effective by the Securities and Exchange Commission (the “SEC”) and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Prospectus and Proxy Statement;

(vi)	the members of the post-Closing board of directors of the combined company shall have been elected or appointed as of the Closing in accordance with the requirements set forth in the Business Combination Agreement;

(vii)	approval of the Share Exchange Agreement;

(viii)	the effectiveness of certain restrictive covenants agreements with the Key Executives (as defined in the Business Combination Agreement);

(ix)	no objection be raised or any such objection which has been raised be addressed such that no member or creditor of Allrites, or other person to whom Allrites is under an obligation, would have the ability to delay or prevent the consummation of the Business Combination; and

(x)	the absence of any law (whether temporary, preliminary or permanent) or governmental order then in effect and which has the effect of making the Merger Closing or the Closing illegal or which otherwise prevents or prohibits the consummation of the Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial.

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal—The Business Combination Agreement.”

Q: How many votes do I have at the Meeting?

A: AFAR shareholders are entitled to one vote at the Meeting for each AFAR Share held of record as of [●], 2023, the Record Date for the Meeting (the “Record Date”). As of the close of business on the Record Date, there were [●] AFAR Shares outstanding. This includes AFAR Class A Ordinary Shares and AFAR Class B Ordinary Shares.

Q: Who is entitled to vote at the Meeting?

A: AFAR shareholders are entitled to one vote at the Meeting for each AFAR Ordinary Share held of record as of [●], 2023, the record date for the Meeting (the “Record Date”). As of the close of business on the Record Date, there were [●] AFAR Ordinary Shares issued and outstanding.

Q: What vote is required to approve the proposals presented at the Meeting?

A: The following votes are required for each proposal at the Meeting:

●	Business Combination Proposal—The approval of the Business Combination Proposal will require a Special Resolution as defined in the Existing AFAR Articles, which means a resolution passed by a majority of at least two-thirds (2/3) of the votes cast by those shareholders of AFAR who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

●	Articles Amendment Proposal—The authorization of the Articles Amendment Proposal will require a Special Resolution, which means a resolution which is passed by a majority of at least two-thirds of the votes cast by those shareholders of AFAR who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the Meeting.

●	Share Issuance Proposal—The approval of the Share Issuance Proposal will require an Ordinary Resolution, which means a resolution passed by a simple majority of the votes cast by those shareholders of AFAR who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the Meeting.

●	Incentive Plan Proposal—The approval of the Incentive Plan Proposal will require an Ordinary Resolution, which means a resolution passed by a simple majority of the votes cast by those shareholders of AFAR who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the Meeting.

●	Adjournment Proposal—The approval of the Adjournment Proposal will require an Ordinary Resolution, being a resolution passed by a majority of the votes which are cast by those shareholders of AFAR who are present, in person or by proxy, and vote thereupon at the Meeting.

For purposes of the Meeting, an abstention occurs when a shareholder attends the meeting and does not vote or returns a proxy with an “abstain” vote. If you are an AFAR shareholder that attends the Meeting and fails to vote on the Business Combination, Incentive Plan, Articles Amendment, Share Issuance or Adjournment Proposals, or if you respond to such proposals with an “abstain” vote, your failure to vote or “abstain” vote in each case will have no effect on the vote count for such Proposals.

AFAR’s Sponsor and officers and directors have agreed to vote their shares in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other Proposals being presented at the Meeting. As of [ ], 2023, the Sponsor and officers and directors held 2,875,000 AFAR Class B Ordinary Shares, which constitute approximately [ ]% of the issued and outstanding AFAR Ordinary Shares as of the Record Date. Moreover, the underwriters own an aggregate of 115,000 Representative Shares and it is expected that the underwriters will vote their shares in favor of all of the Proposals being presented at the Meeting.

Q: If I am a Unit holder, can I exercise Redemption rights with respect to my Units?

A: No. Holders of outstanding Public Shares must separate the underlying AFAR Class A Ordinary Shares and AFAR Warrants prior to exercising Redemption rights with respect to the Public Shares. If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, AFAR’s transfer agent, with written instructions to separate such Units into Public Shares and AFAR Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Units. See “How do I exercise my Redemption rights?” below. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your Public Shares, you must instruct such nominee to separate your Public Shares. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, AFAR’s transfer agent. Such written instructions must include the number of Public Shares to be split and the nominee holding such Public Shares. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant Public Shares and a deposit of an equal number of Public Shares and Public Warrants. As detailed in the following sentence, this must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Public Shares. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q: What constitutes a quorum at the Meeting?

A: A quorum shall be present at the Meeting if the holders of a majority of the issued and outstanding AFAR Shares entitled to vote at the Meeting are present in person or by proxy. If a quorum is not present within half an hour from the time appointed for the Meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the directors of AFAR may determine. As of the record date, AFAR Shares would be required to achieve a quorum.

Q: How do the insiders of AFAR intend to vote on the proposals?

A: The Sponsor and officers and directors beneficially owns and is entitled to vote an aggregate of approximately [14]% of the outstanding AFAR Shares as of the Record Date, assuming the Public Shareholders do not redeem their Public Shares beyond the Minimum Redemption Amount. The Sponsor is required by certain agreements to vote its securities in favor of the Business Combination Proposal, in favor of the Articles Amendment Proposal, in favor of the Share Issuance Proposal, in favor of the Incentive Plan Proposal and in favor of the Adjournment Proposal, if presented at the meeting.

As a result, in addition to shares held by the Sponsor, (i) assuming all AFAR Ordinary Shares are voted, AFAR would need [●]% of the outstanding AFAR Ordinary Shares to vote in favor to have the Business Combination Proposal approved, [●]% of the outstanding AFAR Ordinary Shares to vote in favor to have the Articles Amendment Proposal approved, [●]% of the outstanding AFAR Ordinary Shares to vote in favor to have the Share Issuance Proposal approved and [●]% of the outstanding AFAR Ordinary Shares to vote in favor to have the Incentive Plan Proposal approved; and (ii) assuming only the minimum of AFAR Ordinary Shares representing a quorum are voted, AFAR would need [●]% of the outstanding AFAR Ordinary Shares to vote in favor to have the Business Combination Proposal approved, [●]% of the outstanding AFAR Ordinary Shares to vote in favor to have the Articles Amendment Proposal approved, [●]% of the outstanding AFAR Ordinary Shares to vote in favor to have the Share Issuance Proposal approved and [●]% of the outstanding AFAR Ordinary Shares to vote in favor to have the Incentive Plan Proposal approved.

Q: What interests do AFAR’s Directors and Officers have in the Business Combination?

A: When considering the AFAR Board’s recommendation to vote in favor of approving the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal, AFAR shareholders should keep in mind that the Sponsor and AFAR’s directors and executive officers, have interests in such proposals that are different from, or in addition to (and which may conflict with), those of AFAR shareholders generally. These interests include, among other things, the interests listed below:

●	the fact that the Sponsor and AFAR’s directors and officers have agreed not to redeem any AFAR Class B Ordinary Shares held by them in connection with a shareholder vote to approve the proposed Business Combination;

●	the fact that the Sponsor paid an aggregate of $25,000 for the 2,875,000 AFAR Class B Ordinary Shares currently owned by the Sponsor, and such securities will have a significantly higher value after the Business Combination. As of [●], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $[●], based upon a closing price of $10.[●] per Public Share on the Nasdaq (and will have zero value if neither this Business Combination nor any other business combination is completed on or before the Final Redemption Date);

●	the fact that the Sponsor paid $5,000,000 to purchase an aggregate of 5,000,000 Private Warrants at a price of $1.00 per private placement warrant, each exercisable to purchase one AFAR Class A Ordinary Share at $11.50, subject to adjustment, and those warrants would be worthless—and the entire $5,000,000 warrant investment would be lost—if a Business Combination is not consummated by the Final Redemption Date. As of [●], 2023, the estimated fair value of the private placement warrants was $[●] (based on the unaudited condensed financial statements of AFAR as of [●], 2023, prepared in accordance with U.S. GAAP);

●	the fact that given the very low purchase price (of $25,000 in aggregate) that the Sponsor paid for the AFAR Class B Ordinary Shares, as compared to the price of the AFAR Shares sold in AFAR’s IPO and the substantial number of shares of AFAR Ordinary Shares that Sponsor will receive upon conversion of the AFAR Class B Ordinary Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the AFAR Ordinary Shares trade below the price initially paid for the AFAR Shares in the AFAR IPO and the Public Shareholders experience a negative rate of return following the completion of the Business Combination;

●	the fact that the Sponsor and AFAR’s directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any AFAR Shares (other than Public Shares) held by them if AFAR fails to complete an initial business combination by the Final Redemption Date. As a result of waiving liquidating distributions, if AFAR fails to complete an initial business combination by the Final Redemption Date, the Sponsor would lose $5,000,000 for the purchase of the Private Warrants, and $25,000 for the purchase of the AFAR Class B Ordinary Shares;

●	the fact that AFAR’s directors and officers have agreed to waive their redemption rights with respect to the AFAR Shares (other than Public Shares) held by them for no consideration;

●	the fact that, with respect to redemptions, holders of AFAR Class B Ordinary Shares may have different incentives than holders of AFAR Class A Ordinary Shares with respect to the completion of any proposed business combination and/or the exercise of a right to redeem. In particular, holders of AFAR Class B Ordinary Shares are not entitled to participate in any redemption with respect to such shares. The value of the AFAR Class B Ordinary Shares is dependent on the consummation of a business combination. In the event no business combination is consummated, the AFAR Class B Ordinary Shares would be rendered valueless. Holders of AFAR Class A Ordinary Shares, on the other hand, will ultimately be entitled to exercise redemption rights and receive the value of their redeemed shares even if a business combination is not completed. Therefore, the interests of holders of AFAR Class A Ordinary Shares and AFAR Class B Ordinary Shares may not be aligned. Holders of AFAR Class A Ordinary Shares should form their own independent views as to whether or not to redeem or whether or not to vote in favor of the business combination;

●	the fact that pursuant to the Registration Rights Agreement, the Sponsor can demand that AFAR register its registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that AFAR undertakes;

●	the continued indemnification of AFAR’s directors and officers and the continuation of AFAR’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

●	the fact that the Sponsor and AFAR’s officers and directors will lose their entire investment in AFAR and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by the Final Redemption Date;

●	the fact that the Sponsor and AFAR’s officers and directors will lose their entire investment in AFAR and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by the Final Redemption Date;

●	the fact that if the trust account is liquidated, including in the event AFAR is unable to complete an initial business combination by the Final Redemption Date, the Sponsor has agreed to indemnify AFAR to ensure that the proceeds in the trust account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which AFAR has entered into a letter of intent, confidentiality or other similar agreement or a business combination agreement or claims of any third party for services rendered or products sold to AFAR, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

●	the fact that the Sponsor (including its representatives and affiliates) and AFAR’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to AFAR. The Sponsor and AFAR’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to completing the Business Combination. Accordingly, if any of AFAR’s officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such Business Combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law.

The existence of financial and personal interests of one or more of AFAR’s directors or officers results in conflicts of interest on the part of such directors or officers between what he, she, or they may believe is in the best interests of AFAR and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, AFAR’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Q: I am an AFAR shareholder. Do I have redemption rights?

A: Yes. Pursuant to the Existing AFAR Articles, in connection with the completion of the Business Combination, holders of the Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Existing AFAR Articles. For illustrative purposes, as of [●], 2023, this would have amounted to approximately $10.[●] per share less any owed but unpaid taxes on the funds in the Trust Account. There are currently no owed but unpaid income taxes on the funds in the trust account. However, the proceeds deposited in the trust account could become subject to the claims of AFAR’s creditors, if any, which would have priority over the claims of AFAR shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. It is expected that the funds to be distributed to the Public Shareholders electing to redeem their shares shall be distributed promptly after the consummation of the Business Combination. If a holder exercises its redemption rights, then such holder shall be exchanging its AFAR Shares for cash. Such a holder shall be entitled to receive cash for his, her or its AFAR Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to AFAR’s transfer agent, Continental, two business days prior to the Extraordinary General Meeting. A holder of AFAR Shares, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), may not seek to have more than 15% of the aggregate shares redeemed without the consent of AFAR. The Existing AFAR Articles provide that the Business Combination shall not be consummated if, upon the consummation of the Business Combination, AFAR does not have at least $5,000,001 in net tangible assets after giving effect to the payment of amounts that AFAR shall be required to pay to redeeming shareholders upon consummation of the Business Combination. See the section titled “Extraordinary General Meeting of AFAR Shareholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q: Will how I vote affect my ability to exercise redemption rights?

A: No. You may exercise your redemption rights regardless of whether you vote or, if you vote, irrespective of whether you vote “FOR” or “AGAINST” the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal or the Adjournment Proposal. As a result, the Business Combination Agreement can be approved by shareholders who shall redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market for its stock, fewer shareholders and the potential inability to meet the Nasdaq listing standards. See also “What shall be the relative equity stakes of AFAR shareholders and the Allrites shareholders in New Allrites upon completion of the Business Combination?”

Q: How do I exercise my redemption rights?

A: If you are a Public Shareholder and wish to exercise your right to have your AFAR Shares redeemed, you must submit a written request to Continental, AFAR’s transfer agent, in which you (i) request that AFAR redeem all or a portion of your AFAR Shares for cash and (ii) identify yourself as the beneficial holder of the AFAR Shares and provide your legal name, phone number and address; and deliver your share certificates (if any) and other redemption forms (as applicable) to Continental, AFAR’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”)Holders must complete the procedures for electing to redeem their shares in the manner described above prior to on [●], 2023, two business days before the scheduled General Meeting in order for their shares to be redeemed.

The address of Continental, AFAR’s transfer agent, is listed under the question “Who can help answer my questions?” below.

If a public AFAR shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, AFAR will redeem such public shares for a per share price, payable in cash, equal to the pro rata portion of the amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to AFAR. For illustrative purposes, as of May 30, 2023, this would have amounted to approximately $10.44 per issued and outstanding share less any owed but unpaid taxes on the funds in the Trust Account. There are currently no owed but unpaid income taxes on the funds in the Trust Account. However, the proceeds deposited in the Trust Account could become subject to the claims of AFAR’s creditors, if any, which would have priority over the claims of AFAR shareholders. Therefore, the per share distribution from the Trust account in such a situation may be less than originally expected due to such claims. It is expected that the funds to be distributed to the Public Shareholders electing to redeem their shares shall be distributed promptly after the consummation of the Business Combination.

A holder of AFAR Shares, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), may not seek to have more than 15% of the aggregate shares redeemed without the consent of AFAR. Under the Existing AFAR Articles, the Business Combination may not be consummated if AFAR has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all public shares properly demanded to be redeemed by holders of AFAR Shares.

Any request for redemption, once made by a holder of shares, may not be withdrawn once submitted to AFAR unless the AFAR Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may or may not do in whole or in part).

Any corrected or changed written exercise of redemption rights must be received by Continental, AFAR’s transfer agent, prior to the vote taken on the Business Combination Proposal at the Meeting. No request for redemption shall be honored unless the holder’s share certificates (if any) and other redemption forms (as applicable) have been delivered (either physically or electronically) to Continental, at least two business days prior to the vote at the Meeting.

See the section titled “Extraordinary General Meeting of AFAR Shareholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q: If I am a Warrant holder, can I exercise Redemption rights with respect to my Warrants?

A: No. The holders of AFAR Warrants have no Redemption rights with respect to such securities. If holders redeem their Public Shares at Closing but continue to hold any New Allrites Public Warrants after the Closing, the aggregate value of the New Allrites Public Warrants that may be retained by them, based on the closing trading price per Public Warrant as of [ ], 2023, would be approximately $[ ] regardless of the amount of redemptions by the Public Shareholders.

Q: What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal and exercise their redemption rights?

A: The Public Shareholders may vote in favor of the Business Combination, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of redemption by AFAR shareholders. The Existing AFAR Articles provide that the Business Combination shall not be consummated if, upon the consummation of the Business Combination, AFAR does not have at least $5,000,001 in net tangible assets after giving effect to the payment of amounts that AFAR shall be required to pay to redeeming shareholders upon consummation of the Business Combination. However, the Sponsor has agreed not to redeem its shares. In the event of significant redemptions, with fewer shares and fewer AFAR shareholders, the trading market for New Allrites Ordinary Shares may be less liquid than the market for AFAR Shares was prior to the Business Combination. In addition, in the event of significant redemptions, New Allrites may not be able to meet the Nasdaq listing standards.

Q: Do I have appraisal or dissenters’ rights if I object to the proposed Business Combination?

A: Public AFAR shareholders who hold AFAR Class A Ordinary Shares do not have appraisal or dissenters’ rights in connection with the Business Combination under the laws of the Cayman Islands. Holders have a redemption right as further described in this proxy statement/prospectus. See “Extraordinary General Meeting of AFAR Shareholders—Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Q: What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A: Of the net proceeds of the AFAR IPO (including the net proceeds of the underwriters’ exercise of their over-allotment option) and simultaneous private placements, a total of $117,300,000 was placed in the trust account immediately following the AFAR IPO. After consummation of the Business Combination, the funds in the trust account shall be released to pay holders of the AFAR Shares who exercise redemption rights and to pay fees and expenses incurred in connection with the Business Combination with Allrites (including fees of an aggregate of approximately $1,150,000 to certain underwriters in connection with the IPO). Any remaining funds shall remain on the balance sheet of New Allrites after Closing in order to fund New Allrites’ existing operations and support new and existing growth initiatives.

Q: What happens if the Business Combination is not consummated?

A: If AFAR does not complete the Business Combination with Allrites (or another initial business combination) within 15 months from the closing of AFAR’s IPO, or July 18, 2023, AFAR may, by resolution of the AFAR Board if requested by its Sponsor, extend the period of time to consummate a business combination up to two times, each by an additional three months (for a total of up to 21 months, or until January 18, 2024), subject to the Sponsor depositing additional funds into the Trust Account (or such later date as may be approved by AFAR shareholders) (such date the “Final Redemption Date”), AFAR must redeem 100% of the public AFAR Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then-outstanding public AFAR Shares.

Q: When do you expect the Business Combination to be completed?

A: The Business Combination is expected to be consummated promptly following the satisfaction, or waiver, of the conditions precedent to Closing set forth in the Business Combination Agreement, including the approval of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal by the holders of AFAR Ordinary Shares. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing.” However, there can be no assurance that such conditions will be satisfied or waived or that the Business Combination will occur.

Q: What else do I need to do now?

A: AFAR urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination shall affect you as a shareholder of AFAR. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q: How do I attend the Extraordinary General Meeting?

A: The Extraordinary General Meeting shall be held at [time] [a.m./p.m.] Eastern time, on [●], 2023 at the offices of [●] located at [●], United States and virtually at [●]. If you are a holder of record of AFAR Shares on the record date, you shall be able to attend the Extraordinary General Meeting online and vote during the Extraordinary General Meeting and examine the list of holders of record of AFAR Shares by visiting www.[●] and entering the control number on your proxy card, voting instruction form or notice included in your proxy materials. You may also attend the meeting telephonically by dialing +1 800-450-7155 (within the U.S. and Canada, toll-free) or +1 857-999-9155 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is [___________], but please note that you will not be able to vote or ask questions if you choose to participate telephonically. In light of public health concerns regarding COVID-19, virtual attendance is encouraged, and attendees of the physical meeting are required to adhere to the then prevailing COVID-19 measures and regulations implemented by the venue provider and state and local authorities, including, but not limited to, with respect to vaccination, mask-wearing and testing.

Q: Can I attend the Extraordinary General Meeting in person?

A: Yes. The Meeting will be held at [        ]. AFAR will also be hosting the Meeting via live webcast on the Internet. The Meeting will start at [        ] a.m. Eastern Time, on [        ], 2023. Any shareholder can listen to and participate in the Meeting live via the Internet at [___________] with the password of [        ].

Q: How do I vote?

A: If you are a holder of record of AFAR Shares on the record date, you may vote remotely at the Meeting or by submitting a proxy for the Meeting. The Extraordinary General Meeting shall be held at [●] AM Eastern time, on [●] 2023 at the offices of [●] located at [●], United States and virtually via live webcast at [●]. You shall be able to attend the Extraordinary General Meeting online and vote during the General Meeting by visiting [●] and entering the control number on your proxy card, voting instruction form or notice included in your proxy materials. Please note that you will not be able to vote or ask questions if you choose to participate telephonically. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote remotely, obtain a proxy from your broker, bank or nominee and a control number from Continental, available once you have received your proxy by emailing proxy@continentalstock.com.

Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A: No. As disclosed in this proxy statement/prospectus, your broker, bank or nominee cannot vote your shares on the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal or the Incentive Plan Proposal unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. If you are an AFAR shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal or the Adjournment Proposal. Such abstentions and broker non-votes will have no effect on the vote count for any of the Proposals.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. Shareholders may send a later-dated, signed proxy card to Continental at the address set forth below so that it is received by Continental prior to the vote at the Meeting or attend the Meeting by visiting _____________________, entering the control number on your proxy card and voting. Shareholders may also revoke their proxy by sending a notice of revocation to Continental, which must be received by Continental prior to the vote at the Meeting.

Q: What happens if I fail to take any action with respect to the Meeting?

A: If you fail to take any action with respect to the Meeting (or the related redemption of your shares), you shall continue to be a shareholder of New Allrites.

Q: What should I do if I receive more than one set of voting materials?

A: Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you shall receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you shall receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your AFAR Ordinary Shares.

Q: What happens if I sell my AFAR Shares before the Meeting?

A: The record date for the Meeting is earlier than the date of the Meeting and earlier than the date the Business Combination is expected to be completed. If you transfer your AFAR Shares after the applicable Record Date, but before the Meeting date, unless you grant a proxy to the transferee, you shall retain your right to vote at the Meeting.

Q: Who will solicit and pay the cost of soliciting proxies for the Meeting?

A: AFAR will pay the cost of soliciting proxies for the Meeting. AFAR has engaged Laurel Hill Advisory Group (“Laurel Hill”) to assist in the solicitation of proxies for the Meeting. AFAR has agreed to pay Laurel Hill a fixed fee of $[11,500], plus disbursements, and to reimburse Laurel Hill for its reasonable and documented costs and expenses, estimated to be approximately $[5,750] and to indemnify Laurel Hill and its affiliates against certain claims, liabilities, losses, damages and expenses. AFAR will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of AFAR Shares for their expenses in forwarding soliciting materials to beneficial owners of AFAR Shares and in obtaining voting instructions from those owners. AFAR’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q: Where can I find the voting results of the Extraordinary General Meeting?

A: The preliminary voting results will be announced at the Extraordinary General Meeting. AFAR will publish final voting results of the Extraordinary General Meeting in a Current Report on Form 8-K within four business days after the Extraordinary General Meeting.

Q: Who can help answer my questions?

A: If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact AFAR’s proxy solicitor as follows: Individuals call toll-free (tolls apply if calling from outside the United States): +1 (855) 414-2266. Banks and brokers call: +1 (855) 414-2266 Email: AFAR@laurelhill.com.

To obtain timely delivery, shareholders must request the materials no later than [●], 2023, or five business days prior to the Extraordinary General Meeting.

You may also obtain additional information about AFAR from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you are a holder of AFAR Shares and you intend to seek redemption of your shares, you shall need to deliver your shares (either physically or electronically) to AFAR’s transfer agent at the address below at least two business days prior to the Extraordinary General Meeting. If you have questions regarding the certification of your position or delivery of your shares for redemption, please contact AFAR’s transfer agent as follows:

Continental Stock Transfer & Trust Company One State Street Plaza, 30th Floor New York, NY 10004 Attention: SPAC Redemptions Email: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Extraordinary General Meeting, including the Business Combination, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that shall be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Proposal—The Business Combination Agreement.”

The Parties to the Business Combination

Allrites

Founded in 2017, Allrites is one of Asia’s leading Content-as-a-Service (CaaS) provider. Allrites supports the global film and TV ecosystem by enabling a more straightforward way to discover, buy, sell, and manage content rights. Allrites offers over 100,000 hours of TV and film content in more than 30 languages and dialects across more than 80 different genres and themes.

Allrites is a Singapore private company limited by shares. The mailing address of Allrites’ principal executive office is Claymore Connect, #01-11, 442 Orchard Rd., Singapore 238879, and its phone number is +65 81116336. Allrites’ corporate website address is www.Allrites.com. The information contained on, or that can be accessed through, Allrites’ website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus. After the consummation of the Business Combination, Allrites will become a wholly owned subsidiary of AFAR.

AFAR

AFAR is a blank check company incorporated on December 6, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Based on its business activities, AFAR is a “shell company,” as defined under the Exchange Act, because it has no operations and nominal assets consisting almost entirely of cash.

Before the completion of an initial business combination, any vacancy on the board of directors of AFAR may be filled by a nominee chosen by holders of a majority of AFAR’s Class B ordinary shares. In addition, before the completion of an initial business combination, holders of a majority of AFAR’s Class B ordinary shares may remove a member of the board of directors for any reason.

On April 18, 2022, AFAR consummated its initial public offering of 11,500,000 units, each consisting of one Class A Ordinary Share and one redeemable warrant, including the exercise in full of the underwriters 45-day option to purchase up to an additional 1,500,000 units, at $10.00 per unit, and a private placement with the Sponsor of 5,000,000 placement warrants to the Sponsor at a purchase price of $1.00 per Private Warrant. Each warrant entitles the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. Prior to the consummation of its initial public offering AFAR sold 2,875,000 Class B Ordinary Shares to the Sponsor for an aggregate purchase price of $25,000. Such Class B Ordinary Shares will automatically be converted into Class A Ordinary Shares on a one-for-one basis, subject to certain adjustments, upon the closing of the Business Combination.

Following the closing of AFAR’s initial public offering, an amount equal to $117,300,000 of the net proceeds from its initial public offering and a portion of funds raised from the placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 12 months or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of May 30, 2023, funds in the trust account totaled approximately $[120,031,079]. Except with respect to interest earned on the funds in the trust account that may be released to pay income taxes and up to $100,000 of interest that may be used for AFAR’s dissolution expenses, the funds held in the trust account will not be released from the trust account until the earliest of

(a) the completion of AFAR’s initial business combination, (b) the redemption of any public shares properly submitted in connection with a shareholder vote to amend AFAR’s Existing Articles (i) to modify the substance or timing of AFAR’s obligation to allow redemption in connection with AFAR’s initial business combination or certain amendments to AFAR’s Existing Articles prior thereto or to redeem 100% of AFAR’s public shares if AFAR do not complete its initial business combination within 15 months from the closing of AFAR’s IPO, or July 18, 2023, AFAR may, by resolution of the AFAR Board if requested by its Sponsor, extend the period of time to consummate a business combination up to two times, each by an additional three months (for a total of up to 21 months, or until January 18, 2024), subject to the Sponsor depositing additional funds into the Trust Account, or as extended by AFAR’s shareholders in accordance with the Existing AFAR Articles) or (ii) with respect to any other provision relating to shareholders’ rights or pre-business combination activity, and (c) the redemption of AFAR’s public shares if AFAR is unable to complete an initial business combination by the Final Redemption Date..

AFAR Units are traded on Nasdaq under the symbol “AFARU”, AFAR Class A Ordinary Shares are traded on Nasdaq under the symbol “AFAR” and AFAR Public Warrants are traded on Nasdaq under the symbol “AFARW”.

AFAR’s principal executive office is located at 1 Phillip Street, #09-00, Royal One Phillip, Singapore, 048692, and its telephone number is +65-3135-1511. AFAR’s corporate website address is https://www.aurafatprojects.com. AFAR’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

The Business Combination Proposal

On May 7, 2023, AFAR and Allrites entered into the Business Combination Agreement, pursuant to which, subject to the terms and conditions set forth therein, each Allrites Shareholder shall deliver to the Exchange Agent a Share Exchange Agreement and Pre-Emption Waiver Letter duly executed by that Shareholder, surrender all of his, her or its original certificates for the Allrites Shares, and deliver such other documents reasonably requested by AFAR and in exchange AFAR shall issue and cause the Exchange Agent to deliver to each Allrites Shareholder the amount of AFAR Class A Ordinary Shares that correspond to that Shareholder as provided under the terms of the Business Combination Agreement. Capitalized terms in this summary of the Business Combination Proposal not otherwise defined in this proxy statement/prospectus shall have the meanings ascribed to them in the Business Combination Agreement.

The Exchange and Share Recapitalization

The Business Combination Agreement provides that, among other things, each Allrites Share issued and outstanding immediately prior to the Effective Time (as defined in the Business Combination Agreement) shall be transferred to AFAR in exchange for the right of each Allrites Shareholder to receive, such number of newly issued AFAR Shares, as determined in accordance with the terms of the Business Combination Agreement (the “Exchange”).

Immediately prior to and contingent upon the Closing of the Business Combination, Allrites will effect a capital restructuring whereby (i) each then outstanding (A) Allrites restricted ordinary share, (B) Allrites non-voting share, and (C) Allrites preference share, will be converted into Company Ordinary Shares; and (D) Allrites option, will become vested and exercisable and will convert into Allrites Ordinary Shares, (ii) any retained shares (including the shares received from the exercise of all Allrites options) will be converted into Company Ordinary Shares, and (iii) each of the Allrites option holders will (a) exercise each of their options for Allrites Ordinary Shares and (b) retain such Allrites Ordinary Shares received upon exercise of the Options, as well as the remaining Allrites Ordinary

Shares (collectively, the “Allrites Share Recapitalization”). At the Effective Time, Allrites Shareholders shall be shareholders of AFAR and Allrites shall continue as a wholly owned Subsidiary of AFAR. Each Allrites Shareholder, upon receiving Exchange Consideration (as defined below), shall cease to have any other rights in and to Allrites.

For more information on the Exchange and the Business Combination Proposal, see the section titled “The Business Combination Proposal—The Business Combination Agreement—General Description of the Business Combination Transactions—The Exchange.”

Conditions to Closing

In addition to the approval of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal, unless waived by the parties to the Business Combination Agreement, the closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement. For more information about the closing conditions to the Business Combination, see the section titled “The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing.”

Related Agreements

Allrites Holders Support Agreement

Concurrently with the execution of the Business Combination Agreement, AFAR, Allrites and certain shareholders of Allrites entered into a voting support and lock-up agreement (the “Allrites Shareholder Support Agreement”). For more information, see the section titled “The Business Combination Proposal—Related Agreements.”

Sponsor Support and Lock-Up Agreement

Concurrently with the execution of the Business Combination Agreement, AFAR, the Sponsor and Allrites entered into a voting support and lock-up agreement (the “Sponsor Support Agreement”). For more information, see the section titled “The Business Combination Proposal—Related Agreements.”

Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement, AFAR, the Sponsor and certain shareholders of Allrites (the “Allrites Holders”) entered into a registration rights agreement (the “Registration Rights Agreement”), to be effective upon the closing of the Business Combination pursuant to which, among other things, New Allrites will agree to undertake certain resale shelf registration obligations in accordance with the U.S. Securities Act of 1933, as amended and the Sponsor and the Allrites Holders have been granted certain demand and piggyback registration rights. Additionally, New Allrites may enter into other registration rights agreements from time to time. See “Shares Eligible for Future Sale—Registration Rights.”

For more information, see the section titled “The Business Combination Proposal—Related Agreements.”

AFAR’s Board of Directors’ Reasons for the Approval of the Business Combination

AFAR was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more business entities. As described above, the AFAR Board sought to do so by using the networks and industry experience of both the Sponsor, the AFAR Board and AFAR management to identify and acquire one or more businesses.

In evaluating the transaction with Allrites, the AFAR Board consulted with its legal counsel and tax, accounting and other advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the Transactions contemplated thereby, including the Business Combination and the issuance of securities in connection therewith, are advisable and in the best interests of AFAR and (ii) to recommend that the AFAR shareholders adopt the Business Combination Agreement and approve the Business Combination and the other Transactions contemplated by the Business Combination Agreement, the AFAR Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination Agreement and the transactions contemplated thereby, the AFAR Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that the AFAR Board considered in reaching its determination and supporting its decision. The AFAR Board viewed its decision as being based on all of the information available and the factors presented to and considered by the AFAR Board. In addition, individual directors may have given different weight to different factors. The AFAR Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the reasons as set forth below. This explanation of AFAR’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

The members of the AFAR Board are well qualified to evaluate the Business Combination with Allrites. The AFAR Board and management collectively have extensive transactional experience, particularly in the software, analytics, internet, and technology sectors.

The AFAR Board considered a number of factors pertaining to the Business Combination Agreement and the transactions contemplated thereby. The following discussion of the information and factors considered by the AFAR Board of directors is not intended to be exhaustive. In particular, the AFAR Board considered the following reasons or made the following determinations, as applicable:

●	Allrites satisfies a number of acquisition criteria that AFAR had established to evaluate prospective business combination targets. The AFAR Board determined that Allrites satisfies a number of the criteria and guidelines that AFAR established at its initial public offering, including (i) operating in a large and growing total-addressable market, (ii) having a leading technology and proprietary IP highly relevant to the evolution of 5G and 6G use cases across multiple industries, (iii) having potential to deliver sustainable long-term top-line growth, (iv) operating in Southeast Asia and (v) providing an opportunity to partner with a world-class management team capable of scaling a business around the globe.

●	Favorable Prospects for Future Growth and Financial Performance. Current information and forecast projections from AFAR and Allrites’ management are favorable regarding (i) Allrites’ business, prospects, financial condition, operations, technology, products, offerings, management, competitive position, and strategic business goals and objectives, (ii) general economic, industry, regulatory, and technology market conditions, and (iii) opportunities and competitive factors within Allrites’ industry.

●	Compelling Valuation. The implied pro forma enterprise value in connection with the Business Combination of approximately $92 million, which the AFAR Board believes represents an attractive valuation relative to selected comparable companies in the Industrial Software and Vertical Software spaces. The public trading market valuations of more comparable companies (interpreted as providing high-value end-to-end capabilities to drive impact from data and prediction capabilities) implied 2023 projected multiples of enterprise value to revenue in the ranges of 7.4x to 15.3x respectively, based on publicly available market data as of April 2023. While there are no directly comparable companies across Southeast Asia or globally that provides end-to-end predictive maintenance solutions, the AFAR Board focused most closely on Industrial Software and Vertical Software for the comparable companies analysis (to the exclusion of other companies which only provide platform as a service offerings and no or only limited analytics and prediction) given the highly specialized industry capabilities of Allrites with the ability to expand the technology to other industry verticals. Given Allrites’ overall 2023 projected multiples of enterprise value to revenue (5.9x) was in line with leading companies in the Industrial Software and Vertical Software spaces, despite being projected to grow faster and with gross margins at the upper end of leading companies in those spaces, the AFAR Board believed the comparable companies analysis supported the valuation; however, given that none of the selected companies is exactly the same as Allrites, the AFAR Board believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable companies analysis. Accordingly, the AFAR Board also made qualitative judgments, based on its experience and judgment, concerning differences between the operational, business and financial characteristics of Allrites and the selected industry verticals that could affect the public trading values of each in order to provide a more holistic context in which to consider the results of the quantitative analysis.

The above discussion of the material factors considered by the AFAR Board is not intended to be exhaustive, but does set forth the principal factors considered by the AFAR Board. The AFAR Board conducted an overall analysis of the factors described above, including thorough discussions with AFAR’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination to approve the Business Combination and to recommend that AFAR’s shareholders approve the Business Combination.

In considering the determination by the AFAR Board that the Business Combination is advisable and fair to and in the best interests of AFAR and its shareholders, shareholders should be aware that certain AFAR directors and officers have arrangements that may cause them to have interests in the transaction that are different from, in addition to, or may conflict with the interests of AFAR shareholders generally. See the sections titled “Risk Factors”, “The Business Combination Proposal — Interests of AFAR’s Directors and Officers and Others in the Business Combination and “Beneficial Ownership of Securities” for more information and other risks. See also “Certain Projected Financial Information of Allrites.”

The Articles Amendment Proposal

The shareholders of AFAR will vote on a proposal relating to the adoption of the Amended AFAR Articles. Please see the section entitled “The Articles Amendment Proposal.”

The Share Issuance Proposal

The shareholders of AFAR will vote on a proposal relating to the issuance of 92,000,000 Class A Ordinary Shares of AFAR. Please see the section entitled “The Share Issuance Proposal.”

The Incentive Plan Proposal

The shareholders of AFAR will vote on a proposal relating to the adoption of the Equity Incentive Plan. Please see the section entitled “The Incentive Plan Proposal.”

The Adjournment Proposal

If, based on the tabulated vote, there are insufficient votes at the time of the Extraordinary General Meeting to authorize AFAR to consummate the Business Combination, AFAR’s board of directors may (and AFAR is required under the Business Combination Agreement to) submit a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. Please see the section entitled “The Adjournment Proposal.”

Date, Time and Place of General Meeting of AFAR shareholders

The Extraordinary General Meeting of the shareholders of AFAR shall be held at [●] AM, Eastern time, on [●], 2023 at the offices of [●] located at [●], United States and virtually via live webcast at [●] to consider and vote upon the Business Combination Proposal, the Articles Amendment Proposal, the Equity Incentive Proposal and if necessary, the Adjournment Proposal.

Voting Power; Record Date

Shareholders shall be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they owned AFAR Shares at the close of business on [●], 2023, which is the record date for the Extraordinary General Meeting. Shareholders shall have one vote for each AFAR Ordinary Share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Warrants do not have voting rights. On the record date, there were [●] AFAR Shares outstanding, of which [●] were held by the Sponsor and certain directors and advisors of AFAR.

Quorum and Vote of AFAR shareholders

A quorum of AFAR shareholders is necessary to hold a valid meeting. A quorum shall be present at the Extraordinary General Meeting if the holders of a majority of the outstanding shares entitled to vote at the Meeting are present in person or by proxy. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Meeting. The proposals presented at the Meeting shall require the following votes:

●	Pursuant to the Existing AFAR Articles, the approval of the Business Combination Proposal will require a special resolution as defined in the Existing AFAR Articles, which means a resolution passed by a simple majority of the votes cast by those AFAR shareholders who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

●	The approval of the Articles Amendment Proposal will require a special resolution, which means a resolution which is passed by a majority of at least two-thirds of the votes cast by those AFAR shareholders who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the Meeting.

●	The approval of the Share Issuance Proposal will require a general resolution, which means a majority of at least two-thirds of the votes which are cast by those AFAR shareholders who are present, in person or by proxy, and vote thereupon at the Meeting.

●	The approval of the Equity Incentive Proposal will require a general resolution, which means a resolution which is passed by a simple majority of the votes cast by those AFAR shareholders who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the Meeting.

●	The approval of the Adjournment Proposal if presented will require the consent of the meeting, which means a simple majority of the votes which are cast by those AFAR shareholders who are present, in person or by proxy, and vote thereupon at the Meeting.

●	An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Meeting.

Redemption Rights

Pursuant to the Existing AFAR Articles, a public AFAR shareholder may request of AFAR that AFAR redeem all or a portion of its AFAR Shares for cash if the Business Combination is consummated. As a holder of AFAR Shares, you will be entitled to receive cash for any AFAR Shares to be redeemed only if you:

(i)	hold AFAR Shares;

(ii)	submit a written request to Continental, AFAR’s transfer agent, in which you (a) request that AFAR redeem all or a portion of your AFAR Shares for cash, and (b) identify yourself as the beneficial holder of the AFAR Shares and provide your legal name, phone number and address; and

(iii)	deliver share certificates (if any) and other redemption forms (as applicable) to Continental, AFAR’s transfer agent, physically or electronically through The Depository Trust Company.

Holders of AFAR Shares must complete the procedures for electing to redeem their public shares in the manner described above prior to on [●], 2023 (two business days before the Extraordinary General Meeting) in order for their AFAR Shares to be redeemed.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares.

If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public AFAR shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, AFAR will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to AFAR. If a public AFAR shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “General Meeting of AFAR Shareholders—Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

A holder of AFAR Shares, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), may not seek to have more than 15% of the aggregate shares redeemed without the consent of AFAR. Under the Existing AFAR Articles, the Business Combination may not be consummated if AFAR has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all public shares properly demanded to be redeemed by holders of AFAR Shares.

Any request for redemption, once made by a holder of shares, may not be withdrawn once submitted to AFAR unless the Board of Directors of AFAR determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part).

No Appraisal or Dissenters’ Rights

Neither public AFAR shareholders who hold AFAR Class A Ordinary Shares nor AFAR warrant holders have appraisal or dissenters’ rights in connection with the Business Combination under the laws of the Cayman Islands. Public AFAR shareholders do, however, have a redemption right as further described in this proxy statement/prospectus. See “General Meeting of AFAR Shareholders—Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. AFAR has engaged Laurel Hill Advisory Group to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares at the Extraordinary General Meeting if it revokes its proxy before the Extraordinary General Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of AFAR Shareholders—Revoking Your Proxy.”

Interests of AFAR’s Directors and Officers in the Business Combination

When considering the AFAR Board’s recommendation to vote “FOR” the Business Combination Proposal, “FOR” the Articles Amendment Proposal, “FOR” the Share Issuance Proposal and “FOR” the Incentive Plan Proposal, AFAR shareholders should keep in mind that the Sponsor and AFAR’s directors and executive officers, have interests in such proposals that are different from, or in addition to (and which may conflict with), those of AFAR shareholders generally. These interests include, among other things, the interests listed below:

●	the fact that the Sponsor and AFAR’s directors and officers have agreed not to redeem any AFAR Class B Ordinary Shares held by them in connection with a shareholder vote to approve the proposed Business Combination;

●	the fact that the Sponsor paid an aggregate of $25,000 for the 2,875,000 AFAR Class B Ordinary Shares currently owned by the Sponsor, and such securities will have a significantly higher value after the Business Combination. As of [●], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $[●], based upon a closing price of $10.[●] per public share on the Nasdaq (and will have zero value if neither this Business Combination nor any other business combination is completed on or before the Final Redemption Date);

●	the fact that the Sponsor paid $5,000,000 to purchase an aggregate of 5,000,000 Private Warrants at a price of $1.00 per Private Warrant, each exercisable to purchase one AFAR Class A Ordinary Share at $11.50, subject to adjustment, and those warrants would be worthless—and the entire $5,000,000 warrant investment would be lost—if a Business Combination is not consummated by the Final Redemption Date. As of [●], 2023, the estimated fair value of the Private Warrants was $[●] (based on the unaudited condensed financial statements of AFAR as of [●], 2023, prepared in accordance with U.S. GAAP);

●	the fact that given the very low purchase price (of $25,000 in aggregate) that the Sponsor paid for the AFAR Class B Ordinary Shares as compared to the price of the AFAR Shares sold in AFAR’s IPO and the substantial number of shares of AFAR Ordinary Shares that Sponsor will receive upon conversion of the AFAR Class B Ordinary Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the AFAR Ordinary Shares trade below the price initially paid for the AFAR Shares in the AFAR IPO and the AFAR public shareholders experience a negative rate of return following the completion of the Business Combination;

●	the fact that the Sponsor and AFAR’s directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any AFAR Shares (other than public shares) held by them if AFAR fails to complete an initial business combination by the Final Redemption Date. As a result of waiving liquidating distributions, if AFAR fails to complete an initial business combination by the Final Redemption Date, the Sponsor would lose $5,000,000 for the purchase of the Private Warrants, and $25,000 for the purchase of the AFAR Class B Ordinary Shares;

●	the fact that AFAR’s directors and officers have agreed to waive their redemption rights with respect to the AFAR Shares (other than public shares) held by them for no consideration;

●	the fact that, with respect to redemptions, holders of AFAR Class B Ordinary Shares may have different incentives than holders of AFAR Class A Ordinary Shares with respect to the completion of any proposed business combination and/or the exercise of a right to redeem. In particular, holders of AFAR Class B Ordinary Shares are not entitled to participate in any redemption with respect to such shares. The value of the AFAR Class B Ordinary Shares is dependent on the consummation of a business combination. In the event no business combination is consummated, the AFAR Class B Ordinary Shares would be rendered valueless. Holders of AFAR Class A Ordinary Shares, on the other hand, will ultimately be entitled to exercise redemption rights and receive the value of their redeemed shares even if a business combination is not completed. Therefore, the interests of holders of AFAR Class A Ordinary Shares and AFAR Class B Ordinary Shares may not be aligned. Holders of AFAR Class A Ordinary Shares should form their own independent views as to whether or not to redeem or whether or not to vote in favor of the business combination;

●	the fact that pursuant to the Registration Rights Agreement, the Sponsor can demand that AFAR register its registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that AFAR undertakes;

●	the continued indemnification of AFAR’s directors and officers and the continuation of AFAR’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

●	the fact that the Sponsor and AFAR’s officers and directors will lose their entire investment in AFAR and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by the Final Redemption Date;

●	the fact that the Sponsor and AFAR’s officers and directors will lose their entire investment in AFAR and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by the Final Redemption Date;

●	the fact that if the trust account is liquidated, including in the event AFAR is unable to complete an initial business combination by the Final Redemption Date, the Sponsor has agreed to indemnify AFAR to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which AFAR has entered into a letter of intent, confidentiality or other similar agreement or a business combination agreement or claims of any third party for services rendered or products sold to AFAR, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

●	the fact that the Sponsor (including its representatives and affiliates) and AFAR’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to AFAR. The Sponsor and AFAR’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to completing the Business Combination. Accordingly, if any of AFAR’s officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such Business Combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law.

The Sponsor, each AFAR director and officers of AFAR have agreed to, among other things, vote all of their AFAR Shares in favor of the proposals being presented at the Extraordinary General Meeting and waive their redemption rights with respect to their AFAR Shares in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor, AFAR directors and certain advisors and affiliates of AFAR to whom the Sponsor has transferred AFAR Class B Ordinary Shares own approximately [●]% of the issued and outstanding AFAR Shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding AFAR or its securities, the Sponsor, Allrites, and/or AFAR’s or Allrites’ directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, Articles Amendment Proposal, Share Issuance Proposal or Incentive Plan Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Business Combination Proposal, Articles Amendment Proposal, Share Issuance Proposal or Incentive Plan Proposal. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of AFAR Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

If the Sponsor, Allrites, and/or AFAR’s or Allrites’ directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public AFAR shareholders who have already elected to exercise their redemption rights, then such selling shareholder would be required to revoke their prior elections to redeem their shares. The Sponsor, Allrites, and/or AFAR’s or Allrites’ directors, officers, advisors or respective affiliates may also purchase public shares from institutional and other investors who indicate an intention to redeem AFAR Shares, or, if the price per share of AFAR Shares falls below $10.00 per share, then such parties may seek to enforce their redemption rights. The above-described activity could be especially prevalent in and around the time of Closing.

The purpose of such share purchases and other transactions would be to (a) increase the likelihood Business Combination Proposal, Articles Amendment Proposal, Share Issuance Proposal or Incentive Plan Proposal are approved by the holders of the requisite number of shares as described herein and AFAR’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement; and (b) otherwise limit the number of public shares electing to redeem. The Sponsor, Allrites and/or AFAR’s or Allrites’ directors, officers, advisors or respective affiliates may also purchase shares from institutional and other investors for investment purposes.

Entering into any such arrangements may have a depressive effect on the AFAR Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a lower-than-market price and may therefore be more likely to sell the shares he, she, or they own, either at or before the Business Combination.

If such transactions are executed, then the Business Combination could be completed in circumstances where such consummation would not have otherwise occurred. Share purchases by the persons described above would allow them to exert more influence over approving the proposals to be presented at the Extraordinary General Meeting and would likely increase the chances that such proposals would be approved. AFAR will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Extraordinary General Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of AFAR’s officers and directors results in conflicts of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of AFAR and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, AFAR’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

In addition to the above, please see “Risk Factors—Risks Relating to AFAR and the Business Combination” and “Information Related to AFAR—Conflicts of Interest” for additional information on interests of AFAR’s directors and officers.

Recommendation to Shareholders

The AFAR Board believes that each of the Proposals to be presented at the Extraordinary General Meeting is fair to, and in the best interests of, AFAR and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Articles Amendment Proposal, “FOR” the Share Issuance Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented.

Certain Information Relating to AFAR

Emerging Growth Company

AFAR is an “emerging growth company” as defined in the JOBS Act. New Allrites will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which New Allrites has total annual gross revenue of at least $1.07 billion or (c) in which New Allrites is deemed to be a large accelerated filer, which means the market value of New Allrites Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of New Allrites’ prior second fiscal quarter, New Allrites has been subject to Exchange Act reporting requirements for at least 12 calendar months; and filed at least one annual report, and (ii) the date on which New Allrites issued more than $1.0 billion in non-convertible debt during the prior three-year period. New Allrites intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that New Allrites’ independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

Material Tax Consequences

United States

For a discussion of the material U.S. federal income tax considerations for holders of AFAR Class A Ordinary Shares with respect to the exercise of their redemption rights, see the section entitled “U.S. Holders — Redemption of Class A Ordinary Share” for additional information. The consequences of a redemption to any particular public shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, we urge you to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Singapore

For Singapore tax purposes, the Exchange is expected to be a tax-free transaction to Allrites and AFAR, and to Singapore-resident shareholders. Shareholders who are subject to tax outside Singapore should consult their own tax advisors to understand the tax implications of the Exchange.

For Singapore individual shareholders, on the basis these shareholders hold shares in Allrites as personal long-term investments, gains on the sale of shares in Allrites in exchange for shares in AFAR should not be subject to Singapore taxes. For Singapore corporate shareholders, gains recognized on the transfer of shares in Allrites should not be subject to tax where such gains are capital in nature or where conditions under Section 13W of the Singapore Income Tax Act applies (see discussion below in “Material Tax Considerations” for additional details).

There should also not be adverse Singapore tax implications on the issuance and subscription of shares in AFAR.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a capital reorganization, in accordance with GAAP. Under this method of accounting, AFAR will be treated as the “acquired” company for financial reporting purposes, and Allrites will be the accounting “acquirer”. This determination was primarily based on the assumption that:

●	Allrites’ current shareholders will hold a majority of the voting power of New Allrites post Business Combination if the current trend in redemptions continues;

●	Effective upon the Business Combination, the post-combination Board will consist of five (5) directors, a majority of which will be independent under Nasdaq requirements, including three (3) directors designated by Allrites, one (1) director designated by AFAR and one (1) independent director who will be mutually agreed upon by Allrites and AFAR;

●	Allrites’ operations will substantially comprise the ongoing operations of New Allrites;

●	Allrites is the larger entity in terms of substantive operations, operating history and employee base; and

●	Allrites’ senior management will comprise the senior management of New Allrites.

Regulatory Matters

The Business Combination Agreement and the transactions contemplated by the Business Combination Agreement are not subject to a closing condition that any additional federal, state or foreign regulatory requirement or approval be obtained, except for filings with the registrar of the Cayman Islands necessary to effectuate the transactions contemplated by the Business Combination Agreement and filings with ACRA in connection with the Exchange.

Risk Factor Summary

In evaluating the proposals to be presented at the Extraordinary General Meeting of the shareholders of AFAR, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors.”

The consummation of the Business Combination and the business and financial condition of New Allrites subsequent to the Closing are subject to numerous risks and uncertainties, including those highlighted in the section title “Risk Factors.” The occurrence of one or more of the events or circumstances described below, alone or in combination with other events or circumstances, may adversely affect AFAR’s ability to effect the Business Combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of AFAR prior to the Business Combination and that of New Allrites subsequent to the Business Combination. Such risks include, but are not limited to:

Summary of Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors.” Such risks include, but are not limited to the following risks.

Risks Related to AFAR, the Business Combination and New Allrites Operating as a Public Company

●	Uncertainties with respect to laws and regulations in the countries in which Allrites operates could adversely affect its business, financial condition and results of operations;

●	Allrites’ historical financial results and the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus may not be indicative of Allrites’ future consolidated results of operations or financial condition going forward, and the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus may not be indicative of what Allrites’ actual financial position or results of operations would have been;

●	The projected financial and operating information in this proxy statement/prospectus relies in large part upon assumptions and analyses developed by Allrites. If these assumptions or analyses prove to be incorrect, Allrites’ actual operating results may be materially different from its forecasted results;

●	The Business Combination Agreement remains subject to conditions that AFAR cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated;

●	The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes;

●	Our global business requires us to comply with laws and regulations in countries across the world and exposes us to international business risks that could adversely affect our business.

●	The effects of health epidemics, such as the recent global COVID-19 pandemic.

●	You will not be entitled to protections normally afforded to investors of many other blank check companies.

●	The ability of our public shareholders to exercise redemption rights with respect to a large number of our shares may not allow us to complete the most desirable business combination or optimize our capital structure.

●	We may not be able to complete an initial business combination within the period to consummate the initial business combination, in which case we would cease all operations except for the purpose of winding up and we would redeem our public shares and liquidate, in which case our public shareholders may only receive $10.15 per unit, or less than such amount in certain circumstances.

●	The ability of our public shareholders to exercise redemption rights with respect to a large number of our shares could increase the probability that our initial business combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

●	If we seek shareholder approval of our initial business combination, our initial shareholders, directors, executive officers, advisors and their respective affiliates may elect to purchase shares from public shareholders, which may influence a vote on a proposed business combination and reduce the public “float” of the AFAR Class A ordinary shares.

●	If a shareholder fails to receive notice of our offer to redeem our public shares in connection with our initial business combination or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

●	The Business Combination may not qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) or may be taxable under Section 367(a) of the Code, potentially causing U.S. investors who own AFAR Ordinary Shares and/or AFAR warrants to recognize gain or loss for U.S. federal income tax purposes.

●	Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

●	Subsequent to the completion of our initial business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.

●	We are dependent upon our executive officers and directors and their loss could adversely affect our ability to operate.

●	Our ability to successfully effect our initial business combination and to be successful thereafter will be totally dependent upon the efforts of our key personnel, some of whom may join us following our initial business combination. The loss of key personnel could negatively impact the operations and profitability of our post-combination business.

●	Past performance by our Sponsor and our management team including their, may not be indicative of future performance of an investment in us or in the future performance of any business that we may acquire.

●	Our management may not be able to maintain control of a target business after our initial business combination. Upon the loss of control of a target business, new management may not possess the skills, qualifications or abilities necessary to profitably operate such business.

●	The officers and directors of an acquisition candidate may resign upon completion of our initial business combination. The loss of a business combination target’s key personnel could negatively impact the operations and profitability of our post-combination business.

●	Our Sponsor paid an aggregate of $5,000,000, or approximately $1.00 per private warrant and $25,000, or approximately $0.009 per share, for 2,875,000 Class B ordinary shares, accordingly, you will experience immediate and substantial dilution from the purchase of the AFAR Class A ordinary shares.

●	Since our Sponsor paid only approximately $0.009 per share for Class B ordinary shares, our officers and directors could potentially make a substantial profit even if we acquire a target business that subsequently declines in value.

●	Since the Sponsor and AFAR’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of AFAR’s public shareholders, a conflict of interest may have existed in determining whether the Business Combination with Allrites is appropriate as AFAR’s initial business combination. Such interests include that the Sponsor will lose its entire investment in FAR if the business combination is not completed. The financial and other interests of the AFAR Board may have influenced the AFAR Board’s decision to approve the Business Combination.

●	AFAR did not obtain a third-party valuation or fairness opinion with respect to Allrites and consequently, shareholders have no assurance from an independent source that the price AFAR in paying in connection with the Business Combination is fair to AFAR from a financial point of view.

●	If third parties bring claims against AFAR, the proceeds in the trust account may be reduced and the per share redemption amount received by AFAR’s shareholders may be less than $10.00 per share.

●	The trading price of the post-combination company’s shares may be volatile and a market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of New Allrites Ordinary Shares.

●	There are risks to AFAR’s public shareholders who are not affiliates of the Sponsor of becoming shareholders of New Allrites through the Business Combination rather than acquiring securities of Allrites directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

●	The post-combination company may be subject to taxation related risk in multiple jurisdictions.

●	If securities or industry analysts publish reports that are interpreted negatively by the investment community or publish negative research reports about our business, our share price and trading volume could decline.

●	We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make the New Allrites Ordinary Shares less attractive to investors.

●	New Allrites will be a “foreign private issuer” and, as a result, will be permitted to rely on exemptions from certain stock exchange corporate governance standards applicable to U.S. issuers. This may afford less protection to holders of the New Allrites Ordinary Shares.

Risks Related to Allrites’ Business

●	We are significantly dependent on our monthly subscription revenues from our CaaS (Content as a Service) business model and, therefore, our results of operations could be negatively impacted if we are unable to enter into a sufficient number of new customer contracts and renew existing contracts at satisfactory margins.

●	We lack product and business diversification. Accordingly, our future revenues and earnings are more susceptible to fluctuations than a more diversified company.

●	Our operating results may fluctuate, and our operating results could be adversely affected by various factors such as a decrease in demand for streaming content, price changes in response to competitive factors and increases in content costs.

●	If we fail to effectively promote our brand, our business, financial condition and results of operations may be materially and adversely affected.

●	We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire qualified personnel in the future, our ability to improve our technology and services and implement our business objectives could be adversely affected.

●	Allrites is dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

●	We may be subject to claims, litigation or regulatory actions filed or pending by or against us, and any obligation to pay a judgment or damages could materially harm our business or financial condition.

●	Adverse publicity associated with our services could harm our reputation, financial condition and operating results.

●	We may not be able to develop new technology or services and as a result, our business and financial condition could be adversely affected.

●	Our operations may be disrupted for maintenance services or reasons beyond our control, which could adversely affect our business, financial condition and results of operations.

AFAR is also subject to risks, as set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended November 30, 2022, which was filed with the SEC on February 23, 2023 and incorporated by reference in this Proxy Statement/Prospectus. These risks and other risks are discussed in greater detail under the section titled “Risk Factors”. Shareholders are encouraged to read and consider all of these risks carefully.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements do not necessarily reflect what New Allrites’ financial condition or results of operations would have been had the Business Combination of Allrites occurred on the dates indicated. The unaudited pro forma condensed combined financial statements also may not be useful in predicting the future financial condition and results of operations of New Allrites. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Business Combination between AFAR and Allrites.

The following table sets out share ownership of New Allrites on a pro forma basis assuming Minimum Redemptions and Maximum Redemptions, respectively, and is based on Allrites Shares outstanding as of [●], 2023:

	Minimum Redemptions	%	25% Redemptions	%	50% Redemptions	%	75% Redemptions	%	Maximum Redemptions	%
AFAR Public Shareholders	9,200,000	43.0%	8,625,000	41.4%	5,750,000	32.0%	2,875,000	19.1%	-	0%
AFAR Sponsor’s Founder Shares	2,875,000	13.4%	2,875,000	13.8%	2,875,000	16.0%	2,875,000	19.1%	2,875,000	23.6%
Representative Shares	115,000	0.6%	115,000	0.6%	115,000	0.6%	115,000	0.7%	115,000	0.9%
Allrites Shareholders	9,200,000	43.0%	9,200,000	44.2%	9,200,000	51.3%	9,200,000	61.1%	9,200,000	75.5%
Total	21,390,000	100.0%	20,815,000	100.0%	17,940,000	100.0%	15,065,000	100.0%	12,186,500	100.0%

The following table sets out summary data derived from the unaudited pro forma condensed combined statement of financial position and the unaudited pro forma condensed combined statement of operations for the six months ended March 31, 2023 under the Minimum Redemption Scenario, the 25% redemption scenario, the 50% redemption scenario, the 75% redemption scenario and the Maximum Redemption Scenario. The summary unaudited pro forma condensed combined balance sheet as of June 30, 2022, gives effect to the Business Combination as if it had occurred on June 30, 2022. The summary unaudited pro forma condensed combined statement of operations for the year ended June 30, 2022, gives effect to the Business Combination as if it had occurred on July 1, 2021.

Pro Forma Combined
	Minimum Redemption Scenario	25% Redemption Scenario	50% Redemption Scenario	75% Redemption Scenario	Maximum Redemption Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended ---, 2022
Net loss
Net loss per share – basic and diluted
Weighted average shares outstanding – basic and diluted
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of ---, 2022
Total assets
Total liabilities
Total equity

COMPARATIVE HISTORICAL AND UNAUDITED
PRO FORMA COMBINED PER SHARE FINANCIAL INFORMATION

The following table sets forth summary historical comparative share information for AFAR and Allrites, respectively, and unaudited pro forma condensed combined per share information after giving effect to the Business Combination presented under two scenarios:

●	Scenario 1 — Assuming Minimum Redemptions: This presentation assumes that Public Shareholders of AFAR exercise their redemption rights with respect to only the Minimum Redemption Amount of 2,300,000 of their Public Shares upon consummation of the Business Combination;

●	Scenario 2 — Assuming Maximum Redemptions: This presentation assumes that AFAR Public Shareholders will exercise the Maximum Redemptions for 11,500,000 AFAR Class A Ordinary Shares or USD[----] million upon consummation of the Business Combination at a redemption price of approximately USD$10.[----] per share. The Maximum Redemption Amount reflects the maximum number of AFAR’s Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement and the assumption that AFAR’s Existing Organizational Documents are amended such that they will not be required to maintain a minimum net tangible asset value of at least $5,000,001 prior to or upon consummation of the Business Combination after giving effect to the payments to redeeming shareholders. This scenario includes all adjustments contained in the “Minimum Redemptions” scenario and presents additional adjustments to reflect the effect of the Maximum Redemptions.

This information is only a summary and should be read in conjunction with the historical financial statements of AFAR and Allrites and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of AFAR and Allrites is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined loss per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the period presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of AFAR and Allrites would have been had the companies been combined during the period presented.

Pro Forma Combined
Six Months Ended -----, 2022 (S$)	Allrites (Historical)	AFAR (Historical)	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Net income/(loss)	$	$	$	$
Shareholders’ equity (deficit)	$	$	$	$
Shareholders’ equity (deficit) per share – basic and diluted	$	$	$	$
Cash dividends	$	$	$	$
Weighted average shares – basic and diluted
Net loss per share – basic and diluted	$	$	$	$

Shareholders’ equity per share = total equity/shares outstanding

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes statements that express AFAR’s and Allrites’ opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this proxy statement/prospectus and include statements regarding AFAR’s and Allrites’ intentions, beliefs or current expectations concerning, among other things, the Business Combination, the benefits and synergies of the Business Combination, including anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which Allrites operates, and statements regarding Allrites’ business plans and growth expectations, as well as any information concerning possible or assumed future results of operations of the combined company after the consummation of the Business Combination (“New Allrites”).

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting AFAR and Allrites. Factors that may impact such forward-looking statements include:

●	The development of the established, emerging and evolving markets in which Allrites operates, including the risk that such markets may develop more slowly or differently than we expect;

●	The benefits anticipated from the Business Combination may not materialize;

●	The ability of AFAR and Allrites to consummate any financing concurrently with the consummation of the Business Combination or otherwise in the future;

●	Allrites’ and New Allrites’ ability to manage their future growth;

●	Developments related to the COVID-19 pandemic, including, among others, with respect to stay-at-home orders, social distancing measures, the success of vaccine rollouts, numbers of COVID-19 cases and the occurrence of new COVID-19 strains that might evade existing control measures and lead to the worsening or extension of adverse economic or movement control measures;

●	The regulatory environment and changes in laws, regulations, or policies in the jurisdictions in which Allrites operates;

●	Political instability in the jurisdictions in which Allrites operates affecting Allrites’ ability to achieve its business plans;

●	The ongoing impact of the Russian invasion of Ukraine on energy prices and the possibility that potential customers of Allrites may need to shift more of their spending to paying their energy costs, leaving them less likely to purchase Allrites’ solutions;

●	The overall economic environment and general market and economic conditions in the jurisdictions in which Allrites operates;

●	Allrites’ ability to offer additional content and launch additional services while continuing to innovate its technology and to compete effectively with respect to its competitors;

●	Anticipated technology trends and developments and Allrites’ ability to address those trends and developments with its solutions and applications;

●	The ability to protect information technology systems and platforms against security breaches (which includes physical and/or cybersecurity breaches either by external actors or rogue employees) or otherwise protect confidential information;

●	Man-made or natural disasters, including war, acts of international or domestic terrorism, civil disturbances, occurrences of catastrophic events and acts of God such as floods, earthquakes, wildfires, typhoons and other adverse weather and natural conditions that affect Allrites’ business or assets;

●	The inability to recruit or retain personnel with the necessary skills to operate and grow Allrites’ business;

●	The loss of key personnel and the inability to replace such personnel on a timely basis or on acceptable terms;

●	Exchange rate fluctuations;

●	Changes in interest rates or rates of inflation;

●	Tax laws and the interpretation and application thereof by tax authorities in the jurisdictions where Allrites operates;

●	The number and percentage of AFAR shareholders voting against the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, and/or the Incentive Plan Proposal, and/or seeking redemption;

●	The occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement; and

●	The other risks and uncertainties discussed in this proxy statement/prospectus.

The forward-looking statements contained in this proxy statement/prospectus are based on AFAR’s and Allrites’ current expectations and beliefs concerning future developments and their potential effects on the Business Combination and New Allrites. There can be no assurance that future developments affecting AFAR and/or Allrites will be those that AFAR or Allrites has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond either AFAR’s or Allrites’ control or could be anticipated and disclosed herein) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. AFAR and Allrites will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before an AFAR shareholder grants its proxy, instructs how its vote should be cast or votes on the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal, or the Adjournment Proposal, or an Allrites shareholder enters into a Share Exchange Agreement, he, she, or it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect AFAR, Allrites, and/or New Allrites.

Summary of Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors.” Such risks include, but are not limited to:

●	Our global business requires us to comply with laws and regulations in countries across the world and exposes us to international business risks that could adversely affect our business.

●	The effects of health epidemics, such as the recent global COVID-19 pandemic.

●	The requirement that we complete an initial business combination within the period to consummate the initial business combination may give potential target businesses leverage over us in negotiating a business combination and may limit the time we have in which to conduct due diligence on potential business combination targets as we approach our dissolution deadline, which could undermine our ability to complete our initial business combination on terms that would produce value for our shareholders.

●	The ability of our public shareholders to exercise redemption rights with respect to a large number of our shares may not allow us to complete the most desirable business combination or optimize our capital structure.

●	We may not be able to complete an initial business combination within the period to consummate the initial business combination, in which case we would cease all operations except for the purpose of winding up and we would redeem our public shares and liquidate, in which case our public shareholders may only receive $10.15 per unit, or less than such amount in certain circumstances.

●	The ability of our public shareholders to exercise redemption rights with respect to a large number of our shares could increase the probability that our initial business combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

●	If we seek shareholder approval of our initial business combination, our initial shareholders, directors, executive officers, advisors and their respective affiliates may elect to purchase shares from public shareholders, which may influence a vote on a proposed business combination and reduce the public “float” of our Ordinary Shares.

●	If a shareholder fails to receive notice of our offer to redeem our public shares in connection with our initial business combination or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

●	The Business Combination may not qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended or may be taxable under Section 367(a) of the Code, potentially causing U.S. investors who own AFAR shares and/or AFAR warrants to recognize gain or loss for U.S. federal income tax purposes.

●	Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

●	Subsequent to the completion of our initial business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.

●	We are dependent upon our executive officers and directors and their loss could adversely affect our ability to operate.

●	Our ability to successfully effect our initial business combination and to be successful thereafter will be totally dependent upon the efforts of our key personnel, some of whom may join us following our initial business combination. The loss of key personnel could negatively impact the operations and profitability of our post-combination business.

●	Past performance by our Sponsor and our management team including their, may not be indicative of future performance of an investment in us or in the future performance of any business that we may acquire.

●	Our management may not be able to maintain control of a target business after our initial business combination. Upon the loss of control of a target business, new management may not possess the skills, qualifications or abilities necessary to profitably operate such business.

●	The officers and directors of an acquisition candidate may resign upon completion of our initial business combination. The loss of a business combination target’s key personnel could negatively impact the operations and profitability of our post-combination business.

●	Since our Sponsor paid only approximately $0.009 per share for Class B ordinary shares, our officers and directors could potentially make a substantial profit even if we acquire a target business that subsequently declines in value.

●	The financial and other interests of AFAR’s board of directors may have influenced AFAR’s board of directors’ decision to approve the Business Combination.

●	AFAR did not obtain a third-party valuation or fairness opinion with respect to Allrites and consequently, shareholders have no assurance from an independent source that the price AFAR in paying in connection with the Business Combination is fair to AFAR from a financial point of view.

●	If third parties bring claims against AFAR, the proceeds in the trust account may be reduced and the per share redemption amount received by AFAR’s shareholders may be less than $10.00 per share.

●	The trading price of the post-combination company’s shares may be volatile.

●	The post-combination company may be subject to taxation related risk in multiple jurisdictions.

●	We have been growing rapidly and expect to continue to invest in our growth for the foreseeable future. If we are unable to manage our growth effectively, our revenue and profits could be adversely affected.

●	Certain judgments against the post-combination company may not be enforceable because it was formed outside the United States.

We are also subject to risks, as set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2022, which was filed with the SEC on February 23, 2023 and incorporated by reference in this Proxy Statement/Prospectus. These risks and other risks are discussed in greater detail under the section titled “Risk Factors”. Shareholders are encouraged to read and consider all of these risks carefully.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before, if you are an AFAR shareholder, you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus or, if you are an Allrites shareholder, whether to enter into a Share Exchange Agreement and/or an Unvested Restricted Share Amendment. Certain of the following risk factors apply to the business and operations of Allrites and will also apply to the business and operations of New Allrites following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect AFAR’s and Allrites’ ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, financial condition, results of operations, prospects, and trading price of New Allrites following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by AFAR and Allrites, which later may prove to be incorrect or incomplete. New Allrites, AFAR and Allrites may face additional risks and uncertainties that are not presently known or that AFAR and Allrites currently deem immaterial but that may also ultimately have an adverse effect on AFAR, Allrites, and/or New Allrites.

Risks Related to Our Financial Condition

We have a limited operating history on which you can evaluate our business and prospects.

We have a limited operating history on which you can evaluate our business and our prospects. The likelihood of success of our business plan must be considered in light of the risks, substantial expenses, difficulties, complications and delays frequently encountered in connection with developing and expanding early-stage businesses and the competitive environment in which we operate.

Potential investors should carefully consider the risks and uncertainties that a company with a limited operating history will face. In particular, potential investors should consider that we cannot assure you that we will be able to, among other things:

●	successfully implement or execute our current business plan, and we cannot assure you that our business plan is sound;

●	attract and retain experienced management and advisors;

●	secure acceptance of our products and services within the industry;

●	raise sufficient funds in the capital markets or otherwise to effectuate our business plan; and

●	utilize the funds that we do have and/or raise in this offering or in the future to efficiently execute our business strategy.

If we cannot successfully execute any one of the foregoing, our business may not succeed and your investment will be adversely affected. We commenced our operations in 2017. Our relatively limited operating history makes it difficult to evaluate our current business and prospects, and to plan for our anticipated future growth. As a result of our limited operating history, our ability to accurately forecast our future results of operations is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. Our historical revenue growth should not be considered indicative of our future performance.

Further, in future periods, our revenue growth could slow down or our revenue could decline for a number of reasons, including slowing demand for our offerings, increased competition, changes to technology, a decrease in the growth of our overall target markets, or our failure, for any reason, to continue to take advantage of growth opportunities. We have also encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly-changing industries, such as the risks and uncertainties described below. If our assumptions regarding these risks and uncertainties and our future revenue growth are incorrect, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer.

Our recent growth may not be indicative of our future growth, and we may not be able to sustain our revenue growth rate in the future. Our growth also makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have experienced rapid growth since the inception of our operations. Our revenue increased by 26.8%, 26.7%, and 146.2%, respectively, during the years ended December 31, 2021, 2020, and 2019, in each case compared to the prior year. You should not, however, rely on the revenue growth of any prior period as an indication of our future performance. We cannot assure you that we will be able to manage our growth at the same rate as we did in the past or avoid any decline in the future. To maintain our growth, we need to attract more customers, expand the number of our channel partners, and hire more qualified research and development and Design Studio staff, among other things. Moreover, our current and planned staffing, systems, policies, procedures, and controls may not be adequate to support our future operations. To effectively manage the expected growth of our operations and personnel, we will also be required to refine our operational, financial, and management controls and reporting systems and procedures. If we fail to efficiently manage the expansion of our business, our costs and expenses may increase faster than we planned and we may not successfully attract a sufficient number of customers in a cost-effective manner, respond timely to competitive challenges, or otherwise execute our business plan. Our growth requires significant financial resources and will continue to place significant demands on our management. There is no guarantee that we will be able to effectively manage any future growth in an efficient, cost-effective, and timely manner, or at all. Our growth in a relatively short period of time is not necessarily indicative of results that we may achieve in the future. If we fail to effectively manage the growth of our business and operations, our reputation, results of operations, and overall business and prospects could be negatively impacted.

The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or our future results.

This proxy statement/prospectus contains projections and forecasts prepared by Allrites. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination or toward complying with SEC guidelines or IFRS. The projections and forecasts were prepared based on numerous variables and assumptions, which are inherently uncertain and may be beyond the control of Allrites and AFAR, and exclude, among other things, transaction-related expenses. Important factors that may affect actual results and results of Allrites’ operations following the Business Combination or that could lead to such projections and forecasts not being achieved include, but are not limited to, client demand for Allrites’ solutions and applications, an evolving competitive landscape, regulatory changes in a highly-regulated environment, successful management and retention of key personnel, unexpected expenses, and general economic conditions. While Allrites assumes responsibility for the accuracy and completeness of the projections and forecasts to the extent included in this proxy statement/prospectus, we caution you not to place undue reliance on the projections, as the projections may be materially different than actual results.

The projections and forecasts presented in this proxy statement/prospectus have been prepared by Allrites’ management. Investors and others should note that the projections and forecasts have not been independently verified or confirmed by AFAR or any third party. In particular, none of BF Borgers CPA PC nor Calabrese LLP, nor any independent accountants, have audited, reviewed, examined, compiled, or applied agreed-upon procedures with respect to the projections and forecasts, and none of them have expressed an opinion or any other form of assurance with respect to the projections and forecasts.

We have been growing rapidly and expect to continue to invest in our growth for the foreseeable future. If we are unable to manage our growth effectively, our revenue and profits could be adversely affected.

We have experienced rapid growth in a relatively short period of time. Our revenue increased by 221% and 191% in 2021 and 2022 We plan to continue to expand our operations and headcount significantly, and we anticipate that further significant expansion will be required. While we plan to ramp-up our indirect sales operations, our direct sales operations will need to increase as well as we continue to expand our operations into other countries and industries in the future, which will place additional demands on our resources and operations. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Sustaining our growth will place significant demands on our management as well as on our administrative, operational, and financial resources. To manage our growth, we must continue to improve our operational, financial, and management information systems and expand, motivate, and manage our workforce. If we are unable to manage our growth successfully without compromising our quality of service or our profit margins, or if new systems that we implement to assist in managing our growth do not produce the expected benefits, our revenue and profits could be harmed. Risks that we face in undertaking future expansion include:

●	effectively recruiting, integrating, training, and motivating a large number of new employees, including our direct sales force, while retaining existing employees, maintaining the beneficial aspects of our corporate culture, and effectively executing our business plan;

●	satisfying existing customers and attracting new customers;

●	successfully improving and expanding the capabilities of our software platform and introducing new solutions and applications;

●	expanding our channel partner ecosystem;

●	controlling expenses and investments in anticipation of expanded operations;

●	implementing and enhancing our administrative, operational, and financial infrastructure, systems, and processes;

●	addressing new markets; and

●	expanding operations into other countries.

We have incurred significant operating losses in the past, and we may not be able to generate sufficient revenue to be profitable, or to generate positive cash flow on a sustained basis. In addition, our revenue growth rate may decline.

We have incurred significant operating losses in the past and, as of December 31, 2022, had an accumulated deficit of $3,534,269. For the years ended December 31, 2022, and 2021, our operating losses were $1,457,550 and $860,158, respectively. We have incurred significant costs to license content and continue to pay royalties or minimum guarantees to content owners, publishers, and other copyright owners for such content. We cannot guarantee that we will generate sufficient revenue from our efforts to monetize our services, including our paid subscription service and our free or unpaid advertising supported service, to offset the cost of our content, these royalty expenses and our other operating costs. If we cannot successfully earn revenue at a rate that exceeds the operational costs, including royalty expenses and guarantee payments to the largest three music labels, associated with our service, we will not be able to achieve or sustain profitability or generate positive cash flow on a sustained basis.

Additionally, we also expect our costs to increase in future periods, which could negatively affect our future operating results and ability to achieve profitability. We expect to continue to expend substantial financial and other resources on:

●	securing top quality content from leading content owners, distributors, and aggregators, as well as the publishing rights to any underlying musical compositions;

●	creating new forms of original content;

●	our technology infrastructure, including website architecture, development tools, scalability, availability, performance, security, and disaster recovery measures;

●	research and development, including investments in our research and development team and the development of new features;
●	sales and marketing, including a significant expansion of our field sales organization;
●	international expansion to increase our member base, engagement, and sales;

●	capital expenditures, including costs related to our technology development; and
●	general administration, including legal and accounting expenses

These investments may not result in increased revenue or growth in our business. If we fail to continue to grow our revenue and overall business, our business, operating results, and financial condition would be harm

There is substantial doubt about our ability to continue as a going concern and if we are unable to generate significant revenue or secure additional financing, we may be unable to implement our business plan and grow our business.

We are a small and emerging media company that is in the process of rolling out a new business plan as our re-focused products and services have only recently been fully operational and ready for delivery to our customers. Allrites is a B2B marketplace platform where professional Buyers (e.g., streaming services, broadcasters) of content connect and transact with Creators and Distributors of content. The continuation of our business as a going concern is dependent upon the continued financial support from our current and potential shareholders. The Company’s primary source of operating funds since inception has been cash proceeds from debt and equity financing transactions. The ability of the Company to continue as a going concern is dependent upon its ability to generate sufficient revenue and its ability to raise additional funds by way of its debt and equity financing efforts. There can be no assurance that adequate financing will be available in a timely manner, on acceptable terms, or at all.

We believe that the net proceeds of this offering, together with our existing cash, will enable us to fund our operations for at least 12-36 months from the date of this prospectus, depending on the number of redemptions by the AFAR shareholders and New Allrites performance. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we expect.

There is uncertainty regarding our ability to grow our business or to continue as a going concern without additional financing. We have no agreements, commitments, or understandings to secure additional financing at this time. Our long-term future growth and success are dependent upon our ability to continue selling our services, generate cash from operating activities and obtain additional financing. We may be unable to continue selling our products and services, generate sufficient cash from operations, sell additional Ordinary Shares or borrow additional funds. Our inability to obtain additional cash could have a material adverse effect on our ability to grow our business to a greater extent than we can with our existing financial resources.

We will require additional capital to support business and objectives, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business and will require additional funds, in addition to the net proceeds from this offering, to respond to business challenges, including the need to develop new features or enhance our existing services, expand into additional markets around the world, improve our infrastructure, or acquire complementary businesses and technologies. Accordingly, we have in the past engaged, and may in the future engage, in equity and debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our shareholders, including investors in this offering, could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our Ordinary Shares. Any debt financing we secure in the future could also contain restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business, acquire or retain users, and to respond to business challenges could be significantly impaired, and our business may be harmed.

If few securities or industry analysts publish research or reports, or if they publish adverse or misleading research or reports, regarding us, our business or our market, our share price and trading volume could decline.

The trading market for our Ordinary Shares will be influenced by the research and reports that securities or industry analysts publish about us, our business or our market. If few securities or industry analysts commence coverage of us, the share price would be negatively impacted. Additionally, if any of the analysts who currently cover us or initiate coverage on us in the future issue adverse or misleading research or reports regarding us, our business model, our intellectual property, our share performance or our market, or if our operating results fail to meet the expectations of analysts, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Risks Related to Allrites’ Business and Industry

References in the following passage to “we,” “us,” “our,” “Allrites,” and the “company”, under this heading “Risks Related to Allrites’ Business and Industry” refer to Allrites Holdings Pte Ltd., a Singapore private company limited by shares only.

We operate in established, emerging and evolving markets, which may develop more slowly or differently than we expect. If our markets do not grow as we expect, or if we cannot expand our solutions and applications to meet the demands and evolving standard of these markets, our revenue may decline or fail to grow, and we may not be able to continue to operate profitably.

For example, the number of streaming video channels may decrease with consolidation. Alternatively, the taste in video formats may change dramatically from long form to short form snackable content from influencers and less from studios.

If our efforts to attract prospective customers and to retain existing customers and users of our services are not successful, our growth prospects and revenue will be adversely affected.

Our ability to grow our business and generate revenue depends on retaining, expanding, and effectively monetizing our customer base. To serve and maintain these customers we need to continuously add new film and TV titles and short form content to our catalogue. In addition, we must look at “originals” which will give us unique content that cannot be acquired from other sources. Complementing the content strategy is the technology development. We will develop deeper rights management, self-service and AI and data driven recommendation features.

Our ability to attract new customers and retain existing customers depends in large part on our ability to continue to offer leading technologies and products, compelling highly curated content, superior functionality, and an engaging user experience. As consumer tastes and preferences change on the Internet and with mobile devices and other internet-connected products, we will need to enhance and improve our existing services, introduce new services and features, and maintain our competitive position with additional technological advances and an adaptable platform. If we fail to keep pace with technological advances or fail to offer compelling product offerings and state-of-the-art delivery platforms to meet consumer demands, our ability to grow or sustain the reach of our services, attract and retain users, may be adversely affected.

In order to increase our customers, we will need to address a number of challenges, including:

●	providing users with a consistently high-quality and user-friendly experience;
●	continuing to be able to access and curate a catalog of content that consumers want to engage with on our services;
●	continuing to innovate and keep pace with changes in technology including the technology of our competitors including to keep ahead of gap between the current wave of digitization and the next wave of digitization, notably the metaverse; and

●	maintaining and building our relationships with the makers of content

Failure to overcome any one of these challenges could have a material adverse effect on our business, operating results, and financial condition.

Changes to our content and services could fail to attract traffic or fail to generate revenue.

We may introduce significant changes to our content. The success of our new content depends substantially on consumer tastes and preferences that change in often unpredictable ways. If this new content fails to engage traffic and advertisers, we may fail to generate sufficient revenue or operating profit to justify our investments, and our business and operating results could be adversely affected. In addition, we have launched and expect to continue to launch strategic initiatives, which do not directly generate revenue but which we believe will enhance our attractiveness to traffic and advertisers. In the future, we may invest in new content, products services and initiatives to generate revenue, but there is no guarantee these approaches will be successful or that the costs associated with these efforts will not exceed the revenue generated. If our strategic initiatives do not enhance our ability to monetize our existing content or enable us to develop new approaches to monetization, we may not be able to maintain or grow our revenue or recover any associated development costs and our operating results could be adversely affected.

We must operate our business in compliance with the licenses that we require to provide our services.

The provisions of certain of our license agreements may require consent to implement improvements to, or otherwise change, our services. We may not be able to obtain consent from our rights holders to add additional features and functionality to our services or our rights holders may be delayed in providing such consent, which may hinder our ability to be responsive to our users’ tastes and preferences and may make us less competitive with other services. For example, we may need to obtain consent of rights holders to add the ability for customers to interact with certain of our content. In many instances, improvements to the functionality of our services may require the consent of rights holders and, in some such instances, increases in fee payments to such rights holders. We cannot ensure that any such additional required fees will be on financially feasible terms for the Company and, as a result, we may be required to develop alternative options or forego functionality improvements to our services which could negatively impact our business and financial results.

If TV and film streaming develops more slowly than we expect, our operating results and growth prospects could be harmed. In addition, our future growth depends in part on the growth of TV and film streaming.

TV and film streaming is a relatively new over the past 10-15 years and is a rapidly evolving industry, making our business and prospects difficult to evaluate. The growth and profitability of this industry and the level of demand and market acceptance for our platform are subject to a high degree of uncertainty.

We lack product and business diversification. Accordingly, our future revenues and earnings are more susceptible to fluctuations than a more diversified company.

Our current primary business activities focus on agriculturally derive TV and film streaming. Because our focus is limited in this way, any risk affecting the TV and film streaming industry or TV and film content or rights could disproportionately affect our business. Our lack of product and business diversification could inhibit the opportunities for growth of our business, revenues and profits

We face and will continue to face competition with other media platforms to secure content rights.

We face competition from technology companies, analytics companies and traditional rights companies. Currently Allrites is the only company offering Content as a Service (CaaS”). We believe that companies with a combination of technical expertise, brand recognition, financial resources, and digital media experience also pose a significant threat of developing rights platforms and other distribution technologies. If known incumbents in the digital media or entertainment space choose to offer competing services, they may devote greater resources than we have available, have a more accelerated time frame for deployment, and leverage their existing user base and proprietary technologies to provide services that our users and advertisers may view as superior. Our current and future competitors may have higher brand recognition, more established relationships with content licensors and mobile device manufacturers, greater financial, technical, and other resources, more sophisticated technologies, and/or more experience in the markets in which we compete. Our current and future competitors may also engage in mergers or acquisitions with each other to combine and leverage their customers and audiences, making them larger and potentially providing them a competitive advantage in negotiations with counter parties or in marketing to potential customers that we also target. Our current and future competitors may innovate new features or introduce new ways of consuming or engaging with content that cause our users to use or switch to another product, which would negatively affect our user retention, growth, and engagement.

We depend upon third-party licenses for substantially all of the content we offer and an adverse change to, loss of, or claim that we do not hold necessary licenses may materially adversely affect our business, operating results, and financial condition.

To secure the rights to stream content, we enter into license agreements to obtain licenses from rights holders or their agents, and we pay royalties or other consideration to such parties or their agents. We cannot guarantee that our efforts to obtain all necessary licenses to provide content will be successful, nor that the licenses available to us now will continue to be available in the future at rates and on terms that are favorable or commercially reasonable or at all. The terms of these licenses, including the royalty rates that we are required to pay pursuant to them, may change as a result of changes in our bargaining power, the industry, laws and regulations, or for other reasons.

We require non-exclusive licenses on a per country basis from content creators and distributors. Typically, we would enter into multi-year agreements with the rights holder for their content. We would then exploit these rights through our CaaS business model, and the revenues generated are shared with the rights holders. We are dependent on those (rights holders) who provide the content that appears on our services complying with the terms and conditions of our license agreements. However, we cannot guarantee that rights holders or content providers will comply with their obligations, and such failure to do so may materially impact our business, operating results, and financial condition.

There is also no guarantee that we have all of the licenses we need to stream content, as the process of obtaining such licenses involves many rights holders, some of whom are unknown, and a myriad of complex legal issues across many jurisdictions, including open questions of law as to when and whether particular licenses are needed. Additionally, there is a risk that rights holders, creators, performers, writers and their agents, or societies, unions, guilds, or legislative or regulatory bodies will create or attempt to create new rights or regulations that could require us to enter into license agreements with, and pay royalties to, newly defined groups of rights holders, some of which may be difficult or impossible to identify.

Even when we are able to enter into license agreements with rights holders, we cannot guarantee that such agreements will continue to be renewed indefinitely. For example, from time to time, our license agreements with certain rights holders and/or their agents expire while we negotiate their renewals and, per industry custom and practice, we may enter into brief (for example, month-, week-, or even days-long) extensions of those agreements or provisional licenses and/or continue to operate on an at-will basis as if the license agreement had been extended, including by our continuing to make content available. During these periods, we may not have assurance of long-term access to such rights holders’ content, which could have a material adverse effect on our business and could lead to potential copyright infringement claims. It is also possible that such agreements will never be renewed at all. License agreements are generally restrictive as to how the licensed content is accessed, displayed, and manipulated, as licensors seek to protect the use of their content. In order to provide the highest level of services and best experience for our customers and end-users, we may from time to time seek expansion of our licenses to provide us with greater functionality of our services as it relates to the relevant content. The inability to expand our licenses, or the lack of renewal, or termination, of one or more of our license agreements, or the renewal of a license agreement on less favorable terms, could have a material adverse effect on our business, operating results, and financial condition.

We have no control over third-party providers of our content.

We rely on various rights holders, over whom we have no control, for the content we make available on our services. We cannot guarantee that these parties will always choose to license to us or license to us on terms that are acceptable to us. The film & television industry has a high level of concentration for content, which means that one or a small number of entities may, on their own, take actions that adversely affect our business. Our business may be adversely affected if our access to content is limited or delayed because of deterioration in our relationships with one or more of these significant rights holders or if they choose not to license to us for any other reason. In addition, rights holders also may attempt to take advantage of their market to seek onerous financial or other terms from us or otherwise impose restrictions that hinder our ability to further innovate our services and content offerings. This may be of particular concern in markets where local content is important and such local content is held by local major studios or even individual creators, making it difficult to obtain such local content at all or on economically favorable terms. As a result, the loss of rights to a major studio catalog would force us to take down a significant portion of popular repertoire in the applicable territory or territories, which would significantly disadvantage us in such territory or territories. As a result, our ability to continue to license rights to video content is subject to convincing a broad range of stakeholders of the value and quality of our services. To the extent that we are unable to license a large amount of content or the content of certain popular artists, our business, operating results, and financial condition could be materially harmed.

We are a party to many license agreements that are complex and impose numerous obligations upon us that may make it difficult to operate our business and provide all the functionality we would like for our services, and a breach of such agreements could adversely affect our business, operating results, and financial condition.

Many of our license agreements are complex and impose numerous obligations on us, including obligations to, among other things:

●

calculate and make payments based on complex royalty structures, which requires tracking usage of content on our services that may have inaccurate or incomplete metadata necessary for such calculation;

●	provide periodic reports on the exploitation of the content;

●	comply with certain service offering restrictions;

●	comply with certain marketing and advertising restrictions; and

●	comply with certain security and technical specifications.

Many of our license agreements grant the licensor the right to audit our compliance with the terms and conditions of such agreements. Some of our license agreements also include steering, non-discrimination, and so-called “most favored nations” provisions, which require that certain material terms of such agreements are no less favorable than those provided in our agreements with any other similarly situated licensor. If triggered, these provisions could cause our payments or other obligations under those agreements to escalate substantially. Additionally, some of our license agreements require consent to undertake certain business initiatives and, without such consent, our ability to undertake or continue operating new business initiatives may be limited. This could hurt our competitive position.

If we materially breach any of these obligations or any other obligations set forth in any of our license agreements, or if we use content in ways that are found to exceed the scope of such agreements, we could be subject to monetary penalties, and/or rights holders could impede our business by withholding content, discounts, and bundle approvals and the rights to launch new service offerings, and could ultimately terminate our rights under such license agreements, any of which could have a material adverse effect on our business, operating results, and financial condition.

If we are not able to introduce new features or solutions successfully and to make enhancements to our existing solutions and applications, our business and results of operations could be adversely affected.

To attract new customers and keep our existing customers engaged, we must continuously introduce new solutions and applications and upgrade our existing offerings to meet their evolving preferences. It is difficult to predict the preferences of a particular customer or a specific group of customers. Changes and upgrades to our existing solutions may not be well received by our customers and their end users, and newly-introduced solutions may not achieve success as expected. For example, we may introduce predictive operations solutions or energy management solutions for data centers or industrial plants, for which we have little or no prior experience. Such efforts may require us to contribute a substantial amount of additional human capital and financial resources. We cannot assure you that any of such new solutions will achieve market acceptance or generate sufficient revenues to adequately compensate for the costs and expenses incurred pursuant to our development and promotion efforts. Enhancements and new solutions and applications that we develop may not be introduced in a timely or cost-effective manner, may contain errors or defects, or may not achieve the broad market acceptance necessary to generate significant revenue. If we fail to improve our existing solutions and introduce new ones in a timely or cost-effective manner, our ability to attract and retain customers may be impaired, and our financial performance and prospects may be adversely affected.

Despite positive revenue projections on the E&M industry, known and unknown risks such as flattening subscriber growth may materially adversely affect our business, operating results, and financial condition.

There is a great deal of spikiness underlying the smooth, linear revenue trend. Powerful forces are causing transformation and divergence. Like tectonic plates shifting, these forces have the ability to undermine established positions and create new rifts. But they can also forge vast new pools of revenues. As the world strives to move forward amid the continuing challenge of the COVID-19 pandemic, E&M industries are operating from new baseline. As business models shift to meet consumers where they spend their time (and money), several fault lines are opening up. Among those we explore are the fault lines that are developing:

●	Between companies and sectors expecting a return to the pre-COVID-19 status quo and those aggressively moving into the future;

●	Among the behaviors of customers in different demographics, countries and even regions within countries adapt to the post-pandemic behaviors of consumers;

●	Between perceived gatekeepers seeking to protect their markets and gatecrashers bent on upending the status quo competitors are facing the fact that streaming is entering a new era — one marked by shifting priorities;

●	Between the current wave of digitization and the next wave of digitization, notably the metaverse as key players across industries are experimenting in this emerging field;

●	Between market-specific regulators and global tech platforms; and

●	Among creators, distribution platforms and consumers.

Our international operations are subject to increased challenges and risks.

Our business and the conduct of our operations internationally requires considerable management attention and resources and is subject to the particular challenges of supporting a growing business in an environment of multiple languages, cultures, customs, legal and regulatory systems, alternative dispute systems and commercial markets. Operating internationally subjects us to new risks and may increase risks that we currently face, including risks associated with:

●	recruiting, integrating and retaining talented and capable employees in foreign countries and maintaining our company culture across all of our offices;

●	providing our content and operating across a significant distance, in different languages and among different cultures, including the potential need to modify our products, content and services to ensure that they are culturally relevant in different countries;

●	increased competition from local media companies and mobile applications which have expanded and may continue to expand their geographic footprint;

●	differing and potentially lower levels of user growth, user engagement and ad engagement in new and emerging geographic territories;

●	compliance with applicable foreign laws and regulations, including laws and regulations with respect to privacy, consumer protection and media freedom;

●	operating in jurisdictions that do not protect intellectual property rights to the same extent as the United States;

●	compliance with anti-bribery laws including, without limitation, compliance with the Foreign Corrupt Practices Act;

●	currency exchange rate fluctuations;

●	double taxation of our international earnings and potentially adverse tax consequences due to changes in the tax laws of the United States or the foreign jurisdictions in which we operate; and

●	higher costs of doing business internationally, including increased accounting, travel, infrastructure and legal compliance costs.

If we are unable to manage the complexity of our global operations successfully, our business, financial condition and operating results could be adversely affected.

If government regulations relating to the Internet or other areas of our business change, we may need to alter the manner in which we conduct our business and we may incur greater operating expenses.

We are subject to general business regulations and laws, as well as regulations and laws specific to the Internet, which may include laws and regulations related to user privacy, data protection, information security, consumer protection, payment processing, taxation, intellectual property, electronic contracts, Internet access and content restrictions. We cannot guarantee that we have been or will be fully compliant in every jurisdiction. Litigation and regulatory proceedings are inherently uncertain, and the laws and regulations governing issues such as privacy, payment processing, taxation and consumer protection related to the Internet continue to develop. For example, laws relating to the liability of providers of online services for activities of their subscribers and other third parties have been tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the advertisements posted or the content provided by subscribers.

We may be subject to a number of legal requirements and other obligations regarding privacy, security, and data protection, and any failure to comply with these requirements or obligations could have an adverse effect on our reputation, business, financial condition and operating results.

Various international laws and regulations govern the collection, use, retention, sharing and security of the data we receive from and about our subscribers and other individuals. The regulatory environment for the collection and use of data relating to individuals, including subscriber and other consumer data, by online service providers, content distributors, advertisers and publishers is unsettled internationally. Privacy groups and government bodies increasingly have scrutinized issues relating to the use, collection, storage, disclosure, and other processing of data, including data that is associated with personal identities or devices, and we expect such scrutiny to continue to increase. Government bodies and agencies have adopted or are considering adopting laws and regulations limiting, or laws and regulations regarding the collection, distribution, use, disclosure, storage, and security of certain types of information. In addition to government regulation, self-regulatory standards and other industry standards may legally or contractually apply to us, be argued to apply to us, or we may elect to comply with such standards or to facilitate compliance with such standards.

Laws and regulations may apply broadly to the collection, use, storage, disclosure and security of data that identifies or may be used to identify or locate an individual. Complying with the privacy laws, data protection, data localization or security may cause us to incur substantial operational costs or require us to modify our data handling practices. We also expect that there will continue to be new proposed laws and regulations concerning privacy, data protection and information security, and we cannot yet determine the impact such future laws, regulations and standards, or amendments to or re-interpretations of, existing laws and regulations, industry standards, or other obligations may have on our business. New laws and regulations, amendments to or re-interpretations of existing laws and regulations, industry standards, and contractual and other obligations may require us to incur additional costs and restrict our business operations.

Furthermore, the interpretation and application of laws, regulations, standards, contractual obligations and other obligations relating to privacy, data protection, and information security are uncertain, and these laws, standards, and contractual and other obligations may be interpreted and applied in a manner that is, or is alleged to be, inconsistent with our data management and processing practices, our policies or procedures, or the features of our platform. We may face claims or allegations that we are in violation of these laws, regulations, standards, or contractual or other obligations. We could be required to fundamentally change our business activities and practices or modify our platform or practices to address laws, regulations, or other obligations relating to privacy, data protection, or information security, or claims or allegations that we have failed to comply with any of the foregoing, which could have an adverse effect on our business. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to develop new features could be limited.

Increased regulation of data collection, use and distribution practices, including self-regulation and industry standards, changes in existing laws and regulations, enactment of new laws and regulations, increased enforcement activity, and changes in interpretation of laws and regulations, all could increase our cost of compliance and operation, limit our ability to grow our business or otherwise harm our business. Additionally, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of content publishers and advertisers may limit their use and adoption of, and reduce the overall demand for, our platform and advertising on our platform, and content publishers and advertisers may be at risk for violation or alleged violation of laws, regulations, and other standards relating to privacy, data protection, and information security relating to their activities on our platform. More generally, privacy, data protection, and information security concerns, whether or not valid, may inhibit market adoption of our platform, particularly in certain countries.

Any inability to adequately address privacy, data protection or security-related concerns, even if unfounded, or to successfully negotiate privacy, data protection or security-related contractual terms with content publishers, card associations, advertisers, or others, or to comply with applicable laws, regulations and other obligations relating to privacy, data protection, and security, could result in additional cost and liability to us, regulatory investigations and proceedings, and claims, litigation, and other liability involving governmental entities and private parties, damage to our reputation, and inhibit use of our platform by advertisers and sales of subscriptions to our platform, all of which could harm our business, reputation, financial condition, and results of operations.

We are subject to risks as a result of our dependence on information technology systems and reliance on third parties.

Our operations depend in part upon information technology, or IT, systems. Our IT systems are subject to disruption, damage, or failure from many sources, including computer viruses, security breaches, natural disasters, power loss, and defects in design. To date, we have not experienced any material losses relating to IT system disruptions, damage, or failure, but there are no assurances that we will not incur such losses in the future. Any of these and other events could result in IT systems failures, operational delays, production downtimes, destruction or corruption of data, security breaches, or other manipulation or improper use of our systems and networks.

Further, we are dependent on third party mobile networks such as those provided by major telecommunications companies to provide services. These third-party networks are controlled by third parties and are subject to compromise or failure. Extended disruptions of such networks could adversely affect our business and financial results.

We could suffer disruptions, outages, defects, and other performance and quality problems with our solutions or with the public cloud and internet infrastructure on which they rely.

Our business depends on our solutions and applications to be available without disruption. We have experienced, and may in the future experience, disruptions, outages, defects, and other performance and quality problems with our solutions and applications. We have also experienced, and may in the future experience, disruptions, outages, defects, and other performance and quality problems with the public cloud and internet infrastructure on which our solutions and applications rely. These problems can be caused by a variety of factors, including introductions of new functionality, vulnerabilities and defects in proprietary and open-source software, human error or misconduct, capacity constraints, and design limitations, as well as from internal and external security breaches, malware and viruses, ransomware, cyber events, denial or degradation of service attacks, or other security-related incidents.

Further, if our contractual and other business relationships with our public cloud providers are terminated, suspended, or suffer a material change to which we are unable to adapt, such as the elimination of services or features on which we depend, we could be unable to provide our solutions and applications and could experience significant delays and incur additional expense in transitioning customers to a different public cloud provider.

These issues will be an acute risk as we move to a software-as-a-service licensing model, as under that model our solutions will run on Allrites’ own infrastructure through which customers will access the software solutions they have subscribed for, instead of operating on the infrastructure of the customers or ultimate users of the software. Any disruptions, outages, defects, and other security performance and quality problems with our solutions and applications or with the public cloud and internet infrastructure on which they rely, or any material change in our contractual and other business relationships with our public cloud providers, could result in reduced use of our solutions and applications, increased expenses, including significant, unplanned capital investments and/or service credit obligations, and harm to our brand and reputation, any of which could have a material adverse effect on our business, financial condition, and results of operations.

If we fail to develop, maintain, and enhance our brand and reputation cost-effectively, our business and financial condition may be adversely affected.

We believe that developing, maintaining, and enhancing awareness and integrity of our brand and reputation in a cost-effective manner are important to achieving widespread acceptance of our solutions and applications and are important elements in attracting new customers and channel partners and maintaining existing customers and partners, each of which includes resellers. We believe that the importance of our brand and reputation will increase as competition in our market further intensifies. Successful promotion of our brand depends on the effectiveness of our marketing efforts, our ability to provide a reliable and useful solutions and applications at competitive prices, the perceived value of our solutions and applications, our ability to maintain our customers’ and partners’ trust, our ability to continue to develop additional functionality and use cases, and our ability to differentiate our solutions and applications and capabilities from competitive offerings. Brand promotion activities may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses we incur in building and maintaining our brand and reputation. We also rely on our customer base and existing channel partners in a variety of ways, including to give us feedback on our solutions and applications. If we fail to promote and maintain our brand successfully or to maintain loyalty among our customers and channel partners, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract new customers and partners or retain our existing customers and partners and our business and financial condition may be adversely affected. Any negative publicity relating to our employees, partners, or others associated with these parties may also tarnish our own reputation simply by association and may reduce the value of our brand. Damage to our brand and reputation may result in reduced demand for our solutions and applications and increased risk of losing market share to our competitors. Any efforts to restore the value of our brand and rebuild our reputation may be costly and may not be successful.

Our solutions and applications rely on the stable performance of servers, networks, IT infrastructure, and data processing systems, and any disruption to such servers, networks, assets, or systems due to internal or external factors could diminish demand for our solutions and applications, harm our business, our reputation and results of operations and subject us to liability.

We rely in part upon the stable performance of our servers, networks, IT infrastructure, and data processing systems for provision of our solutions and applications. Disruptions to such servers, networks, assets, or systems may occur due to internal or external factors, such as inappropriate maintenance, defects in the servers, cyber-attacks or other malicious attacks or hacks targeted at us, occurrence of catastrophic events or human errors. Such disruptions could result in negative publicity, loss of or delay in market acceptance of our solutions and applications, loss of competitive position, lower customer retention or claims by customers for losses sustained by them, or loss, destruction, or unauthorized use of, or access to, data (including personal data for which we may incur liability under applicable data protection laws). In such an event, we may need to expend additional resources to bring the incident to an end, mitigate the liability associated with the fallout of such incident, make notifications to regulators and individuals affected, replace damaged systems or assets, defend ourselves in legal proceedings, and compensate customers or end users. In addition, we may not carry insurance to compensate us for any losses that may result from claims arising from disruption in servers. As a result, our reputation and our brand could be harmed, and our business, results of operations, and financial condition may be adversely affected.

Negative publicity about us, our solutions and support, and our directors and management may adversely affect our reputation and business.

We may, from time to time, receive negative publicity, including negative internet and blog postings, ratings, or comments on social media platforms or through traditional media about Allrites, our business, our directors and management, our brands, our solutions, our support, or our suppliers. Certain of such negative publicity may be the result of malicious harassment or unfair competition acts by third parties. We may even be subject to government or regulatory investigation as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to defend ourselves against such third-party conduct, and we may not be able to conclusively refute each of the allegations within a reasonable period of time, or at all.

We may receive complaints from our customers and partners about our solutions and applications, pricing, and customer support. If we do not handle such complaints effectively, our brand and reputation may suffer and our customers and partners may lose confidence in us and may reduce or cease their use of our solutions and applications. Our success depends, in part, on our ability to generate positive customer feedback and minimize negative feedback on social media channels where existing and potential customers and their employees who use our solutions and applications in their jobs seek and share information. If any of our customers, partners, or their employees are dissatisfied with actions we take or changes we make to our solutions and applications, their online commentary could negatively affect our brand and reputation. Complaints or negative publicity about us, our solutions and applications could materially and adversely impact our ability to attract and retain customers and partners as well as our business, results of operations, and financial condition.

Our business is subject to the risks of earthquakes, fire, floods, pandemics, and other natural catastrophic events, and to interruption by man-made problems such as power disruptions or terrorism.

A significant natural disaster, such as an earthquake, fire, flood, or pandemic, occurring at our headquarters, at one of our local offices and facilities, or where a business partner is located could adversely affect our business, operating results, and financial condition. Further, if a natural disaster or man-made problem were to affect our service providers, this could adversely affect the ability of our customers to use our solutions and applications. In addition, natural disasters and acts of terrorism could cause disruptions in our or our customers’ businesses, national economies, or the world economy as happened as a result of the COVID-19 pandemic. We also rely on our network and third-party infrastructure and enterprise applications and internal technology systems for our engineering, sales and marketing, and operations activities. Although we maintain incident management and disaster response plans, in the event of a major disruption caused by a natural disaster or man-made problem, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our development activities, lengthy interruptions in service, breaches of data security, and loss of critical data, particularly as Allrites pivots to a software-as-a-service sales model as we would then be providing our solutions through our own cloud subscription, any of which could adversely affect our business, operating results, and financial condition.

In addition, computer malware, viruses, and hacking, fraudulent use attempts, and phishing attacks have become more prevalent in our industry and have impacted some of our customers in the past and may occur in our operation in the future. Any failure to maintain performance, reliability, security, integrity, and availability of our solutions and applications and technical infrastructure, including third-party infrastructure and services upon which we rely, may expose us to significant consequences, including legal and financial exposure and loss of customers, and give rise to litigation, consumer protection actions, or harm to our reputation, and as a result, may hinder our ability to retain existing and attract new customers and partners.

We have limited business insurance coverage, so that any uninsured occurrence of business disruption may result in substantial costs to us and the diversion of our resources, which could have an adverse effect on our results of operations and financial condition.

Our business insurance is limited; we do not maintain any liability insurance or property insurance policies covering our equipment and facilities for injuries, death, or losses due to fire, earthquake, flood, or any other disaster. We have determined that the costs of insuring for related risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical. Any uninsured damage to our facilities or technology infrastructures or disruption of our business operations could require us to incur substantial costs and divert our resources, which could have an adverse effect on our business, financial condition, and results of operations.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business.

Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of addressable companies or end users covered by our market opportunity estimates will purchase our solutions and applications at all or generate any particular level of revenue for us. Even if the markets in which we compete meets the size estimates and growth forecasted in this proxy statement/prospectus, our business could fail to grow for a variety of reasons, including reasons outside of our control, such as competition in our industry.

Minimum guarantees and advances required under certain of our license agreements may limit our operating flexibility and may adversely affect our business, operating results, and financial condition.

Certain of our license agreements contain significant minimum guarantees or advanced payments. Such minimum guarantees related to our content acquisition costs are not always tied to our revenue and/or user growth forecasts (e.g., number of users, active users, premium subscribers). Accordingly, our ability to achieve and sustain profitability and operating leverage on our services in part depends on our ability to increase our revenue through increased sales of our services and advertising sales on terms that maintain an adequate gross margin. The duration of our license agreements for sound recordings and musical compositions that contain minimum guarantees is frequently two years, but we do not currently have enough customers and do not anticipate acquiring enough customers whose revenue could cover such minimum guarantees and any existing customers may cancel their services at any time. Our forecasts of customer acquisition or retention and advertising sales during the term of our license agreements do not meet the number of customers required to cover our minimum guaranteed payments. To the extent our services revenue growth or advertising sales do not materially increase during the term of our license agreements, our business, operating results, and financial condition will be adversely affected as a result of such minimum guarantees. In addition, the fixed cost nature of these minimum guarantees may limit our flexibility in planning for, or reacting to, changes in our business and the market segments in which we operate.

We face many risks associated with our international expansion, including difficulties obtaining rights to stream content on favorable terms.

We are considering the further expansion of our operations into additional international markets. However, offering our services in a new geographical area involves numerous risks and challenges. For example, the licensing terms offered by rights organizations and individual copyright owners in countries around the world are currently relatively expensive. Addressing licensing structure and royalty rate issues in any new geographic market requires us to make very substantial investments of time, capital, and other resources, and our business could fail if such investments do not succeed. There can be no assurance that we will succeed or achieve any return on these investments.

In addition to the above, expansion around the world exposes us to other risks such as:

●	lack of well-functioning copyright collective management organizations that are able to grant us music video licenses, process reports, and distribute royalties in certain markets;

●	fragmentation of rights ownership in various markets and lack of transparency of rights coverage,

●	difficulties in obtaining license rights to local content;

●	increased risk of disputes with and/or lawsuits filed in foreign jurisdictions by rights holders in connection with our expansion into new markets;

●	difficulties in achieving market acceptance of our services in different geographic markets with different tastes and interests;

●	difficulties in achieving viral marketing growth in certain other countries where we commit fewer sales and marketing resources;

●

difficulties in managing operations due to language barriers, distance, staffing, user behavior and spending capability, cultural differences, business infrastructure constraints, and laws regulating corporations that operate internationally;

●	application of different laws and regulations of other jurisdictions, including privacy, censorship, data protection and liability standards and regulations, as well as intellectual property laws;

●	potential adverse tax consequences associated with foreign operations and revenue;

●	complex foreign exchange fluctuation and associated issues;

●

increased competition from local websites and audio content providers, some with financial power and resources to undercut the market or enter into exclusive deals with local content providers to decrease competition;

●	credit risk and higher levels of payment fraud;

●	political and economic instability in some countries;

●	restrictions on international monetary flows; and

●	reduced or ineffective protection of our intellectual property rights in some countries.

As a result of these obstacles, we may find it impossible or prohibitively expensive to enter additional markets, or entry into foreign markets could be delayed, which could hinder our ability to grow our business.

Our actual operating results may differ significantly from our guidance.

From time to time, we may release guidance regarding our future performance. Such guidance is based upon a number of assumptions and estimates that, although presented with numerical specificity, are inherently subject to business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. The principal reason that we release this data is to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by any third parties.

Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, our guidance is only an estimate of what management believes is realizable as of the date of this prospectus. Any failure to successfully implement our operating strategy or the occurrence of any of the risks or uncertainties set forth in this prospectus could result in actual results being different than the guidance, and such differences may be adverse and material. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

If we fail to effectively manage our expected growth, our business, operating results, and financial condition may suffer.

Our growth in recent months has placed, and will continue to place, significant demands on our management and our operational and financial infrastructure. In order to attain and maintain profitability, we will need to recruit, integrate, and retain skilled and experienced. Continued growth could also strain our ability to maintain reliable service levels for our users, effectively monetize the video content streamed, develop and improve our operational and financial controls, and recruit, train, and retain highly skilled personnel. As we seek to grow our operations in size, scope, and complexity, we will need to improve and upgrade our systems and infrastructure, which will require significant expenditures and allocation of valuable technical and management resources. If we fail to maintain efficiency and allocate limited resources effectively in our organization as it grows, our business, operating results, and financial condition may suffer.

Our business emphasizes rapid innovation and prioritizes long-term customer and user engagement over short-term financial condition or results of operations. That strategy may yield results that sometimes do not align with the market’s expectations. If that happens, our share price may be negatively affected.

Our business is expected to grow and become more complex, and our success depends on our ability to quickly develop and launch new and innovative products. Our approach to the development of our business could result in unintended outcomes or decisions that are poorly received by our users, advertisers, or partners. We have made, and expect to continue to make, significant investments to develop and launch new products, services, and initiatives, which may involve significant risks and uncertainties, including the fact that such offerings may not be commercially viable for an indefinite period or at all, or may not result in an adequate return of capital on our investments. No assurance can be given that such new offerings will be successful and will not adversely affect our reputation, operating results, and financial condition. In certain instances, we prioritize our long-term customer and user engagement over short-term financial condition or results of operations. We may make decisions that reduce our short-term revenue or profitability if we believe that the decisions benefit the aggregate customer and user experience and will thereby improve our financial performance over the long term. These decisions may not produce the long-term benefits that we expect, in which case our user growth and engagement, our relationships with advertisers and partners, as well as our business, operating results, and financial condition could be seriously harmed.

If our security systems are breached, we may face civil liability and/or statutory fines, and/or enforcement action causing us to change our practices, and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract and retain Customers, content providers, and other business partners.

Techniques used to gain unauthorized access to data and software are constantly evolving, and we may be unable to anticipate or prevent unauthorized access to data pertaining to our users, including credit card and debit card information and other personal data about our users, business partners, and employees. Like all internet services, our services, which is supported by our own systems and those of third parties that we work with, is vulnerable to software bugs, computer viruses, internet worms, break-ins, phishing attacks, attempts to overload servers with denial-of-service, or other attacks and similar disruptions from unauthorized use of our and third-party computer systems, any of which could lead to system interruptions, delays, or shutdowns, causing loss of critical data or unauthorized access to personal data. Computer malware, viruses, and computer hacking, and phishing attacks have become more prevalent in our industry and may occur on our systems in the future. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security, and availability of our products and technical infrastructure to the satisfaction of our users may harm our reputation and our ability to retain existing users and attract new users. The systems and processes that we have designed to protect our data and our users’ data, to prevent data loss, to disable undesirable accounts and activities on our platform, and to prevent or detect security breaches, may not prevent security breaches, and we may incur significant costs in protecting against or remediating cyber-attacks.

In addition, if an actual or perceived breach of security occurs to our systems or a third party’s systems, we may face regulatory or civil liability and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract and retain users, which in turn would harm our efforts to attract and retain advertisers, content providers, and other business partners. We also would be required to expend significant resources to mitigate the breach of security and to address matters related to any such breach.

Certain of our license agreements have provisions that allow for the termination of such agreements in the case of an uncured data security breach. Any failure, or perceived failure, by us to maintain the security of data relating to our users, to comply with our posted privacy policy, laws and regulations, rules of self-regulatory organizations, industry standards, and contractual provisions to which we may be bound, could result in the loss of confidence in us, or result in actions against us by governmental entities, data protection authorities, or others, all of which could result in litigation and financial losses, and could potentially cause us to lose users, advertisers, and revenues. Any of these events could have a material adverse effect on our business, operating results, and financial condition and could cause our share price to drop significantly.

Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.

We rely upon the ability of our customers to access our service through the internet. If network operators block, restrict or otherwise impair access to our service over their networks, our service and business could be negatively affected. To the extent that network operators implement usage-based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks by data providers, we could incur greater operating expenses and our customer acquisition and retention could be negatively impacted. Furthermore, to the extent network operators create tiers of internet access service and either charge us for or prohibit us from being available through these tiers, our business could be negatively impacted.

Our services and software may contain undetected software bugs or vulnerabilities, which could manifest in ways that could seriously harm our reputation and our business.

Our services and products or any other product we may introduce in the future, may contain undetected software bugs, hardware errors, and other vulnerabilities. These bugs and errors can manifest in any number of ways in our products, including through diminished performance, security vulnerabilities, malfunctions, or even permanently disabled products. We plan to update our products from time to time, and as a result some errors in our products may be discovered only after a product has been used by users and may in some cases be detected only under certain circumstances or after extended use. Additionally, many of our products are available on multiple operating systems and/or multiple devices offered by different manufacturers, and changes or updates to such operating systems or devices may cause errors or functionality problems in our products, including rendering our products inoperable by some users. Any errors, bugs, or other vulnerabilities discovered in our code or backend after release could damage our reputation, drive away users, allow third parties to manipulate or exploit our software (including, for example, providing mobile device users a means to suppress advertisements without payment and gain access to features only available to the ad-supported service on tablets and desktop computers), lower revenue, and expose us to claims for damages, any of which could seriously harm our business. Additionally, errors, bugs, or other vulnerabilities may — either directly or if exploited by third parties — affect our ability to make accurate royalty payments.

We could also face claims for product liability, tort, or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and seriously harm our reputation and our business. In addition, if our liability insurance coverage proves inadequate or coverage is unavailable, our business could be seriously harmed.

Interruptions, delays, or discontinuations in service arising from our own systems or from third parties could impair the delivery of our services and harm our business.

We rely on systems housed in our own facilities and upon third parties, including bandwidth providers and third-party “cloud” data storage services, to enable our users to receive our content in a dependable, timely, and efficient manner. We have experienced, and may in the future experience, periodic service interruptions and delays involving our own systems and those of third parties that we work with. Both our own facilities and those of third parties are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism, the failure of physical, administrative, technical, and cyber security measures, terrorist acts, natural disasters, human error, the financial insolvency of third parties that we work with, and other unanticipated problems or events. The occurrence of any of these events could result in interruptions in our services and unauthorized access to, or alteration of, the content and data contained on our systems that these third parties store and deliver on our behalf.

Any disruption in the services provided by these third parties could materially adversely impact our business reputation, customer relations, and operating results. Upon expiration or termination of any of our agreements with third parties, we may not be able to replace the services provided to us in a timely manner or on terms and conditions, including service levels and cost, that are favorable to us, and a transition from one third party to another could subject us to operational delays and inefficiencies until the transition is complete.

We are at risk of attempts to manipulate or exploit our software for the purpose of gaining or providing unauthorized access to certain features of our services and/or gain unlawful access to the content on our platform, and failure to effectively prevent and remediate such attempts could have an adverse impact on our business, operating results, and financial condition.

As our business develops, we may be impacted by attempts by third parties to manipulate or exploit our software for the purpose of gaining or providing unauthorized access to certain features of our services. Third parties may seek to provide mobile device users a means to suppress advertisements without payment and gain access to features only available to the ad-supported service on tablets and desktop computers. If we fail to successfully detect and address such issues, it may have artificial effects on our key performance indicators, which underlie, among other things, our contractual obligations with rights holders and advertisers (which could expose us to the risk of litigation), as well as harm our relationship with rights holders and advertisers. The discovery or development of any new method to gain unauthorized access to certain features of our services, such as through the exploitation of software vulnerabilities, and the sharing of any such method among third parties, may increase the level of unauthorized access (and the attendant negative financial impact described above). We cannot assure you we will be successful in finding ways to effectively address unauthorized access achieved through any such method. Moreover, once we detect and disable such unauthorized access, this may result in the removal of certain user accounts and/or a reduction in account activity, which may affect our key performance indicators and could undermine investor confidence in the integrity of our key performance indicators. These could have a material adverse impact on our business, operating results, and financial condition.

We face risks, such as unforeseen costs, and potential liabilities in connection with content we license and/or distribute through our services.

As a distributor of content, we face potential liability for defamation, negligence, copyright or trademark infringement, right of publicity or privacy claims, misinformation, personal injury torts or other claims based on the nature and content of materials that we license and/or distribute. We also face potential liability for content used in promoting our service, including marketing materials and features on our platforms such as user reviews. Allegations of impropriety, even if unfounded, could have a material adverse effect on our reputation and our business.

To the extent we do not accurately anticipate costs or mitigate risks, or if we become liable for content we license and/or distribute, our business may suffer. Litigation to defend these claims could be costly and the expenses and damages arising from any liability or unforeseen production risks could harm our results of operations. We may not be indemnified to cover claims or costs of these types, and we may not have insurance coverage for these types of claims.

We depend on highly skilled key personnel to operate our business, and if we are unable to attract, retain, and motivate qualified personnel, our ability to develop and successfully grow our business could be harmed.

We believe that our future success is highly dependent on the talents and contributions of our senior management, our Chief Executive Officer, members of our executive team, and other key employees, such as the key technology, product, content, engineering, finance, research and development, marketing, and sales personnel. Many of our employees have unique skills required for and/or historical knowledge of our business. Our future success depends on our continuing ability to attract, develop, motivate, and retain highly qualified and skilled employees. All of our employees, including our senior management, are free to terminate their employment relationship with us at any time, and their knowledge of our business and industry may be difficult to replace. Qualified individuals are in high demand, particularly in the digital media industry, and we may incur significant costs to attract and retain them. We use equity awards to attract talented employees. If the value or liquidity of our Ordinary Shares declines significantly and remains depressed, that may prevent us from recruiting and retaining qualified employees. If we are unable to attract and retain our senior management and key employees, we may not be able to achieve our strategic objectives, and our business could be harmed. In addition, we believe that our key executives have developed highly successful and effective working relationships. We cannot assure you that we will be able to retain the services of any members of our senior management or other key employees. If one or more of these individuals leave, we may not be able to fully integrate new executives or replicate the current dynamic and working relationships that have developed among our senior management and other key personnel, and our operations could suffer.

Future acquisitions of other companies or their business, products, technologies, or personnel could require significant management attention, disrupt our business, dilute shareholder value, and adversely affect our operating results.

Our business strategy includes acquiring complimentary companies and/or their business and personnel; we may also seek to acquire complementary products and technologies without acquiring an entire company or its business. Negotiating these transactions can be time-consuming, difficult, and expensive, and our ability to consummate these transactions may be subject to third-party approvals, such as government regulatory approvals, that are beyond our control. Consequently, we can make no assurance that these transactions, once undertaken and announced, will close. Further, we cannot be certain that we will be able to identify suitable acquisition targets that are available for purchase at reasonable prices. Even if we able to identify such candidates, we may be unable to consummate an acquisition on suitable terms, any of which would have an adverse impact on our business strategy, prospects, and growth plan.

These kinds of acquisitions or investments may result in unforeseen operating difficulties and expenditures. If we acquire businesses or technologies, we may not be able to integrate the acquired personnel, operations, and technologies successfully or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including:

●	inability to integrate or benefit from acquired technologies or services in a profitable manner;

●	unanticipated costs or liabilities associated with the acquisition;

●	incurrence of acquisition-related costs;

●	difficulty integrating the accounting systems, operations, and personnel of the acquired business;

●	challenges in combining product offerings and entering into new markets in which we may not have experience;

●	difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

●	distraction of management from normal business operations;

●	adverse effects to the existing business relationships with business partners and customers of both Allrites and the acquired company as a result of the acquisition;

●	the potential loss of key employees;

●	use of resources that are needed in other parts of our business; and

●	use of substantial portions of our available cash to consummate the acquisition.

Moreover, we cannot assure you that the anticipated benefits of any acquisition would be realized or that we would not be exposed to unknown liabilities as a result of any such acquisition.

In connection with these types of transactions, we may issue additional equity securities that would dilute our shareholders, use cash that we may need in the future to operate our business, incur debt on terms unfavorable to us or that we are unable to repay, incur large charges or substantial liabilities, encounter difficulties integrating diverse business cultures, and become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges. These challenges related to acquisitions or investments could adversely affect our business, prospects, operating results, and financial condition.

We acquire or invest in, other companies or technologies, which could divert management’s attention and otherwise disrupt our operations and harm our operating results. We may fail to acquire or invest in companies whose market power or technology could be important to the future success of our business.

We also may not achieve the anticipated benefits from any acquisition or investment due to a number of factors, including:

●

unanticipated costs or liabilities associated with the acquisition or investment, including costs or liabilities arising from the acquired companies’ failure to comply with intellectual property laws and licensing obligations they are subject to;

●	incurrence of acquisition- or investment-related costs; inability to effectively integrate the assets, operations or personnel related to such acquisitions;

●	diversion of management’s attention from other business concerns;

●	regulatory uncertainties;

●	harm to our existing business relationships with business partners and advertisers as a result of the acquisition or investment;

●	harm to our brand and reputation;

●	the potential loss of key employees;

●	use of resources that are needed in other parts of our business; and

●	use of substantial portions of our available cash to consummate the acquisition or investment.

If we acquire or invest in other companies, these acquisitions or investments may reduce our operating margins for the foreseeable future. In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill, which must be assessed for impairment at least annually. In the future, if our acquisitions or investments do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process. Acquisitions or investments could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. In addition, if a business we acquire or invest in fails to meet our expectations, our business, operating results, and financial condition may suffer.

If our acquired intangible assets become impaired we may be required to record a significant charge to earnings.

In the future, we may need to further reduce the carrying amount of goodwill by taking an additional non-cash charge to our results of operations. Such a charge would have the effect of reducing goodwill with a corresponding impairment expense and may have a material effect upon our reported results. The additional expense may reduce our reported profitability or increase our reported losses in future periods and could negatively affect the market for our securities, our ability to obtain other sources of capital, and may generally have a negative effect on our future operations.

Our operating results may fluctuate, which makes our results difficult to predict.

Our revenue and operating results could vary significantly from quarter to quarter and year to year because of a variety of factors, many of which are outside our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Factors that may contribute to the variability of our quarterly and annual results include:

●	our ability to grow our business beyond historic levels;

●	our ability to retain our customer user base,

●	changes in the license payments we are required to make;

●	our ability to maintain licenses required for our business at a commercial price to us;

●	changes in the mix of content that is streamed by our customers, which results in varying license payment amounts being owed;

●	our ability to monetize our services more effectively,

●	our ability to effectively manage our anticipated growth;

●	our ability to attract user and/or customer adoption of and generate significant revenue from new products, services, and initiatives;

●	the effects of increased competition in our business;

●	our ability to keep pace with changes in technology and our competitors;

●	lack of accurate and timely reports and invoices from our rights holders and partners;

●	interruptions in service, whether or not we are responsible for such interruptions, and any related impact on our reputation;

●	our ability to pursue and appropriately time our entry into new geographic or content markets and, if pursued, our management of this expansion;

●	costs associated with defending any litigation, including intellectual property infringement litigation;

●	the impact of general economic conditions on our revenue and expenses; and

●	changes in regulations affecting our business.

Risks Related to Regulatory Compliance and Legal Matters

Changes in laws and regulations related to the internet or changes in the internet infrastructure itself may diminish the demand for our solutions and applications, and could adversely affect our business, operating results, and financial condition.

The future success of our business depends on the continued use of the internet as well as continued demand for smart devices and our solutions and applications. Singapore, and other countries in which we do business have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the internet as a commercial medium. Changes in these laws or regulations could require us to modify our solutions and applications in order to comply with these changes. In addition, government agencies or private organizations have imposed and may impose additional taxes, fees, or other charges for accessing the internet or commerce conducted via the internet. These laws or charges could limit the growth of internet-related commerce or communications generally or result in reductions in the demand for internet-based solutions and applications such as our solutions. In addition, the use of the internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of internet activity, security, reliability, cost, ease-of-use, accessibility, and quality of service. The performance of the internet and its acceptance as a business tool has been adversely affected by “viruses,” “worms,” and similar malicious programs. If the use of the internet is reduced as a result of these or other issues, then demand for our solutions and applications could decline, which could adversely affect our business, operating results, and financial condition.

The Committee on Foreign Investment in the United States may delay, prevent, or impose conditions on the Business Combination.

The Committee on Foreign Investment in the United States (“CFIUS”) has authority to review certain direct or indirect foreign investments in U.S. businesses. Among other things, CFIUS is authorized to require certain foreign investors to make mandatory filings and to self-initiate national security reviews of certain foreign direct and indirect investments in U.S. businesses if the parties to that investment choose not to file voluntarily. With respect to transactions that CFIUS considers presenting unresolved national security concerns, CFIUS has the power to suspend transactions, impose mitigation measures, and/or recommend that the President block pending transactions or order divestitures of completed transactions when national security concerns cannot be mitigated. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, whether the target company is a U.S. business, the level of beneficial ownership and voting interests acquired by foreign persons, and the nature of any information, control or governance rights received by foreign persons. For example, any investment that results in “control” of a U.S. business by a foreign person is within CFIUS’ jurisdiction. CFIUS’ expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and implementing regulations further includes investments that do not result in control of a U.S. business by a foreign person but that afford foreign persons certain information or governance rights in a “TID U.S. business,” that is, a U.S. business that: (i) produces, designs, tests, manufactures, fabricates, or develops “critical technologies”; (ii) owns or operates certain “critical infrastructure”; and/or (iii) maintains or collects “sensitive personal data,” all as defined in the CFIUS regulations.

The Sponsor is a “foreign person” under CFIUS’ regulations. The Sponsor is organized under the laws of the Cayman Islands and its principal place of business is in Cayman Islands. AFAR exercises control over the Sponsor. In addition, the Sponsor and the Founder have substantial ties to foreign persons, given that certain of the members of their boards of directors and management are foreign persons and foreign persons provided a majority of the funds invested in the Sponsor. Because Allrites is not currently conducting any business in the United States, AFAR believes that Allrites should not be considered a U.S. business for CFIUS purposes.

CFIUS has broad discretion to interpret its regulations, and we cannot predict whether CFIUS may seek to review the Business Combination. If CFIUS were to determine that the Business Combination or any portion thereof is within its jurisdiction, it might request that the parties submit a filing with respect to the Business Combination. A CFIUS review of the Business Combination could delay the completion of the Business Combination, and, if CFIUS identifies unresolved national security concerns as part of that review, CFIUS could impose conditions with respect to the Business Combination, recommend that the President of the United States prohibit the Business Combination, or, if the Closing has occurred, recommend that the President of the United States order Company to divest all or a portion of the Allrites Shares that Company acquired without first obtaining CFIUS approval. Moreover, should CFIUS determine that any party to the Business Combination was required to make a filing with CFIUS but failed to do so, CFIUS could impose on such party the greater of a civil penalty not to exceed $250,000 or the value of the relevant transaction.

The time necessary for CFIUS review of the Business Combination or a decision by CFIUS to prohibit the Business Combination may also prevent the Business Combination from occurring prior to the Final Redemption Date. These risks may limit the attractiveness of, and/or delay or prevent Company from pursuing, the Business Combination or, should the Business Combination not be completed, another business combination with certain target companies that Company believes would otherwise be attractive to its and its shareholders.

If AFAR is unable to consummate the Business Combination, or another business combination, prior to the Final Redemption Date, AFAR will be required to wind up, redeem its public shares, and liquidate. In such event, AFAR’s shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment through a business combination. Additionally, there will be no redemption rights or liquidating distributions with respect to the AFAR Warrants, which will expire worthless in the event of AFAR winding up.

In addition, depending on New Allrites’ ultimate share ownership following the Business Combination and other factors, New Allrites may be deemed to be a foreign person under CFIUS’ regulations. If a future particular proposed investment by New Allrites in a U.S. business falls within CFIUS’ jurisdiction, New Allrites may determine that it is required to make a mandatory filing with CFIUS or that it will submit a filing to CFIUS on a voluntary basis or, if a filing is not mandatory, New Allrites may determine to proceed with such investment without submitting to CFIUS and risk CFIUS intervention, before or after closing such investment.

It may be difficult for you to enforce any judgment obtained in the United States against us, our directors, senior management or our affiliates.

As of the completion of this offering, we will be a public company limited by shares incorporated under the laws of the Cayman Islands. A majority of our directors and senior management reside outside the United States. In addition, a majority of our assets and the assets of those persons are located outside the United States. As a result, it may be difficult to enforce in the United States any judgment obtained in the United States against us or any of these persons, including judgments based upon the civil liability provisions of the United States securities laws. In addition, in original actions brought in courts in jurisdictions located outside the United States, it may be difficult for investors to enforce liabilities based upon United States securities laws.

Many of the economies in Asia are experiencing substantial inflationary pressures which may prompt the governments to take action to control the growth of the economy and inflation that could lead to a significant decrease in AFAR’s profitability.

While many of the economies in Asia have experienced rapid growth over the last two decades, they currently are experiencing inflationary pressures, and the rate of growth is slowing down. The economy in Singapore and globally has experienced general increases in certain operating costs and expenses, such as employee compensation and office operating expenses, as a result of higher inflation. Average wages in Singapore are expected to continue to increase and AFAR expects that its employee costs, including wages and employee benefits, will continue to increase. Unless AFAR is able to control its employee costs or pass them on to its clients, AFAR’s financial condition, and results of operations may be adversely affected.

As governments in Asia (and worldwide) take steps to address current inflationary pressures, there may be significant changes in the availability of bank credit, commercial reasonability of interest rates, limitations on loans, restrictions on currency conversions and foreign investment rules, thereby restricting the availability of credit and reducing economic growth. Inflation, actions that may be implemented to combat inflation and public speculation about any possible additional actions also may contribute materially to economic uncertainty in Asia (and worldwide) and accordingly weaken investor confidence, thus adversely impacting economic growth and causing decreased economic activity, which in turn could lead to a reduction in demand for AFAR’s products and services, and consequently have a material adverse effect on AFAR’s businesses, financial condition and results of operations. Conversely, more lenient government policies and interest rate decreases may trigger increases in inflation and, consequently, growth volatility and the need for sudden and significant interest rate increases, which could negatively affect AFAR’s business. There also may be imposition of price controls. If these or other similar restrictions are imposed by a government to influence the economy, it may lead to a slowing of economic growth.

Cayman Islands economic substance requirements may have an effect on our business and operations.

Pursuant to the International Tax Cooperation (Economic Substance) Act (As Revised) of the Cayman Islands (“ES Act”) that came into force on 1 January 2019, a “relevant entity” is required to satisfy the economic substance test set out in the ES Act. A “relevant entity” includes an exempted company incorporated in the Cayman Islands as is the Company; however, it does not include an entity that is tax resident outside the Cayman Islands. Accordingly, for so long as the Company is a tax resident outside the Cayman Islands, it is not required to satisfy the economic substance test set out in the ES Act.

We are subject to the laws of the Cayman Islands and Singapore, which differ in certain material respects from the laws of the United States.

We are required to comply with the laws of Singapore, certain of which are capable of extra-territorial application, as well as our constitution. In particular, we are required to comply with certain provisions of the Securities and Futures Act 2001 of Singapore, or the SFA, which prohibit certain forms of market conduct and information disclosures, and impose criminal and civil penalties on corporations, directors and officers in respect of any breach of such provisions.

The laws of Singapore and of the United States differ in certain significant respects. The rights of our shareholders and the obligations of our directors and officers under Singapore law are different from those applicable to a U.S.-incorporated company in material respects, and our shareholders may have more difficulty and less clarity in protecting their interests in connection with actions taken by our management, members of the AFAR Board or our controlling shareholders than would otherwise apply to a U.S.-incorporated company.

In addition, the application of Singapore law, may in certain circumstances impose more restrictions on us, our shareholders, directors and officers than would otherwise be applicable to a U.S.-incorporated company. For example, the Singapore Companies Act requires directors to act with a reasonable degree of diligence and, in certain circumstances, imposes criminal liability for specified contraventions of particular statutory requirements or prohibitions. In addition, pursuant to the provisions of the Singapore Companies Act, shareholders holding not less than 10% of our total number of paid-up shares which carry the right of voting at general meetings may require the convening of an extraordinary general meeting of shareholders by our directors. If our directors fail to comply with such request within 21 days of the receipt thereof, the requisitioning shareholders holding more than 50% of the voting rights represented by the original requisitioning shareholders may proceed to convene such meeting, and we will be liable for the reasonable costs incurred by such requisitioning shareholders. We are also required by the Singapore Companies Act to deduct corresponding amounts from fees or other remuneration payable by us to such non-complying directors.

Fluctuations in foreign currency exchange rates could result in declines in our reported revenue and operating results.

Our operations our conducted entirely outside of the United States and most of our operations will continue to be conducted outside the U.S. going forward. As a result, even though most of our revenue is denominated in U.S. dollars, most of our expenses are denominated in currencies other than the U.S. dollar; as we report our operating results in U.S. dollars, our reported operating results are subject to effects of fluctuations in currency exchange rates. Foreign currency risk arises primarily from the non-U.S. dollar operating expenses for our non-U.S. operations. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in the dollar equivalent of such expenses being higher. This could have a negative impact on our operating results. Although we may in the future decide to undertake foreign exchange hedging transactions to cover a portion of our foreign currency exchange exposure, we currently do not hedge our exposure to foreign currency exchange risks.

Although we expect an increasing number of our sales contracts may be denominated in currencies other than the U.S. dollar in the future, the majority of our sales contracts have historically been denominated in U.S. dollars, and therefore, most of our revenue has not been subject to foreign currency risk. However, a strengthening of the U.S. dollar could increase the real cost of our solutions and applications to our customers outside of the United States, which could adversely affect our business, operating results, financial condition, and cash flows. In addition, we incur expenses for employee compensation and other operating expenses at our non-U.S. locations in the local currency. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in the dollar equivalent of such expenses being higher. We cannot predict the impact of foreign currency fluctuations, and foreign currency fluctuations in the future may adversely affect our revenue and operating results. Although we may in the future decide to undertake foreign exchange hedging transactions to cover a portion of our foreign currency exchange exposure, we currently do not hedge our exposure to foreign currency exchange risks and have no current intentions to do so. Any hedging policies we may implement in the future may not be successful, and the cost of those hedging techniques may have a significant negative impact on our operating results.

Risks Related to Allrites’ Intellectual Property and Technology

We could incur substantial costs in protecting or defending our intellectual property rights, and any failure to protect our intellectual property could adversely affect our business, operating results, and financial condition.

Our success depends, in part, on our ability to protect our brand, trade secrets, trademarks, patents, domain names, copyrights, and proprietary methods and technologies, whether registered or not, that we develop under patent and other intellectual property laws of the United States, Singapore, and other jurisdictions, so that we can prevent others from using our inventions and proprietary information. We currently rely on patents, trademarks, copyrights, and trade secret law to protect our intellectual property rights. We cannot assure you, however, that any of our intellectual property rights will not be challenged, invalidated, or circumvented, or that our intellectual property will be sufficient to provide us with competitive advantages.

In addition, we may be subject to allegation of infringement of other parties’ proprietary rights, and other parties may misappropriate our intellectual property rights, which would cause us to suffer economic or reputational damages. Because of the rapid pace of technological change, we cannot assure you that all of our proprietary technologies and similar intellectual property rights can be patented in a timely or cost-effective manner, or at all.

We maintain and facilitate certain technical measures and access control mechanisms internally to ensure secure access to our proprietary information by our employees and consultants. We also maintain internal policies requiring our employees and consultants to enter into confidentiality agreements to control access to our proprietary information. If our employees and consultants do not fully comply with these internal policies, however, such policies may not effectively prevent disclosure of our confidential information, and it may be possible for unauthorized parties to copy our software or other proprietary technology or information, or to develop similar software independently without our having an adequate remedy for unauthorized use or disclosure of our confidential information.

In addition, the laws of some countries do not protect intellectual property and other proprietary rights to the same extent as the laws of the United States. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights. To the extent we expand our international activities, our exposure to unauthorized copying, transfer, and use of our proprietary technology or information may increase.

Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. Litigation may be necessary in the future to enforce our intellectual property rights, determine the validity and scope of our proprietary rights or those of others, or defend against claims of infringement or invalidity. Such litigation could be costly, time-consuming, and distracting to management, and may result in a diversion of significant resources, the narrowing or invalidation of portions of our intellectual property and have an adverse effect on our business, operating results, and financial condition. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights or alleging that we infringe the counterclaimant’s own intellectual property. Any of our patents, trade secrets, copyrights, trademarks, or other intellectual property rights could be challenged by others or invalidated through administrative process or litigation. We can provide no assurance that we will prevail in such litigation. In addition, our proprietary methods and technologies that are regarded as trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors and in these cases we would not be able to assert any trade secret rights against those parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and the failure to obtain or maintain trade secret protection could adversely affect our competitive business position. To the extent that our employees or consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related know-how and inventions.

There can be no assurance that our particular ways and means of protecting our intellectual property and proprietary rights, including business decisions about when to file patent applications and trademark applications, will be adequate to protect our business or that our competitors will not independently develop similar technology. We could be required to spend significant resources to monitor and protect our intellectual property rights. If we fail to protect and enforce our intellectual property and proprietary rights adequately, our competitors might gain access to our technology and our business, operating results, and financial condition could be adversely affected.

We may in the future become involved in legal proceedings, litigation, and disputes relating to alleged infringement of intellectual property rights, which could adversely affect our business, operating results, and financial condition expenses and occupy a significant amount of our management’s time and attention.

There is considerable patent and other intellectual property development activity in our industry. Our future success depends, in part, on not infringing the intellectual property rights of others. Our competitors or other third parties may in the future claim that our solutions and applications and underlying technology infringe on their intellectual property rights, and we may be found to be infringing on such rights. We may be unaware of the intellectual property rights of others that may cover some or all of our technology, and therefore we cannot be certain that our solutions and applications do not infringe patents, copyrights, trademarks, or other intellectual property rights, so infringement claims might be asserted against us. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty or licensing payments, require us to change our technology or our business practices, prevent us from offering our solutions and applications, require us to develop alternative non-infringing technology, or require that we comply with other unfavorable terms, any of which could have a material adverse effect on our business and results of operations. We may also be obligated to indemnify our customers in connection with any such litigation and to obtain licenses or modify our solutions and applications, which could further exhaust our resources. Even if we were to prevail in the event of claims or litigation against us, any claim or litigation regarding intellectual property could be costly and time-consuming and divert the attention of our management and other employees from our business. Patent infringement, trademark infringement, trade secret misappropriation and other intellectual property claims, and proceedings brought against us, whether successful or not, could harm our reputation, business, operating results, and financial condition.

Assertions by third parties of infringement or other violations by us of their intellectual property rights could harm our business, operating results, and financial condition.

Third parties may assert that we have infringed, misappropriated, or otherwise violated their copyrights, patents, trademarks, and other intellectual property rights, and as we face increasing competition, the possibility of intellectual property rights claims against us grows. Our ability to provide our services is dependent upon our ability to license intellectual property rights to audio content, including video music recordings, any musical compositions embodied therein, as well as other visual content and any other media assets that content providers, artists, and/or labels can add or provide. Various laws and regulations govern the copyright and other intellectual property rights associated with audio and visual content, including video music and sound recordings and musical compositions. Existing laws and regulations are evolving and subject to different interpretations, and various legislative or regulatory bodies may expand current or enact new laws or regulations. Although we seek to comply with applicable statutory, regulatory, and judicial frameworks by, for example, entering into license agreements, we may unknowingly be infringing or violating any third-party intellectual property rights, or may do so in the future. Moreover, while we may often be able to seek indemnities from our licensors with respect to infringement claims that may relate to the content, they provide to us, such indemnities may not be sufficient to cover the associated liability if the licensor at issue does not have adequate

In addition, music, internet, technology, and media companies are frequently subject to litigation based on allegations of infringement, misappropriation, or other violations of intellectual property rights. Many companies in these industries have substantially larger patent and intellectual property portfolios than we do, which could make us a target for litigation. We may not be able to assert counterclaims against parties that sue us for patent, or other intellectual property infringement. In addition, various “non-practicing entities” that own patents and other intellectual property rights often attempt to aggressively assert claims in order to extract value from technology companies. Further, from time to time we may introduce new products and services, including in territories where we currently do not have an offering, which could increase our exposure to patent and other intellectual property claims from competitors and non-practicing entities. Assertions of third-party intellectual property rights or any infringement or misappropriation claims arising from such assertions could substantially harm our business, operating results, and financial condition. If we are forced to defend against any infringement or misappropriation claims, whether they are with or without merit, are settled out of court, or are determined in our favor, we may be required to expend significant time and financial resources on the defense of such claims, and such claims also would divert management time and attention from our business operations. Furthermore, an adverse outcome of a dispute may require us to pay significant damages, which may be even greater if we are found to have willfully infringed upon a party’s intellectual property; cease exploiting copyrighted content that we have previously had the ability to exploit; cease using solutions that are alleged to infringe or misappropriate the intellectual property of others; expend additional development resources to redesign our solutions; enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies, content, or materials; indemnify our partners and other third parties; and/or take other actions that may have material effects on our business, operating results, and financial condition.

Failure to protect our intellectual property could substantially harm our business, operating results, and financial condition.

The success of our business depends on our ability to protect and enforce our patents, trade secrets, trademarks, copyrights, and all of our other intellectual property rights, including our intellectual property rights underlying our services. We attempt to protect our intellectual property under patent, trade secret, trademark, and copyright law through a combination of intellectual property registration, employee, third-party assignment and nondisclosure agreements, other contractual restrictions, technological measures, and other methods. These afford only limited protection, and we are still continuing to develop our processes for securing our intellectual property rights. Despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to copy aspects of our product and brand features or obtain and use our trade secrets and other confidential information. Moreover, policing our intellectual property rights is difficult and time-consuming. We cannot assure you that we would have adequate resources to protect and police our intellectual property rights, and we cannot assure you that the steps we take to do so will always be effective.

We have filed, and may in the future file, patent applications on certain of our innovations. It is possible, however, that these innovations may not be patentable. In addition, given the cost, effort, risks, and downside of obtaining patent protection, including the requirement to ultimately disclose the invention to the public, we may choose not to seek patent protection for some innovations. Furthermore, our patent applications may not issue as granted patents, the scope of the protection gained may be insufficient, or an issued patent may be deemed invalid or unenforceable. Any of our present or future patents or other intellectual property rights may lapse or be invalidated, circumvented, challenged, or abandoned. Our intellectual property rights also may not provide competitive advantages to us. Our ability to assert our intellectual property rights against potential competitors or to settle current or future disputes could be limited by our relationships with third parties, and any of our pending or future patent applications may not have the scope of coverage originally sought. Our intellectual property rights may not be enforced in jurisdictions where competition may be intense or where legal protection may be weak. We could lose both the ability to assert our intellectual property rights against, or to license our technology to, others and the ability to collect royalties or other payments.

Litigation or proceedings before governmental authorities and administrative bodies may be necessary in the future to enforce our intellectual property rights, to protect our patent rights, trademarks, trade secrets, and domain names and to determine the validity and scope of the proprietary rights of others. Our efforts to enforce or protect our proprietary rights may be ineffective and could result in substantial costs and diversion of resources and management time, each of which could substantially harm our operating results. Additionally, changes in law may be implemented, or changes in the interpretation of such laws may occur, that may affect our ability to protect and enforce our patents and other intellectual property.

Risks Related to Owning Our Ordinary Shares and this Offering

Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our Ordinary Shares.

If accepted for listing on Nasdaq, we are required to meet certain listing requirements to maintain the listing of our Ordinary Shares on Nasdaq. If we fail to satisfy the continued listing requirements of Nasdaq, such as minimum financial and other continued listing requirements and standards, including those regarding minimum shareholders’ equity, minimum share price, and certain corporate governance requirements, Nasdaq may take steps to delist our Ordinary Shares, which could have a materially adverse effect on our ability to raise additional funds as well as the price and liquidity of our Ordinary Shares. Such a delisting would likely have a negative effect on the price of our Ordinary Shares and would impair your ability to sell or purchase our Ordinary Shares when you wish to do so. In the event of a notice of or ultimate delisting, we would expect to take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our Ordinary Shares to remain listed or become listed again.

The trading price of our Ordinary Shares will likely be volatile.

The market price of our Ordinary Shares may fluctuate or decline significantly in response to numerous factors, many of which are beyond our control, including:

●	the number of Ordinary Shares publicly owned and available for trading;

●	quarterly variations in our results of operations or those of our competitors;

●	the accuracy of any financial guidance or projections;

●	our actual or anticipated operating performance and the operating performance of similar companies in the music video, OOH entertainment, or digital media spaces;

●	our announcements or our competitors’ announcements regarding new services, enhancements, significant contracts, acquisitions, or strategic investments;

●	general economic conditions and their impact on advertising spending;

●	the overall performance of the equity markets;

●	threatened or actual litigation;

●	changes in laws or regulations relating to our services; and

●	sales or expected sales of our Ordinary Shares by us, and our officers, directors, and shareholders.

In addition, the stock market in general, and the market for small media companies, have experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of those companies. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results, and financial condition.

Because of their significant ownership of our Ordinary Shares, our founders and other large investors have substantial control over our business, and their interests may differ from our interests or those of our other shareholders.

Riaz Mehta, founder and CEO of Allrites, owns 28.65% of the company as of the date of writing this document. The other significant shareholders are institutions - Artesian with 16.78% and SOSV with 8.08%. As a result of their ownership or control of our voting securities, if our founders and/or significant shareholders act together, they will have significant control over the outcome of substantially all matters submitted to our shareholders for approval, including the election of directors. This may delay or prevent an acquisition or cause the trading price of our Ordinary Shares to decline. Our founders may have interests different from yours. Therefore, the concentration of voting power among our founders may have an adverse effect on the price of our Ordinary Shares.

Sales of substantial amounts of our Ordinary Shares in the public markets by our co-founders or other shareholders, or the perception that such sales might occur, could reduce the price that our Ordinary Shares might otherwise attain.

Sales of substantial amounts of our Ordinary Shares in the public market by our founders, affiliates, or non-affiliates, or the perception that such sales could occur, could adversely affect the trading price of our Ordinary Shares, and may make it more difficult for you to sell your Ordinary Shares at a time and price that you deem appropriate. We are unable to predict the effect that such sales may have on the prevailing price of our Ordinary Shares.

We, our directors and our executive officers have entered into or will enter into lock-up agreements with the underwriter of this offering pursuant to which they and we have agreed, or will agree, that, subject to certain exceptions, we will not issue, and they will not sell or transfer or hedge any shares or any securities convertible into or exchangeable for our Ordinary Shares for a period of 365 days (or 12 months) after the date of this prospectus. See the section titled “Underwriting” for more information. Sales of a substantial number of such shares upon expiration of, or the perception that such sales may occur, or early release of the securities subject to, the lock-up agreements, could cause our share price to fall or make it more difficult for you to sell your Ordinary Shares at a time and price that you deem appropriate. A decline in the price of our Ordinary Shares might impede our ability to raise capital through the issuance of additional Ordinary Shares or other equity securities.

If securities or industry analysts publish inaccurate or unfavorable research about our business or cease publishing research about our business, our share price and trading volume could decline.

The trading market for our Ordinary Shares will be influenced by the research and reports that securities or industry analysts publish about our Company, if any do so in the future. If one or more of the analysts who may cover us in the future downgrade our Ordinary Shares or publish inaccurate or unfavorable research about our Company, our Ordinary Shares price would likely decline. If no securities or industry analysts commence coverage of our Company, the trading price of our shares would likely be negatively impacted. Further, if one or more of these analysts, once they cover us, cease coverage of our Company or fail to publish reports on us regularly, demand for our Ordinary Shares could decrease, which might cause our Ordinary Shares price and trading volume to decline.

The requirements of being a public company with its Ordinary Shares listed on Nasdaq may strain our resources and divert management’s attention.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act, and other applicable securities rules and regulations. Compliance with these rules and regulations incurs substantial legal and financial compliance costs, makes some activities more difficult, time-consuming, or costly, and places increased demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. To maintain disclosure controls and procedures and internal control over financial reporting that meet this standard, significant resources and management oversight are required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results.

In addition, in connection with this offering, our Ordinary Shares will be listed on the Nasdaq Capital Market, and thus we will be subject to various continued listing standards, which will require our ongoing compliance and attention, as well as various corporate governance and other rules, which will impact the way we raise capital, govern ourselves and otherwise run our business. Failing to comply with any Nasdaq rules could result in the delisting of our Ordinary Shares from Nasdaq, which could have a material impact on the price of our Ordinary Shares.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional Ordinary Shares or other securities convertible into or exchangeable for our Ordinary Shares at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by the investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional Ordinary Shares, or securities convertible or exchangeable into Ordinary Shares, in future transactions may be higher or lower than the price per share paid by investors in this offering. If any of the above should occur, our shareholders, including investors who purchased Ordinary Shares in AFAR’s IPO, will experience additional dilution, and any such issuances may result in downward pressure on the price of our Ordinary Shares.

We do not expect to declare any dividends in the foreseeable future.

We have never declared or paid any cash dividends on our share capital. The continued operation of our business will require substantial cash, and we currently intend to retain any future earnings for working capital and general corporate purposes. Accordingly, we do not anticipate paying any cash dividends to holders of our Ordinary Shares at any time in the foreseeable future. Any determination to pay future dividends will be at the discretion of our Board of Directors and will depend upon our results of operations, financial condition, contractual restrictions, indebtedness, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. There is no guarantee that your Ordinary Shares will appreciate in value or even maintain the price at which you purchased your Ordinary Shares, and you may lose the entire amount of your investment.

Exercise of warrants, and issuance of incentive share grants may have a dilutive effect on our share, and negatively impact the price of our Ordinary Shares.

To the extent that any of the outstanding warrants and options are exercised, dilution to the interests of our shareholders may occur. For the life of such warrants and options, the holders will have the opportunity to profit from a rise in the price of the Ordinary Shares with a resulting dilution in the interest of the other holders of Ordinary Shares. The existence of such warrants and options may adversely affect the market price of our Ordinary Shares and the terms on which we can obtain additional financing, and the holders of such warrants and options can be expected to exercise them at a time when we would, in all likelihood, be able to obtain additional capital by an offering of our unissued capital shares on terms more favorable to us than those provided by such warrants and options.

Our management might apply the net proceeds from the Business Combination in ways with which you do not agree and in ways that may impair the value of your investment.

Our management has broad discretion as to the use of the proceeds from the Business Combination and you will be relying on the judgment of our management regarding the application of these proceeds. We might apply these proceeds in ways with which you do not agree, or in ways that do not yield a favorable return. If our management applies these proceeds in a manner that does not yield a significant return, if any, on our investment of these net proceeds, it could compromise our ability to pursue our growth strategy and adversely affect the market price of our Ordinary Shares.

Risks Related to Regulatory Compliance and Legal Matters

The media landscape and the internet delivery of content have seen growing regulatory action. Historically, media has been highly regulated in many countries in particular through the copyright protection of the content and licensing rights of the users of the TV and film content.

If government regulations relating to the internet or other areas of our business change, we may need to alter the manner in which we conduct our business or incur greater operating expenses.

The adoption or modification of laws or regulations relating to the internet or other areas of our business could limit or otherwise adversely affect the manner in which we currently conduct our business. As our service and others like us gain traction in international markets, governments are increasingly looking to introduce new or extend legacy regulations to these services, in particular those related to broadcast media and tax. For example, European law enables individual member states to impose levies and other financial obligations on media operators located outside their jurisdiction. In addition, the continued growth and development of the market for online commerce may lead to more stringent consumer protection laws, which may impose burdens on us. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our business model.

Changes in laws or regulations that adversely affect the growth, popularity or use of the internet, including laws impacting net neutrality or requiring payment of network access fees, could decrease the demand for our service and increase our cost of doing business. Certain laws intended to prevent network operators from discriminating against the legal traffic that traverse their networks have been implemented in many countries, including across the European Union. In others, the laws may be nascent or non-existent. Furthermore, favorable laws may change, including for example, in the United States where net neutrality regulations were repealed. Given uncertainty around these rules, including changing interpretations, amendments or repeal, coupled with potentially significant political and economic power of local network operators, we could experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expense or otherwise negatively affect our business.

If we fail to maintain a positive reputation concerning our service and the content we offer, we may not be able to attract or retain new buyers and sellers, we may face regulatory scrutiny and our operating results may be adversely affected.

We believe that a positive reputation is important in attracting and retaining customers. To the extent our content is perceived as low quality, offensive or otherwise not compelling to consumers, our ability to establish and maintain a positive reputation may be adversely impacted. To the extent our content is deemed controversial or offensive by government regulators, we may face direct or indirect retaliatory action or behavior, including being required to remove such content from our service, our entire service could be banned and/or become subject to heightened regulatory scrutiny across our business and operations. We could also face boycotts which could adversely affect our business. Furthermore, to the extent our response to government action or our marketing, customer service and public relations efforts are not effective or result in negative reaction, our ability to establish and maintain a positive reputation may likewise be adversely impacted. There is an increasing focus from regulators, investors, members and other stakeholders on environmental, social, and governance (“ESG”) matters, both in the United States and internationally. To the extent the content we distribute and the manner in which we produce content creates ESG related concerns, our reputation may be harmed.

We are engaged in legal proceedings that could cause us to incur unforeseen expenses and could occupy a significant amount of our management’s time and attention.

From time to time, in the future, we could be subject to litigation or claims that could negatively affect our business operations and financial position. As we grow, we could see a rise in the number of litigation matters against us. These matters could include copyright and other claims related to our content, patent infringement claims, tax litigation, employment related litigation, as well as consumer and securities class actions, each of which would be expensive to defend. Litigation disputes could cause us to incur unforeseen expenses, result in content unavailability, content disruptions, and otherwise occupy a significant amount of our management’s time and attention, any of which could negatively affect our business operations and financial position. We also, from time to time, could receive inquiries and subpoenas and other types of information requests from government authorities, and we may become subject to related claims and other actions related to our business activities. While the ultimate outcome of any future investigations, inquiries, information requests and related legal proceedings is difficult to predict, such matters can be expensive, time-consuming and distracting, and adverse resolutions or settlements of those matters may result in, among other things, modification of our business practices, reputational harm or costs and significant payments, any of which could negatively affect our business operations and financial position.

We could be subject to economic, political, regulatory and other risks arising from our international operations.

Operating in international markets requires significant resources and management attention and will subject us to legal, economic, political, regulatory and other risks that may be different from or incremental to those in the U.S. In addition to the risks that we face in the U.S., our international operations involve risks that could adversely affect our business, including:

●	the need to adapt our content for specific cultural and language differences;

●	difficulties and costs associated with staffing and managing foreign operations as we continue to expand into additional international markets;

●	political or social unrest, global hostilities, and economic instability;

●	compliance with laws such as the Foreign Corrupt Practices Act, UK Bribery Act and other anti-corruption laws, export controls and economic sanctions, and local laws prohibiting corrupt payments to government officials;

●	difficulties in understanding and complying with local laws, regulations and customs in foreign jurisdictions, including local ownership requirements for streaming content providers;

●	regulatory requirements or government action against our service, whether in response to enforcement of actual or purported legal and regulatory requirements or otherwise, that results in disruption or non-availability of our service or particular content in the applicable jurisdiction;

●	foreign intellectual property laws, such as the EU copyright directive, or changes to such laws, which may be less favorable than U.S. law and, among other issues, may impact the economics of creating or distributing content, anti-piracy efforts, or our ability to protect or exploit intellectual property rights;

●	adverse tax consequences such as those related to changes in tax laws or tax rates or their interpretations, and the related application of judgment in determining our global provision for income taxes, deferred tax assets or liabilities or other tax liabilities given the ultimate tax determination is uncertain;

●	fluctuations in currency exchange rates, which have and may continue to impact revenues and expenses of our international operations and expose us to foreign currency exchange rate risk, which we do not currently hedge against but may do so in the future;

●	profit repatriation and other restrictions on the transfer of funds;

●	differing payment processing systems as well as consumer use and acceptance of electronic payment methods, such as payment cards;

●	new and different sources of competition;

●	censorship requirements that cause us to remove or edit popular content, leading to consumer disappointment, brand tarnishment or dissatisfaction with our service;

●	low usage and/or penetration of internet-connected consumer electronic devices;

●	different and more stringent user protection, data protection, privacy and other laws, including data localization and/or restrictions on data export, and local ownership requirements;

●	availability of reliable broadband connectivity and wide area networks in targeted areas for expansion; and

●	differing, and often more lenient, laws and consumer understanding/attitudes regarding the illegality of piracy.

These and other factors may cause us to adjust our business plans, including expanding or ceasing certain operations

General Risk Factors Applicable to Allrites

The COVID-19 pandemic has adversely affected, and is expected to continue to pose risks, to our business, results of operations, financial condition and cash flows, and other epidemics or outbreaks of infectious diseases may have a similar impact.

In March 2020, the World Health Organization categorized COVID-19 as a pandemic. The spread of the outbreak has caused significant disruptions in the global economies, and the impact may continue to be significant. We are subject to risks and uncertainties as a result of the COVID-19 pandemic. We continue to evaluate the global risks and the slowdown in business activity related to COVID-19, including the potential impacts on our employees, customers, suppliers, and financial results. The travel restrictions, mandatory COVID-19 tests, quarantine requirements, and/or temporary closure of office buildings and facilities have been imposed by local governments. Although our operations have not been materially and negatively impacted by such outbreaks, the local governments may issue new orders of office closure, travel, and transportation restrictions due to the resurgence of the COVID-19 and outbreak of new variants, which may have material negative impact to our business and financial condition. The COVID-19 pandemic or other epidemics or outbreaks of infectious diseases could materially adversely impact our results of operations, financial condition, and liquidity in several ways. In particular, the continued spread of COVID-19 and efforts to contain the virus could:

●	impair our ability to manage day-to-day service and product delivery;

●	cause disruptions in or closures of the Company’s operations or those of its customers and suppliers;

●	impact global liquidity and the availability of capital;

●	cause us to experience an increase in costs as a result of our emergency measures, delayed payments from customers and uncollectible accounts;

●	cause delays and disruptions in the supply chain resulting in disruptions in the commercial operation of our businesses;

●	cause limitations on our employees’ ability to work and travel;

●	impact availability of qualified personnel;

●	increase cybersecurity risks as remote working environments may be less secure and more susceptible to hacking attacks, including phishing and social engineering attempts that seek to exploit the COVID-19 pandemic; and

●	cause other unpredictable events.

As the situation surrounding COVID-19 remains fluid, it is difficult to predict the duration of the pandemic and the impact on our business, operations, financial condition, and cash flows. The severity of the impact on our business going forward will depend on a number of factors, including, but not limited to, the duration and severity of the pandemic (including the advent of variants and the impact of vaccination on infection and hospitalization rates), the extent and severity of the impact on our customers and channel partners, the effect of applicable regulations regarding safety measures to address the spread of COVID-19, and the impact of the global business and economic environment on liquidity and the availability of capital, all of which are uncertain and cannot be predicted. Due to the evolving and uncertain nature of this event, we cannot predict at this time the full extent to which the COVID-19 pandemic will adversely impact our business, results, and financial condition, which will depend on many factors that are not known at this time.

Our quarterly results and key metrics are likely to fluctuate significantly and may not fully reflect the underlying performance of our business.

Our quarterly results of operations and key metrics may vary significantly in the future as they have in the past, particularly in light of our dependence on a limited number of high-value customer contracts, and period-to-period comparisons of our results of operations and key metrics may not be meaningful. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Our quarterly results of operations and key metrics may fluctuate as a result of a variety of factors, many of which are outside of our control, and as a result, may not fully reflect the underlying performance of our business. Fluctuation in quarterly results may negatively impact the value of our securities. Factors that may cause fluctuations in our quarterly results of operations and key metrics include, without limitation, those listed elsewhere in this Risk Factors section and those listed below:

●	our ability to generate significant revenue from new offerings;

●	our ability to expand our number of partners and distribution of our solutions and applications;

●	our ability to hire and retain employees, in particular those responsible for the selling or marketing of our solutions and applications;

●	our ability to develop and retain talented sales personnel who are able to achieve desired productivity levels in a reasonable period of time and provide sales leadership in areas in which we are expanding our sales and marketing efforts;

●	changes in the way we organize and compensate our sales teams;

●	the timing of expenses and recognition of revenue;

●	our ability to increase sales to large organizations as well as increase sales to a larger number of smaller customers;

●	the length of sales cycles;

●	the amount and timing of operating expenses related to the maintenance and expansion of our business, operations, and infrastructure, as well as international expansion and entry into operating leases;

●	timing and effectiveness of new sales and marketing initiatives;

●	changes in our pricing policies or those of our competitors;

●	the timing and success of new or upgraded solutions, applications, features, and functionality by us or our competitors;

●	changes in the competitive dynamics of our industry, including consolidation among competitors;

●	changes in laws and regulations that impact our business;

●	the timing of expenses related to any future acquisitions;

●	health epidemics or pandemics, such as the coronavirus, or COVID-19, pandemic;

●	civil unrest and geopolitical instability; and

●	general political, economic, and market conditions.

We may need additional capital, and we cannot be certain that additional financing will be available on favorable terms, or at all.

Historically, we have funded our operations and capital expenditures primarily through debt and equity issuances and cash generated from our operations. Although we currently anticipate that our existing cash and cash equivalents and cash flow from operations will be sufficient to meet our cash needs for the foreseeable future, we may require additional financing. We evaluate financing opportunities from time to time, and our ability to obtain financing will depend, among other things, on our development efforts, business plans, operating performance, and condition of the capital markets at the time we seek financing. Future sales and issuances of our capital shares or rights to purchase our capital shares could result in substantial dilution to our existing shareholders. We may sell ordinary shares, non-voting shares, convertible securities, and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our then-current investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences, and privileges senior to those of holders of our existing security holders. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and development efforts and to respond to business challenges could be significantly impaired, and our business, operating results, and financial condition may be adversely affected.

Risks Relating to AFAR and the Business Combination

The consummation of the Business Combination is subject to a number of conditions, and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include, but are not limited to: the approval of the Business Combination Agreement and the Transactions contemplated thereby, the adoption of the Amended AFAR Articles, the adoption and approval of the remaining Incentive Plan for New Allrites, and the adoption and approval of the remaining Proposals by the requisite vote of AFAR’s shareholders, as well as receipt of requisite regulatory approval, absence of orders prohibiting completion of the Business Combination, effectiveness of the registration statement of which this proxy statement/prospectus is a part, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Business Combination Agreement) and the performance by both parties of their covenants and agreements. These conditions to the closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the closing of the Business Combination may be significantly delayed or not occur at all. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after shareholder approval, or AFAR or Allrites may elect to terminate the Business Combination Agreement in certain other circumstances.

AFAR’s current directors and executive officers and their affiliates have interests that are different than, or in addition to (and which may conflict with), the interests of its shareholders, and therefore potential conflicts of interest exist in recommending that shareholders vote in favor of approval of the Business Combination. Such conflicts of interests include that the Sponsor as well as AFAR’s officers and directors will lose their entire investment in AFAR if the Business Combination or another business combination is not completed before the Final Redemption Date.

When considering the AFAR Board’s recommendation to vote in favor of approving the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal, AFAR shareholders should keep in mind that the Sponsor and AFAR’s directors and executive officers, have interests in such proposals that are different from, or in addition to (and which may conflict with), those of AFAR shareholders generally. These interests include, among other things, the interests listed below:

●	the fact that the Sponsor and AFAR’s directors and officers have agreed not to redeem any AFAR Class B Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

●	the fact that the Sponsor paid an aggregate of $25,000 for the 2,875,000 AFAR Class B Ordinary Shares currently owned by the Sponsor and AFAR’s officers and directors, and such securities will have a significantly higher value after the Business Combination. As of May 15, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $30,446,250, based upon a closing price of $10.59 per public share on Nasdaq (and will have zero value if neither the Business Combination nor any other business combination is completed on or before the Final Redemption Date);

●	the fact that the Sponsor paid $5,000,000 to purchase an aggregate of 5,000,000 Private Warrants currently owned by the Sponsor’s Shareholders at a price of $1.00 per Private Warrant, each exercisable to purchase one AFAR Class A Ordinary Share at $11.50, subject to adjustment, and the Private Warrants would be worthless — and the entire $5,000,000 warrant investment would be lost — if AFAR does not consummate a business combination by the Final Redemption Date. As of [ ], 2023, the estimated fair value of the Private Warrants was $[ ];

●	the fact that given the very low purchase price (of $25,000 in aggregate) that the Sponsor paid for the AFAR Class B Ordinary Shares as compared to the price of the AFAR Shares sold in the AFAR IPO and the substantial number of AFAR Class A Ordinary Shares that the Sponsor’s Shareholders will receive upon conversion of the AFAR Class B Ordinary Shares in connection with the Business Combination, the Sponsor’s Shareholders may earn a positive rate of return on their investment even if the AFAR Class A Ordinary Shares trade below the price initially paid for the AFAR Class A Ordinary Shares in the AFAR IPO and the AFAR public shareholders experience a negative rate of return following the completion of the Business Combination;

●	the fact that the Sponsor’s Shareholders and AFAR’s directors and executive officers have agreed to waive their rights to liquidating distributions from the trust account with respect to any AFAR Shares (other than public shares) held by them if AFAR fails to complete an initial business combination by the Final Redemption Date. As a result of waiving liquidating distributions, if AFAR fails to complete an initial business combination by the Final Redemption Date the Sponsor’s Shareholders and AFAR’s directors and executive officers would lose $5,000,000 for the purchase of Private Warrants, and $25,000 for the purchase of the AFAR Class B Ordinary Shares;

●	the fact that AFAR’s directors and officers have agreed to waive their redemption rights with respect to the AFAR Shares (other than public shares) held by them for no consideration;

●	the fact that, with respect to redemptions, holders of AFAR Class B Ordinary Shares may have different incentives than holders of AFAR Class A Ordinary Shares with respect to the completion of any proposed business combination and/or the exercise of a right to redeem. In particular, holders of AFAR Class B Ordinary Shares are not entitled to participate in any redemption with respect to such shares. The value of the AFAR Class B Ordinary Shares is dependent on AFAR’s consummation of a business combination. In the event that AFAR does not consummate a business combination, the AFAR Class B Ordinary Shares would be rendered valueless. Holders of AFAR Class A Ordinary Shares, on the other hand, will ultimately be entitled to exercise redemption rights and receive the value of their redeemed shares even if AFAR does not complete a business combination. Therefore, the interests of holders of AFAR Class A Ordinary Shares and AFAR Class B Ordinary Shares may not be aligned. Holders of AFAR Class A Ordinary Shares should form their own independent views as to whether or not to redeem or whether or not to vote in favor of the Business Combination Proposal;

●	the fact that the Sponsor’s Shareholders and AFAR’s officers and directors will lose their entire investment in AFAR and will not be reimbursed for any out-of-pocket expenses if AFAR does not consummate an initial business combination by the Final Redemption Date;

●	the fact that the Sponsor (including its representatives and affiliates) and AFAR’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to AFAR. The Sponsor and AFAR’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to completing the Business Combination. Accordingly, if any of AFAR’s officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law.

The Sponsor’s shareholders, which include all of AFAR’s directors and executive officers or companies controlled by them, have agreed or are otherwise obligated to, among other things, vote all of their AFAR Class B Ordinary Shares in favor of the proposals being presented at the Extraordinary General Meeting and waive their redemption rights with respect to their AFAR Class B Ordinary Shares in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor’s Shareholders in the aggregate own approximately [     ]% of the issued and outstanding AFAR Ordinary Shares.

The existence of financial and personal interests of one or more of AFAR’s directors and officers results in conflicts of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of AFAR and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, AFAR’s officers and directors have interests in the Business Combination that may conflict with your interests as a shareholder.

In addition to the above, please see “Risk Factors — Risks Relating to AFAR and the Business Combination” and “Information Related to AFAR — Our Past Blank Check Experience and Conflicts of Interest” for additional information on interests of AFAR’s directors and officers.

The personal and financial interests of the Sponsor as well as AFAR’s directors and officers may have influenced their motivation in identifying and selecting Allrites as a business combination target, completing an initial business combination with Allrites and influencing the operation of the business following the Business Combination. In considering the recommendations of the AFAR Board to vote for the Business Combination and other proposals, you should consider these interests.

The exercise of AFAR’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in AFAR’s best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require AFAR to agree to amend the Business Combination Agreement, to consent to certain actions taken by Allrites or to waive rights that AFAR is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Allrites’ business, a request by Allrites to take actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Allrites’ business or could entitle AFAR to terminate the Business Combination Agreement. In any of such circumstances, it would be at AFAR’s discretion, acting through the AFAR Board, to grant its consent or waive those rights; provided that under the terms of the Business Combination Agreement, such consent or waiver in certain cases may not be unreasonably withheld, conditioned, delayed or denied. The existence of financial and personal interests of one or more of the AFAR directors and officers results in conflicts of interest on the part of such director(s) between what he, she or they may believe is best for AFAR and what he, she or they may believe is best for himself, herself or themselves (or entities with which he or she is affiliated including the Sponsor) in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, AFAR does not believe that there will be any changes or waivers that the AFAR Board would be likely to approve after shareholder approval of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal have been obtained. While certain changes could be made without further shareholder approval, AFAR will circulate a new or amended proxy statement/prospectus and resolicit AFAR shareholders if changes to the terms of the Business Combination Agreement that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal. As a matter of Cayman Island law, the directors of AFAR are under a fiduciary duty to act in the best interest of AFAR.

AFAR may be forced to close the Business Combination even if AFAR determines it is no longer in AFAR shareholders’ best interest. Public AFAR shareholders are protected from a material adverse event of AFAR or Allrites arising between the date of the Business Combination Agreement and the Closing, primarily by the right to redeem their public shares for a pro rata portion of the funds held in the trust account, calculated as of two business days prior to the vote at the Extraordinary General Meeting. If a material adverse event were to occur after approval of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal at the Extraordinary General Meeting, AFAR may be forced to close the Business Combination even if it determines that it is no longer in its shareholders’ best interest to do so (as a result of such material adverse event), which could have a significant negative impact on AFAR’s business, financial condition or results of operations.

The Sponsor’s Shareholders, AFAR’s directors and officers have agreed or are otherwise obligated to vote all of their AFAR Class B ordinary Share in favor of the Business Combination, regardless of how AFAR’s Public Shareholders vote.

The Sponsor’s Shareholders, AFAR’s directors and officers who purchased AFAR Class B Ordinary Shares from the Sponsor have agreed or are otherwise obligated to vote all of their AFAR Class B Ordinary Shares in favor of all the proposals being presented at the Extraordinary General Meeting, including the Business Combination Proposal. (The Anchor Investors are not obligated to vote their Class A Ordinary Shares in favor of the Business Combination Proposal.) In addition, the Sponsor and members of AFAR’s management team also may from time-to-time purchase AFAR Class A Ordinary Shares before the record date for the Extraordinary General Meeting. Under the Existing AFAR Articles, AFAR may complete the Business Combination only if it obtains the requisite votes as described under “Extraordinary General Meeting of AFAR Shareholders.”

As a result, in addition to the 2,875,000 AFAR Class B ordinary shares held by the Sponsor and the AFAR officers and directors, AFAR would need 4,370,001, or 38% (assuming all issued and outstanding shares are voted), or 747,502, or 6.5% (assuming only the minimum number of shares representing a quorum are voted), of the 11,500,000 public Class A ordinary shares sold in the AFAR IPO to be voted in favor of the Business Combination Proposal, the Share Issuance Proposal, the Articles Amendment Proposal and the Incentive Plan Proposal in order to have those proposals approved and 6,785,000, or 59% (assuming all issued and outstanding shares are voted), or 1,955,001, or 17% (assuming only the minimum number of shares representing a quorum are voted), of the 11,500,000 public shares sold in the AFAR IPO to be voted in favor of the Articles Amendment

Proposal in order to have the Articles Amendment Proposal approved. Accordingly, the agreement by or other obligation of the Sponsor’s Shareholders, each member of AFAR’s management team and the Anchor Investors to vote their AFAR Class B Ordinary Shares in favor of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal will increase the likelihood that AFAR will receive the requisite shareholder approval for such proposals.

AFAR is dependent upon its officers and directors and their loss could adversely affect AFAR’s ability to complete the Business Combination.

AFAR’s operations are dependent upon a relatively small group of individuals and, in particular, its executive officers and directors. AFAR’s ability to complete its Business Combination depends on the continued service of its officers and directors. AFAR does not have an employment agreement with, or key-person insurance on the life of, any of its directors or officers.

The unexpected loss of the services of one or more of its directors or officers could have a detrimental effect on AFAR’s ability to consummate the Business Combination.

AFAR’s officers and directors will allocate their time to other businesses, thereby causing conflicts of interest in their determination as to how much time to devote to AFAR’s affairs. This conflict of interest could have a negative impact on AFAR’s ability to complete the Business Combination.

AFAR’s officers and directors are not required to, and will not, commit their full time to its affairs, which may result in conflict of interest in allocating their time between AFAR’s operations and the closing of the Business Combination, on the one hand, and their other business endeavors, on the other hand. Each of AFAR’s officers and directors is engaged in other businesses including another blank check company with respect to certain officers and directors for which he or she may be entitled to significant compensation. Furthermore, AFAR’s officers and directors are not obligated to contribute any specific number of hours per week to AFAR’s affairs and may also serve as officers or board members for other entities. If its officers’ and directors’ other business affairs require them to devote time to such other affairs, this may have a negative impact on AFAR’s ability to complete the Business Combination.

The Sponsor, AFAR’s directors, officers, advisors and their affiliates may elect to purchase shares from public shareholders, which may influence a vote on the Business Combination and reduce the public “float” of AFAR Shares.

The Sponsor, AFAR’s directors, officers, and advisors, or any of their affiliates may purchase AFAR Shares from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal to redeem or to not redeem their public shares. The purpose of any such transaction could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination and/or decrease or increase the number of redemptions. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants or other rights owned by the Sponsor or the Sponsor’s Shareholders for nominal value. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares in such transactions.

Entering into any such arrangements may have a depressive effect on the trading price of the AFAR Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase AFAR Shares at a price lower than market and may therefore be more likely to sell the AFAR Shares it owns, either prior to or immediately after the Extraordinary General Meeting. Any purchases by our Sponsor, officers, directors and/or their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors and/or their respective affiliates will not make purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. To the extent that any Public Shares are purchased, such Public Shares will not be voted as required by Tender Offers and Schedules Compliance and Disclosure Interpretations Question 166.01 promulgated by the SEC. Further, any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of AFAR’s Public Shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Extraordinary General Meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of AFAR Shares may be reduced and the number of beneficial holders of its securities may be reduced, possibly making it difficult to maintain the listing of its securities on Nasdaq.

AFAR did not obtain a third-party valuation or fairness opinion in respect of Allrites and consequently, you have no assurance from an independent source that the price AFAR is paying in connection with the Business Combination is fair to AFAR from a financial point of view.

AFAR is not required to obtain a third-party valuation or fairness opinion that the price AFAR is paying in connection with the Business Combination is fair to AFAR from a financial point of view. The AFAR Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Accordingly, investors will be relying solely on the judgment of the AFAR Board in valuing Allrites’ business and will assume the risk that the AFAR Board may not have properly valued the Business Combination. In analyzing the Business Combination, AFAR’s board of directors reviewed the significant business, financial and legal due diligence completed and/or commission by AFAR’s management on Allrites and researched the industry in which Allrites operates and concluded that the Business Combination is in the best interests of AFAR. Accordingly, investors will be relying solely on the judgment of AFAR’s board of directors and management in valuing Allrites’ business, and AFAR’s board of directors and management may not have properly valued such business. The lack of a third-party fairness opinion may lead an increased number of shareholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially impact AFAR’s ability to consummate the Business Combination or adversely affect New Allrites’ liquidity following the consummation of the Business Combination.

Shareholder litigation could prevent or delay the closing of the Business Combination or otherwise negatively impact business, operating results and financial condition.

AFAR and/or Allrites may incur additional costs in connection with the defense or settlement of any shareholder litigation in connection with the Business Combination. Litigation may adversely affect AFAR’s and Allrites’ ability to complete the Business Combination. Either or both of AFAR and Allrites could incur significant costs in connection with any such litigation, including costs associated with the indemnification of obligations to their directors. Consequently, if a plaintiff were to secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting AFAR’s and Allrites’ ability to complete the Business Combination, then such injunctive or other relief may prevent the Business Combination from becoming effective within the expected timeframe or at all.

New Allrites may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous for warrant holders.

Following the Business Combination, New Allrites may redeem the Public Warrants, prior to their exercise at a time that is disadvantageous to the holder, thereby significantly impairing the value of such warrants. New Allrites will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Ordinary Shares equals or exceeds $18.00 per share (subject to adjustment for share sub-divisions, share dividends, reorganizations and recapitalizations) for any 20 trading days within a 30 trading day period ending on the third trading business day prior to the date on which a notice of redemption is sent to the warrantholders and upon not less than 30 days’ prior written notice of redemption to each warrant holder. New Allrites will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares issuable upon exercise of such warrants is effective and a current prospectus relating to those New Allrites Ordinary Shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

The Private Warrants are identical to the Public Warrants in all material respects, except that the Private Warrants and any warrants underlying units issued to the Sponsor, initial shareholders, AFAR’s officers, directors or their affiliates in payment of working capital loans made to AFAR or any permitted transferees, will not be redeemable by New Allrites and will be exercisable on a cashless basis, in each case so long as they are held by the initial purchasers of the Private Warrants or their permitted transferees. If such warrants are held by other holders, such warrants will be redeemable by New Allrites in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

If and when the Public Warrants become redeemable by New Allrites, if New Allrites has elected to require the exercise of Public Warrants on a cashless basis, New Allrites may not exercise its redemption right if the issuance of New Allrites Ordinary Shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue-sky laws or we are unable to effect such registration or qualification. New Allrites will use its best efforts to register or qualify such New Allrites Ordinary Shares under the blue-sky laws of the state of residence in those states in which the warrants were offered by us in the IPO. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

In the event New Allrites determines to redeem the Public Warrants, holders of redeemable warrants would be notified of such redemption as described in the Warrant Agreement. Specifically, in the event that New Allrites elects to redeem all of the redeemable warrants as described above, New Allrites will fix a date for the redemption (“Warrant Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by New Allrites not less than 30 days prior to the Warrant Redemption Date to the registered holders of the warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via New Allrites’ posting of the redemption notice to DTC. In each case, New Allrites may only call the New Allrites Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each holder, provided that holders will be able to exercise their New Allrites Public Warrants prior to the time of redemption and, at New Allrites’ election, any such exercise may be required to be on a cashless basis. The closing price for the Class A Ordinary Shares as of [ ], 2023 was $10.[ ] and has never exceeded the $18.00 threshold that would trigger the right to redeem the Public Warrants following the Closing.

The COVID-19 pandemic triggered an economic crisis that could delay or prevent the consummation of the Business Combination.

Given the ongoing and dynamic nature of the COVID-19 pandemic, it is difficult to predict the impact on the business of AFAR and Allrites, and there is no guarantee that efforts by AFAR and Allrites to address the adverse impact of the COVID-19 pandemic will be effective. If AFAR or Allrites is unable to recover from a business disruption on a timely basis, the Business Combination and New Allrites’ business, financial condition and results of operations following the completion of the Business Combination could be adversely affected. The Business Combination may also be delayed and adversely affected by the COVID-19 pandemic and become more costly. Each of AFAR and Allrites may also incur costs to remedy damages and recover losses caused by such disruptions, which could adversely affect its financial condition and results of operations. See also “—Risks Related to Allrites’ Business and Industry — COVID-19 has adversely affected our business and may continue to adversely affect our business.”

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, we expect. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that AFAR and Allrites expect to achieve from the Business Combination.

AFAR may not have sufficient funds to consummate the Business Combination or operate until the Final Redemption Date.

As of May 30, 2023, AFAR had approximately $120,031,079 of cash held outside the trust account. If AFAR is required to seek additional capital, it may need to borrow funds from the Sponsor, its management team, or third parties to operate or may be forced to liquidate. AFAR believes that the funds available to it outside of the trust account, together with funds available from loans from the Sponsor, AFAR’s affiliates or members of AFAR’s management team will be sufficient to allow it to operate for at least the period ending on the Final Redemption Date. However, AFAR cannot assure you that its estimate is accurate, and the Sponsor, AFAR’s affiliates or members of AFAR’s management team are under no obligation to advance funds to AFAR in such circumstances.

AFAR and Allrites will incur significant transaction and transition costs in connection with the Business Combination.

AFAR and Allrites have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. AFAR and Allrites may also incur additional costs to retain key employees. Certain transaction costs incurred in connection with the Business Combination Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses, and costs, will be paid by Allrites following the Closing of the Business Combination.

If AFAR is unable to complete the Business Combination, or another business combination, within the prescribed time frame, AFAR would cease all operations except for the purpose of winding up, redeeming its public shares and liquidating.

AFAR must complete its initial business combination by the Final Redemption Date. If AFAR has not completed the Business Combination, or another business combination, within such time period, AFAR will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to AFAR to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and the AFAR Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Existing AFAR Articles provide that, if AFAR winds up for any other reason prior to the consummation of its initial business combination, it will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than 10 business days thereafter, subject to applicable Cayman Islands law. In either such case, AFAR’s public shareholders may receive only $10.00 per public share, or less than $10.00 per public share, on the redemption of their shares, and AFAR Warrants will expire worthless.

There are risks to AFAR’s shareholders who are not affiliates of the Sponsor of becoming shareholders of New Allrites through the Business Combination rather than acquiring securities of Allrites directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Upon the Closing, New Allrites intends to apply to continue the listing of the New Allrites Ordinary Shares and the New Allrites Warrants on Nasdaq under the symbols [___] and [____W], respectively.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of New Allrites’ securities in connection therewith, investors will not receive the benefit of any outside independent review of AFAR’s and Allrites’ respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of the Financial Industry Regulatory Authority, Inc. and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, AFAR’s shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

If New Allrites became a public company through an underwritten public offering, the underwriters for such offering would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” In order to fulfill its duty to conduct a “reasonable investigation,” an underwriter will, in addition to conducting a significant amount of due diligence on its own, usually require that an issuer’s independent registered public accounting firm provide a comfort letter with respect to certain numbers included in the registration statement and will require the law firm for the issuer to include in its legal opinion to the underwriters a statement that such counsel is not aware of any material misstatements or omissions in the initial public offering registration statement (“Counsel Negative Assurance Statements”). Auditor comfort letters and Counsel Negative Assurance Statements are generally not required in connection with private companies going public through a merger with a special purpose acquisition company, such as AFAR, and no auditor comfort letters, or Counsel Negative Assurance Statements have been requested or obtained in connection with the Business Combination or the preparation of this proxy statement/prospectus.

In addition, the amount of due diligence conducted by AFAR and its advisors in connection with the Business Combination may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of New Allrites. Accordingly, it is possible that defects in New Allrites’ business or problems with New Allrites’ management that would have been discovered if New Allrites conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the New Allrites Ordinary Shares.

Unlike an underwritten initial public offering, the initial trading of the New Allrites Ordinary Shares will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing.

The lack of such a process in connection with the listing of New Allrites’ securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for New Allrites securities during the period immediately following the listing than in connection with an underwritten initial public offering. Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if we became a publicly listed company through an underwritten initial public offering instead of upon consummation of the Business Combination.

If, before distributing the proceeds in the trust account to its public shareholders, AFAR files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of its shareholders and the per-share amount that would otherwise be received by its shareholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the trust account to its public shareholders, AFAR files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy or insolvency law and may be included in AFAR’s bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy or insolvency claims deplete the trust account, the per-share amount that would otherwise be received by shareholders in connection with AFAR’s liquidation may be reduced.

AFAR shareholders may be held liable for claims by third parties against AFAR to the extent of distributions received by them upon redemption of their shares.

If AFAR is forced to enter into an insolvent liquidation, any distributions received by AFAR shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, AFAR was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by its shareholders. Furthermore, members of the AFAR Board may be viewed as having breached their fiduciary duties to AFAR or AFAR’s creditors and/or may have acted in bad faith, and thereby exposing themselves and AFAR to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. AFAR cannot assure you that claims will not be brought against it for these reasons. AFAR and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of AFAR’s share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of approximately $18,000 and imprisonment for five years in the Cayman Islands.

If AFAR requires Public Shareholders who wish to redeem their Public Shares to comply with the delivery requirements for redemption, such shareholders may be unable to sell their securities when they wish to if the Business Combination is not approved.

If AFAR requires Public Shareholders who wish to redeem their Public Shares to comply with specific delivery requirements for redemption and such proposed business combination is not consummated, AFAR will promptly return such certificates to the applicable Public Shareholders. Accordingly, investors who attempted to redeem their shares in such a circumstance will be unable to sell their securities after the failed acquisition until AFAR has returned their securities to them. The market price for AFAR’s shares may decline during this time and AFAR’s Public Shareholders may not be able to sell their securities when they wish to, even while other shareholders that did not seek conversion may be able to sell their securities.

If an Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the AFAR Board will not have the ability to adjourn the Extraordinary General Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

The AFAR Board is seeking approval to adjourn the Extraordinary General Meeting to a later date or dates if, at the Extraordinary General Meeting, based upon the tabulated votes, there are insufficient votes to approve the consummation of the Business Combination. If the Adjournment Proposal is not approved, the Chairman of the Extraordinary General Meeting will not have the ability to adjourn the Extraordinary General Meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the Business Combination. In such an event, the Business Combination would not be completed.

Unanticipated losses, write-downs or write-offs, restructuring and impairment or other charges, taxes (direct or indirect), levies or other liabilities may be incurred or required subsequent to, or in connection with, the consummation of the Business Combination, which could have a significant negative effect on New Allrites’ financial condition and results of operations and the price of New Allrites Ordinary Shares, which in turn could cause you to lose some or all of your investment.

Allrites operates in several jurisdictions in Southeast Asia, most of which are emerging markets involving additional or heightened operational and legal risks as compared to more developed markets. Even when these risks are identified, assessing the impact of those risks on its business and the Business Combination is inherently uncertain, previously assessed risks may materialize in a manner that is inconsistent with Allrites’ and/or AFAR’s original risk analysis or assessment, and unexpected or unanticipated risks, losses, charges, taxes (direct or indirect), levies or liabilities may arise. We may be unaware of potential risks in Allrites’ business and there may be factors outside of Allrites’ and AFAR’s control that arise. While we believe that Allrites has operated its businesses, and while Allrites and AFAR believe they have arranged the Business Combination, in a manner that appropriately minimizes taxes and other costs, there can be no assurance that additional liabilities, taxes (direct or indirect), levies or other costs will not arise. In particular, businesses operating in emerging market jurisdictions in Southeast Asia such as Allrites are exposed to heightened political, regulatory, tax, economic, and legal risks and laws and regulations are often uncertain, evolving, or subject to differences of opinion with respect to, implementation and interpretation. Accordingly, there can be no assurance that (a) New Allrites and its operations and businesses will not be exposed to unanticipated or unexpected legal, tax or other regulatory risks, losses, charges, taxes (direct or indirect), levies or liabilities (or that existing laws or regulations (including tax laws and regulations) will be applied in a manner consistent with the manner in which professional advisors would expect them to be applied), or (b) the Business Combination will not encounter unanticipated or unexpected delays, or be exposed to, or result in, unexpected or unanticipated legal, tax or other regulatory risks, losses, charges, taxes (direct or indirect), levies, or liabilities or other costs (or that existing laws or regulations (including tax laws and regulations) will be applied to the Business Combination in a manner consistent with the manner in which professional advisors would expect them to be applied).

If such risks were to materialize in connection with, or subsequent to, the consummation of the Business Combination, New Allrites and its shareholders, directly or indirectly, may incur losses and/or additional expenses, including corporate, income, capital gains (direct or indirect), transfer or other taxes, and penalties. As a result of these factors, New Allrites may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges, taxes (direct or indirect), levies, liabilities, or other costs (including fines, penalties, and interest) that could result in reporting losses or other liabilities, which could be material. Any of these factors could cause negative market perceptions of New Allrites and its securities, and adversely affect New Allrites’ business, financial condition, and results of operations.

Any shareholders of AFAR who choose not to redeem their AFAR Shares and, as a result, become shareholders of New Allrites following the consummation of the Business Combination could suffer a reduction in the value of their New Allrites Ordinary Shares as a result of the foregoing factors and would be unlikely to have a remedy for such reduction in value. AFAR and Allrites shareholders should consult their own legal, tax and other advisors regarding the consequences to them of the Business Combination.

Past performance by any member or members of our management team or our Sponsor or any of their respective affiliates may not be indicative of future performance of an investment in AFAR or New Allrites.

Past performance by any member or members of our management team, our Sponsor, or any of their respective current or former affiliates or entities related to one or more of them, is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of any member or members of our management team, any of their respective current or former affiliates or entities related to one or more of them, or any of the foregoing’s related investment’s performance, as indicative of the future performance of an investment in AFAR or New Allrites or the returns AFAR or New Allrites will, or is likely to, generate going forward.

If third parties bring claims against AFAR, the proceeds held in the trust account could be reduced and the per-share redemption amount received by AFAR’s shareholders may be less than $10.00 per share.

AFAR’s placing of funds in the trust account may not protect those funds from third-party claims against it. Although AFAR has sought and will continue to seek to have all vendors, service providers, and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of AFAR’s public shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against AFAR’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, AFAR’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where AFAR may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon the exercise of a redemption right in connection with the Business Combination, AFAR will be required to provide for payment of claims of creditors that were not waived that may be brought against AFAR within the 10 years following redemption. Accordingly, the per-share redemption amount that public shareholders receive could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors. Pursuant to a letter agreement between AFAR, the Sponsor, and AFAR’s directors and officers, the Sponsor has agreed that it will be liable to AFAR if and to the extent any claims by a third party (other than its independent auditors) for services rendered or products sold to it reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay its tax obligations, provided that such liability will not apply to any claims by a third party that executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under AFAR’s indemnity of the underwriters of the AFAR IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

However, AFAR has not asked the Sponsor to reserve for such indemnification obligations, nor has AFAR independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and AFAR believes that the Sponsor’s only assets are securities of AFAR. Therefore, AFAR cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for the Business Combination or any other business combination and redemptions could be reduced to less than $10.00 per public share. In such event, AFAR may not be able to complete the Business Combination or any other business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of AFAR’s officers or directors will indemnify AFAR for claims by third parties including claims by vendors and prospective target businesses.

The SEC has issued proposed rules to regulate special purpose acquisition companies. Certain of the procedures that we, a potential business combination target, or others may determine to undertake in connection with such proposals may increase our costs and the time needed to complete our Business Combination and may constrain the circumstances under which we could complete a business combination.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating, among other items, to disclosures in business combination transactions between special purpose acquisition companies (“SPACs”) such as us and private operating companies; the condensed financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940, as amended, including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. Certain of the procedures that we, a potential business combination target, or others may determine to undertake in connection with the SPAC Rule Proposals, or pursuant to the SEC’s views expressed in the SPAC Rule Proposals, may increase the costs of negotiating and completing a business combination and the time required to consummate a transaction, and may constrain the circumstances under which we could complete a business combination.

If we were deemed to be an investment company for purposes of the Investment Company Act, we may be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate the Company. To avoid that result, on or shortly prior to the 24-month anniversary of the effective date of our registration statement for its initial public offering (“IPO Registration Statement”) we will liquidate the securities held in the Trust Account and instead hold all funds in the Trust Account in cash. As a result, following such liquidation, we will likely receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount that our public shareholders would receive upon any redemption or liquidation of the Company.

On March 30, 2022, the SPAC Rule Proposals relating, among other matters, to the circumstances in which SPACs such as us could potentially be subject to the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria. To comply with the duration limitation of the proposed safe harbor, a SPAC would have a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of the IPO Registration Statement. The company would then be required to complete its initial business combination no later than 24 months after the effective date of the IPO Registration Statement.

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like ours, that has entered into a definitive agreement within 18 months after the effective date of its IPO Registration Statement but may not complete its initial business combination within 24 months after such date. Although we had entered into a definitive business combination agreement within 18 months after the effective date of our IPO Registration Statement, we might not complete an initial business combination within 24 months of such date, depending on the review of this proxy statement/prospectus.

As a result, it is possible that a claim could be made that we have been operating as an unregistered investment company. If we were deemed to be an investment company for purposes of the Investment Company Act, we might be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate the Company. If we are required to liquidate the Company, our investors would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of the AFAR Class A Ordinary Shares and AFAR warrants following such a transaction, and our warrants would expire worthless. The funds in the Trust Account have, since our IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act.

If, after AFAR distributes the proceeds in the trust account to its public shareholders, AFAR files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the AFAR Board may be viewed as having breached their fiduciary duties to its creditors, thereby exposing the members of the AFAR Board and AFAR to claims for punitive damages.

If, after AFAR distributes the proceeds in the trust account to AFAR’s public shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some, or all amounts received by AFAR shareholders. In addition, the AFAR Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing themselves and AFAR (which has indemnified such directors) to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors.

AFAR assessment of going concern has determined there is a risk of substantial doubt about AFAR’s ability to continue as a “going concern.”

In connection with AFAR’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” AFAR’s management determined that AFAR has and will continue to incur significant costs in pursuit of its acquisition plans, which raises substantial doubt about AFAR’s ability to continue as a going concern. AFAR’s independent registered public accounting firm’s report included in AFAR’s audited financial statements as of November 30, 2022 and for the period from December 6, 2021 (inception) through November 30, 2022 contains an explanatory paragraph that expresses substantial doubt about AFAR’s ability to continue as a “going concern.”

AFAR’s need to incur significant costs in pursuit of its acquisition plans raises substantial doubt about AFAR’s ability to continue as a going concern. Moreover, AFAR may need to obtain additional financing to satisfy the closing condition in the Business Combination Agreement to have a minimum of $25 million in cash after giving effect to the payment of AFAR’s and Allrites’ expenses in connection with the Business Combination and the completion and payment of AFAR’s obligation to redeem a significant number of its Class A Ordinary Shares in connection with the consummation of the Business Combination. See “General Meeting of AFAR Shareholders — Redemption Rights.” If AFAR is unable to complete the Business Combination because it does not have sufficient available funds, it will be forced to cease operations and liquidate its trust account. In addition, following the consummation of the Business Combination, if New Allrites’ cash on hand is insufficient, New Allrites may need to obtain additional financing in order to meet its obligations or to expand its business sufficiently or at all.

In addition, AFAR management has determined that the mandatory liquidation and subsequent dissolution, should AFAR be unable to complete the Business Combination (or any alternative business combination), raises substantial doubt about AFAR’s ability to continue as a going concern. AFAR has until the Final Redemption Date to consummate a business combination. It is uncertain that AFAR will be able to consummate a business combination by this time. If AFAR does not consummate a business combination by this date, it must liquidate and subsequently dissolve. No adjustments have been made to the carrying amounts of assets or liabilities should AFAR be required to liquidate after the Final Redemption Date.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either AFAR or Allrites can refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the closing of the Business Combination Transactions. However, the following types of changes do not permit AFAR to refuse to complete the Business Combination, even if such change could be said to have a material adverse effect on the business, assets and liabilities, results of operations or financial condition of Allrites and its subsidiaries, taken as a whole (except, in some cases, where the change has a disproportionate effect on the business, assets, liabilities, results of operations or condition of Allrites and its subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which they operate, but only to the extent of the incremental disproportionate effect on Allrites and its subsidiaries, taken as a whole, relative to such similarly situated participants):

●	any change in applicable Laws or IFRS or any interpretation thereof following the date of the Business Combination Agreement;

●	any change in interest rates or economic, political, business, or financial market conditions generally;

●	the taking of any action required to be taken under the Business Combination Agreement;

●	any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of the Business Combination Agreement), acts of nature or change in climate;

●	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national, or international political conditions;

●	any failure in and of itself of Allrites to meet any projections or forecasts;

●	any event generally applicable to the industries or markets in which Allrites and its subsidiaries operate;

●	if AFAR public shareholders were to request redemption of only a small number of AFAR Class A Ordinary Shares, AFAR instead of Allrites would be the acquiror for accounting purposes. It has been the observation of AFAR and Allrites that the public shareholders of SPACs usually request redemption of well over half of the outstanding publicly held shares of their SPACs, and AFAR and Allrites expect AFAR’s public shareholders to request redemptions of more than half of AFAR’s Class A Ordinary Shares. Therefore, AFAR and Allrites amended the Business Combination Agreement to make it a condition of each of AFAR and Allrites to close that AFAR public shareholders request the redemption at an aggregate of at least 5,200,000 AFAR Class A Ordinary Shares. If AFAR’s public shareholders do not request redemptions of at least such aggregate amount of shares, neither party is obligated to close the Business Combination;

●	any action taken by, or at the request of, AFAR; or

●	the announcement of the Business Combination Agreement and consummation of the transactions contemplated thereby or any of the Other Transaction Documents, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on Allrites and its subsidiaries’ relationships, contractual or otherwise, with third parties (other than such impact on licenses with governmental authorities, which impact shall not be excluded).

Furthermore, AFAR or Allrites may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Business Combination, AFAR’s, Allrites’, and New Allrites’ share price may suffer.

Subsequent to the completion of the Business Combination, New Allrites may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of New Allrites Ordinary Shares, which could cause AFAR and Allrites shareholders to lose some or all of their investment.

Although AFAR has conducted due diligence on Allrites, AFAR cannot assure you that this due diligence identified all material issues that may be present with the business of Allrites. Similarly, although Allrites conducted due diligence on AFAR, Allrites cannot assure you that this due diligence identified all material issues that may be present with respect to AFAR. We cannot rule out that factors unrelated to Allrites and AFAR and outside of AFAR’s or Allrites’ control will not later arise. As a result of these factors, New Allrites may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in it reporting losses. Even if AFAR’s and Allrites’ due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on New Allrites’ liquidity, the fact that New Allrites reports charges of this nature could contribute to negative market perceptions about the post-combination company or its securities. In addition, charges of this nature may cause New Allrites to be unable to obtain future financing on favorable terms or at all.

During the interim period, AFAR is prohibited from entering into certain transactions that might otherwise be beneficial to AFAR or its shareholders.

Until the earlier of consummation of the Business Combination or termination of the Business Combination Agreement, AFAR is subject to certain limitations on the operations of its business, including restrictions on its ability to merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any entity other than Allrites, as summarized under the “The Business Combination Proposal; Terms of the Business Combination — The Business Combination Agreement — Covenants of the Parties.” The limitations on AFAR’s conduct of its business during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

The Business Combination Agreement remains subject to conditions that AFAR and Allrites cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.

The Business Combination Agreement is subject to a number of conditions. There are no assurances that all conditions to the Business Combination Agreement will be satisfied or that the conditions will be satisfied in the expected timeframe. If the conditions to the Business Combination Agreement are not met (and are not waived, to the extent waivable), then either AFAR or Allrites may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement. See the section of this proxy statement/prospectus titled “The Business Combination Proposal; Terms of the Business Combination.”

New Allrites shareholders may have limited remedies if their shares suffer a reduction in value following the Business Combination, and because New Allrites is incorporated under the laws of the Cayman Islands, shareholders may face difficulties in protecting their interests, and a shareholder’s ability to protect its rights through the U.S. federal courts may be limited.

Allrites’ shareholders who become shareholders in New Allrites, and any AFAR shareholders who choose to remain shareholders of New Allrites following the Business Combination, could suffer a reduction in the value of their New Allrites Ordinary Shares. Such shareholders are unlikely to have a remedy for such reduction in value, unless they are able to successfully claim that the reduction was due to the breach by AFAR’s or Allrites’, as applicable, officers or directors of a duty of care or other fiduciary duty, or if they are able to successfully bring a private claim under securities laws that this proxy statement/prospectus contained an actionable material misstatement or material omission.

New Allrites is incorporated under the law of the Cayman Islands. New Allrites’ Cayman Islands counsel are not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability of such actions. In most cases, New Allrites will be the proper plaintiff in any claim based on a breach of duty owed to New Allrites, as applicable, and a claim against (for example) New Allrites’ officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and could be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances including where:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may, in some circumstances, have a direct right of action against New Allrites where the individual rights of the shareholder have been infringed or are about to be infringed.

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a special purpose acquisition company does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary in an underwritten offering.

In addition, going public via a business combination with a special purpose acquisition company does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a special purpose acquisition company transaction, the value of the company is established by means of negotiations between the target company and the special purpose acquisition company. The process of establishing the value of a company in a special purpose acquisition company business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed, resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a special purpose acquisition company transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

AFAR and Allrites shareholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Subsequent to the Exchange and the consummation of the Business Combination, current AFAR and current Allrites shareholders’ percentage ownership in the combined company will be diluted. The percentage of New Allrites Ordinary Shares that will be owned by current AFAR shareholders as a group and by current Allrites shareholders as a group will vary based on the number of AFAR Class A Ordinary Shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of current AFAR shareholders, and current Allrites shareholders under different redemption levels, based on the number of issued and outstanding AFAR Class A Ordinary Shares, AFAR Class B Ordinary Shares, and Allrites Shares on [___], 2023, current AFAR shareholders, as a group, and current Allrites shareholders, as a group, will own (i) in the Minimum Redemption Scenario, 25%, 50%, and 75%, respectively, of the New Allrites Ordinary Shares expected to be outstanding immediately after the Business Combination, or (ii) in the Maximum Redemption Scenario, 25%, 50%, and 75%, respectively, of the New Allrites Ordinary Shares expected to be outstanding immediately after the Business Combination. Because of this, current AFAR shareholders, as a group, and current Allrites shareholders, as a group, will each have less influence on the board of directors, management, and policies of New Allrites than they now have on the board of directors, management, and policies of AFAR and Allrites, respectively. See the section entitled “Beneficial Ownership of Securities” of this proxy statement/prospectus for an illustration of the number of shares and percentage interests outstanding under scenarios that assume redemptions of public shares under the Minimum Redemption Scenario, 25%, Redemption Scenario, 50% Redemption Scenario, and the 75% Redemption Scenario, and the Maximum Redemption Scenario.

Risks Related to Ownership of New Allrites Ordinary Shares

The market price and trading volume of the New Allrites Ordinary Shares may be volatile and could decline significantly following the Business Combination.

The stock markets, including Nasdaq on which the AFAR Ordinary Shares to be issued in the Business Combination are traded, have from time-to-time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the New Allrites Ordinary Shares following the Business Combination, the market prices of the New Allrites Ordinary Shares may be volatile and could decline significantly. In addition, the trading volumes in the New Allrites Ordinary Shares may fluctuate and cause significant price variations to occur. If the market prices of the New Allrites Ordinary Shares decline significantly, you may be unable to resell your New Allrites Ordinary Shares at or above the market price of the New Allrites Ordinary Shares as of the date immediately following the consummation of the Business Combination.

There can be no assurance that the market prices of the New Allrites Ordinary Shares will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

●	the realization of any of the risk factors presented in this proxy statement/prospectus;

●	actual or anticipated differences in our estimates, or in the estimates of analysts, for New Allrites’ revenues, results of operations, cash flows, level of indebtedness, liquidity or financial condition;

●	announcements by New Allrites or its competitors of significant business developments;

●	changes in customers;

●	acquisitions or expansion plans;

●	New Allrites’ involvement in litigation;

●	sale of New Allrites Ordinary Shares or other securities in the future;

●	market conditions in New Allrites’ industry;

●	changes in key personnel;

●	the trading volume of New Allrites Ordinary Shares;

●	actual, potential, or perceived control, accounting or reporting problems;

●	changes in accounting principles, policies and guidelines;

●	other events or factors, including but not limited to those resulting from infectious diseases, health epidemics and pandemics (including but not limited to the ongoing COVID-19 pandemic), natural disasters, war, acts of terrorism or responses to these events; and

●	general economic and market conditions.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of the New Allrites Ordinary Shares, regardless of its operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If New Allrites were involved in any similar litigation it could incur substantial costs and its management’s attention and resources could be diverted.

New Allrites will issue New Allrites Ordinary Shares as consideration for the Business Combination, and New Allrites may issue additional New Allrites Ordinary Shares or other equity or convertible debt securities without approval of the holders of New Allrites Ordinary Shares, which would dilute existing ownership interests and may depress the market price of New Allrites Ordinary Shares.

We anticipate that, following the Business Combination, (i) former Allrites shareholders will own approximately 43% of the outstanding New Allrites Ordinary Shares, (ii) former AFAR public shareholders will own approximately 43% of the outstanding New Allrites Ordinary Shares, (iii) the Sponsor and AFAR directors and certain other advisors of AFAR to whom the Sponsor has transferred AFAR Shares including the Representative Shares will own approximately 14% of the outstanding New Allrites Ordinary Shares. These percentages assume the Minimum Redemption Scenario. If the actual facts differ from these assumptions, these percentages will differ.

New Allrites may continue to require capital investment to support its business, and New Allrites may issue additional New Allrites Ordinary Shares or other equity or convertible debt securities of equal or senior rank in the future without approval of the holders of the New Allrites Ordinary Shares in certain of circumstances.

New Allrites’ issuance of additional New Allrites Ordinary Shares or other equity or convertible debt securities would have the following effects: (i) New Allrites’ existing shareholders’ proportionate ownership interest in New Allrites may decrease; (ii) the amount of cash available per share, including for payment of dividends in the future, may decrease; (iii) the relative voting power of each previously outstanding New Allrites Ordinary Share may be diminished; and (iv) the market price of New Allrites Ordinary Shares may decline.

Furthermore, persons who will be employees, directors, and consultants of New Allrites and its subsidiaries and affiliates hold, and we expect that after the Business Combination will be granted, equity awards under the New Allrites Incentive Plan. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercised, as applicable, for New Allrites Ordinary Shares.

There will be material differences between your current rights as a holder of Allrites Shares and the rights one will have as a holder of New Allrites Ordinary Shares, some of which may adversely affect you.

Upon completion of the Business Combination, Allrites shareholders will no longer be shareholders of Allrites, but will be shareholders of New Allrites. There will be material differences between the current rights of Allrites shareholders and the rights you will have as a holder of the New Allrites Ordinary Shares, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of Allrites shareholders and the New Allrites shareholders, see the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Shareholder Rights.”

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about New Allrites, its share price and trading volume could decline significantly.

The trading market for New Allrites Ordinary Shares will depend, in part, on the research and reports that securities or industry analysts publish about New Allrites or its business. New Allrites may be unable to sustain coverage by well-regarded securities and industry analysts. If either no or only a limited number of securities or industry analysts maintain coverage of New Allrites, or if these securities or industry analysts are not widely respected within the general investment community, the demand for New Allrites Ordinary Shares could decrease, which might cause its share price and trading volume to decline significantly. In the event that New Allrites obtains securities or industry analyst coverage or, if one or more of the analysts who cover New Allrites downgrade their assessment of New Allrites or publish inaccurate or unfavorable research about New Allrites’ business, the market price and liquidity for New Allrites Ordinary Shares could be negatively impacted.

Future resales of New Allrites Ordinary Shares issued to Allrites shareholders and other significant shareholders may cause the market price of the New Allrites Ordinary Shares to drop significantly, even if New Allrites’ business is doing well.

Under the Business Combination Agreement, the Allrites shareholders will receive, among other things, 43% of the outstanding New Allrites Ordinary Shares, approximately 11.2% of which will be eligible for sale immediately after the consummation of the Business Combination. These percentages assume (i) a [●], 2023 Closing Date and (ii) the Minimum Redemption Scenario. If the actual facts differ from these assumptions, these percentages will differ. Pursuant to the Allrites Holders Support Agreement and the Sponsor Support Agreement, certain New Allrites shareholders will be restricted, subject to certain exceptions, from selling any of the New Allrites Ordinary Shares that they receive as a result of the Exchange, which restrictions will expire and therefore additional New Allrites Ordinary Shares will be eligible for resale, the earlier of:

●	the date falling 180 days after the closing of the Exchange; and

●	the date on which New Allrites completes any amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction that results in all of New Allrites’ shareholders having the right to exchange their New Allrites Ordinary Shares for cash, securities or other property following the closing of the Exchange.

See “The Business Combination Proposal; Terms of the Business Combination — Related Agreements.”

Subject to the Allrites Holders Support Agreement, certain shareholders party thereto may sell New Allrites Ordinary Shares pursuant to Rule 144 under the Securities Act (“Rule 144”), if available. In these cases, the resales must meet the criteria and conform to the requirements of that rule, including, because AFAR is currently a shell company, waiting until one year after New Allrites’ filing with the SEC of Form 10 type information reflecting the Business Combination.

Upon expiration or waiver of the applicable lock-up periods, and upon effectiveness of the registration statement New Allrites files pursuant to the Registration Rights Agreement or upon satisfaction of the requirements of Rule 144, certain former AFAR shareholders and certain other significant shareholders of New Allrites may sell large amounts of New Allrites Ordinary Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in New Allrites’ share price or putting significant downward pressure on the price of the New Allrites Ordinary Shares. See “Shares Eligible for Future Sale — Registration Rights” and “— Rule 144.”

AFAR’s shareholders will experience immediate dilution as a consequence of the issuance of AFAR Ordinary Shares as consideration in the Business Combination and due to future issuances, including pursuant to the Incentive Plan. Having a minority share position may reduce the influence that AFAR’s current shareholders have on the management of Allrites.

It is anticipated that, following the Business Combination (assuming, among other things, that Public Shareholders exercise their redemption rights with respect to the Minimum Redemption Amount of their Public Shares) (1) AFAR’s Public Shareholders are expected to own approximately 43% of the outstanding New Allrites Ordinary Shares, (2) Allrites Shareholders are expected to collectively own approximately 43% of the outstanding New Allrites Ordinary Shares, and (3) the Sponsor along with the officers and directors, coupled with the Representative Shares, is expected to own approximately 12% of the outstanding New Allrites Ordinary Shares, assuming none of the AFAR shareholders exercise their redemption rights in connection with the Meeting.

New Allrites’ employees and consultants are expected to be granted equity awards under the Incentive Plan. AFAR Public Shareholders will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for New Allrites Ordinary Shares. These options, if exercised by the option holders, will result in further dilution to AFAR shareholders after the consummation of the Business Combination.

Additionally, New Allrites may also, from time to time in the future, issue additional New Allrites Ordinary Shares or securities convertible into New Allrites Ordinary Shares pursuant to a variety of transactions, including acquisitions. Issuing additional shares of our capital shares, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing shareholders, reduce the market price of New Allrites Ordinary Shares, or both. Preference shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of New Allrites Ordinary Shares. New Allrites’ decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, which may adversely affect the amount, timing, or nature of our future offerings. As a result, holders of AFAR Ordinary Shares bear the risk that future offerings may reduce the market price of New Allrites Ordinary Shares and dilute their percentage ownership.

The requirements of being a public company may strain New Allrites’ resources, divert New Allrites management’s attention and affect New Allrites’ ability to attract and retain qualified board members.

New Allrites will incur additional legal, accounting and other expenses following completion of the Business Combination. New Allrites will be subject to the reporting requirements of the Exchange Act, the Nasdaq listing requirements and other applicable securities rules and regulations. These expenses may increase even more if New Allrites no longer qualifies as an “emerging growth company,” as defined in Rule 405 of the Securities Act. The Exchange Act requires, among other things, that New Allrites file annual and current reports with respect to its business and operating results and maintain effective disclosure controls and procedures and internal control over financial reporting. New Allrites may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We expect that these laws and regulations will increase New Allrites’ legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty.

New Allrites’ anticipated management team has limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. New Allrites’ management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing its growth strategy, which could prevent New Allrites from improving its business, financial condition, and results of operations. Furthermore, we expect these rules and regulations to make it more difficult and more expensive for New Allrites to obtain director and officer liability insurance, and consequently New Allrites may be required to incur substantial costs to obtain such coverage. These additional obligations could have a material adverse effect on New Allrites’ business, financial condition, results of operations and prospects. These factors could also make it more difficult for New Allrites to attract and retain qualified members of its board of directors, particularly to serve on New Allrites’ audit committee, compensation committee, and nominating committee, and qualified executive officers.

As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, New Allrites’ business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, New Allrites’ business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in New Allrites’ favor, these claims, and the time and resources necessary to resolve them, could have an adverse effect on its business, financial condition, results of operations and prospects.

Because New Allrites is a foreign private issuer and is exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if it were a domestic issuer.

New Allrites’ status as a foreign private issuer exempts it from compliance with certain Nasdaq corporate governance requirements if it instead complies with the statutory requirements applicable to a Cayman Islands exempted company. The statutory requirements of New Allrites’ home country of Cayman Islands, do not strictly require a majority of its board to consist of independent directors. Thus, although a director must act in the best interests of New Allrites, it is possible that fewer board members will be exercising independent judgment and the level of board oversight of the management the company may decrease as a result. In addition, the Nasdaq Listing Rules also require U.S. domestic issuers to have an independent compensation committee with a minimum of two members, a nominating committee, and an independent audit committee with a minimum of three members. New Allrites, as a foreign private issuer, with the exception of needing an independent audit committee composed of at least three members, is not subject to these requirements. The Nasdaq Listing Rules may also require shareholder approval for certain corporate matters that New Allrites’ home country’s rules do not. Following Cayman Islands governance practices, as opposed to complying with the requirements applicable to a U.S. company listed on Nasdaq, may provide less protection to you than would otherwise be the case. New Allrites will be an “emerging growth company” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make New Allrites’ Ordinary Shares less attractive to investors, which could have a material and adverse effect on New Allrites, including its growth prospects.

Upon consummation of the Business Combination, New Allrites will be an “emerging growth company” as defined in Rule 405 of the Securities Act. New Allrites will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which New Allrites has total annual gross revenue of at least $1,235,000,000 or (c) in which New Allrites is deemed to be a large accelerated filer, which means the market value of New Allrites Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of New Allrites’ prior second fiscal quarter, and (ii) the date on which New Allrites issued more than $1.0 billion in non-convertible debt during the prior three-year period. We expect New Allrites to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that New Allrites’ independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation, as well as exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

As a result, New Allrites shareholders may not have access to certain information they deem important. We cannot predict if investors will find New Allrites Ordinary Shares less attractive because it relies on these exemptions. If some investors do find New Allrites Ordinary Shares less attractive as a result, there may be a less active trading market and share price for New Allrites Ordinary Shares may be more volatile.

New Allrites may lose its foreign private issuer status in the future, which could result in significant additional cost and expense.

In order to maintain New Allrites’ status as a foreign private issuer, either (a) more than 50% of its outstanding voting securities must be either directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of its executive officers or directors may not be U.S. citizens or residents, (ii) more than 50% of its assets cannot be located in the United States and (iii) its business must be administered principally outside the United States. If New Allrites loses its foreign private issuer status, it will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. New Allrites would also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, New Allrites may also be required to make changes in its corporate governance practices in accordance with various SEC and Nasdaq rules. The additional requirements that New Allrites would become subject to if it were to lose its foreign private issuer status could lead us to incur significant additional legal, accounting and other expenses.

Following the Business Combination, New Allrites will not be a “controlled company” under the Nasdaq listing rules because not more than 50% of New Allrites’ voting power held by a single person, entity or group. However, the former Allrites equity holders may control a majority of the voting power of the Outstanding New Allrites Ordinary Shares.

Following the Business Combination, New Allrites will not be a “controlled company” under the Nasdaq listing rules. Although there will be a concentration of ownership post- Closing, New Allrites will not be a “controlled company” under the definition of the Nasdaq Stock Market, which is defined as “a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company,” maximum number of redemptions occurs.

No individual, group or other company will hold in excess of 50% of the voting power for the election of directors of New Allrites even if the maximum number of redemptions takes place. New Allrites’ post-Closing board of directors will be elected by the shareholders of AFAR and Allrites, none of whom hold in excess of 50% of the voting power for such election or are party to any voting agreements that would direct any of their voting activity. There was and is no intention for any of the parties to enter into an agreement that directs voting for the election of New Allrites’ directors after the consummation of the Transactions.

Even in the unlikely event that New Allrites would be characterized as a “controlled company”, New Allrites does not intend to avail itself of any of the exemptions available to “controlled companies” under the Nasdaq rules.

Certain judgments obtained against New Allrites by New Allrites’ shareholders may not be enforceable.

New Allrites is an exempted company limited by shares incorporated under the laws of the Cayman Islands, and following the Business Combination, will conduct the majority of its operations through its subsidiaries outside the United States. Substantially all of New Allrites’ assets are located outside the United States. Substantially all of New Allrites’ officers will reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against New Allrites or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under applicable securities laws or otherwise and it will be difficult to effect service of process within the United States upon New Allrites’ officers or directors, or enforce judgments obtained in United States courts against New Allrites’ officers or directors. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the jurisdictions that comprise the Southeast Asian region could render you unable to enforce a judgment against New Allrites’ assets or the assets of New Allrites’ directors and officers. In addition, it is unclear if any applicable extradition treaties now in effect between the United States and Southeast Asia markets would permit effective enforcement of criminal penalties of U.S. federal securities laws.

In addition, New Allrites’ corporate affairs will be governed by the Amended AFAR Articles, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of New Allrites’ directors to New Allrites under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England and Wales, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of New Allrites’ shareholders and the fiduciary duties of New Allrites’ directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like New Allrites have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, a list of the current directors of the company and the register of mortgages and charges) or to obtain copies of lists of shareholders of these companies. New Allrites’ directors will have discretion under the Amended AFAR Articles to determine whether or not, and under what conditions, New Allrites’ corporate records may be inspected by its shareholders, but New Allrites is not obliged to make them available to the shareholders (subject to limited circumstances in which an inspector may be appointed to report on the affairs of New Allrites). This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state securities laws, and (ii) in original actions brought in the Cayman Islands, to impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state securities laws, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud, or obtained in a manner, or be of a kind the enforcement that is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Certain corporate governance practices in the Cayman Islands, which is New Allrites’ home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent New Allrites chooses to follow home country practice with respect to corporate governance matters, its shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

Among other things, New Allrites will not be required to have: (i) a majority of the board of directors consist of independent directors; (ii) a compensation committee consisting of independent directors; (iii) a nominating committee consisting of independent directors; or (iv) regularly scheduled executive sessions with only independent directors each year.

Although not required and as may be changed from time to time, we intend for New Allrites to have, as of the consummation of the Business Combination, a majority-independent board of directors, a majority-independent compensation committee and a majority-independent nominating committee. Subject to the foregoing, we expect New Allrites to rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies. See the section entitled “Management of New Allrites Following the Business Combination” of this proxy statement/prospectus for additional information.

The ability of New Allrites’ subsidiaries after the consummation of the Business Combination in certain Southeast Asia markets to distribute dividends to New Allrites may be subject to restrictions under their respective laws.

New Allrites will be a holding company, and its subsidiaries after the consummation of the Business Combination will be located in Singapore. Part of New Allrites’ primary internal sources of funds to meet its cash needs will be its share of the dividends, if any, paid by New Allrites’ direct and indirect subsidiaries. The distribution of dividends to New Allrites from the subsidiaries in these markets as well as other markets where New Allrites operates is subject to restrictions imposed by the applicable laws and regulations in these markets.

We do not expect that New Allrites will pay dividends in the foreseeable future after the Business Combination.

We expect that New Allrites will retain most, if not all, of its available funds and any future earnings after the Business Combination to fund the development and growth of its business. As a result, we do not expect that New Allrites will pay any cash dividends in the foreseeable future.

Following completion of the Business Combination, New Allrites’ board of directors will have complete discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount and form of such dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by New Allrites from subsidiaries, New Allrites’ financial condition, contractual restrictions and other factors deemed relevant by the board of directors. There is no guarantee that the New Allrites Ordinary Shares will appreciate in value after the Business Combination or that the trading price of the shares will not decline. Holders of the New Allrites Ordinary Shares should not rely on an investment in New Allrites Ordinary Shares as a source for any future dividend income.

The issuance of additional New Allrites Ordinary Shares in connection with future financings, acquisitions, investments, the Incentive Plan, or otherwise will dilute all other shareholders.

New Allrites expects to issue additional shares in the future that will result in dilution to all other shareholders. New Allrites expects to grant equity awards to employees, directors, and consultants under the Incentive Plan. It may also raise capital through equity financings in the future. As part of its business strategy, New Allrites may acquire or make investments in complementary companies, products or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional shares may cause shareholders to experience significant dilution of their ownership interests and the per share value of the New Allrites Ordinary Shares to decline.

If New Allrites’ estimates or judgments relating to its critical accounting policies prove to be incorrect, its results of operations could be adversely affected.

The preparation of financial statements in conformity with New Allrites’ key metrics require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes and amounts reported in its key metrics. Estimates are based on historical experience, industry data, current contracts and customer relationships and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Allrites’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing its consolidated financial statements include estimates for provisions, receivables and inventory. New Allrites’ results of operations may be adversely affected if its assumptions change or if actual circumstances differ from those in its assumptions, which could cause its results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of the New Allrites Ordinary Shares.

Risks Relating to Taxation

New Allrites may be or become a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. Holders.

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents, and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Once Allrites is acquired by AFAR, we expect that its high proportion of active business income and assets (relative to passive income and passive assets) should prevent New Allrites from being characterized as a PFIC, but there is no assurance that this will be the case.

For a discussion of the material U.S. federal income tax consequences for U.S. holders of Allrites Ordinary Shares, see the section of this proxy statement/prospectus entitled “Material Tax Considerations — United States Federal Income Tax Considerations — U.S. Holders — Passive Foreign Investment Company Rules” for additional information. We urge U.S. holders to consult their own tax advisors regarding the possible application of the PFIC rules to holders of New Allrites securities.

We are subject to taxation-related risks in multiple jurisdictions.

We are a multinational company subject to tax in multiple foreign tax jurisdictions. Significant judgment is required in determining our global provision for income taxes, value added and other similar taxes, deferred tax assets or liabilities and in evaluating our tax positions on a worldwide basis. It is possible that our tax positions may be challenged by jurisdictional tax authorities, which may have a significant impact on our global provision for income taxes.

Tax laws are being re-examined and evaluated globally. New laws and interpretations of the law are considered for financial statement purposes in the quarter or year that they become applicable. Tax authorities are increasingly scrutinizing the tax positions of multinational companies. If tax authorities change applicable tax laws, our overall liability could increase, and our business, financial condition or results of operations may be adversely impacted.

U.S. holders that directly or indirectly own 10% or more of New Allrites’ equity interests may be subject to adverse U.S. federal income tax consequences under rules applicable to U.S. shareholders of controlled foreign corporations.

A non-U.S. corporation generally will be classified as a controlled foreign corporation for U.S. federal income tax purposes (a “CFC”), if “10% U.S. equityholders” (as defined below) own, directly, indirectly or constructively, more than 50% of either (i) the total combined voting power of all classes of shares of such corporation entitled to vote or (ii) the total value of the shares of such corporation. We do not believe that Allrites would be classified as a CFC at the time of Closing, although CFC status is determined after taking into account complex constructive ownership rules and, accordingly, there can be no assurance in this regard. The U.S. federal income tax consequences for U.S. holders who at all times are not 10% U.S. equityholders would not be affected by the CFC rules. However, a U.S. holder that owns (or is treated as owning, directly, indirectly or constructively, including by applying certain attribution rules) 10% or more of the combined voting power of all classes of New Allrites’ shares entitled to vote or the total value of our equity interests (including equity interests attributable to a deemed exercise of options and convertible debt instruments), or a “10% U.S. equityholder”, if it were classified as a CFC, would generally be subject to current U.S. federal income taxation on a portion of New Allrites’ applicable subsidiaries’ earnings and profits (as determined for U.S. federal income tax purposes) and its earnings and profits, regardless of whether such 10% U.S. equityholder receives any actual distributions. In addition, if we were classified as a CFC, a portion of any gains realized on the sale of its New Allrites shares by a 10% U.S. equityholder may be treated as ordinary income. New Allrites cannot provide any assurances that Allrites will assist U.S. Holders in determining whether Allrites or any of its subsidiaries are treated as a controlled foreign corporation for U.S. federal income tax purposes or whether any U.S. Holder is treated as a 10% U.S. equityholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations if Allrites, or any of its subsidiaries, is treated as a controlled foreign corporation for U.S. federal income tax purposes. Each U.S. holder should consult its own tax advisor regarding the CFC rules and whether such U.S. holder may be a 10% U.S. equityholder for purposes of these rules.

Risks Relating to Redemption of AFAR Shares

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to redeem or sell your public shares, potentially at a loss.

AFAR public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) AFAR’s completion of the Business Combination, and then only in connection with those AFAR Shares that such shareholder properly elected to redeem, subject to the limitations described herein, and (ii) the redemption of AFAR’s public shares if AFAR is unable to complete a business combination by the Final Redemption Date, subject to applicable law and as further described herein. In addition, if AFAR plans to redeem its public shares because AFAR is unable to complete a business combination by the Final Redemption Date, for any reason, compliance with Cayman Islands law may require that AFAR submit a plan of dissolution to AFAR’s then-existing shareholders for approval prior to the distribution of the proceeds held in AFAR’s trust account. In that case, AFAR shareholders may be forced to wait beyond the Final Redemption Date, before they receive funds from the trust account. In no other circumstances will AFAR shareholders have any right or interest of any kind in the trust account. Accordingly, to liquidate your investment, you may be forced to sell your public shares, potentially at a loss.

Shareholders of AFAR who wish to redeem their shares for a pro rata portion of the trust account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their AFAR Shares for a pro rata portion of the funds held in the trust account.

If you are an AFAR shareholder who wishes to redeem your shares for a pro rata portion of the trust account you must submit a written request to Continental in which you (i) request that AFAR redeem all or a portion of your AFAR Shares for cash and (ii) identify yourself as the beneficial holder of the AFAR Shares and provide your legal name, phone number and address, and deliver your share certificates (if any) and other redemption forms (as applicable) to Continental, physically or electronically through the DTC. Any AFAR shareholder who fails to properly demand redemption of such shareholder’s public shares will not be entitled to convert his, her, or its public shares into a pro rata portion of the trust account. Despite AFAR’s compliance with these rules, if a shareholder fails to receive AFAR’s proxy materials, such shareholder may not become aware of the opportunity to redeem its shares. This proxy statement/prospectus describes the various procedures that must be complied with in order to validly redeem public shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.

Investors may not have sufficient time to comply with the delivery requirements associated with exercise of their redemption rights.

Pursuant to AFAR’s Articles, AFAR is required to give a minimum of only five clear days’ notice (meaning 5 days’ notice, excluding the day when the notice is received or deemed to be received and the day for which it is given or which it is to take effect) for an extraordinary general meeting. As a result, if AFAR requires Public Shareholders who wish to convert their public Ordinary Shares into the right to receive a pro rata portion of the funds in the Trust Account to comply with specific delivery requirements for conversion, holders may not have sufficient time to receive the notice and deliver their shares for conversion. Accordingly, investors may not be able to exercise their redemption rights and may be forced to retain AFAR’s securities when they otherwise would not want to.

If a Public Shareholder fails to receive notice of AFAR’s offer to redeem Public Shares in connection with the Business Combination, or fails to comply with the procedures required to redeem its shares, such shares may not be redeemed.

If, despite AFAR’s compliance with the proxy rules, a Public Shareholder fails to receive AFAR’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her, or its Public Shares. In addition, the proxy materials that AFAR is furnishing to holders of Public Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the Public Shares. In the event that a Public Shareholder fails to comply with these procedures, its Public Shares may not be redeemed. Please see the section titled “Extraordinary General Meeting of Shareholders of AFAR — Redemption Rights” for additional information on how to exercise your redemption rights.

AFAR does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for AFAR to complete a business combination with which a substantial majority of its shareholders do not agree.

The Existing AFAR Articles do not provide a specified maximum redemption threshold, except that in no event will AFAR redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001, such that AFAR is not subject to the SEC’s “penny stock” rules. This minimum net tangible asset amount is also required as an obligation to each party’s obligation to consummate the Business Combination under the Business Combination Agreement. If the Business Combination is not consummated, AFAR will not redeem any shares, all AFAR Shares submitted for redemption will be returned to the holders thereof, and AFAR instead may search for an alternate business combination.

The grant and future exercise of registration rights may adversely affect the market price of New Allrites Ordinary Shares upon consummation of the Business Combination.

Pursuant to the Registration Rights Agreement entered into in connection with the Business Combination and that is described elsewhere in this proxy statement/prospectus, the Sponsor and certain shareholders of Allrites that entered into such agreement can each demand that New Allrites register their registrable securities under certain circumstances and each of them will also have piggyback registration rights for these securities in connection with certain registrations of securities that New Allrites undertakes. In addition, within 30 days following the closing of the Exchange, New Allrites will be required to file, and to maintain, an effective registration statement under the Securities Act covering such securities and certain other securities of New Allrites. Further, New Allrites may enter into other registration rights agreements from time to time. See “Shares Eligible for Future Sale — Registration Rights.”

The registration of these securities will permit the public sale of such securities by the holders thereof. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of New Allrites Ordinary Shares post-Business Combination.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the AFAR Shares issued in the AFAR IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the AFAR Shares issued in the AFAR IPO.

An AFAR shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, AFAR’s shares, in excess of 15% of the AFAR Shares issued in the AFAR IPO. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, AFAR will require each shareholder seeking to exercise redemption rights to certify to AFAR whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to share ownership available to AFAR at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which AFAR makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over AFAR’s ability to consummate the Business Combination and you could suffer a material loss on your investment in AFAR if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if AFAR consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in the AFAR IPO and, in order to dispose of such excess shares, would be required to sell your AFAR Shares in open market transactions, potentially at a loss. There is no assurance that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the AFAR Shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge AFAR’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction. AFAR shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination, however, is not restricted by this limitation on redemption.

There is no guarantee that an AFAR shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

There is no assurance as to the price at which an AFAR shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price and may result in a lower value realized now than a shareholder of AFAR might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

On May 26, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price per AFAR Class A Ordinary Share was $10.58. In each of the Minimum Redemption Scenario, the 25% Redemption Scenario, the 50% Redemption Scenario, the 75% Redemption Scenario, and the Maximum Redemption Scenario, as well as all interim levels of redemptions, the consideration payable to AFAR shareholders — which will be paid in the form of New Allrites Ordinary Shares — will be valued at $10.00 per share. As such, regardless of the extent of redemptions, the New Allrites Ordinary Shares owned by non-redeeming AFAR shareholders will have an implied value of $10.00 per share upon the consummation of the Business Combination. Notwithstanding the foregoing, AFAR shareholders should be aware that neither the price per share of New Allrites Ordinary Shares following the consummation of the Business Combination nor the potential impact of redemptions on the per share value of New Allrites Ordinary Shares owned by non-redeeming AFAR shareholders can be predicted. However, increased levels of redemptions by AFAR shareholders may be a result of the price per New Allrites Ordinary Share falling below the redemption price. More AFAR shareholders may elect to redeem their AFAR Shares if the share price of the AFAR Shares is below the projected redemption price of $10.00 per share. In contrast, more AFAR shareholders may elect not to redeem their AFAR Shares if the share price of the AFAR Shares is above the projected redemption price of $10.00 per share. Each AFAR Share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to New Allrites from the trust account and (ii) a corresponding increase in each AFAR shareholder’s pro rata ownership interest in New Allrites following the consummation of the Exchange.

Risks Related to Our Securities Following the Business Combination and Allrites Operating as a Public Company

A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of the New Allrites Ordinary Shares.

Following the Closing, the price of the New Allrites Ordinary Shares may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, New Allrites’ general business condition and the release of its financial reports. Additionally, if the New Allrites Ordinary Shares become delisted from Nasdaq or if the New Allrites Ordinary Shares are not listed on Nasdaq, the liquidity and price of our securities may be more limited than if we were listed on the Nasdaq or another national securities exchange. The lack of an active market may impair your ability to sell your New Allrites Ordinary Shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling securities and may impair our ability to acquire other businesses or technologies using our shares as consideration, which, in turn, could materially adversely affect our business.

If securities or industry analysts publish reports that are interpreted negatively by the investment community or publish negative research reports about our business, our share price and trading volume could decline.

The trading market for the New Allrites Ordinary Shares depends, to some extent, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts or the information contained in their reports. If one or more analysts publish research reports that are interpreted negatively by the investment community, or have a negative tone regarding our business, financial condition or results of operations, industry or end-markets, our share price could decline. In addition, if a majority of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make the New Allrites Ordinary Shares less attractive to investors.

We are an “emerging growth company” as that term is used in the JOBS Act, and we may remain an emerging growth company until the earlier of (i) the last day of the fiscal year (A) following the fifth anniversary of the closing of AFAR’s IPO, (B) in which we have total annual gross revenue of at least $1.235 billion, or (C) in which we are deemed to be a large accelerated filer, which means the market value of our outstanding ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.

For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, being required to provide fewer years of audited financial statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may choose to take advantage of some, but not all, of these reduced reporting burdens. Accordingly, the information we provide to our shareholders may be different than the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act also provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period under the JOBS Act. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. It is possible that some investors will find our ordinary shares less attractive as a result, which may result in a less active trading market for our ordinary shares and higher volatility in our share price.

New Allrites will be a “foreign private issuer” and, as a result, will be permitted to rely on exemptions from certain stock exchange corporate governance standards applicable to U.S. issuers. This may afford less protection to holders of the New Allrites Ordinary Shares.

Upon the Closing, as a foreign private issuer whose ordinary shares are listed on Nasdaq, we will be permitted to follow certain home country corporate governance practices in lieu of requirements under U.S. securities laws that apply to U.S. domestic public companies, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to Nasdaq rules. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

In addition, as a foreign private issuer we will be exempt from the provisions of Regulation Fair Disclosure (“Regulation FD”), which prohibits issuers from making selective disclosure of material nonpublic information. Even though we intend to comply voluntarily with Regulation FD, these exemptions and leniencies will reduce the frequency and scope of information and protections to which our shareholders are entitled as investors.

New Allrites may lose its foreign private issuer status in the future, which could result in significant additional cost and expense.

In order to maintain New Allrites’ status as a foreign private issuer, either (a) more than 50% of its outstanding voting securities must be either directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of its executive officers or directors may not be U.S. citizens or residents, (ii) more than 50% of its assets cannot be located in the United States and (iii) its business must be administered principally outside the United States. If New Allrites loses its foreign private issuer status, it will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. New Allrites would also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, New Allrites may also be required to make changes in its corporate governance practices in accordance with various SEC and Nasdaq rules. The additional requirements that New Allrites would become subject to if it were to lose its foreign private issuer status could lead us to incur significant additional legal, accounting and other expenses.

The issuance of additional New Allrites Ordinary Shares in connection with future financings, acquisitions, investments, the Incentive Plan, or otherwise will dilute all other shareholders.

New Allrites expects to issue additional shares in the future that will result in dilution to all other shareholders. New Allrites expects to grant equity awards to employees, directors, and consultants under the Incentive Plan. It may also raise capital through equity financings in the future. As part of its business strategy, New Allrites may acquire or make investments in complementary companies, products or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional shares may cause shareholders to experience significant dilution of their ownership interests and the per share value of the New Allrites Ordinary Shares to decline.

New Allrites will incur increased costs as a result of operating as a public company, and its management will be required to devote substantial time to compliance with its public company responsibilities and corporate governance practices.

As a public company, New Allrites will incur significant legal, accounting, and other expenses that it did not incur as a private company, which it expects to further increase after it is no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies. Certain of New Allrites’ management and other personnel are not experienced in managing a public company and will be required to devote a substantial amount of time to compliance with these requirements and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations. Moreover, these rules and regulations will increase its legal and financial compliance costs and will make some activities more time-consuming and costly. New Allrites cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

If New Allrites’ estimates or judgments relating to its critical accounting policies prove to be incorrect, its results of operations could be adversely affected.

The preparation of financial statements in conformity with New Allrites’ key metrics require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes and amounts reported in its key metrics. Estimates are based on historical experience, industry data, current contracts and customer relationships and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Allrites’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing its consolidated financial statements include estimates for provisions, receivables and inventory. New Allrites’ results of operations may be adversely affected if its assumptions change or if actual circumstances differ from those in its assumptions, which could cause its results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of the New Allrites Ordinary Shares.

U.S. holders that directly or indirectly own 10% or more of New Allrites’ equity interests may be subject to adverse U.S. federal income tax consequences under rules applicable to U.S. shareholders of controlled foreign corporations.

A non-U.S. corporation generally will be classified as a controlled foreign corporation for U.S. federal income tax purposes (a “CFC”), if “10% U.S. equityholders” (as defined below) own, directly, indirectly or constructively, more than 50% of either (i) the total combined voting power of all classes of shares of such corporation entitled to vote or (ii) the total value of the shares of such corporation. We do not believe that Allrites would be classified as a CFC at the time of Closing, although CFC status is determined after taking into account complex constructive ownership rules and, accordingly, there can be no assurance in this regard. The U.S. federal income tax consequences for U.S. holders who at all times are not 10% U.S. equityholders would not be affected by the CFC rules. However, a U.S. holder that owns (or is treated as owning, directly, indirectly or constructively, including by applying certain attribution rules) 10% or more of the combined voting power of all classes of New Allrites’ shares entitled to vote or the total value of our equity interests (including equity interests attributable to a deemed exercise of options and convertible debt instruments), or a “10% U.S. equityholder”, if it were classified as a CFC, would generally be subject to current U.S. federal income taxation on a portion of New Allrites’ applicable subsidiaries’ earnings and profits (as determined for U.S. federal income tax purposes) and its earnings and profits, regardless of whether such 10% U.S. equityholder receives any actual distributions. In addition, if we were classified as a CFC, a portion of any gains realized on the sale of its New Allrites shares by a 10% U.S. equityholder may be treated as ordinary income. New Allrites cannot provide any assurances that Allrites will assist U.S. Holders in determining whether Allrites or any of its subsidiaries are treated as a controlled foreign corporation for U.S. federal income tax purposes or whether any U.S. Holder is treated as a 10% U.S. equityholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations if Allrites, or any of its subsidiaries, is treated as a controlled foreign corporation for U.S. federal income tax purposes. Each U.S. holder should consult its own tax advisor regarding the CFC rules and whether such U.S. holder may be a 10% U.S. equityholder for purposes of these rules.

Our U.S. shareholders may suffer adverse tax consequences if New Allrites is classified as a “passive foreign investment company.”

A non-U.S. corporation generally will be treated as a “passive foreign investment company” (“PFIC”), for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the current and anticipated composition of the income, assets and operations of Allrites and its subsidiaries and certain factual assumptions, Allrites does not expect to be treated as a PFIC for the taxable year ending December 31, 2022. Because the value of its gross assets is likely to be determined in part by reference to its market capitalization, a decline in the value of the New Allrites Ordinary Shares may result in Allrites becoming a PFIC. Accordingly, there can be no assurance that we will not be considered a PFIC for any taxable year. If we are a PFIC for any taxable year during which a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”) holds its ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. Prospective U.S. Holders should consult their tax advisors regarding the potential application of the PFIC rules to them. See “Material U.S. Federal Income Tax Considerations.”

EXTRAORDINARY GENERAL MEETING OF AFAR SHAREHOLDERS

General

AFAR is furnishing this proxy statement/prospectus to AFAR shareholders as part of the solicitation of proxies by the AFAR Board for use at the Extraordinary General Meeting of AFAR shareholders to be held on [●], 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to AFAR shareholders on or about [●], 2023 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides AFAR shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Extraordinary General Meeting.

Date, Time and Place

The General Meeting of shareholders shall be held on [●], 2023 at [●] AM, Eastern time at the offices of [●] located at [●], United States. The Extraordinary General Meeting shall be held in person and virtually via live webcast at [●]. Should AFAR shareholders attend the Meeting virtually, each may vote and submit questions during the Extraordinary General Meeting by visiting [●] and entering their control number. We are pleased to utilize virtual shareholder meeting technology to (i) provide ready access and cost savings for AFAR shareholders and AFAR, and (ii) to promote social distancing pursuant to guidance provided by the CDC and the SEC due to COVID-19. The virtual meeting format allows attendance from any location in the world. In light of public health concerns regarding COVID-19, virtual attendance is encouraged and attendees of the physical meeting are required to adhere to the then prevailing COVID-19 measures and regulations implemented by the venue provider and state and local authorities, including, but not limited to, with respect to vaccination, mask-wearing and testing.

Purpose of AFAR General Meeting

At the Extraordinary General Meeting, AFAR is asking holders of AFAR Shares to:

●	consider and vote upon the Business Combination Proposal to, among other things, adopt the Business Combination Agreement and approve the Transactions contemplated by the Business Combination Agreement;

●	consider and vote upon the Articles Amendment Proposal to approve, in connection with the Business Combination, the replacement of the Existing AFAR Articles with the Proposed AFAR Articles;

●	consider and vote upon the Share Issuance Proposal for purposes of complying with Nasdaq Listing Rule 5635(d), of the issuance of AFAR Ordinary Shares by us pursuant to the terms of that certain Business Combination Agreement in an amount that may be equal to or exceed 20% of our common stock outstanding;

●	consider and vote upon the Equity Incentive Proposal to authorize additional shares for issuance under the Allrites Ltd. 2023 Equity Incentive Plan; and

●	if presented, consider and vote upon the Adjournment Proposal to authorize one or more adjournment of the Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals.

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination Transactions. If the Business Combination Proposal is not approved, the other Proposals (except the Adjournment Proposal, as described below) shall not be presented to the AFAR shareholders for a vote.

Recommendation of AFAR Board to Vote “FOR” the Business Combination Proposal, the Articles Amendment Proposal, the Equity Incentive Proposal, the Share Issuance Proposal and the Adjournment Proposal

The AFAR Board has unanimously determined that the Business Combination Proposal, the Articles Amendment Proposal, the Equity Incentive Proposal, the Share Issuance Proposal and the Adjournment Proposal are fair to and in the best interests of AFAR. Further, the AFAR Board has unanimously approved the Business Combination Proposal, the Articles Amendment Proposal, the Equity Incentive Proposal, the Share Issuance Proposal and the Adjournment Proposal and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, and “FOR” the Share Issuance Proposal and “FOR” the Articles Amendment Proposal, and “FOR” the Equity Incentive Proposal, and “FOR” the Adjournment Proposal and unanimously recommends that shareholders vote “FOR” the Adjournment Proposal if it is presented at the Meeting.

The existence of financial and personal interests of one or more of the members of the AFAR Board results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of AFAR and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, AFAR’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal—Interests of AFAR’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Outstanding Shares; Shareholders Entitled to Vote

AFAR has fixed the close of business on [     ], 2023, as the “Record Date” for determining AFAR shareholders entitled to notice of and to attend and vote at the Meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were AFAR Class A Ordinary Shares and AFAR Class B Ordinary Shares outstanding and entitled to vote. All of the AFAR Class B Ordinary Shares are held by the Sponsor. Each AFAR Share is entitled to one vote per share at the Meeting.

Quorum

The presence, by means of remote communication or by proxy, of the holders of a majority of all the issued and outstanding AFAR Shares entitled to vote at the Meeting constitutes a quorum at the Meeting. As of the record date for the Meeting, AFAR Shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to AFAR but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

Vote Required

The approval of the Business Combination Proposal will require an ordinary resolution, which means a resolution passed by a simple majority of the votes cast by those shareholders of AFAR who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting. The approval of the Articles Amendment will require a special resolution, which is a resolution which is passed by a majority of at least two-thirds of the votes cast by those shareholders of AFAR who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the Meeting. The approval of the Share Issuance Proposal will require an ordinary resolution, which means a resolution passed by a simple majority of the votes cast by those shareholders of AFAR who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the Meeting. The approval of the Incentive Plan Proposal will require an Ordinary Resolution, which means a resolution passed by a simple majority of the votes cast by those shareholders of AFAR who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the Meeting. The approval of the Adjournment Proposal if presented will require an Ordinary Resolution, which means a resolution passed by a simple majority the consent of the meeting, which means a simple majority of the votes which are cast by those shareholders of AFAR who are present, in person or by proxy, and vote thereupon at the Meeting. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Meeting.

Voting Your Shares

Each AFAR Share that you own in your name entitles you to one vote. Your proxy card shows the number of AFAR Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Voting Your Shares — Shareholders of Record

There are two ways to vote your AFAR Shares at the Extraordinary General Meeting:

●	You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the AFAR board of directors “FOR” the Business Combination Proposal, “FOR” the Articles Amendment Proposal, “FOR” the Share Issuance Proposal and “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Extraordinary General Meeting. Votes received after a matter has been voted upon at the Extraordinary General Meeting will not be counted; or

●	You can attend the Extraordinary General Meeting virtually and vote electronically.

Voting Your Shares — Beneficial Owners

Beneficial shareholders who wish to attend the Extraordinary General Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mailing a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who email a valid legal proxy shall be issued a meeting control number that shall allow them to register to attend and participate in the Extraordinary General Meeting. After contacting our transfer agent, a beneficial holder shall receive an email prior to the meeting with a link and instructions for entering the Extraordinary General Meeting. Beneficial shareholders should contact our transfer agent at least five business days prior to the meeting date.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental Stock Transfer & Trust Company. Requests for registration should be directed to Mark Zimkind via email at mzimkind@continentalstock.com. Written requests can also be mailed to:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

Requests for registration must be labelled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on [            ], 2023.

Revoking Your Proxy

If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date; or you may notify AFAR, in writing, before the Extraordinary General Meeting that you have revoked your proxy (if you do so, you may attend the Meeting virtually and vote via electronic communication, as indicated above).

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your AFAR Shares, you may call Laurel Hill, AFAR’s proxy solicitor, at +1 (800) 662-5200, or banks and brokers can call +1 (203) 658-9400, or by email at [●].

Redemption Rights

Holders of AFAR Shares may seek to have their shares redeemed for cash, regardless of whether they vote or, if they do vote, irrespective of whether they vote “FOR” the Business Combination Proposal, “FOR” the Articles Amendment Proposal, “FOR” the Share Issuance Proposal and “FOR” the Incentive Plan Proposal. Any shareholder holding public AFAR Class A Ordinary Shares as of the record date may demand that AFAR redeem such shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the trust account (which was $10.[   ] per share as of [    ], 2023, the record date), calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to AFAR. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, AFAR shall redeem these shares for a pro rata portion of funds deposited in the trust account and the holder shall no longer own these shares. A holder of AFAR Shares, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act) may not seek to have more than 15% of the aggregate AFAR Shares redeemed without the consent of AFAR.

The Sponsor and AFAR’s directors and officers shall not have redemption rights with respect to any AFAR Shares owned by them, directly or indirectly.

AFAR shareholders who seek to have their AFAR Shares redeemed are required to (A) submit a redemption request in writing to Continental, AFAR’s transfer agent, in which (i) they request that AFAR redeems all or a portion of their AFAR Shares for cash and (ii) identify themselves as the beneficial holders of the shares and provide their legal name, phone number and address, and (B) deliver their shares, either physically or electronically using DTC’s DWAC System, to AFAR’s transfer agent no later than p.m. time on, 2023 (two business days prior to the Extraordinary General Meeting). If you hold the shares in street name, you shall have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures shall not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent shall typically charge the tendering broker $100.00 and it would be up to the broker whether or not to pass this cost on to the converting shareholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to shareholders for the return of their shares.

Any request to have AFAR Shares redeemed, once made by a holder of AFAR Shares, may be withdrawn at any time up to the vote on the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal the Incentive Plan Proposal and the Adjournment Proposal, but only with the consent of the AFAR Board. If a holder of public AFAR Shares delivers shares for redemption and later decides prior to the Extraordinary General Meeting not to elect redemption, such holder may request that AFAR consent to the return of such shares to such holder. Such a request must be made by contacting Continental, AFAR’s transfer agent, at the phone number or address set out elsewhere in this proxy statement/prospectus.

If the Business Combination is not approved or completed for any reason, then AFAR shareholders who elected to exercise their redemption rights shall not be entitled to have their shares redeemed for or upon electing to redeem their shares in connection with a subsequent initial business combination which is consummated. AFAR shall thereafter promptly return any shares delivered by AFAR shareholders. In such case, AFAR shareholders may only share in the assets of the trust account upon the liquidation of AFAR. This may result in AFAR shareholders receiving less than they would have received if the Business Combination was completed and they had exercised redemption rights in connection therewith due to potential claims of creditors.

The closing price of AFAR Class A Ordinary Shares on the record date was $ . The cash held in the trust account on such date was approximately $ million (approximately $ per AFAR Share). Prior to exercising redemption rights, AFAR shareholders should verify the market price of AFAR Shares as they may receive higher proceeds from the sale of their AFAR Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. AFAR cannot assure its shareholders that they shall be able to sell their AFAR

Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal or Dissenters’ Rights

Neither public AFAR shareholders who hold AFAR Class A Ordinary Shares nor AFAR warrant holders have appraisal or dissenters’ rights in connection with the Business Combination under the laws of the Cayman Islands. Holders do, however, have a redemption right as further described in this proxy statement/prospectus. See “General Meeting of AFAR Shareholders—Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Proxy Solicitation Costs

AFAR is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. AFAR and its directors, officers and employees may also solicit proxies in person by telephone or by other electronic means. AFAR shall bear the cost of the solicitation.

AFAR has hired Laurel Hill Advisory Group to assist in the proxy solicitation process. AFAR shall pay Laurel Hill Advisory Group a fixed fee of $11,500, plus disbursements, and shall pay for its reasonable and documented costs and expenses and shall indemnify Laurel Hill Advisory Group and its affiliates against certain claims, liabilities, losses, damages and expenses. Such fee shall be paid with non-trust account funds. AFAR shall pay the cost of soliciting proxies for the Extraordinary General Meeting.

AFAR shall ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions, and shall reimburse such parties for their expenses in forwarding soliciting materials to beneficial owners of Ordinary Shares and in obtaining voting instructions from those owners.

AFAR’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

THE BUSINESS COMBINATION PROPOSAL

General

Holders of AFAR Shares are being asked to adopt the Business Combination Agreement, approve the terms thereof and approve the transactions contemplated thereby, including the Business Combination. AFAR shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “—The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

AFAR may consummate the Business Combination only if the Business Combination Proposal is approved by a Special Resolution representing the affirmative vote of the holders of a majority of the issued and outstanding AFAR Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

The Business Combination Agreement

On May 7, 2023, AFAR and Allrites entered into the Business Combination Agreement. The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. AFAR shareholders and other interested parties are urged to read the Business Combination Agreement carefully and, in its entirety, (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

Consideration

As consideration for the Exchange, Allrites Shareholders collectively shall be entitled to receive from AFAR 9,200,000 AFAR Class A Ordinary Shares, which AFAR and Allrites hereby agree are valued at $10.00 per share for an aggregate value equal to ninety-two million and no/100s dollars ($92,000,000), with each Allrites Shareholder being entitled to receive AFAR Class A Ordinary Shares (rounded down to the nearest whole share) for each Allrites Share (the “Exchange Consideration”).

As additional consideration, if the Measured Performance Level for an Earnout Period exceeds the Earnout Threshold for such Earnout Period (each, as defined in the Business Combination Agreement), AFAR shall issue to Allrites Shareholders with respect to such Earnout Period:

A.	800,000 AFAR Class A Ordinary Shares, which AFAR and Allrites hereby agree are valued at $10.00 per share for an aggregate value equal to eight million and no/100s dollars ($8,000,000) in connection with the first Earnout Period (the “First Earnout”); and

B.	1,000,000 AFAR Class A Ordinary Shares, which AFAR and Allrites hereby agree are valued at $10.00 per share for an aggregate value equal to ten million and no/100s dollars ($10,000,000) in connection with the second Earnout Period (the “Second Earnout” and, together with the First Earnout, if and as earned and paid, the “Earnout Consideration”).

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, and you are urged to read such Related Agreements in their entirety.

Allrites Holders Support Agreement

Concurrently with the execution of the Business Combination Agreement, AFAR and certain of the shareholders of Allrites entered into the Allrites Shareholder Support Agreement, pursuant to which (i) certain Allrites shareholders who hold an aggregate of at least 75% of the outstanding Allrites voting shares have agreed, among other things: (a) to appear for purposes of constituting a quorum at any meeting of the shareholders of Allrites called to seek approval of the transactions contemplated by the Business Combination Agreement and the other transaction proposals; (b) to vote in favor of the Business Combination Transactions; (c) to vote against any proposals that would materially impede the Business Combination Transactions; and (d) not to sell or transfer any of their shares prior to the Closing; (ii) certain shareholders of Allrites have agreed to a lock-up of the New Allrites Ordinary Shares they will receive pursuant to the Exchange (subject to certain exceptions) for a period of 12 months following the Closing; and (iii) certain shareholders of Allrites and New Allrites have agreed to enter into a shareholders agreement governing the rights and obligations of such shareholders with respect to New Allrites and New Allrites Ordinary Shares which, among other things, include certain non-compete obligations, “drag-along” rights applicable to and as among such shareholders, “rights of first offer” rights and New Allrites board appointment rights.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, AFAR, the Sponsor, New Allrites and Allrites entered the Sponsor Support Agreement, pursuant to which the Sponsor has agreed, among other things and subject to the terms and conditions set forth therein (i) to vote in favor of the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (ii) to appear at the Extraordinary General Meeting for purposes of constituting a quorum, (iii) to vote against any proposals that would materially impede the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (iv) not to redeem any AFAR Shares held by the Sponsor, (v) not to amend that certain letter agreement between AFAR and the Sponsor, dated as of [●], 2023, (vi) not to transfer any AFAR Shares held by the Sponsor, subject to certain exceptions and (vii) to a lock-up of its AFAR Ordinary Shares during the period of 12 months from the Closing, subject to certain exceptions.

Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement, AFAR, New Allrites, the Sponsor, certain directors and advisors of AFAR to whom the Sponsor has transferred AFAR Shares, certain shareholders of AFAR affiliated with the Sponsor, and the Allrites Holders entered into the Registration Rights Agreement, to be effective upon the Closing pursuant to which, among other things, New Allrites will agree to undertake certain resale shelf registration obligations in accordance with the Securities Act and the Sponsor and certain Allrites Holders have been granted certain demand and piggyback registration rights. See “Shares Eligible for Future Sale—Registration Rights.”

Charter Documents of New Allrites Following the Business Combination

Pursuant to the Business Combination Agreement, upon the Closing, the AFAR Existing Articles shall be amended and restated to become the governing memorandum and articles of association of New Allrites (the “Amended AFAR Articles”). See “Description of New Allrites Securities,” for a description of the Amended AFAR Articles and “Comparison of Corporate Governance and Shareholder Rights” for a comparison to the provisions of AFAR’s organizational documents.

Headquarters

After completion of the transactions contemplated by the Business Combination Agreement, the corporate headquarters and principal executive office of New Allrites will be located at Claymore Connect, #01-11, 442 Orchard Rd., Singapore 238879.

Background of the Business Combination

The terms of the Business Combination Agreement and the Other Transaction Documents are the result of extensive negotiations between Allrites, AFAR and their respective representatives. The following is a brief description of the background of these negotiations, the Business Combination and the other Business Combination Transactions. It is not, and does not purport to be, a complete catalog of every interaction between the applicable persons.

AFAR is a blank check company, which incorporated on December 6, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. Prior to the consummation of AFAR’s initial public offering (the “AFAR IPO”), neither AFAR, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with any prospective business combination target. Promptly following its initial public offering that closed on April 18, 2022, AFAR- expended extensive efforts into identifying a prospective business combination target. AFAR focused its search on a target with a technology-led business that could (i) solve diverse challenges in Southeast Asia in the areas of supply chain, finance, sustainability/ESG, e-commerce and “big data” (data sets of certain sizes or complexity that render analysis through traditional software ineffective but that can yield predictive or behavioral analytics), and/or (ii) take advantage of the monetization opportunities stemming from a rapidly growing middle class and their evolving consumption needs.

In connection with the AFAR IPO, EF Hutton acted as lead underwriter to AFAR, Nelson Mullins Riley & Scarborough LLP acted as U.S. legal advisor to AFAR, and Marcum LLP acted as the independent registered public accounting firm to AFAR. EF Hutton will receive deferred underwriting compensation from AFAR if the Business Combination is completed. In addition, EF Hutton was engaged by AFAR to act as financial advisor to AFAR in connection with the Business Combination however, EF Hutton was not engaged to render, and did not render, a fairness opinion with respect to the Business Combination. See “Certain Engagements in Connection with the Business Combination and Related Transactions.”

AFAR deposited the net proceeds from the AFAR IPO and a portion of the proceeds from the sale of the Private Warrants, in the aggregate amount of $117.3 million, in a trust account established for the benefit of AFAR’s public shareholders, which trust amount has increased to [$120,031,079] from interest earned on marketable securities held in the trust account.

After the AFAR IPO, consistent with AFAR’s business purpose, AFAR’s officers and directors commenced an active, targeted search for an initial set of potential business combination targets, leveraging AFAR and the Sponsor’s network of relationships, as well as the prior experience and network of AFAR’s officers and directors. AFAR conducted an extensive scan of the market with a particular focus on Southeast Asian-headquartered companies applying technology-led approaches to solve or create sizable opportunities in the region and globally. AFAR followed a rigorous approach and framework to assess the attractiveness of each target company it considered including, in part, its business model, its readiness and capacity to go public in-line with AFAR’s duration, as well as the target company’s ability to grow and deliver returns to its shareholders, in order to subsequently generate a short-list of potential acquisition targets.

Between October 2022 and February 2023, AFAR and its representatives engaged in detailed discussions with approximately half a dozen companies with respect to an initial business combination. In connection with these discussions, AFAR entered into customary confidentiality agreements and conducted preliminary due diligence and negotiations, including preparing term sheets. However, the discussions with these potential targets did not lead to a transaction. AFAR management updated the AFAR Board as to the progress of the foregoing on both a formal and informal basis. In fall 2022, AFAR engaged Binary Star Capital Limited to source additional opportunities. Through Binary Star Capital Limited, AFAR was introduced to Allrites and its market space. After investigating Allrites and the other remaining prospects, AFAR determined that Allrites was an attractive investment opportunity and the best of the remaining companies. On February 6, 2023, the Acquiror and the Company entered into a letter of intent with respect to the Business Combination.

After considering Allrites’ diverse global footprint and market opportunity, AFAR’s management team believed Allrites presented the most attractive opportunity among the potential target companies because it (a) is cutting-edge global B2B content marketplace with propriety Content as a Service (“CaaS”) technology that operates in Southeast Asia, (b) has the potential to deliver sustainable top-line growth over a long-time horizon and (c) provides a unique opportunity to partner with a world-class management team capable of scaling its business rapidly in Southeast Asia and globally. AFAR was attracted to Allrites revolutionary platform that provides solutions that film and TV-content creators struggle with in terms of sales and distribution. Its instant and reliable distribution services empower film and TV creators to reach a wider audience and get paid quickly and regularly. By leveraging Allrites’ platform, creators can expand their reach and monetize their work more effectively through a streamlined distribution process. In addition, they can rely on Allrites’ technology and data analytics tools to track their titles’ performance and revenue in real time. Allrites’ technology allows creators to focus on making great films and TV shows while Allrites takes care of sales and distribution.

On November 1, 2022, Mr. Christopher Cadeo, Binary Star Capital Limited’s (“Binary Star”) Director, and Mr. Mehta, Allrites’ Chief Executive Officer, held an initial meeting. Mr. Cadeo had recently been engaged as a consultant for FAT Ventures, an independent subsidiary of FAT Projects, to source for investment opportunities in Southeast Asia. He explained that, in his opinion, Allrites would be a good target for a potential business acquisition for AFAR. Mr. Cadeo and Mr. Mehta were previously acquainted since 2011 through a mutual friend, Mr. Sam Gollestani.

On November 3, 2022, Mr. Cadeo, Mr. Mehta, Mr. Tristan Lo, Co-Chief Executive Officer and Chairman of the Board of AFAR, and Mr. David Andrada, Co-Chief Executive Officer and Chief Financial Officer of AFAR held an initial meeting. Subsequent to this initial meeting, Allrites sent AFAR its current investor presentation, proforma model and a non-disclosure agreement.

On November 17, 2022, Mr. Mehta, Mr. Lo, Mr. Andrada, Mr. Cadeo, and Mr. Xie, of AFAR held a meeting with Mr. Mike Parsons, Allrites’ Chief Strategy Officer, Mr. Beckhouse (FAT Ventures Project Manager), and Mr. Freddy Radena Ginting (FAT Ventures Intern) to discuss valuation.

On December 2, 2022, Mr. Mehta, Mr. Andrada, Mr. Cadeo, and Mr. Xie had a virtual call to clarify on business metrics.

On December 2, 2022, Mr. Lo, Mr. Andrada, Mr. Cadeo, and Mr. Xie had a kick-off meeting with Mr. Mehta, Mr. Parsons, and Ms. Suki Sohn, Allrites’ CFO about financial projections and update on valuation.

On December 16, 2022, Mr. Mehta and Mr. Parsons had a virtual call with Mr. Lo and Mr. Cadeo, about next steps.

On January 28, 2023, AFAR and Allrites entered into a Non-Disclosure/Confidentiality Agreement in connection with the potential business combination.

On February 3, 2023, Mr. Mehta, Mr. Parsons and Ms. Sohn were introduced by the AFAR management to our Sponsor from AFAR side Mr. Kar Wing (Calvin) Ng, Aura Group’s co-founder and Managing Director, Ms. Alyse Chow, Aura Group Associate Director, and Mr. Shane Shi, Aura Group Director - Capital Solutions and on FAT Ventures side Mr. Lo, Mr. Andrada, Mr. Cadeo, Mr. Xie, and Mr. Beckhouse who held a virtual conference to jointly discuss the potential business combination.

On February 4, 2023, Allrites provided AFAR with access to Allrites’ product demo and data room, and Mr. Mehta, Mr. Parsons, and Mr. Cadeo had a virtual conference with Mr. Ng, Ms. Chow, Mr. Shi, Mr. Lo and Mr. Andrada to discuss Allrites and the nature of SPACs and the “de-SPAC process” pursuant to which a SPAC acquires its target.

On February 5, 2022, Mr. Cadeo held a WhatsApp call with Mr. Mehta to jointly discuss the potential business combination.

On February 6, 2023, AFAR presented Allrites with a term sheet with principal terms for a business combination, and Mr. Ng, Mr. Lo, and Mr. Andrada had a call with Mr. Mehta, Mr. Parsons and Mr. Cadeo to discuss the term sheet.

Between February 6, 2023 and February 8, 2023, AFAR and Allrites conducted negotiations on the term sheet.

On February 8, 2023, AFAR and Allrites executed the revised term sheet setting forth the primary financial terms and deal structure of a proposed business combination of the companies. The term sheet ascribed an initial total enterprise value of Allrites of USD$110 million. The valuation was determined by AFAR and presented to Allrites using comparable analysis to companies that were similar in industry or services to determine enterprise valuation. The term sheet provided that each of AFAR and Allrites would be obligated to pay their respective expenses incurred in connection with the business combination. AFAR proposed the transaction consideration amount based on preliminary financial and business information shared by Allrites.

The term sheet included a requirement that AFAR provide a minimum amount of cash at closing of $5 million but with a target of $20 million within 12 months following the closing of the business combination.

On February 10, 2023, Mr. Mehta and Mr. Cadeo had a virtual conference with Mr. Shi and Ms. Chow to discuss Allrites’ projected 2022 and 2023 revenues, the virtual data room and the overall due diligence process.

On February 15, 2023, Mr. Andrada and Mr. Lo had a video call with Mr. Mehta, Mr. Parsons, and Mr. Cadeo to discuss key deal terms such as shareholder compensation and acquisition structure.

On February 17, 2023, Mr. Ng, Mr. Lo, and Mr. Andrada discussed key deal terms and the overall timeline for completing a business combination with Mr. Mehta, Mr. Parsons, and Mr. Cadeo.

On March 3, 2023, Mr. Lo, Mr. Andrada, Mr. Mehta, Ms. Soh, Mr. Cadeo, Mr. Ng, Mr. Shi, and Mr. Borgers had a virtual conference with representatives from Calabrese, to discuss GAAP and to discuss audit requirements.

On March 13, 2023, Mr. Lo, Mr. Andrada, Mr. Ng, Mr. Nils Michaelis, President, Chief Operating Officer and Head of Mergers & Acquisition of AFAR, Ms. Alyse Choa, Mr. Shi, Mr. Tan, and Mr. Christopher Chan from AFAR, Mr. Mehta, Mr. Parsons, Ms. Suki, and Mr. Power, director, from Allrites, and Mr. Cadeo from Binary Star Capital, attended a tri-weekly sync meeting where the parties discussed Allrites’ implied pro forma enterprise value in connection with the Business including analysis of selected comparable companies in the content licensing and management space.

On March 14, 2023, AFAR’s U.S. legal counsel, Nelson Mullins circulated to Allrites’ U.S. corporate and securities legal counsel, Rimon P.C, an Initial Due Diligence Request list in connection with the proposed Business Combination.

On March 15, 2023, Mr. Lo, Mr. Andrada, Mr. Ng, Mr. Michaelis, Ms. Choa, Mr. Shi, Mr. Tan, and Mr. Chan from AFAR, Mr. Mehta, Mr. Parsons, Ms. Suki, and Mr. Power from Allrites, and Mr. Cadeo from Binary Star Capital, attended a tri-weekly sync meeting where the parties discussed Allrites’ implied pro forma enterprise value in connection with the Business Combination of approximately $139,000,000, which the AFAR Board believes represents an attractive valuation relative to selected comparable companies in the content licensing and management space.

On March 16, 2023, Mr. Lo, Ms. Chow, Mr. Shi and Mr. Andrada held a virtual conference with Mr. Mehta and Mr. Cadeo to discuss the draft of the Business Combination Agreement prepared by AFAR’s U.S. legal counsel, Nelson Mullins. Among the topics discussed were total consideration to Allrites’ shareholders. The parties agreed to $92 million to the existing equity holders of Allrites with earnouts bringing the potential total value of the Business Combination for Allrites’ shareholders to $110 million pending results of AFAR’s due diligence review including support for Allrites’ financial projections.

On March 17, 2023, Mr. Lo, Mr. Andrada, Mr. Ng, Mr. Michaelis, Ms. Choa, Mr. Shi, Mr. Tan, and Mr. Chan from AFAR, Mr. Mehta, Mr. Parsons, Ms. Suki, Mr. Power from Allrites, and Mr. Cadeo from Binary Star Capital, attended a tri-weekly sync meeting where the parties discussed Allrites’ P&L statements and projections, the status of Allrites’ audit, missing items in and access to Allrites’ dataroom for due diligence and key commercial terms of the Business Combination Agreement.

On March 20, 2023, Mr. Lo, Mr. Andrada, Mr. Ng, Mr. Michaelis, Ms. Choa, Mr. Shi, Mr. Tan, and Mr. Chan from AFAR, Mr. Mehta, Mr. Parsons, Ms. Suki, and Mr. Power from Allrites, and Mr. Cadeo from Binary Star Capital, attended a tri-weekly sync meeting where the parties discussed support for Allrites’ revenue forecast, discussed and revised commercial terms for the Business Combination Agreement and discussed open due diligence items requested by AFAR.

On March 21, 2023, Nelson Mullins circulated a revised draft of the Business Combination Agreement to the wider working group including Allrites’ U.S. corporate and securities legal counsel, Rimon P.C., and its local Singapore counsel, Bayfront Law.

On March 22, 2023, Mr. Lo, Mr. Andrada, Mr. Ng, Mr. Michaelis, Ms. Choa, Mr. Shi, Mr. Tan, and Mr. Chan from AFAR, Mr. Mehta, Mr. Parsons, Ms. Suki, Mr. Power from Allrites, and Mr. Cadeo from Binary Star Capital, attended a tri-weekly sync meeting where the parties discussed New Allrites’ board of directors’ composition, post-Closing fundraising, and updates to the audit and financial requirements for Allrites through March 31, 2023.

On March 22, 2023, AFAR’s U.S. legal counsel, Nelson Mullins circulated a draft of the Business Combination Agreement to Allrites to discuss the substantive terms.

On March 22, 2023, a discussion on F-4 alignment occurred among Mr. Lo, Mr. Andrada, Mr. Ng, Mr. Michaelis, Ms. Choa, Mr. Shi, Mr. Tan, and Mr. Chan from AFAR, Mr. Mehta, Mr. Parsons, Ms. Suki, and Mr. Power from Allrites, and Mr. Cadeo from Binary Star Capital.

On March 24, 2023, Mr. Lo, Mr. Andrada, Mr. Ng, Mr. Michaelis, Ms. Choa, Mr. Shi, Mr. Tan, and Mr. Chan from AFAR, Mr. Mehta, Mr. Parsons, Ms. Suki, and Mr. Power from Allrites, and Mr. Cadeo from Binary Star Capital, attended a tri-weekly sync meeting where the parties discussed the status of Allrites’ audit, open due diligence items and key issues in the Business Combination Agreement as well as planning for the drafting of the F-4.

On March 27, 2023, Mr. Lo, Mr. Andrada, Mr. Ng, Mr. Michaelis, Ms. Choa, Mr. Shi, Mr. Tan, and Mr. Chan from AFAR, Mr. Mehta, Mr. Parsons, Ms. Suki, and Mr. Power from Allrites, and Mr. Cadeo from Binary Star Capital, attended a tri-weekly sync meeting where the parties discussed open terms to the Business Combination Agreement, tentative dates for the fundraising roadshow to commence after the execution of the Business Combination Agreement, discussed initial draft of the press release, and discussed outstanding items from the dataroom.

On March 29, 2023, Mr. Lo, Mr. Andrada, Mr. Ng, Mr. Michaelis, Ms. Choa, Mr. Shi, Mr. Tan, and Mr. Chan from AFAR, Mr. Mehta, Mr. Parsons, Ms. Suki, and Mr. Power from Allrites, and Mr. Cadeo from Binary Star Capital, attended a tri-weekly sync meeting where the parties discussed support for Allrites’ P&L statements and projections and AFAR agreed to accept the support, discussed the latest revisions to the Business Combination Agreement and negotiated open issues.

On March 31, 2023, Rimon P.C. circulated a revised redlined draft of the Business Combination Agreement to the wider working group.

On April 7, 2023, Nelson Mullins circulated a redlined draft of the Business Combination Agreement to the wider working group.

On April 13, 2023, the AFAR and Allrites’ working group including Rimon P.C., Nelson Mullins and Bayfront Law, commenced weekly all-hands conference calls to discuss the draft of the Business Combination Agreement and the Ancillary Agreements, the status of the Schedules of AFAR and Allrites, and the open items of due diligence.

On April 17, 2022, Rimon P.C. distributed drafts of Allrites’ disclosure schedule to the Business Combination Agreement to Nelson Mullins and AFAR and circulated a revised redlined draft of the Business Combination Agreement to the wider working group.

On April 19, 2022, Nelson Mullins distributed drafts of AFAR’s disclosure schedule to the Business Combination to Rimon P.C. and Allrites.

On April 20, 2023, the AFAR and Allrites’ working group including Rimon P.C., Nelson Mullins and Bayfront Law, held a weekly all-hands conference calls to discuss the draft of the Business Combination Agreement and the Ancillary Agreements, the status of the Schedules of AFAR and Allrites, and the open items of due diligence.

On April 27, 2023, the AFAR and Allrites’ working group including Rimon P.C., Nelson Mullins and Bayfront Law, held a weekly all-hands conference calls to discuss the draft of the Business Combination Agreement and the Ancillary Agreements, the status of the Schedules of AFAR and Allrites, and the open items of due diligence.

On May 2, 2023, the AFAR and Allrites’ working group including Rimon P.C., Nelson Mullins and Bayfront Law, held a conference calls to discuss the open issue on the draft of the Business Combination Agreement and the Ancillary Agreements, the status of the Schedules of AFAR and Allrites, and the open items of due diligence.

On May 4, 2023, the AFAR and Allrites’ working group including Rimon P.C., Nelson Mullins and Bayfront Law, held a conference calls to discuss the open issue on the draft of the Business Combination Agreement and the Ancillary Agreements, the status of the Schedules of AFAR and Allrites, and the open items of due diligence.

On May 4, 2023, Nelson Mullins circulated a redlined draft of the Business Combination Agreement to the wider working group.

On May 5, 2023, Rimon P.C. circulated a revised redlined draft of the Business Combination Agreement to the wider working group.

On May 6, 2023, Nelson Mullins circulated a redlined semi-final draft of the Business Combination Agreement to the wider working group.

On May 7, 2023, Rimon P.C. circulated a revised redlined semi-final draft of the Business Combination Agreement to the wider working group.

On May 7, 2023, AFAR, Allrites and Meta Gold Pte. Ltd., a Singapore exempt private company limited by shares, in its capacity as the representative for the shareholders of Allrites, executed and delivered the Business Combination Agreement and, together with the relevant counterparties, the Allrites Holders Support Agreement, Sponsor Support Agreement, Registration Rights Agreement.

Satisfaction of 80% Test

It is a requirement under Nasdaq listing rules that any business that AFAR acquires have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for the Business Combination. The balance of the funds in the Trust Account as of the Record Date, [              ], 2023 was $[120,031,079] (including $4,025,000 of the cash portion of the deferred underwriting commissions) and 80% thereof represents $[96,024,863.20]. In reaching its conclusion that the Business Combination satisfied the 80% asset test, the AFAR Board looked at the enterprise value of Allrites of approximately $139,000,000.

In determining whether the enterprise value described above represents the fair market value of Allrites, the AFAR Board considered all of the factors described in this section, and the fact that the purchase price for Allrites was the result of an arm’s length negotiation with Allrites management, among other reasons. As a result, the AFAR Board concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of AFAR’s management team and the AFAR Board, AFAR’s Board believes that the members of AFAR’s management team and the AFAR Board are qualified to determine whether the Business Combination satisfies the 80% asset test. AFAR’s Board has not obtained an opinion of an outside fairness or valuation advisor as to whether the 80% asset test has been satisfied.

The AFAR Board’s Reasons for the Approval of the Business Combination

AFAR was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more business entities. As described above, the AFAR Board sought to do so by using the networks and industry experience of the Sponsor, the AFAR Board and AFAR management to identify and acquire one or more businesses.

In evaluating the transaction with Allrites, the AFAR Board consulted with its legal counsel and tax, accounting and other advisors. In reaching its unanimous resolution (i) that the terms and conditions of the Business Combination Agreement including the Business Combination and the transactions contemplated thereby including the issuance of securities in connection therewith, are advisable and in AFAR’s best interests, and (ii) to recommend that the AFAR shareholders adopt the Business Combination Agreement and approve the Business Combination and the other transactions contemplated by the Business Combination Agreement, the AFAR Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination Agreement and the transactions contemplated thereby, the AFAR Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that the AFAR Board considered in reaching its determination and supporting its decision.

The AFAR Board viewed its decision as being based on all of the information available and the factors presented to and considered by the AFAR Board. In addition, individual directors may have given different weight to different factors. The AFAR Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the reasons as set forth below. This explanation of AFAR’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

The members of the AFAR Board are well-qualified to evaluate the Business Combination based on their collective, extensive transactional experience, particularly in the software, media, internet, and technology sectors.

The AFAR Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby. The following discussion of the information and factors considered by the AFAR Board is not intended to be exhaustive. In particular, the AFAR Board considered the following reasons or made the following determinations, as applicable:

●	Allrites Satisfies a Number of Acquisition Criteria that AFAR had Established to Evaluate Prospective Business Combination Targets. The AFAR Board determined that Allrites satisfies a number of the criteria and guidelines that AFAR established at the AFAR IPO, including (i) operating in a large and growing total-addressable market, (ii) having a scalable digital technology within the content curation, distribution and management space, (iii) having potential to deliver sustainable long-term top-line growth, (iv) founded and operating in Southeast Asia with customers globally, and (v) providing an opportunity to partner with a world-class management team capable of scaling a business around the globe.

●	Favorable Prospects for Future Growth and Financial Performance. Current information and forecast projections from AFAR and Allrites’ management are favorable regarding (i) Allrites’ business, prospects, financial condition, operations, technology, products, offerings, management, competitive position, and strategic business goals and objectives, (ii) general economic, industry, regulatory, and technology market conditions, and (iii) opportunities and competitive factors within Allrites’ industry.

●	Compelling Valuation. The implied pro forma enterprise value in connection with the Business Combination of approximately $139,000,000, which the AFAR Board believes represents an attractive valuation relative to selected comparable companies in the content licensing and management spaces. In addition, AFAR has negotiated for an earnout to limit the risk of Allrites missing certain revenue milestones in their 2023 and 2024 forecasts provided and prepared by Allrites’ management. The public trading market valuations of more comparable companies implied 2022 historical multiples and 2023 projected multiples of enterprise value to revenue in the ranges of 1.4x (MIN) to 16.0x (MAX), based on publicly available market data as of February 5, 2023. While there is no direct comparable company across Southeast Asia or globally that provides content licensing on a Content As A Service subscription business model, the AFAR Board focused most closely on content licensing and management for the comparable companies analysis (to the exclusion of other companies that only provide over-the-top (“OTT”) media service or streaming services on a business to consumer (“B2C”) business model) given the highly differentiated capabilities of Allrites with the ability to expand its customer base to new industry verticals. Given that Allrites’ overall 2023 projected multiples of enterprise value to revenue (11.7x, based on the earnout materializing) was in line with leading companies in the content licensing and management spaces, despite being projected to grow faster and with gross margins at the upper end of leading companies in those spaces, the AFAR Board believed the comparable companies analysis supported the valuation; however, given that none of the selected companies is exactly the same as Allrites, the AFAR Board believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable companies analysis. Accordingly, the AFAR Board also made qualitative judgments, based on its experience and judgment, concerning differences between the operational, business, and financial characteristics of Allrites that could affect the public trading values of each in order to provide a more holistic context in which to consider the results of the quantitative analysis.

●	Best Available Opportunity. The AFAR Board determined, after a thorough review of other business combination opportunities reasonably available to AFAR, that the Business Combination represents the best potential business combination for AFAR based upon the process utilized to evaluate and assess other potential acquisition targets and believed that such processes had not presented a better alternative.

●	Experienced, Proven, and Committed Management Team. The AFAR Board considered the fact that post business combination New Allrites will be led by Allrites’ existing management team which is made up of seasoned professionals with extensive experience in the digital content distribution industry. The team is led by CEO, Riaz Mehta, who has more than 15 years of experience in the media industry, including in content acquisition, licensing, and distribution. Other members of the senior management boast impressive CV’s including prior senior executive experience at leading media companies. Allrites’ chief technology officer, Damian Miles, is a serial entrepreneur with more than 25 years of experience in broadcast media who has founded several tech startups in the film and TV industry. Its CFO, Suki Sohn, is experienced in finance, management, project implementation, and business development, with a demonstrated history of working in a wide range of industries including in media with Star TV, The Walt Disney Company International, ONSLOT Films and more.

●	Board Seat. The AFAR Board considered the fact that at a minimum one board seat in New Allrites will be held by a representative of AFAR.

●	Continued Significant Ownership by AFAR Existing Shareholders. The AFAR Board considered that Allrites’ existing equity holders would be receiving a significant number of New Allrites Ordinary Shares in the Business Combination and that Allrites’ principal shareholders and key executives are “rolling over” their existing equity interests in Allrites into equity interests in New Allrites and are also agreeing to be subject to a “lock-up” of 12 months. The current Allrites shareholders are expected to hold approximately 73% of the pro forma ownership of the combined company after Closing, assuming that AFAR shareholders exercise their redemption rights in connection with the Business Combination with respect to 1,150,000 public shares (assuming a 90% redemption rate) and Allrites is able to achieve its earnout targets for 2023 and 2024. If the actual facts are different from these assumptions, the percentage ownership retained by Allrites’ existing shareholders in the combined company will be different.

●	Substantial Retained Proceeds. AFAR management projected that $12 million of cash would remain on the balance sheet of the combined company based on expected redemptions of IPO shares, cash carried over from Allrites balance sheet and an expected pre-merger IPO raise of $1 million. The AFAR Board considered this as a strong sign of confidence in New Allrites following the Business Combination and the benefits to be realized as a result of the Business Combination. AFAR also intends to contribute to and/or raise additional funds for New Allrites.

●	Financing Success. The likelihood of AFAR being able to raise capital through a financing transaction from strategic investors.

●	Extensive Due Diligence. AFAR engaged with a highly experienced legal due diligence team, in the United States, to assist with legal, finance and tax due diligence. Since Allrites is based in Singapore, AFAR also hired a leading Singaporean law firm, Shook Lin & Bok LLP, to conduct legal due diligence. Certain members of AFAR’s board conducted their own field diligence about Allrites’ products market potential. Many AFAR board members utilized their industry expertise to supplement AFAR management’s due diligence process with their own diligence such as by traveling to Singapore to view Allrites’ operations.

●	Shareholder Liquidity. The parties intend for New Allrites to be listed on Nasdaq, a major U.S. stock exchange, which the AFAR Board believes has the potential to offer its shareholders significant liquidity.

●	Likelihood of Closing the Business Combination. The AFAR Board’s belief that an acquisition of Allrites by AFAR has a reasonable likelihood of closing without potential issues under applicable antitrust and competition laws and without potential issues from any regulatory authorities.

The AFAR Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

●	Business Risk. The risk that the future financial performance of Allrites may not meet the AFAR Board’s expectations due to factors in or out of Allrites’ control.

●	Benefits May Not Be Achieved. The risk that the Business Combination’s potential benefits may not be achieved in full or in part, including the risk that Allrites would not be able to achieve its growth projections, or may not be achieved within the expected timeframe.

●	Closing of the Business Combination May Not Occur. The risks and costs to AFAR if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in AFAR being unable to effect a business combination by the Final Redemption Date, forcing AFAR to liquidate the trust account.

●	Current Public Shareholders Exercising Redemption Rights. The risk that all or some of AFAR’s current public shareholders decide to exercise their redemption rights in connection with the consummation of the Business Combination and pursuant to AFAR’s existing organizational documents, which would potentially make the Business Combination more difficult to complete, including because redemptions may make it more challenging for New Allrites to satisfy applicable exchange listing requirements at or immediately following the Closing.

●	No Third-Party Valuation. The risk that AFAR did not obtain a third-party valuation or fairness opinion in connection with the Business Combination.

●	Closing Conditions of the Business Combination. That the Business Combination’s closing is conditioned on satisfying certain closing conditions, many of which are not within AFAR’s control.

●	AFAR Shareholders Not Holding a Majority Position in New Allrites. The fact that AFAR shareholders will not hold a majority position in New Allrites following the Business Combination, which may reduce the influence that AFAR’s current shareholders have on New Allrites and New Allrites’ board of directors and management.

●	Litigation Related to the Business Combination. The risk of potential litigation challenging the Business Combination.

●	Listing Risks. The challenges associated with preparing Allrites, a private entity, for the applicable disclosure and listing requirements to which Allrites will be subject as a publicly traded company on Nasdaq (or, to the extent applicable, another exchange), as well as challenges associated with AFAR maintaining a Nasdaq listing prior to the closing of the Business Combination;

●	Post-Closing Corporate Governance. After the closing of the Business Combination, the existing holders of Allrites Shares will, in aggregate, beneficially own shares representing approximately 43% of the outstanding New Allrites Ordinary Shares on a fully diluted basis (assuming redemptions of the minimum redemption amount of 2,300,000 AFAR Class A Ordinary Shares by AFAR’s public shareholders. As a result, these shareholders, if they choose to act together, will be able to influence New Allrites’ management and affairs and all matters requiring shareholder approval, including the election of New Allrites’ directors and approval of significant corporate transactions.

●	No Survival of Remedies for Breach of Representations, Warranties or Covenants of Allrites. The Business Combination Agreement provides that AFAR will not have any surviving remedies against Allrites or its equity holders after the Closing to recover for losses as a result of any inaccuracies or breaches of the representations, warranties or covenants of Allrites set forth in the Business Combination Agreement. As a result, AFAR shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Allrites prior to the Closing, whether determined before or after the Closing, without any ability to recover for the amount of any loss. The AFAR Board determined that this structure was appropriate and customary in light of the fact that many similar transactions include similar terms and the current equity holders of Allrites will be, collectively, the majority equity holders in New Allrites and therefore would indirectly bear a majority of any such losses.

●	Transaction Fees and Expenses Incurred by AFAR. The substantial transaction fees and expenses to be incurred in connection with the Business Combination and the negative impact of such expenses on AFAR’s cash reserves and operating results if the Business Combination is not completed.

●	Negative Impact Resulting from the Announcement of the Business Combination. The possible negative effect of the Business Combination and public announcement of the Business Combination or Allrites’ financial performance and operating results and the AFAR Class A ordinary share price.

●	Other Risks. Other factors that the AFAR Board deemed relevant, including various other risks associated with the Business Combination, AFAR’s business, and Allrites’ business as described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the AFAR Board also considered that certain AFAR officers and directors have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of AFAR shareholders. Please see “Information Related to AFAR — Our Past Blank Check Experience and Conflicts of Interest” for more information. The AFAR Board reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, and determined that despite those interests of members of the AFAR Board, the Business Combination is still in AFAR’s best interests.

The AFAR Board concluded that the potential benefits that the AFAR Board expected AFAR and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the AFAR Board determined that the Business Combination Agreement, the Business Combination, and the other transactions contemplated by the Business Combination Agreement were in AFAR’s best interests.

The above discussion of the material factors considered by the AFAR Board is not intended to be exhaustive, but does set forth the principal factors considered by the AFAR Board. The AFAR Board conducted an overall analysis of the factors described above, including thorough discussions with AFAR’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination to approve the Business Combination and to recommend that AFAR’s shareholders approve the Business Combination.

Interests of AFAR’s Directors and Officers in the Business Combination

When considering the AFAR Board’s recommendation to vote in favor of approving the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal, AFAR shareholders should keep in mind that the Sponsor and AFAR’s directors and executive officers, have interests in such proposals that are different from, or in addition to (and which may conflict with), those of AFAR shareholders generally. These interests include, among other things, the interests listed below:

●	the fact that the Sponsor’s Shareholders and AFAR’s directors and officers have agreed not to redeem any AFAR Class B Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

●	the fact that the Sponsor paid an aggregate of $25,000 for the 2,875,000 AFAR Class B Ordinary Shares currently owned by the Sponsor and AFAR’s officers and directors, and such securities will have a significantly higher value after the Business Combination. As of May 15, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $30,446,250, based upon a closing price of $10.59 per public share on Nasdaq (and will have zero value if neither the Business Combination nor any other business combination is completed on or before the Final Redemption Date);

●	the fact that the Sponsor paid $5,000,000 to purchase an aggregate of 5,000,000 Private Warrants currently owned by the Sponsor’s Shareholders at a price of $1.00 per Private Warrant, each exercisable to purchase one AFAR Class A Ordinary Share at $11.50, subject to adjustment, and the Private Warrants would be worthless — and the entire $5,000,000 warrant investment would be lost — if AFAR does not consummate a business combination by the Final Redemption Date. As of [ ], 2023, the estimated fair value of the Private Warrants was $[ ] based on a closing price of $[ ] per warrant on Nasdaq;

●	the fact that given the very low purchase price (of $25,000 in aggregate) that the Sponsor paid for the AFAR Class B Ordinary Shares as compared to the price of the AFAR Shares sold in the AFAR IPO and the substantial number of AFAR Class A Ordinary Shares that the Sponsor’s Shareholders will receive upon conversion of the AFAR Class B Ordinary Shares in connection with the Business Combination, the Sponsor’s Shareholders may earn a positive rate of return on their investment even if the AFAR Class A Ordinary Shares trade below the price initially paid for the AFAR Class A Ordinary Shares in the AFAR IPO and the AFAR public shareholders experience a negative rate of return following the completion of the Business Combination;

●	the fact that the Sponsor’s Shareholders and AFAR’s directors and executive officers have agreed to waive their rights to liquidating distributions from the trust account with respect to any AFAR Shares (other than public shares) held by them if AFAR fails to complete an initial business combination by the Final Redemption Date. As a result of waiving liquidating distributions, if AFAR fails to complete an initial business combination by the Final Redemption Date, the Sponsor’s Shareholders and AFAR’s directors and executive officers would lose $5,000,000 for the purchase of Private Warrants, and $25,000 for the purchase of the AFAR Class B Ordinary Shares;

●	the fact that AFAR’s directors and officers have agreed to waive their redemption rights with respect to the AFAR Shares (other than public shares) held by them for no consideration;

●	the fact that, with respect to redemptions, holders of AFAR Class B Ordinary Shares may have different incentives than holders of AFAR Class A Ordinary Shares with respect to the completion of any proposed business combination and/or the exercise of a right to redeem. In particular, holders of AFAR Class B Ordinary Shares are not entitled to participate in any redemption with respect to such shares. The value of the AFAR Class B Ordinary Shares is dependent on AFAR’s consummation of a business combination. In the event that AFAR does not consummate a business combination, the AFAR Class B Ordinary Shares would be rendered valueless. Holders of AFAR Class A Ordinary Shares, on the other hand, will ultimately be entitled to exercise redemption rights and receive the value of their redeemed shares even if AFAR does not complete a business combination. Therefore, the interests of holders of AFAR Class A Ordinary Shares and AFAR Class B Ordinary Shares may not be aligned. Holders of AFAR Class A Ordinary Shares should form their own independent views as to whether or not to redeem or whether or not to vote in favor of the Business Combination Proposal;

●	the fact that the Sponsor’s Shareholders and AFAR’s officers and directors will lose their entire investment in AFAR and will not be reimbursed for any out-of-pocket expenses if AFAR does not consummate an initial business combination by the Final Redemption Date;

●	the fact that if AFAR is unable to complete a business combination within the time period by the Final Redemption Date (unless extended by AFAR’s shareholders), the Sponsor has agreed to indemnify AFAR to the extent necessary to preserve the proceeds in the Trust Account, provided that such obligation shall only apply to the extent necessary any such claims for services rendered or contracted for or products sold to AFAR, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.[__] per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay AFAR tax obligations, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under AFAR’s indemnity of the underwriters of AFAR’s initial public offering against certain liabilities, including liabilities under the Securities Act.

●	the fact that as a result of the anticipated election of Calvin Ng of AFAR, as a director of New Allrites after the consummation of the Business Combination. As such, in the future, Mr. Ng will receive any cash fees, share options or share awards that the New Allrites Board determines to pay to its directors. See the section titled “Director and Officer Compensation — Director and Officer Compensation Following the Business Combination.”

●

the fact that the Sponsor (including its representatives and affiliates) and AFAR’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to AFAR. The Sponsor and AFAR’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to completing the Business Combination. Accordingly, if any of AFAR’s officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law.

The Sponsor’s Shareholders, which include all of AFAR’s directors and executive officers or companies controlled by them, have agreed or are otherwise obligated to, among other things, vote all of their AFAR Shares in favor of the proposals being presented at the Extraordinary General Meeting and waive their redemption rights with respect to their AFAR Shares in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor’s Shareholders in the aggregate own approximately [ ]% of the issued and outstanding AFAR Ordinary Shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding AFAR or its securities, the Sponsor, Allrites, and/or AFAR’s or Allrites’ directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, Articles Amendment Proposal, Share Issuance Proposal or Incentive Plan Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Business Combination Proposal, Articles Amendment Proposal, Share Issuance Proposal or Incentive Plan Proposal. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of AFAR Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

If the Sponsor, Allrites, and/or AFAR’s or Allrites’ directors, officers, advisors or respective affiliates purchase AFAR Shares in privately negotiated transactions from public AFAR shareholders who have already elected to exercise their redemption rights, then such selling shareholder would be required to revoke their prior elections to redeem their AFAR Shares. The Sponsor, Allrites, and/or AFAR’s or Allrites’ directors, officers, advisors, or respective affiliates may also purchase public shares from institutional and other investors who indicate an intention to redeem AFAR Shares, or, if the price per share of AFAR Shares falls below $10.00 per share, then such parties may seek to enforce their redemption rights. The above-described activity could be especially prevalent in and around the time of Closing.

The purpose of such share purchases and other transactions would be to (i) increase the likelihood that the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and/or the Incentive Plan Proposal are approved by the holders of the requisite number of AFAR Shares as described herein after giving effect to the transactions contemplated by the Business Combination Agreement and any financing, and (ii) otherwise limit the number of public shares that AFAR shareholders elect to redeem. The Sponsor, Allrites and/or AFAR’s or Allrites’ directors, officers, advisors, or respective affiliates may also purchase AFAR Shares from institutional and other investors for investment purposes.

Entering into any such arrangements may have a depressive effect on the market value of the AFAR Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase AFAR Shares at a lower-than-market price and may therefore be more likely to sell the AFAR Shares that he, she, or they own, either at or before the Business Combination.

If such transactions are executed, then the Business Combination could be completed in circumstances where such consummation would not have otherwise occurred. AFAR Share purchases by the persons described above would allow them to exert more influence over approving the proposals to be presented at the Extraordinary General Meeting and would likely increase the chances that such proposals would be approved. AFAR will file or furnish with the SEC a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Extraordinary General Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of the members of AFAR’s Board results in conflicts of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of AFAR and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for approval of the proposals presented at the Extraordinary General Meeting. In addition, AFAR’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

In addition to the above, please see “Risk Factors — Risks Relating to AFAR and the Business Combination” and “Information Related to AFAR — Our Past Blank Check Experience and Conflicts of Interest” for additional information on interests of AFAR’s directors and officers.

Certain Engagements in Connection with the Business Combination and Related Transactions

EF Hutton previously acted as the lead underwriter in the AFAR IPO and will receive deferred underwriting compensation from AFAR for the AFAR IPO if the Business Combination is completed.

In considering the recommendation of the AFAR Board to vote “FOR” the Business Combination Proposal, “FOR” the Articles Amendment Proposal, “FOR” the Share Issuance Proposal and “FOR” the Incentive Plan Proposal, shareholders should keep in mind that AFAR’s or Allrites’ advisors and entities affiliated with these advisors have interests in such proposals that are different from, or in addition to (and which may conflict with), those of AFAR shareholders generally, including those discussed above.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, AFAR would be expected to be treated as the “acquired” company for financial reporting purposes, and Allrites will be the accounting “acquirer.” This determination was primarily based on the assumption that:

●	Allrites’ current shareholders will hold a majority of the voting power of the New Allrites post Business Combination;

●	Effective upon the Business Combination, the post-combination Board of New Allrites will consist of five (5) directors, a majority of which will be independent under Nasdaq requirements, including (i) one person shall be designated by AFAR, (ii) two persons shall be designated by Allrites, one of whom shall constitute independent directors within the meaning of Nasdaq Rule 5605(a)(2), and (iii) two persons shall be mutually acceptable to AFAR and Allrites, both of whom shall also constitute independent directors;

●	Allrites’ operations will substantially comprise the ongoing operations of New Allrites;

●	Allrites is the larger entity in terms of substantive operations and employee base; and

●	Allrites’ senior management will comprise the senior management of New Allrites.

Another determining factor was that AFAR does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization, within the scope of IFRS 2. The net assets of AFAR will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to AFAR over the fair value of AFAR’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. The Business Combination Agreement provides that it is a condition to the obligation of each of AFAR and Allrites to close the Business Combination Transactions that public holders of AFAR’s Class A Ordinary Shares elect the Minimum Redemption Scenario. The Minimum Redemption Scenario ensures that Allrites is the acquiror for accounting purposes for all scenarios for which pro forma combined financial information of AFAR and Allrites is included in this proxy statement/prospectus.

Certain Prospective Financial Information of Allrites

The Initial Projections provided to AFAR were as follows:

Financial Forecast
Historical and forecast financials US$’000	FY20 (A)	FY21 (A)	FY22 (A)	FY23 (F)	FY24 (F)	CAGR FY21-24
Annual Recurring revenue	-	651	4,251	12,698	21,004	218.4%

Revenue	304	974	2,528	8,242	17,932	164.0%
y-o-y growth	-	221%	159%	226%	118%	(18.9)%

Gross Profit	(126)	640	2,124	6,248	11,906	167.4%
y-o-y growth	-	606%	248%	194%	91%
Gross profit margin	-	66%	84%	76%	66%

EBITDA	(867)	(741)	(1,439)	699	1,243	-
y-o-y growth	-	-	-	149%	78%
EBITDA margin	-	-76%	-57%	8%	7%

The Updated Outlook is presented in the table below.

Neither AFAR nor Allrites or any of their respective affiliates intends to, and each of them expressly disclaims any obligation to, further update or revise the projections to reflect circumstances existing or arising after the date such projections were prepared or to reflect the occurrence of subsequent events, even in the event that any or all of the assumptions underlying the projections are shown to be in error or any of the projections otherwise would not be realized, in each case except to the extent required by applicable law.

Interests of AFAR’s Directors and Officers in the Business Combination

When considering the AFAR Board’s recommendation to vote “FOR” the Business Combination Proposal, “FOR” the Articles Amendment Proposal, “FOR” the Share Issuance Proposal and “FOR” the Incentive Plan Proposal, AFAR shareholders should keep in mind that the Sponsor and AFAR’s directors and executive officers, have interests in such Proposals that are different from, or in addition to (and which may conflict with), those of AFAR shareholders generally. These interests include, among other things, the interests listed below:

●	the fact that the Sponsor and AFAR’s directors and officers have agreed not to redeem any AFAR Class B Ordinary Shares held by them in connection with a shareholder vote to approve the proposed Business Combination;

●	the fact that the Sponsor paid an aggregate of $25,000 for the 2,875,000 AFAR Class B Ordinary Shares currently owned by the Sponsor, and such securities will have a significantly higher value after the Business Combination. As of [●], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $[●], based upon a closing price of $10.[●] per public share on the Nasdaq (and will have zero value if neither this Business Combination nor any other business combination is completed on or before the Final Redemption Date);

●	the fact that the Sponsor paid $5,000,000 to purchase an aggregate of 5,000,000 Private Warrants at a price of $1.00 per Private Warrant, each exercisable to purchase one AFAR Class A Ordinary Share at $11.50, subject to adjustment, and those warrants would be worthless—and the entire $5,000,000 warrant investment would be lost—if a Business Combination is not consummated by the Final Redemption Date. As of [●], 2023, the estimated fair value of the Private Warrants was $[●] (based on the unaudited condensed financial statements of AFAR as of [●], 2023, prepared in accordance with U.S. GAAP);

●	the fact that given the very low purchase price (of $25,000 in aggregate) that the Sponsor paid for the AFAR Class B Ordinary Shares as compared to the price of the AFAR Shares sold in AFAR’s IPO and the substantial number of shares of AFAR Ordinary Shares that Sponsor will receive upon conversion of the AFAR Class B Ordinary Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the AFAR Ordinary Shares trade below the price initially paid for the AFAR Shares in the AFAR IPO and the AFAR public shareholders experience a negative rate of return following the completion of the Business Combination;

●	the fact that the Sponsor and AFAR’s directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any AFAR Shares (other than public shares) held by them if AFAR fails to complete an initial business combination by the Final Redemption Date As a result of waiving liquidating distributions, if AFAR fails to complete an initial business combination by the Final Redemption Date, the Sponsor would lose $5,000,000 for the purchase of the Private Warrants, and $25,000 for the purchase of the AFAR Class B Ordinary Shares;

●	the fact that AFAR’s directors and officers have agreed to waive their redemption rights with respect to the AFAR Shares (other than public shares) held by them for no consideration;

●	the fact that, with respect to redemptions, holders of AFAR Class B Ordinary Shares may have different incentives than holders of AFAR Class A Ordinary Shares with respect to the completion of any proposed business combination and/or the exercise of a right to redeem. In particular, holders of AFAR Class B Ordinary Shares are not entitled to participate in any redemption with respect to such shares. The value of the AFAR Class B Ordinary Shares is dependent on the consummation of a business combination. In the event no business combination is consummated, the AFAR Class B Ordinary Shares would be rendered valueless. Holders of AFAR Class A Ordinary Shares, on the other hand, will ultimately be entitled to exercise redemption rights and receive the value of their redeemed shares even if a business combination is not completed. Therefore, the interests of holders of AFAR Class A Ordinary Shares and AFAR Class B Ordinary Shares may not be aligned. Holders of AFAR Class A Ordinary Shares should form their own independent views as to whether or not to redeem or whether or not to vote in favor of the business combination;

●	the fact that pursuant to the Registration Rights Agreement, the Sponsor can demand that AFAR register its registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that AFAR undertakes;

●	the continued indemnification of AFAR’s directors and officers and the continuation of AFAR’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

●	the fact that the Sponsor and AFAR’s officers and directors will lose their entire investment in AFAR and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by the Final Redemption Date;

●	the fact that the Sponsor and AFAR’s officers and directors will lose their entire investment in AFAR and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by the Final Redemption Date;

●	the fact that if the trust account is liquidated, including in the event AFAR is unable to complete an initial business combination by the Final Redemption Date, the Sponsor has agreed to indemnify AFAR to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which AFAR has entered into a letter of intent, confidentiality or other similar agreement or a business combination agreement or claims of any third party for services rendered or products sold to AFAR, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

●	the fact that the Sponsor (including its representatives and affiliates) and AFAR’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to AFAR. The Sponsor and AFAR’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to completing the Business Combination. Accordingly, if any of AFAR’s officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such Business Combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law.

The Sponsor, each AFAR director and officers of AFAR have agreed to, among other things, vote all of their AFAR Shares in favor of the proposals being presented at the Extraordinary General Meeting and waive their redemption rights with respect to their AFAR Shares in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor, AFAR directors and certain advisors and affiliates of AFAR to whom the Sponsor has transferred AFAR Shares own approximately [●]% of the issued and outstanding AFAR Shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding AFAR or its securities, the Sponsor, Allrites, and/or AFAR’s or Allrites’ directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, Articles Amendment Proposal, Share Issuance Proposal or Incentive Plan Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Business Combination Proposal, Articles Amendment Proposal, Share Issuance Proposal or Incentive Plan Proposal. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of AFAR Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

If the Sponsor, Allrites, and/or AFAR’s or Allrites’ directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public AFAR shareholders who have already elected to exercise their redemption rights, then such selling shareholder would be required to revoke their prior elections to redeem their shares. The Sponsor, Allrites, and/or AFAR’s or Allrites’ directors, officers, advisors or respective affiliates may also purchase public shares from institutional and other investors who indicate an intention to redeem AFAR Shares, or, if the price per share of AFAR Shares falls below $10.00 per share, then such parties may seek to enforce their redemption rights. The above-described activity could be especially prevalent in and around the time of Closing.

The purpose of such share purchases and other transactions would be to (a) increase the likelihood Business Combination Proposal, Articles Amendment Proposal, Share Issuance Proposal or Incentive Plan Proposal are all approved by the holders of the requisite number of shares as described herein and AFAR’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement; and (b) otherwise limit the number of public shares electing to redeem. The Sponsor, Allrites and/or AFAR’s or Allrites’ directors, officers, advisors, or respective affiliates may also purchase shares from institutional and other investors for investment purposes.

Entering into any such arrangements may have a depressive effect on the AFAR Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a lower-than-market price and may therefore be more likely to sell the shares he, she, or they own, either at or before the Business Combination.

If such transactions are executed, then the Business Combination could be completed in circumstances where such consummation would not have otherwise occurred. Share purchases by the persons described above would allow them to exert more influence over approving the proposals to be presented at the Extraordinary General Meeting and would likely increase the chances that such proposals would be approved. AFAR will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Extraordinary General Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of AFAR’s directors may result in conflicts of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of AFAR and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, AFAR’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

In addition to the above, please see “Risk Factors—Risks Relating to AFAR and the Business Combination” and “Information Related to AFAR—Conflicts of Interest” for additional information on interests of AFAR’s directors and officers.

In addition to the above, please see “Risk Factors—Risks Relating to AFAR and the Business Combination” and “Information Related to AFAR—Conflicts of Interest” for additional information on interests of AFAR’s directors and officers.

Certain Engagements in Connection with the Business Combination and Related Transactions

EF Hutton previously acted as the lead underwriter in AFAR’s IPO consummated on April 18, 2022, and will receive deferred underwriting compensation from AFAR for AFAR’s IPO if the Business Combination is completed.

In considering the recommendation of AFAR’s board of directors to vote in favor of approval of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal, shareholders should keep in mind that AFAR’s or Allrites’ advisors and entities affiliated with these advisors have interests in such proposals that are different from, or in addition to (and which may conflict with), those of AFAR shareholders generally, including those discussed above.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a capital reorganization, in accordance with GAAP. Under this method of accounting, AFAR will be treated as the “acquired” company for financial reporting purposes, and Allrites will be the accounting “acquirer”. This determination was primarily based on the assumption that:

●	Allrites’ current shareholders will hold a majority of the voting power of New Allrites post Business Combination if the current trend in redemptions continues;

●	Effective upon the Business Combination, the post-combination Board will consist of five (5) directors, a majority of which will be independent under Nasdaq requirements, including three (3) directors designated by Allrites, one (1) director designated by AFAR and one (1) independent director who will be mutually agreed upon by Allrites and AFAR;

●	Allrites’ operations will substantially comprise the ongoing operations of New Allrites;

●	Allrites is the larger entity in terms of substantive operations, operating history and employee base; and

●	Allrites’ senior management will comprise the senior management of New Allrites.

Regulatory Matters

The Business Combination Agreement and the transactions contemplated by the Business Combination Agreement are not subject to a closing condition that any additional federal, state or foreign regulatory requirement or approval be obtained, except for filings with the registrar of the Cayman Islands necessary to effectuate the transactions contemplated by the Business Combination Agreement and filings with ACRA in connection with the Exchange.

Appraisal or Dissenters’ Rights

Neither public AFAR shareholders who hold AFAR Class A Ordinary Shares nor AFAR warrant holders have appraisal or dissenters’ rights in connection with the Business Combination under the laws of the Cayman Islands. Although under the Cayman Islands Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a merger, dissenters’ rights will not be available under the Cayman Islands Companies Act in respect of AFAR Class A Ordinary Shares if an open market for such class of shares exists on a recognized stock exchange (which includes Nasdaq) for a specified period after the Merger is authorized. Under the terms of the Business Combination Agreement, if any AFAR shareholder gives written objection to the Merger pursuant to the Cayman Islands Companies Act, the closing of the Merger may be deferred until such specified period has elapsed. Therefore, no dissenters’ rights are available under the Merger in respect of the AFAR Class A Ordinary Shares; however, holders have a redemption right as further described in this proxy statement/prospectus. See “General Meeting of AFAR Shareholders—Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a Special Resolution, that AFAR’s entry into (1) the Business Combination Agreement, dated as of May 7, 2023, by and between AFAR, Allrites Holdings Pte Ltd., a Singapore private company limited by shares, and Meta Gold Pte Ltd., a Singapore exempt private company limited by shares, in its capacity as the representative for the shareholders of Allrites, pursuant to which, (I) immediately prior to the closing of the Business Combination (the “Closing”), but contingent upon the Closing, Allrites will effect a capital restructuring whereby (i) each then outstanding (A) Allrites restricted ordinary share, (B) Allrites non-voting share, (C) Allrites preference share, and (D) Allrites option, will become vested and exercisable and will convert into Allrites Ordinary Shares, and (ii) any retained shares (including the shares received from the exercise of all Allrites options) will be converted into Company Ordinary Shares, and (iii) each of the Allrites option holders will (a) exercise each of their options for Allrites Ordinary Shares and (b) retain such Allrites Ordinary Shares received upon exercise of the Options, as well as the remaining Allrites Ordinary Shares; and (II) as consideration for the Business Combination, subject to the terms and conditions set forth in the Agreement, and contingent upon the Closing, Allrites shareholders collectively shall be entitled to receive from AFAR, in the aggregate, 9,200,000 AFAR Class A Ordinary Shares, valued at $10.00 per share, for an aggregate value equal to ninety-two million and no/100s dollars ($92,000,000), where each Allrites shareholder shall be entitled to receive the amount of AFAR Class A Ordinary Shares in accordance with the Agreement (the “Exchange”). Following the Exchange, the Allrites shareholders will become shareholders of AFAR and Allrites will continue as a wholly owned subsidiary of AFAR. Each Allrites shareholder, upon receiving the AFAR Class A Ordinary Shares, will cease to have any other rights in and to shares of Allrites; and (III) the Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, at Closing, Allrites will become a wholly owned subsidiary of AFAR and AFAR’s Class A Ordinary Shares are expected to be listed on the Nasdaq Global Market (collectively, the “Transactions” or the “Business Combination”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act and the Singapore Companies Act, and the performance by AFAR and Allrites of their obligations thereunder be and are hereby confirmed, approved, adopted and ratified in all respects.”

Votes Required for Approval

The approval of the Business Combination Proposal will require an ordinary resolution, as defined in the Existing AFAR Articles, which means a resolution passed by a simple majority of the votes cast by those shareholders of AFAR who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination Transactions. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) shall not be presented to the AFAR shareholders for a vote.

An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting.

Recommendation of AFAR Board of Directors

THE AFAR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE AFAR

SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

AFAR’S VALUATION OF ALLRITES

Set forth below is a summary of how the AFAR Board and AFAR’s management determined the value of Allrites for purposes of negotiating the number of AFAR Class A Ordinary Shares to be issued in exchange for each Allrites Share in the Exchange and for determining that it was in the best interest of AFAR and its shareholders for AFAR to enter into the Business Combination Agreement.

Selection of 2023 and 2024 Revenue Forecast as the Primary Metric

AFAR used 2023 and 2024 Forecast Revenue and Annualised Recurring Revenue (ARR) as its primary metrics for valuing Allrites. AFAR selected “top line” total revenues and contracted revenues as the primary metrics for valuing Allrites because it believes that revenues are easier to compare against other companies than metrics “lower down” in the income statement because of the high degree of variability in different companies’ cost structures. A company’s total revenues and contracted revenues are driven largely by market demand for its products and services and are therefore a particularly objective measure for comparing market acceptance of a company’s products and services. Cost structure is certainly not, however, insignificant, so AFAR used gross profit and gross profit margin as secondary metrics. It is also important to note that on a normalized basis Allrites is also forecast to be EBITDA positive in 2023 and 2024.

AFAR based its valuation primarily on projected revenues rather than historic revenues because Allrites is a growth stage technology company, and AFAR believes that historical financial performance is not a good indicator of future potential for growth stage technology companies. AFAR limited its valuation to 2023 and 2024 projections because (i) the further in the future one tries to project, the more uncertain the projections become, particularly for growth stage technology companies compared to more mature operating companies, and (ii) public companies, which AFAR used for comparison, tend to only publicize one-year forecasts, so longer-term forecasts for comparable companies were not readily available.

Selection of Comparable Companies

As AFAR did not believe reasonably supportable forecasts beyond 2024 were available for Allrites (or for any other growth stage technology company), AFAR did not believe that a discounted cash flow analysis would be useful or even possible as a method of valuing Allrites. Instead, AFAR valued Allrites by comparing it to selected comparable public companies. AFAR selected public companies for comparison because their financial data is publicly available, they often provide financial forecasts for the upcoming year (but usually not subsequent years), and AFAR believes that the sum of market capitalization of public companies plus their net debt is a reliable measure of the enterprise value of such companies because of the demand and supply-based democratization of the asset values.

It was difficult to select an appropriate group of comparable public companies. Allrites started out at a traditional transactional marketplace platform whereby a buyer of content (e.g., a streaming platform such as Netflix) could discover and acquire content from an independent producer or distributor and the platform would take a fee for each transaction. This business model was inefficient, and a new licensing model called Content As A Service (CaaS) was created to provide a more seamless platform for buyers and sellers of content. How the CaaS licensing model differs to a traditional marketplace platform is that it provides a buyer of content access to a library of content on a subscription basis as opposed to licensing with each individual distributor for their content. Note that Allrites is a B2B content licensing platform and not a B2C Over-The-Top (OTT) media service that provides media services directly to viewers via the internet.

Allrites’ revenue streams come from monthly subscription revenues whereby Allrites makes a margin on the content as a service provider to both the buyers and sellers.   The margin that the company makes depends on the type of media and content that is being purchased on the platform. Premium content (e.g., Hollywood blockbuster films) from top tier production houses command lower margins as compared to basic content such as indie or region-specific content that typically caters to a niche viewing audience. Basic content has a gross profit margin of c.75% - 80%. Allrites expects margins to come down in the following years to c.76% and c.66% in 2023 and 2024 respectively, due to a shift in product mix from basic to more premium content being purchased on the platform. By offering more premium content Allrites will be able to attract larger customers with higher spending budgets resulting in larger contracts in quantum. AFAR is not aware of any directly comparable company in Southeast Asia or the world that provides video content via a CaaS service offering.

AFAR initially looked at a number of possible categories of comparable companies, including media and video content companies, OTT media and video streaming services, digital rights management companies and B2B SaaS service companies (i.e., companies that provide software to other businesses on a subscription basis). However, AFAR eliminated OTT media and video streaming services and digital rights management for the following reasons. OTT media and video streaming was not directly comparable to Allrites as they were B2C focused business models while Allrites provides a B2B service offering. AFAR has excluded digital rights management as the industry is too commoditized, resulting in a compset that is not comparable to the Allrites business in terms of business model and scale. In addition, digital rights management cuts across too many media types (i.e., print, TV, music, documents, applications, radio, digital files etc.) resulting in a digital rights management compset that did not accurately portray the Allrites business.

After eliminating the two categories as described above, AFAR sought to identify comparable companies in the media and video content industry that primarily focused on serving B2B customers, targeted niche markets (e.g., advertising, education, music etc.), and companies in the B2B SaaS space where companies had a subscription-based revenue model. Companies that operated on a transactional revenue model were not considered. Within this defined scope, AFAR successfully identified the following companies in the content distribution and management space:

●	Media and Video Content: Loop Media, Inc., The Trade Desk, Inc., Shanghai Wondertek Software Co., Ltd, Hangzhou Arcvideo Technology Co., Ltd., Genius Brands International, Inc.

●	B2B SaaS: Vobile Group Limited, AppLovin Corporation, Datadog, Inc., Instructure Holdings, Inc., Digimarc Corporation

Included below are examples of how AFAR applied the criteria as outlined:

●	Elimination of categories: Netflix is a company that is categorized under OTT media and video streaming. While Netflix, a streaming company, is a prominent player in the content delivery space and holds licenses for its content, Netflix primarily generates its revenue from B2C subscriptions on its streaming platform as opposed to licensing its content to third party platforms. As such is a potential customer for Allrites as opposed to a direct competitor.

●	Elimination of companies: businesses such as Service Now and Shopify which employ a similar business model to Allrites, B2B subscription to a web-based platform, the underlying business product was too different to consider such businesses direct competitors of Allrites.

AFAR has also applied a weightage of 75% and 25% on media and video content and B2B SaaS comparable companies, respectively, as this provides a more accurate comparison to the Allrites business model which is weighted more towards a media and video content management platform, employing a content as a service business model.

Benchmark Analysis of Allrites

After applying the selection criteria to the companies as outlined above, AFAR arrived at the peer group of companies listed in the table below.

Media & Video Content:

	CAGR 2020 – 2022	2022 Gross Margin	2023E Gross Margin	2022 EV/ Revenue		2023E EV/ Revenue
Loop Media, Inc.	132.9%	36.4%	n.a.	7.6	x	6.8	x
The Trade Desk, Inc.	33.6%	82.2%	82.5%	18.5	x	15.5	x
Shanghai Wondertek Software Co., Ltd	8.5%	42.8%	25.4%	13.3	x	12.0	x
Hangzhou Arcvideo Technology Co., Ltd.	5.1%	62.9%	48.0%	20.6	x	10.1	x
Genius Brands International, Inc.	103.3%	33.5%	n.a.	3.9	x	n.a.

Min	5.1%	33.5%	25.4%	3.9	x	6.8	x
Max	132.9%	82.2%	82.5%	20.6	x	15.5	x
Median	33.6%	42.8%	48.0%	13.3	x	11.0	x
Mean	56.7%	51.6%	52.0%	12.8	x	11.1	x
75th Percentile	103.3%	62.9%	65.3%	18.5	x	12.8	x
25th Percentile	8.5%	36.4%	36.7%	7.6	x	9.3	x

B2B SaaS Companies:

	CAGR 2020 – 2022	2022 Gross Margin	2023E Gross Margin	2022 EV/ Revenue		2023E EV/ Revenue
Vobile Group Limited	114.4%	40.9%	46.5%	5.8	x	4.1	x
AppLovin Corporation	41.5%	57.3%	70.0%	2.9	x	2.9	x
Datadog, Inc.	66.5%	79.3%	79.4%	14.2	x	11.3	x
Instructure Holdings, Inc.	22.5%	63.8%	76.1%	8.5	x	7.7	x
Digimarc Corporation	9.5%	65.4%	63.8%	12.2	x	11.4	x

Min	9.5%	40.9%	46.5%	2.9	x	2.9	x
Max	114.4%	79.3%	79.4%	14.2	x	11.4	x
Median	41.5%	63.8%	70.0%	8.5	x	7.7	x
Mean	50.9%	61.4%	67.1%	8.7	x	7.5	x
75th Percentile	66.5%	65.4%	76.1%	12.2	x	11.3	x
25th Percentile	22.5%	57.3%	63.8%	5.8	x	4.1	x

Weighted Average:

	Weight	2022 Median EV/Revenue		2023E Median EV/Revenue		2022 Weighted EV/Revenue		2023E Weighted EV/Revenue
Media & Video Content	75%	13.3	x	11.0	x	10.0	x	8.3	x
B2B SaaS	25%	8.5	x	7.7	x	2.1	x	1.9	x
Total						12.1	x	10.2	x

In order to value Allrites, AFAR determined the ratio of each comparable company’s enterprise value to its 2022 revenue forecast, the ratio of its enterprise value to its 2023 revenue forecast, its forecast 2022 gross margin, its 2023 gross margin and the compound annual growth rate of its revenues for the three-year period from 2020 to 2022. Each company’s enterprise value was determined by adding its long-term debt set forth on its December 31, 2022 balance sheet to its market capitalization on February 5, 2023.

AFAR then valued Allrites as follows:

●	AFAR first determined an appropriate enterprise value range for Allrites based on the weighted median multipliers of enterprise value to the 1) 2023 budgeted revenue and 2) expected annual recurring revenue as of December 2023 of Media and video content and B2B SaaS companies in the range of 10.2x to 12.1x and applied a 20% discount to arrive at a range for enterprise value of $67 million to $123 million.

●	AFAR then ascribed a value of $92 million to Allrites equity (assuming earnout does not materilise) and a pro forma enterprise value for the combined post-business combination companies of $104 million, which resulted in a ratio of enterprise value to 2023 revenue and expected annual recurring revenue as of December 2023 for Allrites of 12.6x and 8.2x respectively.

●	AFAR has structured an earnout consideration of $18 million to be paid in at the end of 2023 ($8 million) and 2024 ($10 million) based on certain revenue milestones to be met in each respective year. In the event that the earnout targets or milestone are not met, the earnout considerations for each respective year would not be payable.

CERTAIN PROJECTED FINANCIAL INFORMATION OF ALLRITES

Allrites provided AFAR with its detailed forecasts that were prepared in April 2023 for each of the fiscal years ending December 31, 2023 and December 31, 2024. Allrites does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition, or other results, nor does it expect or undertake to do so in the future. Allrites provided these financial projections to AFAR only for use as a component in AFAR’s overall evaluation of Allrites and they should not be viewed as public guidance. The summary information from the Initial Projections is included in the table below because such information was considered by AFAR for purposes of evaluating the Business Combination.

Allrites prepared the Financial Projections solely for AFAR’s use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Financial Projections were prepared in good faith by Allrites’ management, based on their reasonable best judgment, estimates and assumptions with respect to Allrites’ expected future financial performance at the time that the Financial Projections were prepared. The Financial Projections do not take into account any circumstances or events occurring after the date as of which they were prepared. The Financial Projections do not constitute any representation, estimate or projection of any other party.

The inclusion of the Financial Projections in this proxy statement/prospectus should not be regarded as an indication that Allrites or AFAR or their respective management, boards of directors, affiliates, advisors, or other representatives considered, or now consider, the Financial Projections to be predictive of actual future results or suitable to support or fail to support your decision whether to vote for or against the Business Combination Proposal, participate in the Exchange, or enter into an Unvested Restricted Share Amendment. The Financial Projections are not included in this proxy statement/prospectus in order to induce any AFAR shareholders to vote for or against any of the proposals at the Extraordinary General Meeting or in order to induce any Allrites shareholders to exchange their Allrites Shares for AFAR Class A Ordinary Shares in the Exchange. None of AFAR, Allrites, or any of their respective affiliates, officers, directors, advisors, or other representatives has made any representation or warranty regarding the information included in the Financial Projections. The Financial Projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or shareholders, are cautioned not to place undue reliance on this information. The Financial Projections should not be viewed as public guidance. We caution you not to rely on the Financial Projections in making a decision regarding the Business Combination, including whether to submit your Allrites Shares for exchange of AFAR Class A Ordinary Shares in the Exchange, as the Financial Projections may be materially different than actual results. AFAR does not intend or expect to refer back to the Financial Projections in its future periodic reports filed under the Exchange Act.

The Financial Projections have been prepared by, and are the responsibility of, Allrites’ management. Neither BF Borgers CPA PC, Allrites’ independent registered public accounting firm, nor MaloneBailey, LLP, AFAR’s independent registered public accounting firm, has audited, reviewed, examined, compiled, or applied agreed-upon procedures with respect to the Financial Projections and, accordingly, neither BF Borgers nor MaloneBailey expresses an opinion or any other form of assurance with respect thereto. The BF Borgers CPA report included in this proxy statement/prospectus relates to Allrites’ previously-issued historical audited consolidated financial statements, and the MaloneBailey report included in this proxy statement/prospectus relates to AFAR’s previously-issued historical audited financial statements. Neither of those reports extend to the Financial Projections and neither of those reports should be read to do so.

The Financial Projections are included in this proxy statement/prospectus solely to provide AFAR shareholders and Allrites shareholders with access to information that Allrites made available to AFAR in connection with AFAR’s evaluation of the Business Combination. We encourage you to review the financial statements of Allrites included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Allrites’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Combined Financial Information” in this proxy statement/prospectus, and to not rely on any single financial measure.

The Financial Projections are forward looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Allrites’ control. Allrites believes that the assumptions relating to the Financial Projections were reasonable at the time the Financial Projections were prepared, given the information Allrites had at the time. However, important factors that may affect actual results and cause the Financial Projections to not be achieved include, among other things, risks and uncertainties relating to Allrites’ business, industry performance, the regulatory environment, and general business and economic conditions and the matters described under “Risk Factors” herein. The Financial Projections also reflect assumptions as to business decisions that are inherently subject to change. The various contingencies, uncertainties and risks include those set forth in the “Risk Factors”, “Allrites Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” sections of this proxy statement/prospectus. As a result, there can be no assurance that the Financial Projections will be realized or that actual results will not be significantly higher or lower than projected. As the Financial Projections cover multiple years, they are by their nature less predictive with each successive year. The Financial Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Allrites Initial Projections Prepared in April 2023

The Initial Projections that Allrites provided to AFAR and that AFAR used (along with 2022 historical data) to initially evaluate Allrites were as follows:

Prepared April 2023	2022 Actual	Q1 2023 Actual	2023 Forecast	2024 Forecast
	($ in thousands, except where otherwise specified)
Annual Recurring Revenue	4,133	4,133	12,698	21,004
Total Revenue	2,830	2,117	8,242	17,932
Cost of Sales	408	126	1,994	6,062
Gross Profit	2,422	1,992	6,248	11,906
Gross Profit Margin (%)	85.57%	94.07%	75.81%	66.40%
EBITDA*	(251)	1,281	699	1,243

*	Earnings before interest, tax, depreciation and amortization

Annual recurring revenue as of period ending December 2022, March 2023, December 2023 and December 2024 Q1 2023 (period ending March 2023) based on unaudited management accounts

The Initial Projections were prepared in good faith by Allrites’ management based on management’s reasonable best estimates and facts, circumstances and information available at the time. The Initial Projections represent the Allrites business only, and do not include costs related to AFAR, public company fees, or the merger. While presented with numerical specificity, the Initial Projections reflect numerous estimates and assumptions made by Allrites’ management with respect to industry performance, competition, general business, economic, market and financial conditions and matters specific to Allrites’ business, all of which are difficult to predict and many of which are beyond Allrites’ control. Allrites believes that its operating history provides a reasonable basis for the estimates and assumptions underlying the Initial Projections. Changes in these estimates or assumptions, including assumptions regarding key customer relationships, the terms, conditions, scale and complexity of customer contracts, delay in the start date of customer contracts, and external political and economic factors could materially affect the Initial Projections. Specifically, the material assumptions and estimates that Allrites’ management believed to be material are as follows:

●	Revenue Growth:

●	Allrites has identified more than 100+ potential new contracts to start in 2023 which are currently either in negotiations as of the date of this proxy statement/prospectus.

●	Revenues attributable to each of these identified contracts have been probability weighted based on Allrites’ management assumptions taking into account the current stage of negotiations, with an assumed tenure of one year for each contract. Each contract typically has a tenure of 1 year with an automatic annual renewal historically, however more recent contracts are being negotiated for a longer term e.g., 2 – 5-year contracts.

●	Allrites management has included assumptions around the probability of extension for each currently live contract as of December 2022, which has been taken into account in the 2023 and 2024 revenue forecast.

●	Allrites’ management has also made assumptions around revenue attributable to unidentified contracts based on the sales target for each salesperson in 2023 and 2024. Allrites currently has four sales staff on payroll and plans to hire an additional 20 sales staff between June 2023 and December 2024 to support the revenue growth over the next two years. Each sales staff is expected to contribute new annual recurring revenue each month with a two-month grace period from the date of hire.

●	As the Allrites customer base continues to grow and with more funding post-Closing of the Business Combination, the company will be able to purchase more premium content which will enable Allrites to attract larger customers with higher spending budgets resulting in larger contracts by quantum, supporting the rapid revenue growth over the next two years.

●	Projected Cost of Sales:

●	Cost of sales has been projected based on the expected product mix between basic and premium content.

●	Basic content has been forecasted to have a gross profit margin of 75% - 85% while premium content has a gross profit margin of 25%.

Allrites’ Financial Projections contained herein are based on assumptions that are both quantitative and qualitative, which are not quantifiable. The qualitative assumptions are based on Allrites’ officers and directors as well as its key personnel in production, sales and operations to arrive at forecasts. Moreover, the projections are based on Allrites’ historical operations plus the projection that Allrites would retain current customers, would grow current customers through offering additional products and attract new customers was based on such Allrites’ key personnel’s qualitative assumptions. Where we used quantifiable assumptions, they related primarily to either the historical performance of Allrites’ customer contracts and actual increases in revenue from those contracts through renewals plus assumptions to support projected growth. There can be no certainty or assurances that such projected growth will be achieved.

Allrites’ revenue projections also reflects its evolution from a traditional transactional marketplace platform to its state-of-the-art CaaS licensing models of content. Presently, Allrites’ CaaS model enables content buyers to license content, continuously update selections without high upfront costs, and transform into a data-driven business. With CaaS, content makers and studios can quickly sell and monetise film and TV content and generate recurring revenues.

In Allrites’ experience, its buyer agreements and seller agreements are generally purchased on a multi-year longitudinal basis by its customers because it is usually more cost effective to do so. Indeed, recently, Allrites’ contracts are being negotiated for longer terms to between two to five-year contracts. Moreover, buyers and sellers of content can rely on Allrites’ CaaS technology and data analytics tools to track their titles’ performance and revenue in real-time. Allrites’ technology allows creators to focus on making great films and TV shows while Allrites takes care of sales and distribution.

For 2023, Allrites has set a goal to achieve approximately $12.7 million of revenue and ARR growth of 86% from its existing and new buyer and seller agreements. For 2024, Allrites has set a goal of securing approximately US$18 million in revenue (US$21 million ARR) representing approximately 66% of ARR growth in its buyer and seller agreements. Both years’ goals are based on past trends which Allrites’ key executives used to extrapolate future goals and forecasts. There can be no certainty or assurances that such goals or projected growth will be achieved.

Historical Revenue

Note: Jan-21 to Dec-22 Audited, Jan-23 to Mar-23 unaudited

Note: Subscription revenues immaterial in 2020 before launch of CaaS™ service-oriented platform, 1Q 2023 based on unaudited management accounts

●	Allrites has been able to achieve significant revenue growth of 212% and 161% in 2021 and 2022 respectively

●	Allrites pivoted their business model in middle of 2021 away from one off content revenues to subscription content revenue

Historical and Forecasted Monthly Recurring Revenue

●	Allrites experienced significant growth in 2022, increasing monthly recurring revenue by 390% from US$54k in Jan-22 to US$266k in the month ending Dec-22.

●	This MRR is expected to reach US$1.2m by Dec-23 of which 75% have identified contracts in which management is in current negotiations

Annual Recurring Revenue

Note: Mar-23 based on unaudited management accounts

●	Management has grown ARR by 553% year-on-year from 2021 to 2022

●	Total ARR has is expected to grow at a CAGR of 218% from 2021 to reach c.US$21m by 2024.

●	Note that the View Africa Television contract was signed in February 2023 and expected to start in June 2023.

THE ARTICLES AMENDMENT PROPOSAL

General

In connection with the Business Combination, AFAR is asking AFAR shareholders to consider and vote, separate and apart from their consideration and vote upon the Business Combination Proposal, upon and to approve a Proposal for New Allrites to adopt the Amended AFAR Articles, substantially in the form attached to this proxy statement/prospectus as Annex B, to be effective immediately prior to the consummation of the Business Combination. The Articles Amendment Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Articles Amendment Proposal will not be presented to AFAR’s shareholders at the Meeting.

If the Business Combination is consummated, and the Business Combination Proposal is approved, the Existing AFAR Articles will effectively be replaced by the Amended AFAR Articles given holders of AFAR Class A Ordinary Shares will, effective as of the consummation of the Business Combination (and assuming such holders do not redeem their AFAR Class A Ordinary Shares) hold New Allrites Ordinary Shares subject to the Amended AFAR Articles.

AFAR’s shareholders are asked to consider and vote upon and to approve by Special Resolution in connection with the replacement of the Existing AFAR Articles with the Amended AFAR Articles. Each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal are cross-conditioned on the approval of each other. If any one of these Proposals is not approved by AFAR shareholders, the Business Combination shall not be consummated.

The Amended AFAR Articles differ materially from the Existing AFAR Articles. The section titled “Comparison of Corporate Governance and Shareholder Rights” below sets forth a summary outlining important similarities and differences in the corporate governance and shareholder rights associated with each of AFAR and New Allrites according to applicable law and/or the Organizational Documents of AFAR and New Allrites. That summary table is qualified by reference to the complete text of the Amended AFAR Articles, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex B. All shareholders are encouraged to read the proposed the Amended AFAR Articles in their entirety for a more complete description of their terms. For a comparison of certain corporate governance and shareholder rights between the Existing Organizational Documents and the Amended AFAR Articles, please see the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Shareholder Rights.”

Proposed Amended AFAR Articles of New Allrites

Certain provisions in the Amended AFAR Articles of New Allrites may discourage unsolicited takeover proposals that New Allrites’ shareholders may consider to be in their best interest and may make the removal of New Allrites’ incumbent management more difficult.

For discussions on risks associated with the above anti-takeover provisions, please see “Risk Factors — Provisions in the Amended AFAR Articles may inhibit a takeover of New Allrites, which could limit the price investors might be willing to pay in the future for New Allrites’ securities and could entrench management.”

Required Vote and Recommendation of the Board

The approval of the Articles Amendment Proposal will require a Special Resolution, being a resolution passed at the Meeting by a majority of at least two-thirds of the votes which are cast by those shareholders who, being entitled to do so, vote in person or by proxy at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Articles Amendment Proposal.

Resolutions to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a Special Resolution, that subject to the passing of the Business Combination Proposal, that the Amended AFAR Articles, copies of which are attached to the proxy statement/prospectus relating to the Meeting as Annex B, be and are hereby approved for adoption in all respects as the Third Amended and Restated Memorandum and Articles of Association of New Allrites in substitution for and to the exclusion of the Existing AFAR Articles, upon and with effect from immediately prior to the consummation of the Business Combination.”

THE AFAR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE AFAR
SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ARTICLES AMENDMENT PROPOSAL.

THE SHARE ISSUANCE PROPOSAL

Overview

We are seeking shareholder approval for the issuance of more than 20% of AFAR’s Ordinary Shares, which is conditioned on the approval of the Business Combination Proposal. For purposes of complying with Rule 5635(a), (b) and (d) of the Nasdaq Listing Rules, AFAR Shareholders are being asked to approve the issuance of up to 9,200,000 AFAR Ordinary Shares in connection with the Business Combination. Therefore, if the Business Combination Proposal is not approved, the Share Issuance Proposal will have no effect, even if approved by holders of AFAR’s Ordinary Shares.

Why AFAR Needs Shareholder Approval

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (1) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of ordinary shares (or securities convertible into or exercisable for such securities) or (2) the number of ordinary shares to be issued is or will be equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the shares or securities. Collectively, the consideration to be paid in connection with the Share Purchase Agreement will exceed 20% or more of the issued and outstanding AFAR ordinary shares and 20% or more of the voting power, in each case outstanding before the issuance of such ordinary shares in connection with the Business Combination.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the ordinary shares (or securities convertible into or exercisable for ordinary shares) or voting power of an issuer could constitute a change of control. Under Nasdaq Rule 5635(b), the issuance of AFAR ordinary shares in the Business Combination will result in a “change of control” of AFAR. Allrites Public Shareholders will own or control approximately 43% of the Combined Entity Ordinary Shares outstanding following the Business Combination assuming only the Minimum Redemption Amount is redeemed by the AFAR Shareholders.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of ordinary shares (or securities convertible into or exercisable for ordinary shares) at a price that is less than the lower of (1) the closing price immediately preceding the signing of the binding agreement or (2) the average closing price of the ordinary shares for the five trading days immediately preceding the signing of the binding agreement, if the number of ordinary shares (or securities convertible into or exercisable for ordinary shares) to be issued equals 20% or more of the ordinary shares, or 20% or more of the voting power, outstanding before the issuance.

Because AFAR Ordinary Shares will be issued in exchange for all of the equity interests issued and outstanding of Allrites, the deemed issuance price of AFAR Ordinary Shares may be less than the lower of (a) the closing price immediately preceding the signing of the Share Purchase Agreement or (b) the average closing price of AFAR Class A ordinary shares for the five trading days immediately preceding the signing of the Share Purchase Agreement. If the Business Combination Proposal is approved, the issuance of AFAR Ordinary Shares will exceed 20% of the currently outstanding AFAR ordinary shares, the Nasdaq Listing Rules may require that AFAR obtain shareholder approval of the issuance of AFAR Class A ordinary shares in connection with the consummation of the Business Combination.

As a result of the foregoing, AFAR is required to obtain shareholder approval pursuant to Nasdaq Listing Rule 5635. AFAR Shareholders should read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Effects of Proposal on Current Shareholders

If the Share Issuance Proposal is adopted, up to an aggregate of 138,000,000 AFAR Ordinary Shares may be issued in connection with the Business Combination. The issuance of such shares would result in significant dilution to AFAR Shareholders, and result in existing AFAR Shareholders having a smaller percentage interest in the voting power and liquidation value after the Closing.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with Nasdaq Listing Rule 5635, the issuance by AFAR of an aggregate of up to 138,000,000 AFAR Class A Ordinary Shares to the Selling Shareholders pursuant to the Share Purchase Agreement, be approved and adopted in all respects.”

Vote Required for Approval

The approval of the Share Issuance Proposal will require an Ordinary Resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a simple majority of the votes cast by the holders of the issued and outstanding AFAR Ordinary Shares that are present in person or represented by proxy and entitled to vote thereon at the Extraordinary General Meeting. Failure to submit a proxy or to vote in person or online at the Extraordinary General Meeting and abstentions from voting will have no effect on the Business Combination Proposal.

If the Business Combination Proposal is not approved, the Share Issuance Proposal will have no effect, even if approved by AFAR Shareholders. Notwithstanding the approval of the Share Issuance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Share Issuance Proposal will not be effected.

The initial shareholders of AFAR have agreed to vote any AFAR Ordinary Shares owned by them in favor of the Share Issuance Proposal.

The existence of financial and personal interests of one or more of AFAR’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of AFAR and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Share Issuance Proposal. In addition, AFAR’s officers have interests in the Business Combination that may conflict with your interests as an AFAR Shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for a further discussion of these considerations.

Recommendation of the AFAR Board

THE AFAR BOARD UNANIMOUSLY RECOMMENDS THAT THE AFAR
SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL

THE INCENTIVE PLAN PROPOSAL

We are seeking shareholder approval for the Allrites Ltd. 2023 Equity Incentive Plan (the “New Allrites Incentive Plan” or “Incentive Plan”) a copy of which is included as Annex C. The Incentive Plan is being adopted in connection with the Business Combination and will become effective on the earlier of immediately prior to the Effective Time and the business day immediately prior to the “Registration Date”, which is the effective date of the first registration statement filed by New Allrites and declared effective under Section 12(b) of the Exchange Act, with respect to any class of New Allrites securities. If the Incentive Plan is not approved by the AFAR shareholders, it will not become effective, and no awards will be granted thereunder.

Background of the Incentive Plan

If the New Allrites Incentive Plan is approved by AFAR’s shareholders, New Allrites will be authorized to grant equity incentive awards to eligible service providers. A copy of the New Allrites Incentive Plan is attached to this proxy statement/prospectus as Annex C.

New Allrites is still in the process of developing, approving and implementing the Incentive Plan and, accordingly, there can be no assurance that the Incentive Plan will be implemented or will contain the terms described below or as set forth on Annex C. AFAR’s Shareholders are being asked to approve the Incentive Plan as presented.

Purpose of the Incentive Plan

The purpose of the Incentive Plan is to provide a means through which New Allrites and its affiliates may attract and retain key personnel and to provide a means whereby directors, officers, employees, and consultants (and prospective directors, officers, employees, and consultants) of New Allrites and its affiliates can acquire and maintain an equity interest in New Allrites, or be paid incentive compensation, which may (but need not) be measured by reference to the value of New Allrites shares, thereby strengthening their commitment to the welfare of New Allrites and its affiliates and aligning their interests with those of New Allrites’ shareholders.

Consequences if the Incentive Plan Proposal is Not Approved

If the Incentive Plan Proposal is not approved by AFAR’s Shareholders, the Incentive Plan will not become effective. Additionally, New Allrites believes its ability to recruit, retain and incentivize top talent will be adversely affected if the Incentive Plan Proposal is not approved.

Summary of the Incentive Plan

The Incentive Plan will be adopted by the AFAR Board prior to the Closing, subject to AFAR Shareholder approval, and will become effective upon the Closing. The Incentive Plan allows New Allrites to make equity and equity-based incentive awards to employees, directors, and consultants of New Allrites or any of its subsidiaries. New Allrites anticipates that providing such persons with a direct stake in New Allrites will assure a closer alignment of the interests of such individuals with those of New Allrites and its shareholders, thereby stimulating their efforts on New Allrites’ behalf and strengthening their desire to remain with New Allrites.

This section summarizes certain principal features of the Incentive Plan, which may be subject to change. The summary is qualified in its entirety by reference to the complete text of the Form of New Allrites Incentive Plan included as Annex C to this proxy statement/prospectus.

Eligibility and Administration

New Allrites’ employees, consultants and directors, and employees, consultants and directors of its affiliates will be eligible to receive awards under the Incentive Plan. The Incentive Plan is expected to be administered by the New Allrites Board with respect to awards to non-employee directors and by New Allrites’ remuneration committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of New Allrites directors and/or officers (referred to collectively as the “plan administrator” below), subject to certain limitations that may be imposed under stock exchange rules. The plan administrator will have the authority to interpret and adopt rules for the administration of the Incentive Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the Incentive Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available

The maximum number of New Allrites Ordinary Shares initially available for issuance under the Incentive Plan will be equal to [10%] of the fully diluted issued and outstanding New Allrites Ordinary Shares immediately after the Closing. Subject to the shareholders of New Allrites resolving to increase the authorized share capital if required pursuant to applicable law and the Articles, the Share Reserve (other than with respect to incentive share options (“ISOs”)) will automatically increase on January 1st annually for the duration of the Incentive Plan beginning on January 1st of the year following the year in which the Closing occurs, in an amount equal to 5% of the fully diluted issued and outstanding New Allrites Ordinary Shares outstanding on December 31st of the preceding calendar year, provided, that the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser number of New Allrites Ordinary Shares than would otherwise occur as provided above.

The Share Reserve shall in all events be subject to further adjustment as provided in the Incentive Plan. In no event shall fractional New Allrites Ordinary Shares be issued under the Incentive Plan. For clarity, the Share Reserve is a limitation on the number of Shares that may be issued pursuant to the Incentive Plan. New Allrites Ordinary Shares may be issued in connection with a merger or acquisition as permitted by Nasdaq Listing Rule 5635(c) or other applicable exchange rule, and any such issuance will not reduce the number of New Allrites Ordinary Shares available for issuance under this Plan.

Subject to adjustment, as provided in the New Allrites Incentive Plan, the maximum dollar value of New Allrites Ordinary Shares underlying Awards that may be granted to a director in any financial year shall be $250,000, or during a director’s initial financial year with New Allrites or its affiliate, 200% of such amount. In addition, the Board may provide for a limit on the dollar value or maximum aggregate number of New Allrites Ordinary Shares underlying Awards that may be granted to any one Named Executive Officer (as defined in the Incentive Plan) of New Allrites or any affiliate in any financial year, subject to adjustment as provided in the Incentive Plan.

Awards

The Incentive Plan will provide for the grant of Nonqualified Share Options, Incentive Share Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares, or Performance Units (collectively or individually, an “Award”). No determination has been made as to the types or amounts of Awards that will be granted to certain individuals pursuant to the Incentive Plan. All awards under the Incentive Plan will be set forth in an “Award Agreement,” which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations.

A brief description of each award type follows.

●	Nonqualified Share Options or “NSO” means the right to purchase New Allrites Ordinary Shares pursuant to terms and conditions that are not intended to be, or do not qualify as, an Incentive Share Options;

●	Incentive Share Options or “ISO” means the right to purchase New Allrites Ordinary Shares pursuant terms and conditions that are intended to qualify as, and that satisfy the requirements applicable to, an incentive equity option within the meaning of Code Section 422 of the United States Internal Revenue Code of 1986, as amended;

●	Share Appreciation Rights or “SAR” means a right, designated as an SAR, to receive the appreciation in the Fair Market Value of New Allrites Ordinary Shares;

●	Restricted Shares means the issuance of New Allrites Ordinary Shares subject to vesting conditions;

●	Restricted Share Units or “RSUs” shall mean a right to receive New Allrites Ordinary Shares or cash upon vesting;

●	Performance Shares means the issuance of New Allrites Ordinary Shares to a participant that entitles the participant to delivery of New Allrites Ordinary Shares upon achievement of performance goals.

Vesting and Holding Period

As part of making any issuance, the plan administrator may determine the time and conditions under which the issuance will vest and may specify partial vesting in one or more vesting Tranches, which may be based solely upon continued employment or service for a specified period or may be based upon the achievement of specific performance goals established by the plan administrator in its discretion.

For all purposes of this Plan, “vesting” of an issuance shall mean:

(a)	In the case of an Option or SAR, the time at which the participant has the right to exercise the issuance.

(b)	In the case of Restricted Shares or Restricted Share Units all conditions for vesting, as stated in the issuance Agreement or the Incentive Plan, are satisfied.

(c)	In the case of Performance Shares, the time at which the Participant has satisfied the requirements to receive payment on such Performance Shares, which shall not be less than one year from the grant date, except as otherwise provided in the Incentive Plan.

Vesting need not be uniform among issuance granted at the same time or to persons similarly situated. Vesting requirements shall be set forth in the applicable Award Agreement. Each Award Agreement and each certificate representing securities granted pursuant to the Incentive Plan may bear such restrictive legend(s) as New Allrites deems necessary or advisable under applicable law. No participant shall have the right to defer the amount of New Allrites Ordinary Shares or cash payable upon the exercise or settlement of any Option or SAR, or the transfer of any Restricted Shares upon the vesting thereof.

With respect to an Award of Restricted Shares or RSU, the participant may direct that any withholding of taxes, domestic or foreign, resulting from vesting of such issuance occur as set forth in the Incentive Plan. If the date of the vesting of any issuance, other than an Option or SAR, held by a participant who is subject to New Allrites’ policy regarding trading of its New Allrites Ordinary Shares by its officers and directors and New Allrites Ordinary Shares is not within a “window period” applicable to the participant, then withholding shall be at the applicable statutory withholding amount accomplished by one or more of the methods provided for in the Incentive Plan.

If the date of the vesting of any issuance, other than an Option or SAR, held by participant who is subject to New Allrites’ policy regarding trading of its New Allrites Ordinary Shares by its officers and directors and New Allrites Ordinary Shares is not within a “window period” applicable to the participant, as determined by New Allrites in accordance with such policy, then the vesting of such issuance shall not occur on such original vesting date and shall instead occur on the first day of the next “window period” applicable to the participant pursuant to such policy.

Certain Transactions

Unless prohibited by applicable law, the New Allrites amended and restated memorandum and association or the applicable rules of a stock exchange, the Compensation Committee or the plan administrator may delegate all or some of its responsibilities and powers to any one or more of its members. The Compensation Committee or the plan administrator also may delegate some or all of its administrative duties to any officer of New Allrites and may delegate some or all of its administrative powers to the CEO to grant Awards under the Plan to participants and potential participants who are not directors or Named Executive Officers of New Allrites or any affiliates, provided that the terms and conditions of such Awards shall be set forth in an Award Agreement approved in substantial form by the Compensation Committee or the plan administrator prior to the grant of said Awards, the Compensation Committee or the plan administrator in its delegation shall specify the maximum Shares that may be awarded to one participant pursuant to such delegation in any calendar year, and the CEO shall report any such grants to the plan administrator or the Committee at its next meeting.

Subplans, Malus and Claw-Back Provisions, Transferability

New Allrites or any affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts New Allrites or affiliate may owe to the participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the participant, such amounts as may be owed by the participant to New Allrites or a Subsidiary, although the participant shall remain liable for any part of the participant’s payment obligation not satisfied through such deduction and setoff. All Awards (including any proceeds, gains or other economic benefit the participant actually or constructively receives upon receipt or exercise of any Award) will be subject to any claw-back policy of New Allrites, as set forth in such claw-back policy or the Award Agreement. By accepting any Award granted hereunder, the participant agrees to any deduction, claw-back or setoff under the Incentive Plan, as set forth in the Award Agreement.

Plan Amendment and Termination

Except as otherwise provided in the New Allrites Incentive Plan, at any time the Board may wholly or partially amend, modify, suspend or terminate the Incentive Plan or the plan administrator or Compensation Committee’s authority to grant issuances under the Incentive Plan without the consent of shareholders or participants. However, without the approval of New Allrites’ shareholders given twelve months before or after the action by the Board if such shareholder approval is required by any federal or state law or regulation or the rules of any share exchange or automated quotation system on which the Shares may then be listed or quoted, no action of the Board may (i) increase the limit on the Share Reserve, (ii) reduce the exercise price per share of any outstanding Option or SAR granted under this Plan, (iii) cancel any Option or SAR in exchange for cash, another Award or an Option or SAR with a price per share that is less than the price per share of the original Option or SAR, or (iv) materially modify the requirements as to eligibility for participation in the Incentive Plan. The Compensation Committee shall have no authority to waive or modify any other issuance term after the issuance has been granted to the extent that the waived or modified term was mandatory under the Incentive Plan.

Registration with the SEC

If the Incentive Plan is approved by AFAR’s Shareholders and becomes effective, New Allrites intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the Incentive Plan within 30 days after New Allrites becomes eligible to use such form.

Interests of AFAR’s Directors and Officers in the Incentive Plan Proposal

When you consider the recommendation of the AFAR Board in favor of approval of the Incentive Plan, you should keep in mind that certain of AFAR directors and officers have interests in the Incentive Plan that are different from, or in addition to, your interests as a shareholder or warrant holder, including, among other things, the existence of financial and personal interests. See the sections entitled “Summary of the proxy statement/prospectus Interests of AFAR’s initial shareholders, Sponsor, Officers and Directors in the Business Combination,” “The Business Combination Proposal — Interests of AFAR’s Directors and Officers and Others in the Business Combination,” “Certain Other Benefits in the Business Combination,” for a further discussion.

Required Vote and Recommendation of the Board

The approval of the Incentive Plan Proposal will require an Ordinary Resolution, being a resolution passed by a majority of the votes which are cast by those holders of AFAR Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Incentive Plan Proposal.

The full text of the resolution to be passed is as follows:

“RESOLVED, as an Ordinary Resolution, that the Incentive Plan be adopted and approved.”

Recommendation of AFAR’s Board of Directors

AFAR’S BOARD UNANIMOUSLY RECOMMENDS THAT AFAR’S
SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

THE ADJOURNMENT PROPOSAL

General

Holders of AFAR Shares are being asked to adopt the Adjournment Proposal.

The Adjournment Proposal, if adopted, shall allow AFAR’s board of directors to adjourn the Extraordinary General Meeting to a later date or dates, if necessary. In no event shall AFAR solicit proxies to adjourn the Extraordinary General Meeting or consummate the Business Combination Transactions beyond the date by which it may properly do so under the Existing AFAR Articles and the Cayman Islands Companies Act. The purpose of the adjournment proposal is to provide more time to meet the requirements that are necessary to consummate the Business Combination Transactions. See the section titled “The Business Combination Proposal—Interests of AFAR’s Directors and Officers in the Business Combination.”

Consequences If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is presented to the meeting and is not approved by the AFAR shareholders, AFAR’s Board may not be able to adjourn the Extraordinary General Meeting to a later date or dates. In such event, the Business Combination Transactions would not be completed.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an Ordinary Resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the chairman of the Extraordinary General Meeting, if necessary, to permit further solicitation and vote of proxies is hereby confirmed, ratified and approved in all respects.”

Votes Required for Approval

The approval of the Adjournment Proposal will require the consent of the meeting, which means a simple majority of the votes which are cast by those shareholders of AFAR who are present, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting.

Recommendation of AFAR Board of Directors

THE AFAR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE AFAR

SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination and related transactions. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although AFAR will acquire all of the outstanding equity interests of Allrites in the Business Combination, AFAR will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Allrites issuing shares for the net assets of AFAR, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Allrites. The summary unaudited pro forma condensed combined balance sheet data as of November 30, 2022 gives effect to the Business Combination and related transactions as if they had occurred on November 30, 2022. The summary unaudited pro forma condensed combined statements of operations data for the period from December 6, 2021 (inception) through November 30, 2022 give effect to the Business Combination and related transactions as if they had occurred on December 6, 2021, the beginning of the earliest period presented.

The Summary Pro Forma Information has been derived from, should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of AFAR and Allrites for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the post-Business Combination company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the post-Business Combination company following the reverse recapitalization.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of AFAR Public Shares:

●	Assuming Minimum Redemptions as per BCA: This presentation assumes that 2,300,000 Public Shareholders are redeemed for aggregate redemption payments of $23.8 million, assuming an approximately $10.33 per share redemption price. The Business Combination Agreement contains a closing condition that at least 2,300,000 Public Shares need to be redeemed by Public Shareholders.

●	Assuming Maximum Redemptions: This presentation assumes that 11,500,000 Public Shares are redeemed for aggregate redemption payments of $118.8 million, assuming an approximately $10.33 per share redemption price. This scenario includes all adjustments contained in the “minimum redemption” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the period from December 6, 2021 (inception) through November 30, 2022	Scenario 1 Assuming Minimum Redemptions	Scenario 2 Assuming Maximum Redemptions
	(in thousands, except share and per share data)
Net loss	$(3,382)	$(3,382)
Weighted average shares outstanding – basic and diluted	21,390,000	12,190,000
Basic and diluted net loss per share	$(0.16)	$(0.28)

Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of November 30, 2022	Scenario 1 Assuming Minimum Redemptions	Scenario 2 Assuming Maximum Redemptions
	(in thousands)
Total assets	$90,275	$1,456
Total liabilities	18,761	24,970
Total shareholders’ equity (deficit)	$71,514	$(23,514)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus/consent solicitation.

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of AFAR and Allrites, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). AFAR has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined balance sheet as of November 30, 2022 assumes that the Business Combination occurred on November 30, 2022. The unaudited pro forma condensed combined statement of operations for the period from December 6, 2021 (inception) through November 30, 2022 present pro forma effect to the Business Combination as if it had been completed on December 6, 2021.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of AFAR was derived from the audited financial statements of AFAR as of and for the period from December 6, 2021 (inception) through November 30, 2022, included elsewhere in this proxy statement/prospectus/consent solicitation. The historical financial information of Allrites was derived from the audited financial statements of Allrites as of and for the year ended December 31, 2022, which are included elsewhere in this proxy statement/prospectus/consent solicitation. This information should be read together with AFAR’s and Allrites’ audited financial statements, and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of AFAR” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allrites” and other financial information included elsewhere in this proxy statement/prospectus/consent solicitation.

Description of the Business Combination

On May 7, 2023, AFAR entered into the Business Combination Agreement with Allrites, pursuant to which Allrites will be merged with and into AFAR, and Allrites will become a wholly-owned subsidiary of AFAR.

Prior to, and contingent upon, the Closing, Allrites is to effect the Share Recapitalization pursuant to which each then outstanding (i) Allrites Restricted Ordinary Share will be converted into Allrites Ordinary Shares, (ii) Allrites Non-Voting Share will be converted into Allrites Ordinary Shares, (iii) Allrites Preference Share will be converted into Allrites Ordinary Shares, (iv) Allrites Options will become vested and exercisable for Allrites Ordinary Shares, and (v) any Allrites Retained Shares will be converted into Allrites Ordinary Shares.

Following the Share Recapitalization and AFAR and Allrites hereto desire and intend to effect a business combination transaction whereby upon the terms and subject to the conditions of the Business Combination Agreement, as soon as practicable following the Effective Time and pursuant to or in connection with the Exchange, each Allrites Ordinary Share issued and outstanding immediately prior to the Effective Time shall be transferred to AFAR in exchange for the right of each holder of the Allrites Ordinary Share to receive, such number of newly issued AFAR Ordinary Shares as determined in accordance with the Business Combination Agreement.

As consideration for the Exchange, the Allrites Shareholders collectively shall be entitled to receive from AFAR 9,200,000 AFAR Class A Ordinary Shares, which AFAR and Allrites hereby agree are valued at $10.00 per share for an aggregate value equal to $92 million.

As additional consideration,

●	If Allrites reaches an ARR equal to or greater than $12 million for Fiscal Year 2023, AFAR shall issue to the Allrites Shareholders 800,000 AFAR Class A Ordinary Shares, which AFAR and Allrites hereby agree are valued at $10.00 per share for an aggregate value equal to $8 million) in connection with the First Earnout; and

●	If Allrites reaches an ARR equal to or greater than $20 million for Fiscal Year 2024, AFAR shall issue to the Allrites Shareholders 1,000,000 AFAR Class A Ordinary Shares, which AFAR and Allrites hereby agree are valued at $10.00 per share for an aggregate value equal to $10 million) in connection with the Second Earnout.

If the Measured Performance Level for the first Earnout Period fails to meet or exceed the Earnout Threshold but the Measured Performance Level for the second Earnout Period meets or exceeds the Earnout Threshold for the second Earnout Period, AFAR shall issue to the Allrites Shareholders both the First Earnout and the Second Earnout.

Management determined that the Earnout Shares would not be considered indexed to the entity’s own stock since the ARR is not an input to a fixed for fixed valuation model. As a result, the Earnout Shares should be classified as a liability and recognized at fair value at each reporting period with changes in fair value included in earnings.

The following table summarizes the pro forma number of shares of AFAR Class A Ordinary Shares outstanding following the consummation of the Business Combination under two separate scenarios, discussed further in the sections below, excluding the potential dilutive effect of the AFAR Warrants.

	Scenario 1: Assuming Minimum Redemptions		Scenario 2: Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
Allrites Shareholders	9,200,000	43.0%	9,200,000	75.5%
AFAR Public Shareholders	9,200,000	43.0%	-	-%
Initial Shareholders	2,990,000	14.0%	2,990,000	24.5%
Total Class A Ordinary Shares	21,390,000	100.0%	12,190,000	100.0%

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages” and, with respect to the determination of the “maximum redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Additionally, the relative percentages above assume the Business Combination was consummated on November 30, 2022. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus/consent solicitation as anticipated, believed, estimated, expected or intended.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although AFAR will acquire all of the outstanding equity interests of Allrites in the Business Combination, AFAR will be treated as the “acquired” company and Allrites will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Allrites issuing stock for the net assets of AFAR, accompanied by a recapitalization. The net assets of AFAR will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Allrites.

Allrites has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:

●	Allrites’ existing shareholders will have the greatest voting interest in the Combined Company;

●	Allrites’ existing shareholders will have the ability to control decisions regarding election and removal of directors and officers of the Combined Company;

●	Allrites is the larger entity in terms of substantive operations and employee base;

●	Allrites will comprise the ongoing operations of the Combined Company; and

●	Allrites’ existing senior management will be the senior management of the Combined Company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of AFAR Class A Ordinary Shares:

●	Assuming Minimum Redemptions: This presentation assumes that 2,300,000 Public Shares are redeemed for aggregate redemption payments of $23.8 million, assuming an approximately $10.33 per share redemption price. The Business Combination Agreement contains a closing condition that at least 2,300,000 Public Shares need to be redeemed by Public Shareholders.

●	Assuming Maximum Redemptions: This presentation assumes that 11,500,000 Public Shares are redeemed for aggregate redemption payments of $118.8 million, assuming an approximately $10.33 per share redemption price. This scenario includes all adjustments contained in the “Minimum Redemption” scenario and presents additional adjustments to reflect the effect of the Maximum Redemptions.

The following unaudited pro forma condensed combined balance sheet as of November 30, 2022 and the unaudited pro forma condensed combined statement of operations for the period from December 6, 2021 (inception) through November 30, 2022 are based on the audited historical financial statements of AFAR and Allrites. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information and include immaterial rounding differences.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in thousands, except share and per share data)

			Assuming Minimum Redemptions			Assuming Maximum Redemptions
	(1) Allrites (12/31/2022)	(2) AFAR (11/30/2022)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current Assets
Cash	$259	$361	$118,785	(A)	$89,439	$(95,028)	(F)	$620
			(4,025)	(B)		6,209	(H)
			(2,184)	(C)
			(23,757)	(F)
Prepaid expenses and other current assets	312	121	-		433	-		433
Accounts receivable, net	343	-	-		343	-		343
Total Current Assets	914	482	88,819		90,215	(88,819)		1,396

Property and equipment, net	10	-	-		10	-		10
Intangible asset, net	50	-	-		50	-		50
Cash and marketable securities held in Trust Account	-	118,785	(118,785)	(A)	-	-		-
Total Assets	$974	$119,267	$(29,966)		$90,275	$(88,819)		$1,456

Liabilities and Shareholders’ Deficit
Current Liabilities
Accounts payable and accrued expenses	$305	$124	$(288)	(C)	$141	$2,184	(H)	$2,325
Deferred revenue	610	-	-		610	-		610
Loan payable – related party	30	-	(30)	(G)	-	-		-
Total Current Liabilities	945	124	(318)		751	2,184		2,935

Loan payable – related party, net of current portion	217	-	(217)	(G)	-	-		-
Other liability – related party	10	-	-		10	-		10
Deferred underwriting commission	-	4,025	(4,025)	(B)	-	4,025	(H)	4,025
Earnout liability	-	-	18,000	(J)	18,000	-		18,000
Total Liabilities	1,172	4,149	13,440		18,761	6,209		24,970

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in thousands, except share and per share data) — (Continued)

			Assuming Minimum Redemptions			Assuming Maximum Redemptions
	(1) Allrites (12/31/2022)	(2) AFAR (11/30/2022)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
AFAR Cass A ordinary shares subject to possible redemption, $0.0001 par value; 11,500,000 shares at a redemption value of $10.33 per share	-	118,785	(118,785)	(F)	-	-		-

Shareholders’ Deficit
AFAR preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	-	-	-		-	-		-
AFAR Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; 115,000 issued and outstanding (excluding 11,500,000 shares subject to possible redemption)	-	-	1	(D)	2	(1)	(F)	1
			1	(F)
AFAR Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 2,875,000 shares issued and outstanding	-	-	-		-	-		-
Allrites issued share capital	1	-	(1)	(D)	-	-		-
Additional paid-in capital	3,336	-	(529)	(C)	74,800	(95,027)	(F)	-
			-	(D)		20,227	(I)
			(5,034)	(E)
			95,027	(F)
			(18,000)	(J)
Accumulated deficit	(3,535)	(3,667)	(1,367)	(C)	(3,288)	(20,227)	(I)	(23,515)
			5,034	(E)
			247	(G)
Total Shareholders’ Deficit	(198)	(3,667)	75,379		71,514	(95,028)		(23,514)
Total Liabilities and Shareholders’ Deficit	$974	$119,267	$(29,966)		$90,275	$(88,819)		$1,456

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
(in thousands, except share and per share data)

(1)	Derived from the audited balance sheet of Allrites as of December 31, 2022.

(2)	Derived from the audited balance sheet of AFAR as of November 30, 2022.

(A)	Reflects the transfer of cash and marketable securities held in the Trust Account to cash.

(B)	Reflects the settlement of deferred underwriting commissions at the Closing of the Business Combination.

(C)	Reflects preliminary estimated Business Combination related fees and expenses expected to be incurred by AFAR and Allrites of approximately $2.7 million and $0.7 million, respectively, excluding the deferred underwriting commission of $4.0 million which was already accrued on AFAR’s historical balance sheet. For the AFAR transaction costs, $1.2 million have been paid, and $0.1 million have been accrued as of the pro forma balance sheet date. The remaining amount of $1.4 million is reflected as an adjustment to accumulated deficit. For the Allrites transaction costs, $0.2 million of these fees have been accrued as of the pro forma balance sheet date. The remaining amount of $0.5 million is included as an adjustment to additional paid-in capital.

(D)	Reflects the issuance of an aggregate of 9,200,000 AFAR Class A Ordinary Shares to the existing Allrites stockholders.

(E)	Reflects the elimination of AFAR’s historical accumulated deficit after recording the transaction costs to be incurred by AFAR as described in (C) above.

(F)	Reflects the redemption of shares for cash by the Public Shareholders upon consummation of the Business Combination. Under the minimum redemption scenario, it reflects that holders of 2,300,000 Public Shares redeem all of their Public Shares for approximately $10.33 per share, resulting in an aggregate redemption payment of $23.8 million. Under the maximum redemption scenario, it reflects that holders of 11,500,000 Public Shares redeem all of their Public Shares for approximately $10.33 per share, resulting in an aggregate redemption payment of $118.8 million.

(G)	Reflects the waiver of Allrites’ related party loans at the Closing of the Business Combination.

(H)	Under the maximum redemption scenario, as a result of the maximum number of shares redeemed and the associated redemption payment of $118.8 million, there is insufficient cash to pay the Company’s payables and estimated transactional related fees and expenses. Accordingly, this entry reflects the reversal of the payments of payable and transactional related fees and expenses due to the cash shortfall at the closing of the Business Combination.

(I)	Reflects the reclassification of negative additional paid-in capital to accumulated deficit.

(J)	Reflects the obligation to issue Earnout Shares upon the Measured Performance Level meets or exceeds the Earnout Threshold for each Earnout Period. AFAR has preliminarily determined that the Contingent Consideration is not indexed to AFAR’s own stock and is therefore accounted for as a liability which will be remeasured to fair value at subsequent reporting dates with the change in fair value recognized as a gain or loss in the statement of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(in thousands, except share and per share data)

			Assuming Minimum Redemptions			Assuming Maximum Redemptions
	(1) Allrites (12/31/2022)	(2) AFAR (11/30/2022)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenues, net	$2,528	$-	$-		$2,528	$-	$2,528
Cost of revenues	(403)	-	-		(403)	-	(403)
Gross profit	2,125	-	-		2,125	-	2,125

Operating expenses
Sales and marketing costs	158	-	-		158	-	158
Contractor costs	1,714	-	-		1,714	-	1,714
Research and development	432	-	-		432	-	432
Bad debt expense	767	-	-		767	-	767
Professional fees	201	-	-		201	-	201
Stock-based compensation	127	-	-		127	-	127
Other general and administrative expenses	161	-	1,367	(CC)	1,528	-	1,528
Depreciation and amortization expense	21	-	-		21	-	21
Operating and formation costs	-	668	(120)	(BB)	548	-	548
Total operating expenses	3,581	668	1,247		5,496	-	5,496

Loss from operations	(1,456)	(668)	(1,247)		(3,371)	-	(3,371)

Other income (expense):
Interest earned on marketable securities held in Trust Account	-	1,483	(1,483)	(AA)	-	-	-
Unrealized gain on marketable securities held in Trust Account	-	2	(2)	(AA)	-	-	-
Foreign currency exchange	(3)	-	-		(3)	-	(3)
Interest expense	(7)	-	-		(7)	-	(7)
Total other (expense) income, net	(10)	1,485	(1,485)		(10)	-	(10)

(Loss) income before provision for income taxes	(1,466)	817	(2,732)		(3,381)	-	(3,381)

Provision for income taxes	(1)	-	-		(1)	-	(1)
Net (loss) income	$(1,467)	$817	$(2,732)		$(3,382)	$-	$(3,382)

Net loss per share, basic and diluted	$(0.15)

Basic and diluted net income per share, Class A ordinary shares		$0.08

Basic and diluted net income per share, Class B ordinary shares		$0.08

Weighted average number of common shares outstanding, basic and diluted					21,390,000		12,190,000

Net loss per common share, basic and diluted					$(0.16)		$(0.28)

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
(in thousands, except share and per share data)

(1)	Derived from the audited statement of operations of Allrites for the year ended December 31, 2022.

(2)	Derived from the audited statement of operations of AFAR for the period from December 6, 2021 (inception) through November 30, 2022.

(AA)	Represents an adjustment to eliminate interest earned on investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on December 6, 2021.

(BB)	Represents an adjustment to eliminate administrative service fees that will cease to be paid upon Closing of the Business Combination after giving effect to the Business Combination as of it had occurred on December 6, 2021.

(CC)	Represents an adjustment to include the effect of the pro forma balance sheet adjustment presented in Adjustment (C) above in the aggregate amount of $1.4 million for the direct, incremental costs of the Business Combination expected to be incurred by AFAR, assuming those adjustments were made as of the beginning of the fiscal year presented. As these costs are directly related to the Business Combination, they are not expected to recur in the income of the combined company beyond 12 months after the Business Combination.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Allrites has been determined to be the accounting acquirer, primarily due to the fact that Allrites shareholders will continue to control the Combined Company. Under this method of accounting, although AFAR will acquire all of the outstanding equity interests of Allrites in the Business Combination, AFAR will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Allrites issuing stock for the net assets of AFAR, accompanied by a recapitalization. The net assets of AFAR will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Allrites.

The unaudited pro forma condensed combined balance sheet as of November 30, 2022 assumes that the Business Combination and related transactions occurred on November 30, 2022. The unaudited pro forma condensed combined statements of operations for the period from December 6, 2021 (inception) through November 30, 2022 presents pro forma effect to the Business Combination as if it had been completed on December 6, 2021.

The unaudited pro forma condensed combined balance sheet as of November 30, 2022 has been prepared using, and should be read in conjunction with, the following:

●	AFAR’s audited balance sheet as of November 30, 2022 and the related notes for the period from December 6, 2021 (inception) through November 30, 2022, included elsewhere in this proxy statement/prospectus/consent solicitation; and

●	Allrites’ audited balance sheet as of December 31, 2022 and the related notes for the year ended December 31, 2022, included elsewhere in this proxy statement/prospectus/consent solicitation.

The unaudited pro forma condensed combined statement of operations for the period from December 6, 2021 (inception) through November 30, 2022 has been prepared using, and should be read in conjunction with, the following:

●	AFAR’s audited statement of operations for the period from December 6, 2021 (inception) through November 30, 2022 and the related notes, included elsewhere in this proxy statement/prospectus/consent solicitation; and

●	Allrites’ audited statement of operations for the year ended December 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus/consent solicitation.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of AFAR Class A Ordinary Shares:

●	Assuming Minimum Redemptions: This presentation assumes that 2,300,000 Public Shares are redeemed for aggregate redemption payments of $23.8 million, assuming an approximately $10.33 per share redemption price. The Business Combination Agreement contains a closing condition that at least 2,300,000 Public Shares need to be redeemed by Public Shareholders.

●	Assuming Maximum Redemptions: This presentation assumes that 11,500,000 Public Shares are redeemed for aggregate redemption payments of $118.8 million, assuming an approximately $10.33 per share redemption price. This scenario includes all adjustments contained in the “Minimum Redemption” scenario and presents additional adjustments to reflect the effect of the Maximum Redemptions.

As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that AFAR believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. AFAR believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. They should be read in conjunction with the historical financial statements and notes thereto of AFAR and Allrites.

2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are expected to have a continuing impact on the results of the Combined Company.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). AFAR has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The audited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to transaction accounting adjustments that reflect the accounting for the transaction under GAAP. Allrites and AFAR have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Combined Company filed consolidated income tax returns during the periods presented. The pro forma condensed combined balance sheet does not necessarily reflect the deferred taxes of the Combined Company as a result of the Business Combination. Upon Closing of the Business Combination, it is likely that the Combined Company will record a valuation allowance against the total U.S. and state deferred tax assets given the history of net operating losses and valuation allowance of Allrites as the recoverability of the tax assets is uncertain.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the Combined Company’s shares outstanding, assuming the Business Combination occurred on December 6, 2021.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for cash of AFAR Class A Ordinary Shares as of November 30, 2022:

	As of November 30, 2022
(in thousands, except share and per share data)	Scenario 1 Assuming Minimum Redemptions	Scenario 2 Assuming Maximum Redemptions
Net loss	$(3,382)	$(3,382)
Shareholders’ equity (deficit)	71,514	(23,514)
Weighted average shares outstanding of ordinary shares(1)	21,390,000	12,190,000
Net loss per common share, basic and diluted	$(0.16)	$(0.28)
Book value (deficit) per share	$3.34	$(1.93)

(1)	For the purposes of calculating diluted earnings per share, all outstanding AFAR Warrants should have been assumed to have been exercised. However, since this results in anti-dilution, the effect of such exercise was not included in calculation of diluted loss per share.

INFORMATION RELATED TO AFAR

Introduction

We are a blank check company incorporated on December 6, 2021, as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination. Based on our business activities, the Company is a “shell company” as defined under the Exchange Act, because we have no operations and nominal assets consisting almost entirely of cash.

Initial Public Offering

On April 18, 2022, we consummated our Initial Public Offering of 11,500,000 Units at a price of $10.00 per Unit, at $10.00 per Unit, generating gross proceeds of $11,500,000. Simultaneously with the closing of our Initial Public Offering, the Company consummated the private sale of 5,000,000 warrants (the “Private Warrants”) at a price of $1.00 per Private Warrant in a private placement to Aura FAT Projects Capital LLC (the “Sponsor” of AFAR) generating gross proceeds to AFAR in the amount of $5,000,000.

A total of $117,300,000, comprised of $115,000,000 of the proceeds from the initial public offering (which amount includes $4,025,000 of the underwriter’s deferred discount) and $2,300,000 representing a portion of the proceeds of the sale of the Private Warrants, was placed in a U.S.-based trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company, acting as trustee.

Our Sponsor

Aura FAT Projects Capital LLC, a Cayman Islands limited liability company, which is controlled by Tristan Lo, AFAR’s Chairman and Co-Chief Executive Officer, and David Andrada, AFAR’s Co-Chief Executive Officer and Chief Financial Officer, who have accumulated broad industry expertise and transaction experience from investing in and operating diverse businesses.

Our Past Blank Check Experience

Tristan Lo, AFAR’s Chairman and Co-Chief Executive Officer, David Andrada, AFAR’s Co-Chief Executive Officer and Chief Financial Officer and Nils Michaelis, AFAR’s President, Chief Operating Officer and Head of Mergers & Acquisition have prior experience with blank check companies and special purpose acquisition companies in connection with their launch of FAT Projects Acquisitions Corp, a Cayman Islands exempted company, which completed its initial public offering of 11,500,000 units on October 15, 2021. In addition, Aneel Ranadive, an Independent Director and Member of AFAR’s Compensation Committee, has prior experience with blank check companies and special purpose acquisition companies in connection with Rocket Internet Growth Opportunities Corp. where he served as an Independent Director and Member of its Compensation Committee and Nominating and Corporate Governance Committee. Based upon our management team’s experience, we believe we will have increased access to investment opportunities and a competitive advantage in our ability to negotiate a business combination with potential targets in Southeast Asia’s technology led growth sectors. Our management team’s extensive experience and network of contacts provide them with an opportunity to source a target, evaluate a target, consummate a business combination with the target and help grow the target’s business. However, in the course of their respective careers, members of our management team have been involved in businesses and deals that were unsuccessful.

Effecting Our Business Combination

Fair Market Value of Allrites’ Business

AFAR’s initial business combination must occur with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the assets held in our Trust Account (net of amounts disbursed to management for working capital purposes and excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement to enter into a business combination. AFAR will not complete a business combination unless the post-transaction company owns or acquires [100]% of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. The board of directors of AFAR determined that this test was met in connection with the proposed Business Combination.

Sponsor Consent Right

In connection with the AFAR IPO, AFAR agreed that it would not enter into a definitive agreement regarding an initial business combination without the prior written consent of the Sponsor. The Sponsor has consented to our entry into the Business Combination Agreement.

Voting Restrictions in Connection with the Extraordinary General Meeting

Our Sponsor and AFAR’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how our Public Shareholders vote. In addition, pursuant to the Sponsor Support Agreement, our Sponsor, Allrites and AFAR have agreed, among other things and subject to the terms and conditions set forth therein, to (i) appear at the Extraordinary General Meeting for purposes of constituting a quorum, and (ii) vote to adopt and approve the Business Combination Agreement and the Business Combination. For additional information, see “The Business Combination Proposal—Related Agreements—Sponsor Support Agreement.”

Redemption Rights for Public AFAR Shareholders upon Completion of the Business Combination

Our public shareholders may redeem all or a portion of their AFAR Shares upon our initial business combination’s completion at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days before the closing of the initial business combination, including interest earned on the funds held in the Trust Account (net of taxes payable and up to $100,000 of interest that may be used for our dissolution expenses), if any, divided by the number of then issued and outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be $10.20 per public share. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters of our initial public offering. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. Further, we will not proceed with redeeming our public shares, even if a public AFAR shareholder has properly elected to redeem its shares if a business combination does not close. See the section titled “General Meeting of AFAR Shareholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

At the closing of the IPO, our Sponsor, directors and officers have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with the completion of our initial business combination.

Limitations on Redemption Rights

The Existing AFAR Articles provide that in no event will we redeem our public AFAR shares in an amount that would cause our net tangible assets to be less than $5,000,001 either before or upon closing of an initial business combination (so that we do not then become subject to the SEC’s “penny stock” rules). In the event the aggregate cash consideration we would be required to pay for all AFAR Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to us, we will not complete the business combination or redeem any shares, and all public AFAR Shares submitted for redemption will be returned to the holders thereof.

Redemption of Public AFAR Shares and Liquidation if No Business Combination

The Existing AFAR Articles provide that we will have only until the time period ending on the Final Redemption Date to consummate an initial business combination. If we have not consummated an initial business combination by the Final Redemption Date, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public AFAR shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the AFAR Board, liquidate and dissolve, subject in the case to our obligations under the laws of the Cayman Islands to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to AFAR Warrants, which will expire worthless if we fail to consummate an initial business combination by the Final Redemption Date.

Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares they hold if we fail to consummate an initial business combination by the Final Redemption Date (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame).

Our Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to and the Existing AFAR Articles (i) that would modify the substance or timing of our obligation to provide holders of AFAR Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public AFAR shares if we do not complete our initial business combination by the Final Redemption Date or (ii) with respect to any other provision relating to the rights of holders of AFAR Shares, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 either before or upon the closing of an initial business combination (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any executive officer or director, or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining held outside the Trust Account plus up to $100,000 of funds from the Trust Account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement AFAR Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon our dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that any such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us (other than our independent registered public accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations; provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our income tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. We will have access to the proceeds of our initial public offering held outside of the Trust Account, with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate, and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors.

If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per public share to our public shareholders. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, the AFAR Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public AFAR shareholders from the Trust Account before addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public shareholders will be entitled to receive funds from the Trust Account only upon the earlier of (i) the completion of our initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing AFAR Articles to (a) modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 15 months from the closing of the AFAR IPO to complete an initial business combination, or July 18, 2023, or AFAR may, by resolution of the AFAR Board if requested by its Sponsor, extend the period of time to consummate a business combination up to two times, each by an additional three months (for a total of up to 21 months, or until January 18, 2024, subject to the Sponsor depositing additional funds into the Trust Account (or such later date as may be approved by AFAR shareholders) (the “Final Redemption Date”), subject to extension by our shareholders, or (b) with respect to any other provision relating to shareholders’ rights or pre-business combination activity and (iii) the redemption of all of our public shares if we are unable to complete our initial business combination by the Final Redemption Date, subject to applicable law and extension by our shareholders. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above.

See “Risk Factors—Risks Relating to AFAR and the Business Combination.”

Employees

We currently have two officers. Members of our management team are not obligated to devote any specific number of hours to our matters, but they will devote as much of their time as they deem necessary to our affairs and intend to continue doing so until we have completed our initial business combination. The amount of time that our officers or any other members of our management team devotes in any time period may vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.

Officers and Directors

Our officers and directors are as follows:

Name	Age	Position
Tristan Lo	39	Co-Chief Executive Officer, Director and Chairman of Board
David Andrada	41	Co-Chief Executive Officer, Chief Financial Officer and Director
Calvin Ng	39	Director
Nils Michaelis	48	Director
Thorsten Neumann	40	Independent Director
Aneel Ranadive	38	Independent Director
John Laurens	61	Independent Director
Jay McCarthy	59	Independent Director
Andrew Porter	44	Independent Director

Number and Terms of Officers and Directors

The AFAR Board prior to the Business Combination consists of eight members. Holders of our founder shares have the right to appoint all of our directors prior to consummation of our initial business combination and holders of our public AFAR shares do not have the right to vote on the appointment of directors during such time. Each of our directors will hold office for a two-year term, and the appointment, removal or designation of any member of the board of directors prior to our initial business combination requires the unanimous approval of the managers of our Sponsor. Subject to any other special rights applicable to the shareholders, any vacancies on the AFAR Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the AFAR Board or by a majority of the holders of our founder shares.

Our officers are elected by the AFAR Board and serve at the discretion of the AFAR Board, rather than for specific terms of office. The AFAR Board is authorized to appoint persons to the offices set forth in the Existing AFAR Articles as it deems appropriate.

Director Independence

Nasdaq listing standards require that a majority of the AFAR Board be independent, including New Allrites board of directors after the Closing of the Business Combination. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The AFAR Board has determined that Thorsten Neumann, Aneel Ranadive, John Laurens, Jay McCarthy and Andrew Porter are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our audit committee is entirely composed of independent directors meeting Nasdaq’s additional requirements applicable to members of the audit committee. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

The AFAR Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. Jay McCarthy, John Laurens and Thorsten Neumann serve as members of our audit committee and John Laurens serves as the Chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Each such person meets the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and the AFAR Board has determined that John Laurens qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent public accounting firm and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and non-audit services to be provided by the independent public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent public accounting firm all relationships the public accounting firm have with us in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent public accounting firm;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent public accounting firm describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. Leigh Travers and Aneel Ranadive serve as members of our compensation committee and Leigh Travers serves as the chairman of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent, subject to certain phase-in provisions. Each such person meets the independent director standard under Nasdaq listing standards applicable to members of the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation (if any is paid by us), evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

●	reviewing and approving the compensation of all of our other officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than reimbursement of expenses and as set forth below, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to complete the consummation of a business combination although we may consider cash or other compensation to officers or advisors we may hire subsequent to our initial public offering to be paid either prior to or in connection with our initial business combination. At the closing of our initial business combination, we may pay a customary financial consulting fee to our Sponsor and/or affiliates of our Sponsor, which will not be made from the proceeds of our initial public offering held in the Trust Account prior to the completion of our initial business combination. We may pay such financial consulting fee in the event such party or parties provide us with specific target company, industry, financial or market expertise, as well as insights, relationships, services or resources that we believe are necessary in order to assess, negotiate and consummate an initial business combination. The amount of any such financial consulting fee we pay will be based upon the prevailing market for similar services for comparable transactions at such time, and will be subject to the review of our audit committee pursuant to the audit committee’s policies and procedures relating to transactions that may present conflicts of interest. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other advisor and will be directly responsible for the appointment, compensation and oversight of the work of any such advisor. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other advisor, the compensation committee will consider the independence of each such advisor, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. Our independent directors will participate in the consideration and recommendation of director nominees. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

Prior to our initial business combination, the board of directors will also consider director candidates recommended for nomination by holders of our founder shares during such times as they are seeking proposed nominees to stand for election at an annual general meeting (or, if applicable, a General Meeting). Prior to our initial business combination, holders of our Public Shares will not have the right to recommend director candidates for nomination to the AFAR Board.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to the registration statement in connection with our initial public offering. You can review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Under the laws of the Cayman Islands, directors and officers owe the following fiduciary duties:

●	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

●	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

●	directors should not improperly fetter the exercise of future discretion;

●	duty to exercise powers fairly as between different sections of shareholders;

●	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

●	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care that is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As described above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Existing AFAR Articles or alternatively by shareholder approval at general meetings.

Each of our directors and officers presently has, and in the future any of our directors and our officers may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present acquisition opportunities to such entity. Accordingly, subject to his or her fiduciary duties under Cayman Islands law, if any of our officers or directors becomes aware of an acquisition opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will need to honor his or her fiduciary or contractual obligations to present such acquisition opportunity to such entity, and only present it to us if such entity rejects the opportunity. Our Existing AFAR Articles provides that, subject to his or her fiduciary duties under Cayman Islands law, no director or officer shall be disqualified or prevented from contracting with the company nor shall any contract or transaction entered into by or on behalf of the company in which any director shall have an interest be liable to be avoided. A director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of such interest shall be disclosed at or prior to its consideration or any vote thereon by the board of directors. We do not believe, however, that any fiduciary duties or contractual obligations of our directors or officers would materially undermine our ability to complete our business combination.

In addition to our Sponsor, members of our management team may directly or indirectly own our ordinary shares and/or Private Warrants following our initial public offering, and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination. Further, each of our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

●	Our Sponsor subscribed for AFAR Class B Ordinary Shares before our initial public offering and Private Warrants in a transaction that closed concurrently with our initial public offering.

●	Our Sponsor and each member of our management team have entered into the Letter Agreement with us, pursuant to which they waived their redemption rights with respect to any AFAR Class B Ordinary Shares held by them in connection with the completion of our initial business combination.

●	Our Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to its AFAR Class B Ordinary Shares if we fail to complete our initial business combination within the prescribed time frame.

●	If we do not complete our initial business combination within the prescribed time frame, the Private Warrants will expire worthless. Except as described herein, our Sponsor and our directors and executive officers have agreed not to transfer, assign or sell any of their AFAR Class B Ordinary Shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x)if the closing price of our Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property. In addition, our Sponsor has agreed, subject to exceptions, not to transfer any unvested founder shares prior to the date such securities become vested. Except as described herein, the Private Warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors own AFAR Class B Ordinary Shares or Private Warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

●	Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial business combination. In addition, our founder, Sponsor, officers, and directors may sponsor, form or participate in other blank check companies similar to ours during the period in which we are seeking an initial business combination. Please see “Risk Factors— Risks Relating to AFAR and the Business Combination” and “Information Related to AFAR– Conflicts of Interest” for additional information on interests of AFAR’s directors and officers.

●	Our officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses, on the other hand. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers and directors is engaged in several other business endeavors for which he is entitled to substantial compensation and has substantial time commitments, and our executive officers and directors are not obligated to contribute any specific number of hours per week to our affair.

●	Our management team, and affiliates of our management team, invest across multiple platforms, including private investment funds, public/private hybrid funds, and AFAR, and may in their sole discretion determine a particular opportunity is better suited for a different investment vehicle.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, officers, or directors. If we seek to complete our initial business combination with such a company, then we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company we are seeking to acquire or an independent accounting firm, that such an initial business combination is fair to our company from a financial point of view.

We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.

Executive Compensation

None of our executive officers or directors have received any cash compensation for services rendered to us. Our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our independent directors, review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates.

After the completion of the Business Combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with the Business Combination. It is unlikely the amount of such compensation will be known at the time because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined by our compensation committee.

Legal Proceedings

To the knowledge of our management team, there is no litigation currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

Properties

Our executive office is located at 1 Phillip Street, #09-00, Royal One Phillip, Singapore, 048692 and our telephone number is +65-3135-1511. Our executive offices are leased from our Sponsor for $10,000 per month. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Competition

In identifying, evaluating and selecting a target business for the Business Combination, we encountered intense competition from other entities having a business objective similar to ours, including other blank check companies, private equity groups and leveraged buyout funds, and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. Our ability to acquire larger target businesses is limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, our obligation to pay cash in connection with our Public Shareholders who exercise their redemption rights may reduce the resources available to us for the Business Combination.

Periodic Reporting and Financial Information

Our Class A ordinary shares are registered under the Exchange Act, and we have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports will contain financial statements audited and reported on by our independent registered public accounting firm.

We will provide shareholders with audited financial statements of the prospective target business as part of the tender offer materials or proxy solicitation materials sent to shareholders to assist them in assessing the target business. These financial statements may be required to be prepared in accordance with, or be reconciled to, U.S. GAAP, or IFRS, depending on the circumstances and the historical financial statements may be required to be audited in accordance with the PCAOB. IFRS differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies. These financial statement requirements may limit the pool of potential target businesses we may acquire because some targets may be unable to provide such statements in time for us to disclose such statements in accordance with federal proxy rules and complete our initial business combination within the prescribed time frame. While this may limit the pool of potential acquisition candidates, we do not believe that this limitation will be material.

We will be required to evaluate our internal control procedures for the fiscal year ending November 30, 2022 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large-accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we be required to have our internal control procedures audited. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors do find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the prior December 31, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

AFAR’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

The following discussion and analysis of AFAR’s financial condition and results of operations should be read in conjunction with AFAR’s audited consolidated financial statements and the related notes to those statements included elsewhere in this proxy statement/prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that involve risks and uncertainties. AFAR’s actual results could differ materially from those discussed in the forward-looking statements as a result of many factors, including those factors set forth in the sections titled “Risk Factors” and “Forward-Looking Statements”, which you should review for a discussion of some of the factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis and elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company incorporated on December 6, 2021, as a Cayman Islands exempted company and formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. While our efforts to identify a target business may span many industries and regions worldwide, we focus our search for prospects on new emerging technology companies with an acute growth potential in Southeast Asia, Australia and New Zealand in sectors such as the Web 3.0, blockchain, cryptocurrency, digital ledger, e-gaming and other new financial technology and services sectors. We intend to effectuate our initial Business Combination using cash from the proceeds of our Initial Public Offering and the private placement of the Private Units, the proceeds of the sale of our shares in connection with our initial Business Combination, shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing.

We expect to continue to incur significant costs in the pursuit of our initial Business Combination. We cannot assure you that our plans to complete our initial Business Combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from December 6, 2021 (inception) through February 28, 2023 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended February 28, 2023, we had a net income of $983,179, which consists of interest income on marketable securities held in the Trust Account of $1,249,613, offset by operating and formation costs of $262,558 and an unrealized loss on marketable securities held in our Trust Account of $3,876.

For the period from December 6, 2021 (inception) through February 28, 2022, we had a net loss $28,918, which consisted of formation and operating costs.

Liquidity, Capital Resources and Going Concern

On April 18, 2022, we consummated the Initial Public Offering of 11,500,000 Units, at a price of $10.00 per Unit, which includes the exercise of the over-allotment option in full of 1,500,000 Units, generating gross proceeds of $115,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the private sale of 5,000,000 Placement Warrants at a price of $1.00 per Placement Warrant in a private placement to the Sponsor generating gross proceeds to the Company in the amount of $5,000,000.

Following the Initial Public Offering, the full exercise of the over-allotment option, and the sale of the Private Units, a total of $117,300,000 was placed in the Trust Account. We incurred $5,724,785 in Initial Public Offering related costs, including $1,150,000 of underwriting fees and $4,025,000 of deferred underwriting fees and $549,785 of other offering costs.

For the three months ended February 28, 2023, cash used in operating activities was $220,839. Net income of $983,179 was affected by interest earned on marketable securities held in the Trust Account of $1,249,613 and unrealized loss on marketable securities held in the Trust account of $3,876. Changes in operating assets and liabilities provided $41,719 of cash for operating activities.

For the period from December 6, 2021 (inception) through February 28, 2022, cash used in operating activities was $20,000. Net loss of $28,918 was affected by formation cost paid by Sponsor in exchange for issuance of founder shares of $8,918.

As of February 28, 2023, we had marketable securities held in the Trust Account of $120,031,079 (including $2,731,079 of interest income, net of unrealized losses) consisting of U.S. Treasury Bills with a maturity of 185 days or less. We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of February 28, 2023, we had cash of $139,691. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender.

If our estimate of the costs of identifying a target business or closing the Business Combination, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.

In connection with our assessment of going concern considerations in accordance with FASB ASU 2014-15, “Disclosures of Uncertainties about an Entity’s ability to Continue as a Going Concern,” we have determined that if we are unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by July 18, 2023, then we will cease all operations except for the purpose of liquidating. The liquidity condition and the date for mandatory liquidation and subsequent dissolution raises substantial doubt about our ability to continue as a going concern. We plan to consummate a Business Combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after July 18, 2023.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor $20,000 per month for office space, utilities and secretarial and administrative support and to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating, and completing an initial Business Combination commencing on the filing of the initial draft registration statement. We began incurring these fees on January 27, 2022 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.

The underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO, which aggregates to $4,025,000, upon the completion of the Company’s initial Business Combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies and Significant Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our unaudited financial statements, which have been prepared in accordance with United States generally accepted accounting principles. The preparation of these unaudited financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our unaudited financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Offering Costs

The Company complies with the requirements of the Financial Accounting Standards Board ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Offering costs of $549,784 consist principally of costs incurred in connection with formation of the Company and preparation for the Initial Public Offering. These costs, together with the underwriter discount of $5,175,000, were charged to additional paid-in capital upon completion of the Initial Public Offering. Upon closing of the IPO on April 18, 2022, offering costs associated with the Class A ordinary shares were charged to temporary equity. Offering costs associated with the Placement Warrants were changed to equity.

Ordinary Shares Subject to Possible Redemption

We account for our AFAR Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary share that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares features certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, all shares of Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our balance sheet.

Net Loss Per Ordinary Share

We comply with the accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. On February 28, 2023 and November 30, 2022, we did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of us. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the period presented.

Financial Instruments

We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment is conducted at the time warrant issuance and as of each subsequent annual period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all of the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company accounts for its outstanding warrants as equity-classified.

Recent Accounting Standards

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statement.

Quantitative and Qualitative Disclosures about Market Risk

As of March 31, 2023, we were not subject to any market or interest rate risk. Following the consummation of our Initial Public Offering, the net proceeds received into the Trust Accounts, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 185 days or less or in certain money market funds that invest solely in US treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

ALLRITES BUSINESS

Unless the context otherwise requires, all references in this section to “Allrites,” the “Company,” “we,” “us” or “our” refer to the business of Allrites Holdings Pte Ltd. and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New Allrites and its subsidiaries following the consummation of the Business Combination.

History and Overview

Allrites is a cutting-edge global B2B one-stop-shop content marketplace to buy and sell the best of global film & TV content rights including established and emerging broadcasters and streaming platforms and sellers such as major studios, independent producers and production companies around the world. Allrites, headquartered in Singapore, was founded in 2017. The principal founder of Allrites is Riaz Mehta, our Chief Executive Officer, who brings 15 years’ experience in the information technology industry and 12 years’ experience in the media industry. Allrites was created to empower both creators and buyers of content by removing friction and using technology to accelerate the discovery and monetization of content.

The first Minimum Viable Product (“MVP”) of allrites.com was a traditional transactional marketplace platform whereby a content buyer could discover and acquire content from an independent producer or distributor and the platform would take a fee for each transaction. Today, in the omnichannel era, Allrites seeks to deliver a more personal experience that stays in touch with its buyers’ and sellers’ audience through an ever-changing ecosystem that spans channels and touchpoints (e.g., mobile devices, etc.).

Allrites raised a seed round of funding (US$300,000) through angel investors in 2018 and then a subsequent institutional round (US$1.1m) in 2019 led by Artesian, a global alternative investment management firm specializing in public and private debt, venture capital, and impact investment strategies, and SOSV, a global, multi-stage venture capital firm that operates early-stage startup development programs.

Content As A Service (CaaS)

After its launch, Allrites continued to innovate its technology and business model to meet consumers where they spend their time (and money). Allrites sought to respond to the evolving industry demand for and utilization of a unique, flexible and hassle-free solution that directly tackles pain points for both buyers and sellers of content. Under Mr. Mehta’s leadership, Allrites’ innovation efforts were based on the realization that the content-streaming industry’s underlying content licensing model built 75 years ago for linear television broadcast where content could broadcast in prime time then be repeated several times in off prime, midnight and other slots. This antiquated model no longer works for streaming television where content is available on demand to consumers and the streamer can very quickly discover if the content is appealing to its customers. It was apparent to Allrites that whereas the consumer end of the industry had transformed to cater to how viewers wanted to consume content, the underlying licensing models for content had not kept pace and were not aligned to consumption behaviors.

In response, Allrites commenced the development of a new service in the second half of 2020 and in parallel its marketing team started introducing the concept with potential buyers and content sellers, which resulted in a new licensing model that is tailored to suit the way content is consumed today. This model is called Content As A Service (“CaaS”). Allrites’ CaaS model immediately puts content to work, maximizing users’ opportunity, through global networks, data-led optimization and expert guidance. Minus the contracts, the fuss and the laborious setup, the content earns its licensors revenue from their contracts 24/7 when utilizing Allrites’ fully managed system.

Under Allrites’ CaaS model, instead of licensing 100 movies from 20 different distributors with 20 different licensing agreements, a streaming platform can subscribe to 100 movies just using Allrites. The streamer can then select 100 movies from the platform and have them delivered the same day seamlessly to their platform as encrypted files.

The MVP for the CaaS model was developed by Q4, 2020 and the first customers signed up on both the buy and sell side of the platform. Allrites contracts with our buyers are typically for a term of one to three years, with license fees paid to us on a monthly basis. Buyers will usually pay a deposit amount upfront as well as one months’ license fee prior to services being delivered.   We pay our suppliers (sellers) the month after content is utilized on a buyer’s platform. This approach makes our business cashflow efficient and minimizes credit risk.

In February 2021, the company raised a new round of funding (US$1.9m) which was led by Artesian and followed by SOSV and a couple of smaller funds. The capital was required to further develop the platform, acquire content and grow the sales team.

Benefits of CaaS

The phrase “content is king” goes back as far as digital marketing itself. Most marketers and business executives understand the power of content but that does not mean they are always aware of the future of content. Voice, video, artificial intelligence (“AI”), machine learning, and the increase in “smart” devices as part of the internet of things (IoT) are each creating new content search and consumption habits. A traditional content management system (“CMS”) stores all content elements together — video, text, even design — so that it can be served as a single unit to the endpoint for which it was created. While these all-in-one formatting features can make content management simpler for marketing users, it dramatically limits where and how content can be used. For example, if you are serving similar content to both a website and a smartwatch app, historically, the service provider would have needed to create two unique versions of that content; Allrites’ CaaS model eliminates this duplicate effort.

CaaS is a method of storing content in its raw form so that systems such as websites, apps, and devices can call and serve each piece as needed using an application programming interface (“API”). CaaS has increased in popularity in recent years partially a result of the growing IoT and AI markets, which are drastically changing the way we use the internet.

The benefits of CaaS are significant. First, it allows buyers (broadcasters, streaming networks) to tailor their content to audience behaviors and become viewership data-driven, thus preventing wastage and giving a fresh experience to their customers every day. Data-driven technology provides the opportunity to reach a targeted audience segment, already open to new programming since they are currently watching TV, who over index on the programming you are promoting. It is less disruptive and more relevant for the viewer, and you have data helping to ensure you are reaching the right audience.

Second, the business model allows Allrites’ buyers to reduce their upfront capital investment to 1/10th of what it would typically be when acquiring from distributors or producers. Third, content creators and distributors are now able to generate monthly recurring revenues instead of waiting months or years for a significant deal to happen with a broadcast platform.

We believe that the shift to thinking of content as a service instead of as a static unit is a result of the omnichannel revolution — where relevant content needs to be available around the clock on a wide variety of devices and channels to meet customer demand. When content exists as an individual and malleable asset, it can be personalized and optimized to meet the best practices of anything from a mobile app to a marketing email, digital sign, smartwatch, voice assistant, and beyond. For CaaS to work, the content has to “live” in a repository that is decoupled from any display channels. This decoupling, or separation, allows other services to call the content and display it flawlessly on their custom front ends.

We also offer content, production, marketing and business development strategy services to content buyers, as well as a revolutionary content licensing model through our CaaS model that that benefits both content buyers and sellers. CaaS is a content service model that allows content rights holders to monetize their content with guaranteed trusted buyers who are already part of a ritestream monthly subscription. While content buyers under ritestream CaaS can access hundreds of hours of content at a low monthly subscription fee while providing flexibility to change the content mix. Our services include but not limited to (i) digital marketplace for acquisition of rights for movies, series and live sports and events; (ii) digital marketplace for monetization of professional content rights in any language, genre and year of production; (iii) complete tech solution for a streaming platform set-up by our tech partners; and (iv) strategy consultancy for content buyers.

Protection of Digital Rights

Allrites’ system delivers video files in encrypted form, in most cases, to protect the content from misuse, to ensure that the content producer’s digital rights are secured, and that content is restricted to the geographic boundaries and the broadcast platform that it is licensed for, which is an added benefit for the content producer because old licensing models do not offer this layer of protection. The protection of digital rights adds a layer of security to the video streaming workflow by encrypting either the adaptive bitrate segments that make up the video and/or the metadata of the stream. There are steps and technologies that allow for premium content to be played back safely and decrypted successfully on a client device, whether for Android devices, Apple devices or for Windows by way of example.

Revenue Streams

Our revenue stream is generated   from monthly subscription revenues that are a result of (i) content buyer contracts; (ii) content seller contracts; and (iii) business collaboration agreements. Through our buyer contracts and seller contracts, we earn a “service arbitrage” as a service provider of third-party content to buyers and sellers. The term “service arbitrage” refers to a business model that involves selling products and/or services to clients either of or through a third-party provider. In connection with a service-arbitrage business, the business owner’s profit comes from the price mark-up (i.e., the delta between the cost of the goods or services produced by a third party and the price paid by the client). We believe that our revenue streams are both sustainable and scalable, allowing us to grow and expand our platform over time.

Achieving Profitability

We believe that the CaaS business model proved to have a great product market fit and one that is equally loved by buyers and sellers of content. Allrites achieved profitability in Q4 of 2022 after having raised only a total of US$3.3m from external investors since inception – again a testament, we believe, to Allrites’ SaaS model’s unique and disruptive business model and relevance to buyers and sellers/creators of content.

The Problem Allrites Solves for Buyers

Traditional and new streaming video services face significant challenges in acquiring film and TV content. They must often spend a significant amount of time and resources manually searching for different content owners and negotiating expensive and inflexible deals. The global nature of the content gives rise to language barriers and a myriad of international licensing laws whilst attempting to locate and negotiate contracts, both of which exacerbate the impediments buyers confront when attempting to source a diverse content library. This complexity can make providing their audiences with the right content at the right time difficult or even prohibitive.

Allrites’ flexible content subscription services help customers overcome these challenges. With Allrites’ CasS™ service-oriented model, buyers of its streaming video services can access a vast library of film and TV content tailored to their audience’s preferences. Using Allrites’ algorithms and data analytics tools, streaming video services can easily find the right content for their audience and negotiate flexible and cost-saving deals with content owners, all via a single CaaS™ subscription.

Allrites is a leading provider of hyper-flexible content subscription services that help clients overcome these challenges. With Allrites, streaming video services can access a vast library of film and TV content tailored to their audience’s preferences. Using Allrites’ sophisticated algorithms and data analytics tools, streaming video services can easily find the right content for our customers’ audience and negotiate flexible and cost-effective deals with content owners, all via a single CaaS subscription.

Allrites’ content subscription services significantly benefit both streaming video services and content owners. Streaming video services can save time and money by using Allrites’ platform to find and acquire the right content. In contrast, content owners can expand their reach and monetize their content more effectively by working with Allrites.

The Problem Allrites Solves for Sellers/Creators

Film and TV creators face significant challenges in selling and distributing their work. Currently, many creators of content handle sales and distribution themselves or work with independent distributors, which can be time-consuming and result in limited exposure and revenue for their titles. Moreover, these avenues focus primarily on recent work, with little opportunity for secondary sales and long payment lead times. Payment regimes to content creations under these models also take a long time and are often coupled with more limited distribution

Allrites offers a revolutionary solution to these challenges. Its instant and reliable distribution services empower film and TV creators to reach a wider audience and get paid quickly and regularly. By leveraging Allrites’ platform, creators can expand their reach and monetize their work more effectively through a streamlined distribution process. In addition, they can rely on Allrites’ technology and data analytics tools to track their titles’ performance and revenue in real time. This technology allows creators to focus on what they do best – making great films and TV shows – while Allrites takes care of the rest.

Overall, Allrites’ distribution services are a game-changing solution for film and TV creators who want to maximize their exposure and revenue. With its instant and reliable distribution services, Allrites is helping to transform the film and TV industry, making it easier and more profitable than ever for creators to share their work with the world.

Industry Background/Market Opportunity

According to PwC’s Global Entertainment & Media Outlook 2021-2025, the total addressable market (“TAM”) for film and TV content distribution was estimated to be $186.9 billion in 2020. PwC projects that the TAM will grow at a compound annual growth rate (CAGR) of 7.7% from 2021-2025, reaching $271.2 billion by 2025. The PwC report attributes this growth to the increasing demand for video streaming services, as well as the expanding global content production and distribution industry. According to PwC’s updated report, Perspectives from the Global Entertainment & Media Outlook 2022–2026, in 2021, the global entertainment and media (“E&M”) industry’s revenues rose a strong 10.4%. Further, PwC forecasted that by 2026, the global E&M industry will approach US$3 trillion in revenues. One thing is clear from the data and the forecasts is that the vast E&M industry is growing more rapidly than the global economy as a whole, according to PwC. With each passing year, more people around the world are spending more of their time, attention and money on the complex and increasingly immersive E&M experiences that are available to them.

A vision of what the dynamic E&M market may look like in 2026 is coming into focus—a US$2.9 trillion industry that is more digital, more mobile, more pitched at media that attract the young, more evenly distributed around the globe and more dependent on advertising in all its forms, according to PwC

For more than 75 years, the entertainment and media industry has operated in very conventional and manual manner in so far as the distribution of content is concerned.   To understand the industry today and its challenges, its best to describe the lifecycle of a piece of content. According to data from the Motion Picture Association, in 2019, there were a total of 9,335 feature films produced globally. The total number of TV shows exceeds this however the exact number is hard to determine. According to Neilsen’s State of Play report, between February 2021 and February 2022, 817,000 individual TV programs became available to choose from on streaming and traditional television platforms. Regarding new TV programs, the number increased again in 2021 and 2022 to a record 599 original scripted drama, comedy, and limited TV shows aired in 2022, up seven percent from 2021 according to a January 9, 2023, Statista Report titled, “Number of original scripted TV series in the United States from 2009 to 2022.”

Table: Number of Original scripted TV Series in the U.S. from 2009 to 2022

Number of scripted series
0
100
200
300
400
500
600
210
216
266
288
349
389
422
455
487
495
532
496
559
599
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022

© Statista 2023

These films and TV shows can be monetized across 195 countries in the world in multiple ways such as through Free to Air television, theatrical release, cable TV, streaming, airlines, transportation, hotels etc. (collectively, the “Buyers”). In other words, a single piece of content can be monetized in 1,000+ different ways. Video popularity was on the rise before the pandemic; Cisco had already estimated that by 2021, a staggering 82% of all created content would be video according to a February 1, 2021 article in Forbes titled “How The Pandemic Has Changed Video Content And Consumption.” But the pandemic has accelerated an already ravenous appetite for video content. The average U.S. consumer now pays for four different streaming video subscriptions according to Forbes.

Up until now, the monetization has been done through manual processes which include trade fairs. Content buyers meet content sellers, such as studios, distributors, producers, at trade fairs where they sit across from each other at booths or meeting tables where the seller shares a physical printed brochure to impress the buyer. They exchange their details with each other and then the seller sends emails with links to trailers, synopsis and other details over several months and then both sides negotiate a potential deal. The process can take months and be very costly- such cost being passed onto the producer of content as distribution fees.

The result of the highly manual distribution processes is that majority of content does not realize its full monetization potential as it is virtually impossible for a content distributor to sell a single piece of content to more than 1,000+ buyers through manual distribution methods.

The key market opportunity for Allrites is to continue to use its technology to scale the distribution of content removing the friction introduced through manual processes and also by introducing an innovative content licensing model that addresses the core pain points of buyers and sellers in the eco-system.

Allrites’ product roadmap includes an artificial intelligence engine that will use anonymized viewership data for content on the platform to create smart recommendations for Buyers whereby the system will be able to map performance of content in one country and audience demographic to another country and its audience demographic taking out the guess work for buyers when they are selecting content.

Allrites plans to introduce artificial intelligence (“AI”) sub-titling and dubbing to exponentially increase the monetization opportunity for content. Potential customers of Allrites include streaming & broadcast platforms (45,000 globally), telcos & internet service providers (10,000 globally), direct carrier billing organizations (200 globally), niche media publications, airlines, smartphone and smart TV manufacturers.

State of the Video Streaming Market

It has been approximately 15 years since the streaming video revolution began, and we can now see the impact of its disruption. In 2022, subscription video on demand (“SVOD”) services in the United States—the most mature market for SVOD— finally surpassed cable and broadcast TV according to NPR, “Streaming outperforms both cable and broadcast TV for the first time ever,” August 18, 2022. Leading US providers have established global footprints, and media companies in more countries have launched their own domestic SVOD offerings such as Allrites. As a delivery technology, on-demand streaming has radically disrupted video consumption, upending the entire entertainment industry. Streaming has also disrupted profitability. Gone are the revenues enjoyed during the cable TV era, which formerly approached those of the global energy sector; by some estimates, streaming generates one-sixth as much revenue per home as pay TV according to “One clear casualty of the streaming wars: Profit,” Medium, October 27, 2020. Audiences are fragmented, cancelling subscriptions is easy, and advertising has yet to unlock revenues. Content has only become more expensive to acquire and produce.

So-called “FAST services”—free ad-supported television—provide live and on-demand programming with a more lean-back, ad-heavy approach that lower the price of subscriptions. Providers are testing how much people will spend for content with a certain number of minutes of ads per hour versus a premium, ad-free subscription. Many are raising the prices of premium offerings, exploring whether “business class” can subsidize the economy seats according to “Streamers hike prices: How the big players stack up now,” Variety, August 19, 2022. The year ahead may see more experiments with content windowing, with cheaper subscriptions having to wait 15 or 30 days to see top new releases. Streamers are also working to re-create more of the lucrative cable TV advertising model in their streaming services according to “Streaming is starting to look a lot like cable TV,” Bloomberg, August 14, 2022. If more advertisers get on board, ad revenues could offset subscription pricing and content spend. Successful advertising requires more data and better ad tech to get the right ads in front of the right eyes. With so many new, ad-supported streaming offerings hitting the market, 2023 may see considerable movement and innovation in streaming advertising. A renewed focus on live entertainment could further aggregate audiences around key events. Still, streamers will likely be pressured to put their data assets to work, build out the ad platforms needed to deliver ads more effectively, and provide advertisers with better metrics on actual viewership according to a Deloitte study, “2023 Media & Entertainment Industry Outlook.” The industry may focus less on subscriber count and more on viewership per household.

Fans and fan communities may be an under-recognized asset in the media and entertainment industry. In an ecosystem filled to the brim with choices, these networks of devoted enthusiasts swarm around content, teams, creators, video games, celebrities, musicians, moments and more—and are often responsible for making something a hit or a miss. While people’s fandom usually maps to a media and entertainment company, object, or experience, their fandom is also usually closely linked to their identity and deeply held beliefs—making them important, we believe, for the media and entertainment companies and creators they choose to support.

For streaming services, these fans could be offered early or exclusive access to content, behind-the-scenes materials, social chats, and in-person events. Many of them may also be gamers eager to see their favorite franchises move into game experiences and top game worlds. Studios and streamers should think strategically about creating digital experiences that meet fans across these channels while enabling additional revenue streams that leverage their enthusiasm. However, media companies and creators could consider working to establish a bidirectional relationship with their fans—one not just focused on profits. Instead, it may help businesses to keep the fans’ motivations and needs top of mind during all phases of a project—from development to production and promotion. Media companies and creators could also rely on their fans for honest feedback that can improve products and the audience experience. To succeed with fans, media companies and creators could consider adopting a fan-first mentality and be agile enough to respond to feedback.

Revenue Model

Allrites has created a B2Bone-stop-shop marketplace platform where content buyers can subscribe to and choose from more than 100,000 hours of content from creators and distributors worldwide. The CaaS model creates a simple and efficient environment where content buyers (OTT streaming services, telcos, linear TV broadcasters, etc.) subscribe to their desired volume and type of content.

The company offers both a traditional license model and a subscription-based model where buyers have the flexibility to switch content on a monthly basis. Deals are generally based on bundled pricing based on the video on demand (“VOD”) delivery model, such as SVOD, AVOD, TVOD and Fast Channels options with adjustments for cable or other distribution channels that are described as:

●	SVOD – subscription video on demand – is a business model that is similar to traditional TV packages, allowing users to consume as much content as they desire at a flat rate per month. Major services include Sky (plus its subsidiary Now TV), Netflix, Amazon Prime Video and Hulu, with new services coming from the likes of Apple, HBO and Disney. With SVOD, there is far greater freedom to opt out, as consumers are not tied into a long-term contract, which offers greater flexibility to users, and providers of SVOD are continually challenged with retaining consumers, by providing exclusive new content, aggressive pricing schemes – and probably both.

●	TVOD – transactional video on demand – is the opposite of subscription video, where consumers purchase content on a pay-per-view basis. There are two sub-categories, known as electronic sell-through (“EST”), where you pay once to gain permanent access to a piece of content; and download to rent (“DTR”), where customers access a piece of content for a limited time for a smaller fee. TVOD services tend to offer more recent releases, providing rights holders with higher revenues and giving consumers timely access to new content which include providers like Apple’s iTunes, Sky Box Office and Amazon’s video store. Imagen can provide both subscription and pay-per-view models for your hosted video. TVOD services typically retain customers by offering attractive price incentives, so they continue to return in the future.

●	AVOD – advertising-based video on demand – AVOD is a delivery method that is free to consumers unlike SVOD and TVOD, however, much like broadcast television, consumers need to sit through advertisements such as when watching DailyMotion, YouTube and 4OD, where ad revenue is used to offset production and hosting costs though YouTube has begun to move its subscription-based premium content to an ad-based model, with reports that the service was slow to catch on with users. Otherwise, premium content owners rarely use.

●	“FAST Channels” is a delivery method for programming, via a linear stream, which is the result of various services efforts to create a better version of the networks or channels on a traditional pay TV service. Note that “FAST” (free ad-supported streaming TV) is a business mode for streaming TV service that supplies programming for free. Almost all of the FAST businesses offer linear channels and on-demand options so FAST differentiates free services with ads like Pluto from subscription services with ads like Hulu.

Competitive Strengths/Technology Differentiators

While there are other numerous players in the digital content distribution and licensing industry, we believe that Allrites’ unique value proposition, first-mover advantage, network effects, data and analytics capability, and strong partnerships make its business model defensible against both current and new competitors entering the industry.

1. Unique Value Proposition

●	Unique value proposition: Allrites provides a comprehensive and innovative solution for content creators and distributors to monetize their content and reach a global audience. The platform connects buyers and sellers from around the world, offering access to a diverse range of premium and library film and TV content.

●	Turnkey subscription services: Buyers in the media content industry currently have to hunt down content owners individually and typically have to sign multiple content contracts to offer a broad range of content to their customers, which can be expensive and cost-prohibitive to some providers. There is currently no dominant single solution with a consolidated library providing buyers with a single point of contact for their video content requirements. We believe that Allrites solves this issue by offering hyper-flexible content subscription services through its CaaS model that provides buyers an extensive library of video content under a single contract allowing clients to stream film and TV content to their audiences.

●	Reliable distribution service: Sellers in the current landscape, conduct sales and distribution themselves or work with third-party distributors, where both avenues are typically focused on newer content. The Allrites platform enables sellers to tap into new markets and generate more revenue via secondary sales of older titles. In addition, Allrites offers sellers a reliable distribution service, allowing content creators to receive payments quickly and regularly.

●	Allrites provides a digital service offering with high scalability potential: As a digital business and content licensing platform, we believe that Allrites’ business model is highly scalable. The CaaS™ service-oriented platform is a digital marketplace connecting content creators, distributors, and buyers globally, as geographical barriers do not impact its service. As the platform grows, it can attract more sellers by providing higher-quality content, attracting larger customers with more significant budgets. These potential larger clients can increase the volume of content transactions on the platform.

●	Efficient model for customers and Allrites: Allrites allows sellers to market their content on the platform at no extra cost to the sellers, and they receive payment for their content once it is selected by a buyer on the platform for broadcast. This also means that Allrites does not carry any inventory risk.

2. First Mover Advantage

Allrites is currently one of the first digital marketplaces providing their service via a CaaS model with focus on TV and digital content rights globally. As such, it has established a strong reputation in the industry, attracting a diverse range of users and generating substantial transaction volumes.

3. Network Effect

●	As more buyers and sellers join the platform, the volume of content transactions increases, making it more attractive for other users to join. Additionally, as Allrites builds its subscription base the platform will be able to attract sellers with higher quality content, which will in turn increase the platforms attractiveness to larger clients with bigger budgets.

●	This network effect can further enhance the platform’s value proposition and make it more defensible against competitors.

4. Data and Analytics

●	Allrites provides real-time data and analytics to its users, enabling them to track their revenue and performance, optimize their distribution strategies, and make data-driven decisions. This value proposition is challenging for competitors to replicate.

5. Strong Partnerships

●	Allrites has established strong partnerships with leading content creators, distributors, and buyers worldwide. These partnerships provide the company with a significant competitive advantage, as they allow it to offer a diverse range of premium content and attract more users to its platform.

6. Expansion of Content Library

The Allrites CaaS™ service-oriented platform has the potential to attract a wide range of users from different parts of the world with different types of content. The platform can also add new features and services to its existing offerings to enhance the user experience and generate additional revenue streams. As the content library expands to include new genres and increases its geographical coverage (e.g., South America, North Asia, European content), it also increases its potential customer base in these new regions. Allrites has already identified a new content pipeline to address the unmet demand of their clients, which includes in part:

●	More A list cast Films & series (premium)

●	English first content

●	Spanish first content

●	Reality-TV

●	Urban US content

●	Korean /Japanese content

●	stand-up

●	drama series (ENG priority)

●	PG 13 content

Customer Acquisition, Retention, and Expansion

We are focused on continuing to grow our customer base (acquisition), retaining existing customers (contract and stickiness), and expanding customers’ usage of our products (innovate and grow), each of which are discussed below.

1.	Acquisition – Principally, we have a twofold customer acquisition strategy which is a combination of digital marketing and targeted outreach by our sales team. This applies to both sides of our marketplace (buyers and sellers). To date our growth in buyers has resulted in large part from our digital marketing campaigns but the growth in our seller base is a result of our outreach program.

In addition, through our business collaboration agreements, we contract with agencies to promote our services to their customers as well as to package our services with their’ current products for the sale of our content directly or to connect their customers directly to us. See “Revenue Streams” above.

We expect that our acquisition of established content broadcast and streaming clients will be relationship based and will be sourced through a direct outreach initiative. To date, the company has undertaken very little public relations and marketing activities, except in connection with our launch of its CaaS model in the second half of 2020. Following the Business Combination, we plan to ramp up these efforts to improve our brand recognition which, we believe, will in turn allow us to acquire larger customers.

2.	Customer Retention: Contract and Stickiness – Allrites offers its buyers and sellers a one-stop-shop content marketplace of the best of global film, TV & Sports rights with more than 100,000 hours of diverse content onboard including films, television, animation, documentary, and recorded live performances from major, studios independent producers & production companies around the world and more and more than 7,000 registered users from all over the world. Moreover, we believe that our CaaS business model is extremely “sticky” due to the nature of long-term contracts. The strategy of customer retention in businesses takes a leap ahead with “stickiness,” to enhance a customer’s loyalty. The majority of our customers enter into a 12 month or longer agreement with the company. Moreover, once our customers commence receipt of our services, it is very difficult to switch content providers as it entails high cost and effort.

There is also nearly zero leakage on the platform as buyers and sellers of our content cannot communicate regarding the acquisition of the content therefore it is unlikely for the deal to go “off platform” meaning to bypass allrites.com through our obsolescence, which would result in the loss of significant revenue. It would be extremely difficult for a traditional content distributor to replicate the CaaS business model because the development of a CaaS platform represents a complex technical layer involving millions of dollars, a content manager user interface, understand the content needs of your customers, creating an application interface, create or invest in content, requiring significant technical expertise and years to implement.

3.	Expansion – We believe that when you own a company that offers services and grows with time, you embed some additional rewards for your customers with your latest offers. That reward turns out to be, in most cases, the sticky factor for your business because it will be a loss of time and money for your customers to switch to other similar services. We therefore have a customer success team that works closely with our customer base to assist them as they seek to grow with us. Our expansion plans involve the following, in part:

✓	Have great customer service

✓	Customer sign-on incentives

✓	Have a customer feedback system

✓	Customer success strategies

✓	Customer loyalty strategies

See also “Growth Strategy” below.

Growth Strategy

Technology development and product innovation are central to our growth strategy currently and after the Business Combination including to keep ahead of gap between the current wave of digitization and the next wave of digitization, notably the metaverse. Our goal is to make our platform AI and data driven thus allowing customers to self-on-board. Clients will be able to come to the platform, enter their target viewer demographic information and the system will produce a highly curated content selection matching their audience profile.   The use of AI tools will also dramatically increase our catalogue through sub-titling and dubbing of international content using AI technology.

Affiliate Programs

An integral part of our expansion plans requires partnerships with large players, such as media technology companies that provide streaming technology to various platform, which can give us exposure in those parts of the world where we may have no or a limited presence and/or with those customers with whom our sales personnel may have challenges engaging. These affiliate partnerships will help us tap into large customer bases by incentivizing our partners thus reducing our fixed costs of customer acquisition.

FAST Channels

Free Ad Supported Television (“FAST”) is a high growth sector in the entertainment industry. Hundreds of such channels are emerging each month across the globe and each channel requires hundreds of hours of content to remain relevant to their consumers. This is an area that Allrites is well positioned to service with its flexible and affordable licensing model. We are already in conversation with several Fast Channel providers and are creating curated channels that can be sold in their entirety to partners.

M&A Activity

While we have built a highly innovative and disruptive business model, one way for us to scale the business is through acquisition of traditional distributors, technology providers and other marketplace platforms. This strategy would give us access to additional content and a volume of buyers.

To this end, we have engaged in some preliminary discussions with prospective target companies. When looking for potential merger partners or acquisitions, we look for companies that we believe will add value and help us in executing our business and growth plans. In this regard, we look for companies or businesses: (i) that have strategies that are consistent with the objectives of our expansion plans, geography, and/or capability; (ii) that complement our current business with minimal, if any, overlap with our current offerings and operations; and (iii) where the integration of such company or business with our own would be more efficient than organic growth or independently developing similar offerings.

We note that these discussions have been preliminary, we currently have no agreements to acquire any other companies, businesses, or their personnel, and there can be no guarantee that we will consummate any such merger or acquisition in the future.

Three Phases to Delivering on our Vision in the Next 24 Months

We have broken down the actions we intend to take to execute on our growth plan into three phases, as follows:

●	Within the first six months following the Business Combination, we intend to:

●	Redevelop the front end of our application to improve the user experience;

●	Increase our presence at trade fairs;

●	Conduct digital marketing campaigns to acquire customers at scale;

●	Make key hires to build business (business development, content acquisition) and functions as required (e.g., finance); and

●	Continue to identify acquisition targets.

●	During the first 12 months after the consummation of the Business Combination, we intend to:

●	Expand in key new markets with senior hires;

●	Develop an artificial intelligence engine for data driven content curation; and

●	Acquire studio content;

●	After 12 months post-business consummation we intend to:

●	Execute more strategic partnerships;

●	Accelerate the execution of our acquisition strategy;

●	Continue to build out key teams with a focus on accelerating the content-as-a-service model; and

●	Secure more customers across Asia, Europe, and the United States.

Customers

Our customers are located primarily in the US and Asia. We are not dependent on any one customer or group of customers for a significant portion of our revenues.

Sales and Marketing

More than 95% of our total revenues is generated through Allrites’ CaaS model with the balance coming from one off content licensing deals.

As discussed above, we sell our solutions through direct sales and marketing channels as well as indirectly through affiliates. We plan to scale our sales through digital marketing and a smooth self on boarding experience deploying artificial intelligence technology to accurately match content to customer’s profile.

It is key for us to have mainstream brand recognition to gain trust with major producers and streamers. To achieve this brand recognition, we will conduct a focused marketing and public relations campaign to provide us visibility at major trade events and coverage in industry magazines.

Cybersecurity

We employ an array of data security technologies, processes, and methods across our infrastructure to protect systems and sensitive information from unauthorized access. Allrites maintains comprehensive identity and access management practices (e.g., roles and access privileges for each user; multi-factor authentication, privileged user accounts, single sign-on, user lifecycle management) and employs a variety of security information and event management tools. We developed, maintain and utilize a global integrated information security framework to guide our practices, based on relevant industry frameworks and laws, including, but not limited to NIST, GxP, HITRUST, the ISO 27000 family, COBIT, and GDPR.

The framework consists of policies, standards, procedures, work instructions and documentation. Information is classified into four categories to help individuals apply the right level of controls and safeguards to information, applications and systems. Our cybersecurity program focuses on all areas of our business, including cloud-based environments, data centers, devices used by employees and contractors, facilities, networks, applications, vendors, disaster recovery / business continuity and controls and safeguards enabled through business processes and tools. We continuously monitor for threats and unauthorized access.

We draw on the knowledge and insight of external cybersecurity experts and vendors, and internally employ dedicated, certified, cybersecurity staff, such as but not limited to, CISSP, CISM, CISA, CSSP or other equivalent certifications, which leverage an array of third-party tools to secure Allrites information infrastructure and protect systems and information from unauthorized access. Non-technical safeguards also play an important role in our cybersecurity program. We provide various training programs and tools to employees so they can avoid risky practices and help us promptly identify potential or actual issues. We also have global incident response procedures, global service tools to log incidents and issues for investigation, and an ethics line to report concerns and follow-up on matters already reported.

Why Allrites is Positioned to Win

Industry Experts on Management

Allrites has assembled a highly experienced team focused on leaders in the information technology industry and the media industry as well as business and finance. Allrites’ current leadership and their summary biographies are set forth herein, as are the biographies of the Board of the New Allrites expected to be in place after the Closing of the Business Combination, including for example, New Allrites’ board members, Riaz Mehta, Founder & CEO of Allrites, a serial entrepreneur who is always looking for ways to innovate and improve how business is conducted, will bring 28 years of experience in media industry and TV to New Allrites as its CEO and Chairman of the Board. Mike Parsons will bring more than 20 years of leadership experience in running international businesses and overseeing their long-term vision including as Chairman at Qualitancee and an expert advisor to FLOWX.AI, Gradient, and The Scale Factory, earning him numerous global awards, including Deloitte Fast 50, Inc. 5000, DA&D Pencils, Cannes Lions (Cannes Lions International Festival of Creativity), Effie’s – even a TED award as a Director and Chief Strategy Officer of New Allrites. New Allrites’ Chief Financial Officer, Suki Sohn, will bring extensive experience in finance and strategy, management, project implementation, and business development across a wide range of industries as Chief Financial Officer. Strong. Since December 2022, Ms. Sohn has also served as Chief Operating Officer and a founding member for Simply Capital, creating profitable exits for small businesses, and Chief Executive Officer and founder since January 2010 of Kiban360.

Our Culture

Allrites’ values guide our work and culture and support our ability to deliver our mission. Our values set the tone for the way we operate, they define who we are and how we do things, and they guide us when we face difficult situations. We believe that our corporate culture fosters innovation, creativity and teamwork. Allrites’ values are:

●	Operate with integrity. We do the right thing. Our success depends on being trustworthy. Our task is to build and earn trust with everything that we do;

●	Focus. We are solving one of the most challenging problems of our generation — and we will get there by fostering a culture of depth, focus, and rigorous engineering;

●	Be collaborative. We solve hard technical problems through discussion and collaboration. We assume the best intent in people and trust we are all working towards the common goal;

●	Be reasonable. We expect each other to use good judgment and always have the best interest of the company and our partners in mind;

●	Set outrageous goals. We set ambitious goals and move with urgency to deliver our best work; and

●	Win together. We are building a technology and a company that will serve people and communities around the world. Our team’s diverse perspective and experience makes us stronger, and better reflects the world in which we live.

We intend to continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives.

Competition

The media and entertainment market landscape is highly competitive and consists of prominent players leading across the industry. Regarding market share, some of the major players currently dominate the market according to Mordor Intelligence in their report, “Media & Entertainment Market – Growth, Trends, Covid-19 Impact, And Forecasts (2023 – 2028).” With the advancement in emerging network technology (5G) across OTT services (i.e., entails any streaming media service that distributes content over the internet), new players are increasing their market presence, thereby expanding their business footprint across emerging economies. According to the Mordor Intelligence report, media and entertainment market leaders for content production presently are:

1.	DreamWorks Animation SKG

2.	Warner Media LLC

3.	Walt Disney Company

4.	News Corporation

5.	Bertelsmann SE & Co. KgaA

Three of the foregoing M&E leaders are distinguishable from Allrites as they are not streaming platforms. The other two, Warner Media and Walt Disney Company, have highly successful streaming platforms that do compete with Allrites. Warner Media, through its streaming platform, Warner Bros. Discovery, had more than 96 million global streaming subscribers, with an average monthly revenue per user of $7.58, at the end of 2022 for its HBO Max, HBO or Discovery+ as reported by CNBC on April 12, 2023. The CNBC article reported that Warner Bros. Discovery plans to combine HBO Max and Discovery+ content to form a new streaming service. About 55 million of Warner Bros. Discovery’s streaming customers reside in the U.S. and Canada.

Disney’s suite of streaming services include Disney+, Hulu and ESPN+ 164.2 Disney+ added 12.1 million subscribers during the company’s fiscal fourth quarter, bringing its total to 164.2 million, including cheap subscriptions from India. Including Hulu and ESPN+, Disney’s streaming operation has surpassed 235 million subscribers according to a November 2, 2022 LA Times Article, “Disney+ keeps growing fast. But streaming loses $1.5 billion.” Disney’s attempt to compete with Netflix has caused it to spend large sums leading to substantial losses. In response, Disney announced in August 2022 that it would raise its monthly fee for Disney+ by $3, to $11 a month, starting in December 20223, while also introducing an AVOD version with commercials at the rate of $8 a month. We believe that Disney’s challenges illustrate a key problem for media and entertainment companies trying to battle Netflix for subscription dollars. Creating the premium content that drives new customer sign-ups costs billions of dollars a year as do marketing expenses to promote the new content and service.

Since Netflix created the international SVOD market with the launch of regional versions of its streaming platform, first in Canada, then worldwide, the battle over the future of global streaming has entered a new phase according to an October 12, 2022 report from Wall Street firm MoffettNathanson. Streaming’s penetration in America has hit the saturation point for “nearly every individual service” with the exception of Peacock and Paramount+. If platforms are going to find new customers, they are going to have to come from outside the United States according to that October 12, 2022 report, which is the key market for Allrites.

One region where Netflix is still spending big, although it is not yet a major territory in terms of subscriber numbers, is India. Best estimates put Netflix’s subscriber base on the subcontinent at around 6 million, compared to around 47 million for Disney+ Hotstar, which just signed a pricey deal for rights for Indian’s professional cricket league, an audience guarantor, and around 14 million for Amazon Prime, which invested early in original programming for the Indian market according to The Hollywood Reporter’s October 22, 2022 article, “Global Streaming Is Still Growing, But Starting to Get Squeezed.”

Although there are a few content marketplace platforms globally, there are none that have Allrites unique Content-as-a-Service business model which gives us a first mover advantage internationally. However, Allrites has identified these content marketplace platforms as its chief competitors:

Competitor	Business Description	No. Employees	Funds raised	Markets	Direct Competitor
Whip Media Exchange	The Whip Media Exchange is a unique content licensing and research platform with real-time access to data, content performance predictions, communication tools and unified commerce capabilities. It enables data-driven licensing decisions with consumer insights and predictive analytics, while establishing connections between buyers and sellers around the globe.	157	US$115m	US / EU Focused	No
Vuulr	A B2B digital Film and TV marketplace where content is showcased to a global community of buyers. Platform facilitates negotiations between buyers and sellers online	45	US$ 7.6m	Global	Yes
FilmHub	FilmHub is a digital distribution platform that allows independent filmmakers and production companies to distribute their films and TV shows to major streaming platforms. The platform provides a streamlined and cost-effective way for content owners to monetize their content and reach a global audience without the need for complex licensing agreements or distribution deals.	44	US$ 7.3m	Global	Yes
Exeest	Exeest is a content discovery platform that curates content for buyers. Developed an entertainment marketplace, which will serve as a digital hub built to connect buyers and sellers of video content	25	US$ 3.1m	US Focused	No
RightsTrade	The Global Marketplace for Entertainment Rights”. Online marketplace for film, television and digital rights licensing. RightsTrade’s Market On Demand product streamlines film, television, and digital rights sales and acquisitions for content owners, sales agents and distributors.	6	Acquired by Cinelytic	USA Focused	No

Competitor	Business Description	No. Employees	Funds raised	Markets	Direct Competitor
VubiQuity	Vubiquity provides post-production, localization and infrastructure support for OTT services. They have a marketplace whereby existing OTT platforms can find distribution, Vubiquity is not a content marketplace.	c.350+	US$ 237m	USA Focused	No
Mena TV	TV Content Marketplace of the Middle East and North Africa (MENA) region	1	NAV	Middle East	No
Program Buyer	ProgramBuyer is an online screening portal that showcases TV content from around the world.	2	US$ 350k	Global	No
MediaBank	MediaBank is a digital asset and content management solution that allows you to produce, edit and share digital information with tools to help you manage your data.	42	US$ 40m	Global	No
Bid Slate	BidSlate is a secure online marketplace allowing content owners to license distribution rights for territories & formats to global buyers.	2	NAV	Global	No

Allrites believes that, among its additional competitors in the content marketplace space, the companies with the most similar capabilities are discussed here:

Industria – Founded in 2004, based in London, Industria is a privately-held provider of broadband network and entertainment solutions to operators. The company’s products series offer a turn-key approach to business planning and design, network build, services provision, in-home / in-office solutions and content licensing connected to more than 50,000 homes and businesses with fibre point to point and PON. Industria is focused on gaming instead of films and TV content making it distinguishable from Allrites.

Whip Media – Founded in 2014 in Santa Monica, California, Whip Media is a privately held global content licensing company with an enterprise software platform powered by proprietary data and predictive insights to distribute, control and monetize TV and movie content using a Content Value Management (“CVM”) SaaS software solution. In March 2022, Whip Media launched a global platform that predicts demand across film and TV titles while enabling buyers and sellers to distribute and acquire content rights to transform the licensing and programming process. Global buyers and sellers on the Whip Media Exchange include Lionsgate, Pluto TV, Globo, TelevisaUnivision’s ViX, AMC Networks International Latin America, Vodafone Hungary, Tastemade, and Keshet International, among many others

Juice Worldwide – Founded in 2004, Juice Worldwide is a Toronto-based privately held provider of digital services and content licensing for OTT platforms, major studios, networks and independents. Juice has preferred vendor status with iTunes and Netflix and delivery relationships with Amazon, Google, Xbox, Sony, Hulu, and the leading global provider of premium content services, and has more than 700 potential endpoints for delivery. Service offerings include: HDR/4K mastering, color correction, digital asset management, multiplatform distribution, video and audio postproduction, Blu-ray and DVD Authoring, and MaaS.

Catch & Release – Founded in 2014 in San Francisco, California, Catch & Release is a privately held content licensing platform for sourcing and licensing content from the internet, at scale. The Catch & Release Licensing Platform™ enables brands and advertisers to secure copyright and model releases, manage license rates and data, and indemnify content, in one place. The company curates custom Photos, videos, and music created which distinguishes it from Allrites film and TV offerings.

Wrights Media – Founded in 2000 in Texas, Wrights Media provides award and editorial licensing solutions to businesses such as Conde Nast, Hearst, Meredith Corporation, Informa and U.S. News & World Report, which drives revenue and steers brands to the forefront of content licensing. Whether seeking to outsource reprints, monetize current content or build new licensing programs, Wrights Media is one of the publishing industry’s most respected providers of multimedia and content management solutions but does not focus on film and TV content making it distinguishable from Allrites.

Wazee Digital – Founded in Denver, Colorado in 2002, Wazee Digital is a privately held company acquired by Veritone in 2018. Wazee Digital has relationships with significant rights holders in the film, TV, sports, and advertising industries for managing content that fuels their business using an AI operating system. Veritone offers an array of prebuilt and custom solutions and applications, platform technology, and services to help customers reach advertising, operational, recruitment, and content goals but does not focus on film and TV content making it distinguishable from Allrites.

1091 Pictures – Founded in 2019 in New York City, 1091 Pictures is a privately-held distribution partner for independent film and series owners offering content licensing and delivery to more than 100 destinations in more than 100 countries that represents more than 500 filmmakers and distributors. 1091 Pictures helps its clients navigate the streaming landscape, providing marketing resources through partnering with its parent company’s new technology platform in development, Streamwise. 1091 Pictures produces content for streaming platforms but is not a media platform so is distinguishable from Allrites.

Intellectual Property

Our success and competitive advantage depend in part upon our ability to develop and protect our core technology and intellectual property. We own a registered trademark along with confidential technical information for the following filing:

●	Trademark “CAAS” was filed with USPTO on January 11, 2023.

We also rely on trade secrets, design and manufacturing know-how, continuing technological innovations, and licensing and exclusivity opportunities to maintain and improve our competitive position. Additionally, we protect our proprietary rights through agreements with our commercial partners, supply-chain vendors, employees, and consultants, as well as close monitoring of the developments and products in the industry.

Material Agreements

To date, Allrites has entered into hundreds of agreements with customers around the world. We have three main types of agreements with our customers, as discussed under “Revenue Streams” above. Our revenue stream is generated from monthly subscription revenues from (i) content buyer contracts; (ii) content seller contracts; and (iii) business collaboration agreements, which are described here. All of these agreements are

1.	Content Buyer Contracts – Through our Content Buyer Contracts, we contract with buyers for the access of Allrites’ more than 100,000 hours of television and film content across more than 80 genres and more than 30 languages usually via one-year contracts with a renewable option.

2.	Content Seller Contracts – Through our Content Seller Contracts, we contract with seller for the access of Allrites’ more than 100,000 hours of television and film content across more than 80 genres and more than 30 languages usually via one-, two- and three-year contracts with a renewable option

3.	Business Collaboration Agreements – Through our Business Collaboration Agreements, we contract with agencies in different countries (usually via two-year contracts) to promote Allrites’ services to their customers as well as to package Allrites’ services with the respective agencies’ current products offered, to purchase content from Allrites to be sold to the agencies’ customers, and/or connect their customers directly to Allrites. If agencies function as an agent in the deal, they will collect the payments from the clients and make the payments to us and bear full responsibility for collecting payments. In most cases under the Business Collaboration Agreements, Allrites collects the payments from the customer and remits a portion of the profits to the agencies. Agencies are entitled to a percentage of the actual revenues we receive from their referred clients, which percentage rate is agreed to on a case-to-case basis, and invoiced monthly.

Employees

As of March 31, 2023, we have 23 employees across the USA, Singapore, Philippines, Australia, United Kingdom, France, Israel, Dubai, Ukraine and India. We have not experienced any work stoppages.

Diversity and Inclusion

We are committed to diversity and inclusion. We celebrate the diversity of the people, experiences, and backgrounds that make up Allrites, and we encourage each other to speak up and share perspectives, respectfully and thoughtfully. We are building technology that will impact all people, so we strive to foster and embrace diversity throughout our business and our teams to bring us closer to those we serve.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

ALLRITES MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of Allrites and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New Allrites and its subsidiaries following the consummation of the Business Combination.

You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Historical Financial Data of Allrites” and the historical audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021 and the related notes included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Allrites Holdings Pte. Ltd., a Singapore private company limited by shares, with company registration number 201703484C (“Allrites”) is a cutting-edge global B2B one-stop-shop content marketplace to buy and sell the best of global film & TV content rights including established and emerging broadcasters and streaming platforms and sellers such as major studios, independent producers and production companies around the world. Allrites was founded in 2017 by its principal founder, Riaz Mehta, its Chief Executive Officer, who brings 15 years’ experience in the information technology industry and 12 years’ experience in the media industry. Allrites was created to empower both creators and buyers of content by removing friction and using technology to accelerate the discovery and monetization of content.

Today, in the omnichannel era, Allrites seeks to deliver a more personal experience that stays in touch with its buyers’ and sellers’ audience through an ever-changing ecosystem that spans channels and touchpoints (e.g., mobile devices, etc.). Allrites raised a seed round of funding (US$300,000) through angel investors in 2018 and then a subsequent institutional round (US$1.1m) in 2019 led by Artesian, a global alternative investment management firm specializing in public and private debt, venture capital, and impact investment strategies, and SOSV, a global, multi-stage venture capital firm that operates early-stage startup development programs.

After its launch, Allrites continued to innovate its technology and business model to meet consumers where they spend their time (and money) and developed its CaaS model, a flexible and hassle-free solution that directly tackles pain points for both buyers and sellers of content. It was apparent to Allrites that whereas the consumer end of the industry had transformed to cater to how viewers wanted to consume content, the underlying licensing models for content had not kept pace and were not aligned to consumption behaviors. Overall, Allrites’ distribution services are a game-changing solution for film and TV creators who want to maximize their exposure and revenue. With its instant and reliable distribution services, Allrites is helping to transform the film and TV industry, making it easier and more profitable than ever for creators to share their work with the world.

Components of Results of Operations

Expenses

Expenses principally consist of research and development, contractor costs, professional fees, debt expenses, stock-based compensation, general and administrative expenses and depreciation and amortization expense.

Results of Operations for years ended December 31, 2022 and 2021

	Year ended December 31, 2022	Year ended December 31, 2021
Revenue	$2,527,717	$974,160
Costs and expenses:
Cost of services, (exclusive of depreciation and amortization shown separately below)	403,143	364,110
Gross profit	2,124,574	610,050
Sales and marketing costs	158,162	103,271
Operating expenses
Contractor costs	1,713,838	950,429
Research and development	431,942	132,477
Bad debt expense	766,931	-
Professional fees	201,373	47,844
Stock-based compensation	127,261	64,969
Other general and administrative expenses	161,324	134,478
Depreciation and amortization	21,293	36,740
Total operating expenses	3,423,962	1,366,937
Income (loss) from operations	(1,457,550)	(860,158)
Other income (expense):
Foreign currency exchange	(3,109)	(19,657)
Interest expense	(7,029)	-
Total other income (expenses)	(10,138)	(19,657)
Net loss before income taxes	(1,467,688)	(879,815)
Income tax expense	(825)	-
Net loss	$(1,468,513)	$(879,815)

Basic and diluted net loss per common share	$(0.15)	$(0.09)
Weighted average shares outstanding, basic and diluted	9,959,996	9,959,996

Sales revenue

Sales revenue for subscription revenues and storage and delivery revenue increased from US$974,160 in the year ended December 31, 2021 to US$2,527,717 in the year ended December 31, 2022, an increase of US$1,553,557 or 61.5% or an approximately 250% year-over-year increase, primarily due to favorable results from marketing efforts leading to substantially higher subscription revenues.

Allrites sells content to its customers through subscriptions. Each subscription is determined to be a distinct performance obligation that is satisfied over the term of the subscription, normally one (1) to two (2) years. In general, Allrites reports subscription revenue on a gross basis, ratably over the life of the contract, since Allrites controls the content inventory before it is transferred to its customers. Allrites’ control is evidenced by its sole ability to monetize the content inventory before it is transferred to its customers.

Cost of sales

Cost of services consists primarily of costs incurred for the licensing of content in order to fulfill customer subscriptions. In some cases, costs are prepaid based on minimum guarantees as outlined in the agreements or estimated payments for usage which are then reconciled at the end of the period to result in a prepayment asset.

Customer Concentration

For the year ended December 31, 2022, there were a total of two customers who accounted for more than 10% of revenues. The Company also had a total of four customers who accounted for more than 10% of the total receivables as of December 31, 2022.

For the year ended December 31, 2021, there were a total of three customers who accounted for more than 10% of revenues. The Company also had a total of three customers who accounted for more than 10% of the total receivables as of December 31, 2021

Cost of sales increased from US$364,110 in the year ended December 31, 2021 to US$403,143 in the year ended December 31, 2022, a US$39,033 or 9.7%, increase, primarily due to higher contractor costs and a bad debt expense that were offset by lower research and development costs, professional fees and stock-based compensation.

Employee benefits expense

Stock-based compensation expense during the years ended December 31, 2022 and 2021 was US$127,261 and US$64,969, respectively.

Depreciation expense

Depreciation expense was US$3,294 and US$18,741 for the years ended December 31, 2022 and 2021, respectively, representing a depreciation expense decrease of US$15,447 in the year ended December 31, 2022 primarily due to the depreciation of existing assets and minimal asset purchases during fiscal 2022.

Liquidity and Capital Resources

We currently finance our internal operations through our sales revenue. Our fundamental principles are to build and maintain a financial base for the purpose of maintaining soundness and efficiency of operations and achieving sustainable growth. Our liquidity requirements are primarily to fund our business operations, including capital expenditures and working capital requirements. Our primary source of liquidity is our sales revenue.

The source, timing and availability of any future sales revenue will depend principally upon market conditions, and, more specifically, on the market acceptance of our CaaS service. Lack of necessary funds may require us to, among other things, delay, scale back or eliminate expenses.

Our fiscal year 2023 and 2024 sales revenue is projected to be increased over 2021 and 2022 revenue as follows:

Prepared April 2023	2022 Actual	Q1 2023 Actual	2023 Forecast	2024 Forecast
	($ in thousands, except where otherwise specified)
Annual Recurring Revenue	4,133	4,133	12,698	21,004
Total Revenue	2,830	2,117	8,242	17,932
Cost of Sales	408	126	1,994	6,062
Gross Profit	2,422	1,992	6,248	11,906
Gross Profit Margin (%)	85.57%	94.07%	75.81%	66.40%
EBITDA*	(251)	1,281	699	1,243

*	Earnings before interest, tax, depreciation and amortization

Our short-term liquidity requirements are primarily linked to the business operations, including payments for operating costs, production costs, staffing expenses and marketing expenses. Our long-term liquidity requirements are primarily linked to product development and the expansion of our operations. With the successful completion of the Business Combination, Allrites believes it will have sufficient working capital for one to three years, depending on the number of redemptions. If additional funds are required to support our working capital requirements and other purposes, we may seek to raise additional funds through equity and debt financing or from other sources. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operating flexibility and would also require us to incur interest expense. If we raise additional funds through the issuance of equity, the percentage ownership of our equity holders could be diluted. We can provide no assurance that additional financing will be available at all or, if available, that we would be able to obtain additional financing on terms favorable to us.

Cash Flows for the years ended December 31, 2022 and 2021

We had cash of approximately US$258,509 at December 31, 2022 compared to US$979,549 at December 31, 2021. The following table summarizes our cash flow activities for the years ended December 31, 2022 and 2021:

	For the year ended December 31, 2022	For the year ended December 31, 2021
Cash Flows from Operating Activities:
Net loss	$(1,468,513)	$(879,815)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	21,293	36,740
Interest accrued on note payable	7,029	-
Allowance for doubtful accounts	348,578	-
Bad debt expense	372,342	-
Stock-based compensation	127,261	64,969
Changes in operating assets and liabilities:
Accounts receivable	(858,255)	(58,592)
Prepaid expenses and other receivable	(48,142)	(263,994)
Accounts payable	207,444	47,627
Accrued expenses	(212,441)	22,843
Other liability – related party	-	9,973
Deferred revenue	551,363	2,684
Net cash used in operating activities	(952,041)	(1,017,565)

Cash Flows from Investing Activities:
Purchase of computer equipment	(8,682)	-
Net cash used in investing activities	(8,682)	-

Cash Flows from Financing Activities:
Proceeds from issuance of share capital	-	1,749,911
Proceeds from related party loan	239,683	-
Net cash provided by financing activities	239,683	1,749,911

Net Change in Cash	(721,040)	732,346
Cash – Beginning of year	979,549	247,203
Cash – End of year	$258,509	$979,549

Supplemental Cash Flow Information
Income taxes paid	$-	$-
Interest paid	$-	$-

Research and Development

The Company expenses research and development costs as incurred, except for certain internal-use software development costs, which may be capitalized as noted above. Research and development expenses consist primarily of software development costs, including employee compensation and external contractors, associated with the ongoing development of the Company’s technology. Research and development expenses as of December 31, 2022 and 2021, were approximately $432,000 and $132,000.

Advertising

The Company expenses advertising costs as incurred. Advertising expenses were approximately $158,000 and $113,000 for the for the year ended December 31, 2022 and 2021, which are included in sales and marketing expenses in the accompanying statement of operations, respectively.

Significant Accounting Policies

Basis of Presentation

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States (“US GAAP” or “GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of Allrites Holdings Pte Ltd. (“ARH”), Allrites Management Pte Ltd. (“ARM”), and Allrites Ltd. (“ARL”). All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are adjusted to reflect actual experience when necessary. Such estimates included, but are not limited to, revenue recognition, intangible assets, estimation of contingencies, recoverability of deferred tax assets and estimation of income taxes, and provisions for credit losses, customer refunds and chargebacks. Actual results may differ from these estimates.

MANAGEMENT OF NEW ALLRITES FOLLOWING THE BUSINESS COMBINATION

At the effective time of the Business Combination, in accordance with the terms of the Business Combination Agreement, the board of directors and executive officers of New Allrites will be as follows. Upon completion of the Business Combination, our executive officers will be full-time employees.

Officers, Directors and Nominees

Name	Age	Position
Riaz Mehta	59	Chief Executive Officer and Director
Mike Parsons	47	Chief Strategy Officer and Director
Kar Wing (Calvin) Ng	[__]	Director
[director mutually agreed by parties]	[__]	Independent Director
[director mutually agreed by parties]	[__]	Independent Director
Suki Sohn	51	Chief Financial Officer
Jamie Bodkin	[__]	Chief Product Officer
Nathalie Morley	[__]	Chief Content Officer

Directors

Riaz Mehta, Chief Executive Officer and Director, is a business builder with a media and technology pedigree with 28 years of experience in media industry. Mr. Mehta founded Allrites in 2017 and raised funding from Artesian and SOSV, a global alternative investment management firm with over 1B+ funds. As of January 2023, SOSV had more than $1.5 billion in assets under management. Prior to Allrites, Mr. Mehta served as the general manager of KAZ Group Australia and drove sales and business development across dozes of large clients ranging from Citibank to Land Rover. He then served as the managing director of KAZ Group Singapore. After listing KAZ in Australia, Mr. Mehta launched his Emmy-nominated studio Imagine Group Pte Ltd, which shows broadcast over 40 countries on major networks such as Netflix, Sony and Fox, and has won several international and regional TV awards over the years. Mr. Mehta received his Bachelor of Science degree from Macquarie University.

Mike Parsons, Chief Strategy Officer and Director, joined Allrites in January 2022. Mr. Parsons launched Australia’s first internet radio station, lived in Europe and USA, claimed a Guinness Book of Record and sold his Silicon Valley Startup. He is the Founder & CEO of venture studio Apollo Advisors. He is the Chairman at Qualitance and Allrites and an advisor to FlowX.AI, Gradient, Wayra Telefonica, Gradient, Matsuko and The Scale Factory. During his time in advertising, Mr. Parsons won many global awards – Deloitte Fast 50, Inc. 5000, DA&D Pencils, Cannes Lion’s, Effie’s – even a TED award and he has appeared on CNN and the FT.

Kar Wing (Calvin) Ng, Director, is a director of AFAR and brings extensive global experience as an entrepreneur, venture capitalist, investment banker, board member and fund manager across both private and public markets. Mr. Ng is a co-founder of Aura Group (defined below), a Pan-Asian financial services business with operations in Australia, Singapore, Vietnam and Philippines, with focuses on funds management, wealth management and investment banking and manages and advises over one billion U.S. Dollars in assets. He was previously the Responsible Manager for Aura Capital Pty. Ltd.’s Australian Financial Services License (from May 2010 through August 2017). Mr. Ng currently serves as the Chief Executive Officer (from November 2021) and director (from September 2020) of Aura Group Singapore Pte. Ltd., an affiliate of Aura Group, which holds Capital Markets Services Licenses regulated by the Monetary Authority of Singapore. In addition, Mr. Ng currently has numerous board roles within the Aura Group: Aura Group Holdings Pte. Ltd. (from December 2018), Aura Funds Management Pty. Ltd. (July 2015), Aura Group Services Pty. Ltd. (from June 2015), Aura Capital Nominees Pty. Ltd. (from January 2013), Aura Partners Pty. Ltd. (from July 2012), Aura Ventures Partners Pty. Ltd. (from November 2015), Aura Private Wealth Pty. Ltd. (from May 2012), Aura Group Pty. Ltd. (from July 2011), Aura Capital Management Pty. Ltd. (from April 2011), Aura Principal Investments Pty. Ltd. (from July 2010), Sparks Partnership Group Holdings Pty. Ltd. from (from March 2020), and Aura Capital Pty. Ltd. (from May 2010) (together with Aura Group Singapore Pte. Ltd., collectively, “Aura Group”).

Mr. Ng is also co-founder of the Finsure Holding Pty. Ltd. (“Finsure”), one of Australia’s largest mortgage aggregation groups, which has been recognized as one of Australia’s fastest growing companies by BRW magazine for 4 consecutive years over 2015-2018. Mr. Ng served as the Head of Strategy of Finsure Group Pty. Ltd. from January 2011 through September 2018. He also served as a director of Finsure, Finsure Domain Names Pty., Ltd., and Finsure Finance & Insurance Pty. Ltd. As of December 2021, Finsure has approximately 8% market share of residential mortgage originations in Australia. In 2018, Finsure completed a reverse merger with APRA regulated authorized deposit taking institution Goldfields Money Limited and formed a fully operational Australian bank known as BNK Banking Corporation Limited (ASX:BBC). In February 2022, BNK Banking Corporation Limited sold Finsure for approximately $151,600,000 in cash to MA Financial Limited (ASX:MAF). Mr. Ng has been a director of BNK Banking Corporation Limited since July 2021.

Mr. Ng served as director of IbuyNew Group Limited (ASX:IBN) between February 2013 through September 2019, and Catapult Group International Limited (ASX:CAT) between November 2013 through November 2019, a director of Bullion Asset Management Services Pte. Ltd. since May 2020 through January 31, 2022, a commodities blockchain tokenization platform, and SB Moneyball Holdings Pty. Ltd. (from February 2015 through February 2022). In addition to his positions at Aura Group Mr. Ng is currently a Non-Executive Director of various companies: (i) Integrated Portfolio Solutions Pty. Ltd. (since December 2017), a wealth management platform administering more than 9 billion Australian Dollars in assets. (ii) Institchu Holdings Pty. Ltd. (since December 2017), Institchu Pty. Ltd. (Since December 2017), and Institchu Pte. Ltd. (since June 2021), Australia’s largest online custom tailor, (iii) NG Capital Management Services Pte. Ltd. (from January 2017), NG Capital Management Pty. Ltd. (from May 2010), and NG Capital Pty. Ltd. (from March 2009), (iv) Pup Capital Pte. Ltd. (from November 2017), and (v) Accountable Wealth Management Pty. Ltd. (from March 2018). Prior to establishing Aura, Mr. Ng worked at Everest Babcock & Brown in 2007 and 2008, one of Australia’s largest absolute return investment managers. He was part of the Direct Investment Team of Everest Babcock & Brown focusing on high yield debt, listed equities and private equity investments in Australia, Europe and the USA. Mr. Ng holds a Bachelor of Commerce (with Distinction) and Bachelor of Laws (with Merit) from the University of New South Wales. He has also completed the Graduate Diploma of Legal Practice and has been admitted to practice as a Lawyer in the Supreme Court of New South Wales.

[director 4]

[director 5]

Executive Officers

Suki Sohn, Chief Financial Officer, joined Allrites in August 2021 where she has shared her extensive experience in finance and strategy, management, project implementation, and business development across a wide range of industries as Chief Financial Officer. Strong. Since December 2022, Ms. Sohn has also served as Chief Operating Officer and a founding member for Simply Capital, creating profitable exits for small businesses, and Chief Executive Officer and founder since January 2010 of Kiban360, which offers hands-on services for creative and tech entrepreneurs to put financial planning systems and operational standards in place. From December 2013 through April 2023, Ms. Sohn worked as part-time Chief Operating Financial Officer for ONSLOT Films in New York, an award-winning production company. Earlier in her career, Ms. Sohn worked for five years at Disney as Director of Business Development (2000-2005) and for Start TV for three years as a Business Analyst (1995-1998). Ms. Sohn is a graduate of Bryn Mawr College with a Bachelor of Arts in History (1994) and a graduate of INSEAD Business School with a Master of Business Administration (2000).

Jamie Bodkin, Chief Product Officer, joined Allrites in April 2022 where he drives product direction, UI/UX and works closely with the technology team to execute the product vision for the business. Previously, Mr. Bodkin headed up the marketing and brand team at decentralized app store, DappRadar. Before that, Mr. Bodkin spent 23 years developing high performing teams for leading digital brands across Europe & the United States with DHI Group, Inc., and nine years at Reed.co.uk, where he rose to Head of Marketing, nearly three years at The Register as Digital Marketing Manager, and six years at Jobsite as Digital Marketing Manager covering data led digital acquisition and retention strategy, go-to-market product launches, multi-channel awareness initiatives and attribution measurement framework development.

Nathalie Morley, Chief Content Officer, joined Allrites in March 2021 with 25+ years content expertise creating, producing, directing, acquire and selling content internationally with an edge and a vision. Ms. Morley formerly was the Chief Content Officer at Trace Group for more than ten years where she was in charge of all content acquisitions for the TRACE TV channels (12 channels). Prior to that, Ms. Morley co-created FashionTV where she was Chief Creative Officer for 12 years. Prior to Fashion TV, Ms. Morley served as Editor in Chief and Head of Production at Square Media. Recently, Ms. Morley co-founded VIZUA Entertainment, a new venture dedicated to creating 2D/3D, VR and AR platforms. Ms. Morley is a graduate of ESCP Business School with a Bachelor of Arts in Marketing, Communication and Media Studies (1991) and a graduate of IE Business School with a Master of Business Administration (Executive MBA).

The business and affairs of New Allrites will be managed by or under the supervision of the New Allrites Board following completion of the Business Combination. Immediately after Closing, the New Allrites Board will consist of five directors: Riaz Mehta, Mike Parsons, Kar Wing (Calvin) Ng, [___], [___] and [___], with Riaz Mehta expected to serve as Chief Executive Officer and Chairman of the New Allrites Board. The primary responsibilities of the New Allrites Board will be to provide oversight, strategic guidance, counselling and direction to New Allrites’ management. The New Allrites Board will meet on a regular basis and additionally as required.

A majority of New Allrites’ directors and officers are located outside of the United States and are nationals or residents of jurisdictions other than the United States, and all or a substantial portion of their assets are located outside of the United States. Riaz Mehta and Kar Wing (Calvin) Ng reside in Singapore, Mike Parsons resides in Australia and [___] resides in [___]. Ms. Suki Sohn resides in the United States and Jamie Bodkin and Nathalie Morley reside in Singapore. As a result, it may be difficult for investors to effect service of process within the United States upon these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. See “Enforceability of Civil Liabilities” for further information.

The business address of each director nominee and executive officer of New Allrites will be Claymore Connect, #01-11, 442 Orchard Rd., Singapore 238879.

Family Relationships

There are no family relationships between any of New Allrites’ executive officers and directors or director nominees.

New Allrites’ Executive Compensation

None of New Allrites’ directors or executive officers has received any compensation for services rendered to date. Further, no cash compensation has accrued to New Allrites’ director and executive officers who were employed by New Allrites to date.

Director and Officer Compensation Following the Business Combination

Following the Closing, New Allrites intends to develop an executive compensation program that is consistent with existing compensation policies and philosophies of Nasdaq-listed peer companies, which are designed to align the interest of executive officers with those of its stakeholders, while enabling New Allrites to attract, motivate and retain individuals who contribute to the long-term success of New Allrites. The initial determinations with respect to director and executive compensation after the Business Combination have been determined by the compensation committee of the New Allrites Board, please see section “Executive Compensation”.

Foreign Private Issuer

New Allrites is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, New Allrites is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For example, New Allrites is not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. New Allrites may elect to follow its home country’s corporate governance practices as long as it remains a foreign private issuer. As a result, New Allrites’ shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. As a foreign private issuer, New Allrites is also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules. Nonetheless, New Allrites intends to align itself with the practices adopted by Nasdaq-listed U.S. domestic companies to the best of its ability to provide its shareholders with enhanced transparency and protection.

Board of Directors

The board of directors of New Allrites will initially consist of five (5) directors immediately after the consummation of the Business Combination. Of these initial five directors, three will be independent. The Business Combination Agreement provides that the board of directors of New Allrites will consist of (i) one director of AFAR, (ii) two directors designated by Allrites, one of which shall be an independent director within the meaning of Nasdaq Rule 5605(a)(2); and (iii) two persons who constitute independent directors within the meaning of Nasdaq Rule 5605(a)(2) and who are mutually acceptable to AFAR and Allrites.

Duties of Directors

Under the laws of the Cayman Islands, New Allrites directors owe certain fiduciary duties to the company. In certain circumstances, a shareholder may have the right to seek damages if a duty owed by the directors is breached. Under Cayman Islands law, directors owe the following fiduciary duties:

●	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

●	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

●	directors should not improperly fetter the exercise of future discretion;

●	duty to exercise powers fairly as between different sections of shareholders;

●	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

●	duty to exercise independent judgment.

In addition to the above, under Cayman Islands law, directors owe a duty of care that is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As stated above, under Cayman Islands law, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Amended AFAR Articles or alternatively by shareholder approval at general meetings.

Appointment and Removal of Directors

Directors may nominate candidates to the New Allrites board at any time. Members of the New Allrites board may nominate candidates for election as directors of New Allrites at the annual general meeting by delivering notice to the principal executive offices of New Allrites not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting. Vacancies on the New Allrites board may be filled by the affirmative vote of a majority of the directors present and voting at a meeting or by Ordinary Resolution of the Members. New Allrites’ directors may be removed from office with or without cause by: (A) an Ordinary Resolution passed at a meeting of Members called for the purposes of removing the director or for purposes including the removal of the director; or (B) by the affirmative vote of a majority of the directors present and voting at a meeting.

Terms of Directors

New Allrites will have five members of its board of directors whose terms are divided into three classes with only one class of directors being appointed in each year and each class serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of ______, will expire at the first annual general meeting. The term of office of the second class of directors, consisting of ____ and ______, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Riaz Mehta and _______, will expire at the third annual general meeting.

Nasdaq listing standards require that a majority of New Allrites’ board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. New Allrites’ board of directors has determined that _______, _______ and _______ are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Risk Oversight

The New Allrites Board is responsible for overseeing New Allrites’ risk management process. The New Allrites Board will focus on New Allrites’ general risk management strategy, the most significant risks facing New Allrites, and oversight of the implementation of risk mitigation strategies by the management of New Allrites. New Allrites’ audit committee will also be responsible for discussing New Allrites’ policies with respect to risk assessment and risk management.

The New Allrites Board appreciates the evolving nature of its business and industry and will be actively involved with monitoring new threats and risks as they emerge. In particular, the New Allrites Board will be responsible for closely monitoring the rapidly evolving COVID-19 pandemic, its potential effects on New Allrites’ business, and risk mitigation strategies.

Committees of the Board of Directors

Upon consummation of the Business Combination, New Allrites will establish a separately standing audit committee, nominating committee and compensation committee. The New Allrites Board will adopt a charter for each of these committees. New Allrites intends to comply with future Nasdaq requirements to the extent they will be applicable to New Allrites.

Audit Committee

Upon the Closing, New Allrites’ audit committee will be composed of [___], [___] and [___], with [___] serving as chairperson. New Allrites’ board of directors has determined that all such directors meet the independence requirements under the Nasdaq Listing Rules and under Rule 10A-3 of the Exchange Act. Each member of the audit committee is financially literate, and New Allrites’ board of directors has determined that [_________] qualifies as an “audit committee financial expert” as defined in applicable SEC rules. In arriving at this determination, the New Allrites Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment. Responsibilities of the audit committee include:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent auditors;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Upon the Closing, New Allrites’ compensation committee will be composed of [___],[___] and [___], with [___] serving as chairperson. The compensation committee is responsible for reviewing and making recommendations to the New Allrites Board regarding its compensation policies for its officers and all forms of compensation. The compensation committee will also administer New Allrites’ equity-based and incentive compensation plans and make recommendations to the New Allrites Board about amendments to such plans and the adoption of any new employee incentive compensation plans. New Allrites has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation in executive session at which the Chief Executive Officer is not present;

●	reviewing and approving the compensation of all of our other officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating Committee

Upon the Closing, New Allrites’ nomination committee will be composed of [___], [___] and [___], with [___] serving as chairperson. The nomination committee is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues.

In accordance with Rule 5605I(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who shall participate in the consideration and recommendation of director nominees are _____ and _______. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The New Allrites board of directors also considers director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for appointment at the next annual general meeting (or, if applicable, an extraordinary general meeting). Our shareholders that wish to nominate a director for election to the New Allrites board of directors should follow the procedures set forth in our New Allrites amended and restated memorandum and articles of association. We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the New Allrites board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Code of Business Conduct and Ethics

New Allrites will adopt a Code of Ethics that applies to all of its employees, officers, and directors. This includes New Allrites’ principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. We intend to disclose on our website any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or our directors from provisions in the Code of Ethics.

Diversity and Inclusion Policy

We are committed to diversity and inclusion. We celebrate the diversity of the people, experiences, and backgrounds that make up Allrites, and we encourage each other to speak up and share perspectives, respectfully and thoughtfully. We are building technology that will impact all people, so we strive to foster and embrace diversity throughout our business and our teams to bring us closer to those we serve.

Shareholder Communication with the Board of Directors

Shareholders and other interested parties may communicate with the board of directors, including non-management directors, by sending a letter to us at riaz@allrites.com, attention Riaz Mehta, CEO, for submission to the board of directors or committee or to any specific director to whom the correspondence is directed. Shareholders communicating through this means should include with the correspondence evidence, such as documentation from a brokerage firm, that the sender is a current record or beneficial shareholder of New Allrites. All communications received as set forth above will be opened by the CEO or his designee for the sole purpose of determining whether the contents contain a message to one or more of our directors. Any contents that are not advertising materials, promotions of a product or service, patently offensive materials or matters deemed, using reasonable judgment, inappropriate for the board of directors will be forwarded promptly to the chairman of the board of directors, the appropriate committee or the specific director, as applicable.

DIRECTOR AND OFFICER COMPENSATION

Allrites Executive Officer and Director Compensation

None of our directors or officers has received any compensation for services rendered to date. No compensation of any kind, including finder’s and consulting fees, will be paid to Allrites’ existing directors, officers or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. Since its formation, Allrites has granted share options and other equity or equity-based awards under long-term incentive plans to any of its directors or officers.

After the Business Combination, members of Allrites’ management team who remain with New Allrites may be paid consulting, management or other fees with any and all amounts being fully disclosed to shareholders, to the extent then known. The amount of such compensation will be up to the directors of New Allrites to determine director and executive officer compensation.

The compensation of our directors requires the approval of our compensation committee and the subsequent approval of New Allrites’ board of directors.

AFAR Executive Officer and Director Compensation

No compensation will be paid to AFAR’s Sponsor, officers and directors, or any of their respective affiliates, prior to or in connection with the consummation of AFAR’s initial business combination. Additionally, these individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on AFAR’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. AFAR’s independent directors review on a quarterly basis all payments that are made to AFAR’s Sponsor, officers, directors, or our or their affiliates.

After the completion of AFAR’s initial business combination, such as the Transactions, members of AFAR’s management team who remain with New Allrites, may be paid consulting, management or other fees from the combined company. Any compensation to be paid to AFAR’s officers will be determined, or recommenced, to the board of directors for determination, either by a committee constituted solely by independent directors or by a majority of the independent directors on AFAR’s board of directors.

AFAR does not intend to take any action to ensure that members of our management team maintain their positions with New Allrites after the consummation of our initial business combination, although it is possible that some or all of AFAR’s officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of AFAR’s management to remain with New Allrites after the consummation of AFAR’s initial business combination will be a determining factor in our decision to proceed with the Business Combination. AFAR is not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Director and Officer Compensation Following the Business Combination

Following the Closing, New Allrites intends to develop a compensation program that is consistent with existing compensation policies and philosophies of Nasdaq-listed peer companies, which are designed to align the interest of executive officers with those of its stakeholders, while enabling New Allrites to attract, motivate and retain individuals who contribute to the long-term success of New Allrites. The initial determinations of compensation of directors and officers after the Business Combination are as follows:

Name	Position	Salary Compensation (USD $)			Bonus Compensation (USD$)		Equity Compensation		Board Cash Compensation
Directors & Executive Officers
Riaz Mehta	Chief Executive Officer and Chairman		$420,000	(1)		$200,000		$75,000		$50,000	(2)
Suki Sohn	Chief Financial Officer		$250,000	(1)		-		-
Mike Parsons	Chief Strategy Officer and Director	$	[TBD]	(1)	$	TBD		$60,000		$40,000	(2)
Jamie Bodkin	Chief Product Officer		$162,000	(1)		-		-
Nathalie Morley	Chief Content Officer		$162,000	(1)		-		-
Kar Wing (Calvin) Ng	Director		$-			-		$60,000		$40,000	(2)
[ ]	Director		$-			-	$	TBD	$	______	(2)
[ ]	Director		$-			-	$	TBD	$	______	(2)

(1)	Represents annual salary provided for in the respective executive officer’s executive employment agreement to be executed upon Closing of the Business Combination. See “Employment Arrangements with Executive Officers” below for summary.
(2)	Represents annual director fee commencing at the Closing of the Business Combination.

Executive Employment Agreements with Executive Officers

Certain executive officers of New Allrites will enter into executive employment agreements with New Allrites in the form attached hereto as Exhibits 10.11 through 10.15 (“Employment Agreement”), as follows:

Riaz Mehta – Simultaneously with the Closing, New Allrites intends to enter into an executive employment agreement with Riaz Mehta as Chief Executive Officer and Chairman of the Board. The executive employment agreement with Mr. Mehta provides that Mr. Mehta will hold the position of Chief Executive Officer of New Allrites with a base annual salary of $420,000 plus a $200,000 performance bonus potential. For his role as Chairman of the Board, Mr. Riaz is entitled to an annual fee of $40,000 and stock compensation in New Allrites worth $55,000. Under the agreement, Mr. Mehta’s employment is at will and will continue until either Mr. Mehta or New Allrites notifies the other party at least 60 days written notice of intent to terminate employment. If Mr. Mehta’s employment is terminated by New Allrites without “cause”, he is entitled to receive (i) continued base salary payments for 6 months following termination; (ii) accrued but unpaid base salary through the termination date; (iii) reimbursement for any unreimbursed pre-approved reasonable business expenses incurred through the termination date; (iv) accrued but unused annual leave days; and (v) all other payments, benefits, or fringe benefits to which he shall be entitled as of the termination date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

Suki Sohn – Simultaneously with the Closing, New Allrites intends to enter into an executive employment agreement with Suki Sohn as Chief Financial Officer. The executive employment agreement with Ms. Sohn provides that Ms. Sohn will hold the position of Chief Financial Officer of New Allrites with a base annual salary of USD$250,000. Under the agreement, Ms. Sohn’s employment is at will and will continue until either Ms. Sohn or New Allrites notifies the other party at least 60 days written notice of intent to terminate employment. If Ms. Sohn’s employment is terminated by New Allrites without “cause”, she is entitled to receive (i) continued base salary payments for 6 months following termination; (ii) accrued but unpaid base salary through the termination date; (iii) reimbursement for any unreimbursed pre-approved reasonable business expenses incurred through the termination date; (iv) accrued but unused annual leave days; and (v) all other payments, benefits, or fringe benefits to which he shall be entitled as of the termination date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

Mike Parsons – Simultaneously with the Closing, New Allrites intends to enter into an executive employment agreement with Mike Parsons as Chief Strategy Officer. The executive employment agreement with Mr. Parsons provides that Mr. Parsons. Mr. Parsons will hold the position of Chief Strategy Officer of New Allrites with a base annual salary of USD$[     ]. For his role as Chairman of the Board, Mr. Riaz is entitled to an annual fee of $30,000 and stock compensation in New Allrites worth $40,000. Under the agreement, Mr. Parsons’ employment is at will and will continue until either Mr. Parsons or New Allrites notifies the other party at least 60 days written notice of intent to terminate employment. If Mr. Parsons’ employment is terminated by New Allrites without “cause”, he is entitled to receive (i) continued base salary payments for 6 months following termination; (ii) accrued but unpaid base salary through the termination date; (iii) reimbursement for any unreimbursed pre-approved reasonable business expenses incurred through the termination date; (iv) accrued but unused annual leave days; and (v) all other payments, benefits, or fringe benefits to which he shall be entitled as of the termination date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

Jamie Bodkin – Simultaneously with the Closing, New Allrites intends to enter into an executive employment agreement with Jamie Bodkin as Chief Product Officer. The executive employment agreement with Mr. Bodkin provides that Mr. Bodkin will hold the position of Chief Product Officer of New Allrites with a base annual salary of USD$162,000. Under the agreement, Mr. Bodkin’s employment is at will and will continue until either Mr. Bodkin or New Allrites notifies the other party at least 60 days written notice of intent to terminate employment. If Mr. Bodkin’s employment is terminated by New Allrites without “cause”, he is entitled to receive (i) continued base salary payments for 6 months following termination; (ii) accrued but unpaid base salary through the termination date; (iii) reimbursement for any unreimbursed pre-approved reasonable business expenses incurred through the termination date; (iv) accrued but unused annual leave days; and (v) all other payments, benefits, or fringe benefits to which he shall be entitled as of the termination date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

Nathalie Morley – Simultaneously with the Closing, New Allrites intends to enter into an executive employment agreement with Nathalie as Chief Content Officer. The executive employment agreement with Ms. Morley provides that Ms. Morley will hold the position of Chief Content Officer of New Allrites with a base annual salary of USD$162,000. Under the agreement, Ms. Morley’s employment is at will and will continue until either Ms. Morley or New Allrites notifies the other party at least 60 days written notice of intent to terminate employment. If. Ms. Morley’s employment is terminated by New Allrites without “cause”, she is entitled to receive (i) continued base salary payments for 6 months following termination; (ii) accrued but unpaid base salary through the termination date; (iii) reimbursement for any unreimbursed pre-approved reasonable business expenses incurred through the termination date; (iv) accrued but unused annual leave days; and (v) all other payments, benefits, or fringe benefits to which he shall be entitled as of the termination date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

“Cause” is defined in the executive employment agreement to mean (i) the Executive’s willful failure to perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the Executive’s willful failure to comply with any valid and legal directive of the Board or the Company; (iii) the Executive’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates; (iv) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company; (v) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a major indictable offence or a crime involving moral turpitude, if such felony or other crime is work-related, materially impairs the Executive’s ability to perform services for the Company, or results in material/reputational or financial harm to the Company or its affiliates; (vi) the Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (vii) the Executive’s willful unauthorized disclosure of Confidential Information (as defined below); (viii) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or (ix) the Executive’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute. In addition, the executive’s employment shall be deemed to have terminated for Cause if, on the date the executive’s employment terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered after such termination.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the expected beneficial ownership of New Allrites Ordinary Shares immediately following the consummation of the Business Combination by:

●	each person who is expected to beneficially own 5.0% or more of the outstanding New Allrites Ordinary Shares;

●	each executive officer and director nominee of New Allrites; and

●	all of those executive officers and director nominees of New Allrites as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person.

The beneficial ownership of New Allrites Ordinary Shares pre-Business Combination is based on New Allrites Ordinary Share issued and outstanding shares as of [●], 2023.

The expected beneficial ownership of shares of New Allrites Ordinary Shares immediately following the consummation of the Business Combination assumes two scenarios:

●	a “Minimum Redemption” scenario where AFAR Public Shareholders exercise redemption rights with respect to 2,300,000 Public Shares Class A Ordinary Shares;

●	a “25% redemption” scenario where no AFAR Public Shareholders exercise redemption rights with respect to their Class A Ordinary Shares;

●	a “50% redemption” scenario where no AFAR Public Shareholders exercise redemption rights with respect to their Class A Ordinary Shares; and

●	a “75% redemption” scenario where no AFAR Public Shareholders exercise redemption rights with respect to their Class A Ordinary Shares; and

●	a “Maximum Redemption” scenario where 11,500,000 of the AFAR Public Shares will be redeemed for their pro rata shares of the funds in AFAR’s Trust Account, which is derived from the number of shares that could be redeemed in connection with the Business Combination assuming i) a redemption price of $10.00 per share and ii) funds in the amount of $[●] held in the Trust Account as of [●], 2023. As of [●], AFAR has total assets of $[●], of which $[●] are investments held in the Trust Account. You should note that AFAR will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 either immediately prior to or upon consummation of the Business Combination.

As of the date of this proxy statement/prospectus, New Allrites will have no record holders in the United States. To Allrites’ knowledge, there has been no significant change in the percentage ownership held by its major shareholders since [●], 2023, except as discussed elsewhere in this proxy statement/prospectus.

Based on the foregoing assumptions, we estimate that there would be [21,390,000] New Allrites Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination in the “Minimum Redemption” scenario, and [12,190,000] New Allrites Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination in the “Maximum Redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

	Pre-Business Combination (as of [●]), 2023				Post-Business Combination
Name of Beneficial Owner	Number of Allrites Ordinary Shares	Number of AFAR Ordinary Shares	% of Allrites Ordinary Shares	% of AFAR Ordinary Shares	Number of New Allrites Ordinary Shares	% of New Allrites Ordinary Shares (assuming Minimum Redemptions)	% of New Allrites Ordinary Shares (assuming Maximum Redemptions)
5% Holders
Aura FAT Projects Capital LLC(1) (2)	-	2,875,000	-	20.27%
Directors & Executive Officers of AFAR Pre-Closing(1)
Tristan Lo(3)	-		-
David Andrada(3)	-		-
Calvin Ng(3)	-		-
Nils Michaelis(4)	-		-
John Laurens(4)	-		-
Thorsten Neumann(4)	-		-
Leigh Travers(4)	-		-
Aneel Ranadive(4)	-		-
Jay McCarthy(4)	-		-
Total AFAR Directors & Executive Officers as a Group Pre-Closing (9 individuals)	-
Directors and Executive Officers of Allrites Pre-Closing
Riaz Mehta	5,111,061
Mike Parsons	83,713
Suki Sohn	33,125
Jamie Bodkin	49,878
Nathalie Morley	44,944
Damian Miles	900,000
Michael Toedman	21,875
Total Directors and Executive Officers of Allrites Pre-Closing (7 individuals)
Directors & Executive Officers Post-Closing(5)
Riaz Mehta	5,111,061
Mike Parsons	83,713
Suki Sohn	33,125
Jamie Bodkin	49,878
Nathalie Morley	44,944
Director
Director
Director
Total Post-Closing Directors & Executive Officers as a group (8 Persons)

*	Less than 1%.

(1)	Unless otherwise noted, the business address of each of these entities and individuals is 1 Phillip Street, #09-00, Royal One Phillip, Singapore, 048692.

(2)	Interests shown consist solely of AFAR Class B ordinary shares, which are convertible into AFAR Class A ordinary shares on a one-for-one basis, subject to adjustment, upon the closing of the Business Combination, as described in this proxy statement/prospectus.

(3)	Aura FAT Projects Capital LLC, AFAR’s Sponsor, is the record holder of the securities reported herein. Tristan Lo, David Andrada, are each a control person of the Sponsor, and Calvin Ng will become a control person of the Sponsor prior to the closing of the IPO. By virtue of this relationship, Tristan Lo, David Andrada, and Calvin Ng may be deemed to share beneficial ownership of the securities held of record by the Sponsor. Tristan Lo, David Andrada, and Calvin Ng each disclaims any such beneficial ownership except to the extent of his respective pecuniary interest.

(4)	Immediately upon the closing of the Business Combination, the non-executive directors, will each be a member of the Sponsor. By virtue of this relationship, each of the non-executive directors may be deemed to share beneficial ownership of the securities held of record by the Sponsor. Each of the non-executive directors each disclaims any such beneficial ownership except to the extent of his or her respective pecuniary interest

(5)	Unless otherwise noted, the business address of each of these entities and individuals is Claymore Connect, #01-11, 442 Orchard Rd., Singapore 238879.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

AFAR Relationships and Related Party Transactions

AFAR Class B Ordinary Shares

On January 7, 2022, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain offering costs in consideration for 2,875,000 Class B ordinary shares, par value $0.0001 (the “founder shares”). AFAR’s Sponsor and officers and directors have agreed not to transfer, assign or sell any of their founder shares (or ordinary shares issuable upon conversion thereof) until the earlier to occur of: (A) 365 days after the completion of the Business Combination and (B) the date on which AFAR completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of the AFAR’s shareholders having the right to exchange their ordinary shares for cash, securities or other property (the “Lock-up”).

Any permitted transferees will be subject to the same restrictions and other agreements of AFAR’s initial shareholders with respect to any founder shares. Notwithstanding the foregoing, the converted Class A ordinary shares will be released from the Lock-up if (i) the last reported sale price of the Class A ordinary share equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and other transactions) for any 20-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) if AFAR completes a transaction after the initial Business Combination which results in all of AFAR’s shareholders having the right to exchange their shares for cash, securities or other property.

Administrative Services Fee

AFAR pays an affiliate of the Sponsor $20,000 per month for office space, utilities and secretarial and administrative support and to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating, and completing an initial Business Combination commencing on the filing of the initial draft registration statement, which was January 27, 2022. Upon completion of the initial Business Combination or AFAR’s liquidation, AFAR will cease paying these monthly fees. For the year ended November 30, 2022 and for the period from December 6, 2021 (inception) through November 30, 2022, AFAR incurred $200,000, respectively, in fees for these services.

Promissory Note — Related Party

On January 7, 2022, the Sponsor agreed to loan AFAR up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. These loans are non-interest bearing, unsecured and are due at the earlier of October 31, 2022 or the closing of the Initial Public Offering. On June 22, 2022, AFAR paid the balance due on the promissory note of $83,954. As of November 30, 2022, there was no balance outstanding under the Promissory Note. Borrowings under the Promissory Note are no longer available.

Working Capital Loans

In order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of AFAR’s officers and directors may, but are not obligated to, loan AFAR funds as may be required (the “Working Capital Loans”). If AFAR completes the initial Business Combination, AFAR may repay the Working Capital Loans out of the proceeds of the Trust Account released to AFAR. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close. AFAR may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Warrants. As of November 30, 2022, AFAR had no borrowings under the Working Capital Loans.

Private Placement Warrants

The Sponsor purchased an aggregate of 5,000,000 Private Warrants for a purchase price of $1.00 per whole warrant, or $5,000,000 in the aggregate, in a private placement that occurred simultaneously with the closing of the AFAR IPO. Each Private Warrant entitles the holder to purchase one AFAR Class A Ordinary Share at $11.50 per share, subject to adjustment. The Private Warrants (including the AFAR Ordinary Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of the Business Combination. In accordance with one of the permitted exceptions to the restrictions on transfer of the Private Warrants, promptly after the completion of the AFAR IPO, the Sponsor distributed all of the Private Warrants to its shareholders as described below. Therefore, the Sponsor itself no longer holds any of the Private Warrants, and all of the Private Warrants are held by the Sponsor’s Shareholders.

Working Capital Loan

In order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor or certain of AFAR’s officers and directors may, but are not obligated to, loan AFAR funds as may be required. If AFAR completes the Business Combination, it may repay such loaned amounts. In the event that the Business Combination does not close, it may be repaid only out of funds held outside the trust account. The loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such loans may be convertible into warrants of the post-Business Combination entity at a price of $0.50 per warrant. The AFAR Warrants would be identical to the Private Warrants. The terms of such loans by the Sponsor or an affiliate of the Sponsor or certain of AFAR’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. As of [●], 2023 AFAR had no outstanding borrowings from the Sponsor or its affiliates.

Expense Reimbursement

No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid to the Sponsor, officers and directors, or their respective affiliates, prior to, or in connection with any services rendered in order to effectuate the consummation of an initial Business Combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on AFAR’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. AFAR does not have a policy that prohibits the Sponsor, officers or directors, or their respective affiliates, from negotiating for the reimbursement of out-of-pocket expenses by a target business. AFAR’s audit committee will review on a quarterly basis all payments that were made by us to the Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on AFAR’s behalf.

Other Relationships

If any of AFAR’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us, subject to his or her fiduciary duties under Cayman Islands law. AFAR’s officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

After the closing of the Business Combination, members of AFAR’s management team who remain with New Allrites may be paid consulting, management or other fees from New Allrites with any and all amounts being fully disclosed to its shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to its shareholders. It is unlikely the amount of such compensation will be known at the time of the Extraordinary General Meeting, as it will be up to the directors of the post-Business Combination business to determine officer and director compensation. Any compensation to be paid to officers will be determined by the compensation committee.

Registration Rights Agreement

AFAR have entered into a registration rights agreement with respect to the founder shares, Private Warrants and Public Warrants issued upon conversion of working capital loans (if any), which was terminated and replaced in its entirety by the Registration Rights Agreement. Please see “Registration Rights Agreement” for more information.

Indemnity Agreements

AFAR entered into indemnity agreements with each of AFAR’s officers and directors. These agreements require AFAR to indemnify these individuals and entity to the fullest extent permitted under applicable Cayman Islands law and to hold harmless, exonerate and advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

New Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement, AFAR, Sponsor and certain Allrites shareholders entered into the Registration Rights Agreement. For additional information, see “The Business Combination Proposal—Related Agreements—Registration Rights Agreement.”

AFAR Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, AFAR, Sponsor, New Allrites and Allrites entered into the Sponsor Support Agreement. For additional information, see “Business Combination Proposal—Related Agreements—Sponsor Support and Lock-Up Agreement”.

Allrites Relationships and Related Party Transactions

In 2017, Riaz Mehta formed Allrites with 100 Ordinary Shares ($1 per share). Riaz Mehta was the initial director of Allrites.

Presently, Riaz Mehta owns 4,522,755 Ordinary Shares of Allrites representing a 28,57% ownership interest.

On April 1, 2022, Riaz Mehta loaned USD $200,722.35 to Allrites pursuant to an executed Loan Agreement to support its capital expenditure and working capital requirement under a 60-month term loan at the rate of 4.5% per annum). Interest and principal has been paid in the amount of $3,958.31 on the 1st day of each month commencing on April 1, 2023 and is due and payable through March 1, 2028. See Executed April 1, 2022 Loan Agreement attached at Exhibit 10.16.

On December 1, 2022, Riaz Mehta lent USD $33,820.01 to Allrites pursuant to an executed Loan Agreement to support its capital expenditure and working capital requirement under a 60-month term loan at the rate of 4.5% per annum). Interest and principal in the amount of $647.25 will be due on the 1st day of each month starting August 1, 2023 and is due and payable through July 1, 2028. See Executed December 1, 2022 Loan Agreement attached at Exhibit 10.17.

At present, the balance of the foregoing related party loans including accrued interest that Allrites owes to Mr. Mehta is approximately USD $296,104.99.

Employment Agreements and Indemnification Agreements

See “Management of New Allrites following the Business Combination—Employment Agreements and Indemnification Agreements.”

Allrites Holders Support Agreements

Concurrently with the execution of the Business Combination Agreement, AFAR, Allrites, and Aura FAT Projects Capital LLC (the “Sponsor”), entered into a customary voting support and lock-up agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, (i) appear at the AFAR shareholders’ meeting for purposes of constituting a quorum, and (ii) vote to adopt and approve the Agreement and the Business Combination.

For more information about the Allrites Shareholder Support Agreement, see “Shares Eligible for Future Sale—Lock-up Agreements.”

Registration Rights Agreement

See “Shares Eligible for Future Sale—Registration Rights.”

Equity Incentive Plans

See “Management of New Allrites Following the Business Combination—Equity Incentive Plans.”

DESCRIPTION OF NEW ALLRITES SECURITIES

The following description of the material terms of the securities of New Allrites following the Closing of the Business Combination includes a summary of specified provisions of the Amended AFAR Articles that will be in effect to govern New Allrites, as will be in effect upon the Closing of the Business Combination, substantially in the form attached to this proxy statement/prospectus as Annex B and incorporated in this proxy statement/prospectus by reference. In this section, the terms “we”, “our” or “us” refer to New Allrites following the closing of the Business Combination, and all capitalized terms used in this section are as defined in the Amended AFAR Articles, unless elsewhere defined herein.

The rights of shareholders described in this section are available only to New Allrites’ shareholders. For the purposes of this proxy statement/prospectus, a “shareholder” means a person who holds shares of New Allrites. This summary is not complete and should be read together with the full text of the Amended AFAR Articles attached as Annex B to this proxy statement/prospectus.

Authorized Shares

New Allrites’ authorized share capital will be US$50,000, divided into 500,000,000 Class A Ordinary Shares, 50,000,000 Class B Ordinary Shares, and 5,000,000 Preference Shares, each of par value $0.0001 per share. All of New Allrites’ Ordinary Shares issued and outstanding at the consummation of the Business Combination will be fully paid and non-assessable. The Amended AFAR Articles will become effective upon consummation of the Business Combination. The following are summaries of material provisions of the Amended AFAR Articles and the Companies Act insofar as they relate to the material terms of New Allrites’ share capital.

Ordinary Shares

General

Holders of New Allrites Ordinary Shares are entitled to one vote for each share held on all matters to be voted on by shareholders. New Allrites will maintain a register of its shareholders and a shareholder will only be entitled to a share certificate if the board of directors of New Allrites resolves that share certificates be issued.

Dividends

The holders of New Allrites Ordinary Shares will be entitled to such dividends as may be declared by the board of directors of New Allrites may in its discretion lawfully declare from time to time. Under the laws of the Cayman Islands, New Allrites may pay a dividend out of either profit or the share premium account, provided that in no circumstances may a dividend be paid if this would result in New Allrites being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights

In respect of all matters upon which holders of New Allrites Ordinary Shares are entitled to vote, voting at any meeting of shareholders will be by poll.

An Ordinary Resolution to be passed by the shareholders will require a simple majority of votes cast, including by all holders of a specific class of shares, if applicable, while a special resolution will require not less than two-thirds of votes cast.

Transfer of Ordinary Shares

Subject to applicable laws, including the Companies Act, securities laws, common law and the restrictions contained in the proposed memorandum and articles of association, any New Allrites shareholders may transfer all or any of their ordinary shares by an instrument of transfer in the usual or common form or any other form approved by the board of directors of New Allrites.

Notwithstanding the foregoing, the board of directors of New Allrites will decline to register any transfer of any ordinary shares which were issued on terms which require them to be transferred with another share, option or warrant unless satisfactory evidence is produced of the like transfer of such share, option or warrant.

Liquidation

On a return of capital on winding up, if the assets available for distribution amongst New Allrites shareholders shall be insufficient to repay all of the issued share capital, the assets will be distributed so that the losses are borne by New Allrites shareholders in proportion to the par value of the shares held by them. If the assets available for distribution is more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst New Allrites shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to New Allrites for unpaid calls or otherwise.

Redemption of Ordinary Shares

New Allrites may issue shares on terms that such New Allrites Ordinary Shares are subject to redemption, at New Allrites’ option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such New Allrites Ordinary Shares, by a board resolution of New Allrites’ directors. New Allrites may also repurchase any of its New Allrites Ordinary Shares in such manner and on such other terms as agreed between the board of directors and the relevant shareholder. Under the Companies Act, the redemption or repurchase of any share may be paid out of New Allrites’ profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital if New Allrites can, immediately following such payment, pay its debts as they fall due in the ordinary course of business.

In addition, under the Companies Act, no such New Allrites Ordinary Shares may be redeemed or repurchased (a) unless it is fully paid up, or (b) if such redemption or repurchase would result in there being no shares outstanding, other than shares held as treasury shares. In addition, New Allrites’ board of directors may accept the surrender of any fully paid New Allrites Ordinary Shares for no consideration.

Variations of Rights of Shares

If at any time New Allrites Ordinary Shares capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class) may be varied only with consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a special resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the shareholders of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

General Meetings of Shareholders

New Allrites will hold an annual general meeting at such time and place as the board of directors of New Allrites will determine. At least five (5) clear days’ notice shall be given for any general meeting. The directors of New Allrites may call general meetings, and they shall on a shareholders’ requisition forthwith, proceed to convene an Extraordinary General Meeting. One or more shareholders who together hold not less than a majority of the issued and outstanding New Allrites Ordinary Shares entitled to attend and vote at such meeting, being individuals present in person or by proxy shall be a quorum.

Inspection of Books and Records

The board of directors of New Allrites or the shareholders by Ordinary Resolution will determine whether, to what extent, at what times and places and under what conditions or regulations the accounts and books of New Allrites will be open to the inspection by New Allrites shareholders, and no New Allrites shareholder will otherwise have any right of inspecting any account or book or document of New Allrites except as required by the Companies Act.

Changes in Capital

New Allrites may from time to time by Ordinary Resolution:

●	increase the share capital by such sum, with such rights, priorities and privileges annexed thereto, as New Allrites in general meeting may determine;

●	consolidate and divide all or any share capital into shares of a larger amount than existing shares;

●	convert all or any of its paid-up shares into equity and reconvert that equity into paid-up shares of any denomination;

●	sub-divide its existing shares or any of them into shares of a smaller amount; or

●	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Warrants

Set forth below is also a description of warrants of New Allrites that will be issued and outstanding upon the consummation of the Business Combination. These warrants will replace the warrants issued and outstanding in connection with the AFAR IPO and have the same terms and conditions. AFAR is not issuing any warrant to Allrites shareholders in connection with the Business Combination.

Each warrant entitles the holder thereof to purchase one New Allrites Ordinary Share at a price of $11.50 per full share, subject to adjustment as described below, at any time commencing upon the closing of the Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares; as such, a minimum of two warrants must be exercised.

However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the issuance of the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the issuance of the ordinary shares issuable upon exercise of the public warrants is not effective within 52 days from the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years from the closing of our initial business combination at 5:00 p.m., New York City time or earlier redemption.

If (x) AFAR issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of AFAR’s initial business combination at an issue price or effective issue price of less than $9.50 per ordinary share (with such issue price or effective issue price to be determined in good faith by New Allrites’ board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination, and (z) the volume weighted average trading price of our ordinary shares during the 20 trading day period starting on the trading day prior to the day on which AFAR consummates its initial business combination (such price, the “Market Price”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the Market Price.

The private warrants and any warrants underlying units issued to the Sponsor, Initial Shareholders, officers, directors or their affiliates in payment of working capital loans made to AFAR will be identical to the public warrants underlying the units sold in the IPO, except that such warrants will be exercisable for cash (even if a registration statement covering the issuance of the ordinary shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. In addition, for as long as the private warrants are held by I-Bankers or their respective designees or affiliates, they may not be exercised after five years from the effective date of the registration statement relating to the AFAR IPO.

AFAR (or New Allrites following the Closing) may call the warrants for redemption (excluding the private warrants, and any outstanding Representative’s Warrants, and any warrants underlying units issued to the Sponsor, Initial Shareholders, officers, directors or their affiliates in payment of working capital loans made to AFAR), in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the warrants are exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-trading day period ending on the third trading business day prior to the notice of redemption to warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the issuance of the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If and when the warrants become redeemable, AFAR (or New Allrites following the Business Combination) may not exercise the redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue-sky laws or AFAR (or New Allrites following the Business Combination) is unable to effect such registration or qualification. AFAR (and New Allrites following the Business Combination) will use best efforts to register or qualify such ordinary shares under the blue-sky laws of the state of residence in those states in which the warrants were offered by AFAR in the IPO.

If the warrants are called for redemption as described above, AFAR’s (or New Allrites’ following the Business Combination) management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of the AFAR Ordinary Shares or New Allrites Ordinary Shares, respectively, at the time the warrants are called for redemption, and AFAR’s (or New Allrites’ following the Business Combination) cash needs at such time and concerns regarding dilutive share issuances.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and AFAR (or New Allrites following the Business Combination). The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no public warrants will be exercisable and AFAR (or New Allrites following the Business Combination) will not be obligated to issue ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, AFAR has agreed (and New Allrites following the Business Combination will agree) to use best efforts to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, AFAR (and New Allrites) cannot assure you that we will be able to do so and, if AFAR (or New Allrites) does not maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and AFAR (or New Allrites) will not be required to settle any such warrant exercise. If the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, AFAR (or New Allrites) will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the ordinary shares outstanding.

No fractional shares will be issued upon exercise of the warrants once the AFAR Units separate, and no cash will be payable in lieu thereof. As a result, you must exercise warrants in multiples of two warrants, at an exercise price of $11.50 per full share, subject to adjustment, to validly exercise your warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, AFAR (or New Allrites following the Business Combination) will, upon exercise, round down to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

AFAR has agreed (and New Allrites following the Business Combination will agree) that, subject to applicable law, any action, proceeding or claim against AFAR or New Allrites, as applicable, arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and AFAR has (and New Allrites following the Business Combination will) irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Exempted Company

New Allrites will be an exempted company with limited liability incorporated under the laws of Cayman Islands. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue no par value shares;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

New Allrites is a Cayman Islands exempted company. Cayman Islands law and New Allrites’ Amended AFAR Articles will govern the rights of its shareholders. While AFAR is a Cayman Islands exempted company, the Amended AFAR Articles will differ in certain material respects from the Existing AFAR Articles. As a result, when you become a shareholder of New Allrites, your rights will differ in some regards as compared to when you were a shareholder of AFAR.

Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with each of AFAR and New Allrites according to applicable law and/or the organizational documents of AFAR and New Allrites. You also should review the New Allrites proposed Memorandum and Articles.

Provision	AFAR	New Allrites
Structure of the board	The AFAR Board must consist of not less than one person; provided that the number of directors may be increased or reduced by ordinary resolution.	New Allrites’ board will shall consist of five directors that will be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The existing directors shall by resolution classify themselves as Class I, Class II or Class III directors. The Class I directors shall stand elected for a term expiring at the New Allrites’ first annual general meeting that follows the consummation of the Business Combination, the Class II directors shall stand elected for a term expiring at New Allrites’ second annual general meeting that follows the consummation of the Business Combination and the Class III directors shall stand elected for a term expiring at New Allrites’ third annual general meeting that follows the consummation of the Business Combination. Commencing at New Allrites’ first annual general meeting that follows the consummation of the Business Combination, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.

Provision	AFAR	New Allrites
Removal of directors	Prior to the closing of AFAR’s initial business combination, AFAR may by Ordinary Resolution of the holders of the Class B Ordinary Shares remove any director. For the avoidance of doubt, prior to the closing of AFAR’s initial business combination, holders of Class A Ordinary Shares have no right to vote on the appointment or removal of any director.	New Allrites’ directors may be removed from office with or without cause by: (A) an Ordinary Resolution passed at a meeting of Members called for the purposes of removing the director or for purposes including the removal of the director; or (B) by the affirmative vote of a majority of the directors present and voting at a meeting.

Vacancies on the board	Except as Cayman Islands law or any applicable law may otherwise require, any vacancy on the board of AFAR, may be filled by the majority vote of the remaining directors.	Vacancies on the New Allrites board may be filled by the affirmative vote of a majority of the directors present and voting at a meeting or by Ordinary Resolution of the Members.

Action by written consent	Ordinary and special resolutions may be passed by unanimous written consent.	Ordinary Resolutions and Special Resolutions may be passed by unanimous written consent.

Calling of extraordinary general meetings	A general meeting of the shareholders may be called by the directors, the chief executive officer or the chairman of the AFAR Board, and, for the avoidance of doubt, shareholders will not have the ability to call general meetings.	The directors may call a general meeting of the shareholders. The CEO or chairman may call an extraordinary general meeting. No shareholder may call a general meeting or an extraordinary general meeting.

Nominations of person for election of directors	Except as Cayman Islands law or any applicable law may otherwise require, any vacancy on the board of AFAR, may be filled by the majority vote of the remaining directors.	Directors may nominate candidates at any time. Members may nominate candidates for election as Directors at the annual general meeting by delivering notice to the principal executive offices of New Allrites not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

Amendments to the organizational documents	Subject to the Companies Act and the rights attaching to the various Classes (including the Class A Ordinary Shares rights to redemption before the completion of an initial business combination), the Company may at any time and from time to time by Special Resolution alter or amend the Articles in whole or in part.	Subject to the Companies Act and as provided in the Amended AFAR Articles, New Allrites may, by Special Resolution, amend the Amended AFAR Articles in whole or in part.

Provision	AFAR		New Allrites
Supermajority Voting	Prior to the closing of AFAR’s initial combination, any resolution to amend any of Articles 94, 112(d), 180 and/or 181 requires a super majority of not less than 90%).		Amendment of any provision of the Amended AFAR Articles requires a special resolution, which is the affirmative vote of a two-thirds majority of the votes cast by the holders of the issued and outstanding New Allrites Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the meeting. There will be no super-majority voting requirements.

Disqualification of Directors	The office of a director will be vacated, if the director;		The office of a director of New Allrites will be vacated, if the director:

	(a)	becomes bankrupt or makes any arrangement or composition with his or her creditor;	(a)	becomes bankrupt or makes any arrangement or composition with his or her creditor;

	(b)	dies or is found to be or becomes of unsound mind;	(b)	dies or is found to be or becomes of unsound mind;

	(c)	resigns his or her office by notice in writing to AFAR;	(c)	resigns his or her office by notice in writing to New Allrites;

	(d)	prior to the closing of an initial business combination, is removed by Ordinary Resolution of the holders of the AFAR Class B Ordinary Shares;	(d)	is removed from office by ordinary resolution of all shareholders entitled to vote; or

	(e)	following the closing of an initial business combination, is removed by Ordinary Resolution of all AFAR shareholders entitled to vote; or	(e)	is removed from office pursuant to any other provision of the New Allrites Articles.

	(f)	is removed from office pursuant to any other provision of the Existing AFAR Articles.

SPAC Provisions	The Existing AFAR Articles contain provisions relating to the operation of AFAR as a blank check company prior to the consummation of its initial business combination, including, for example, provisions pertaining to the Trust Account of AFAR and time limits within which it must consummate an initial business combination.		New Allrites’ Amended Articles will not contain SPAC provisions and will have an infinite life.

Registration Rights

Concurrently with the signing of the Business Combination Agreement, AFAR entered into a registration rights agreement (the “Registration Rights Agreement”) with the Sponsor, Allrites and certain Allrites shareholders, pursuant to which New Allrites must use its reasonable best efforts to file within 30 days following the Closing, and use reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) covering the resale of all the Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis and (b) keep such Form F-1 Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as a Form F-3 Shelf is declared effective. Following the filing of a Form F-1 Shelf, Acquiror shall use reasonable efforts to either (a) convert the Form F-1 Shelf (and each Subsequent Shelf) to a Shelf Registration on Form F-3 or (b) file and to cause to become effective a Shelf Registration on Form F-3 (in each case, the “Form F-3 Shelf”) as soon as practicable after Acquiror is eligible to use Form F-3.

Holders of at least 50% of the then outstanding registrable securities or the Sponsor may make demand for an underwritten offering of all or any portion of their registrable securities pursuant to the shelf, up to three times if the Sponsor; provided that New Allrites will only be required to effectuate two underwritten takedowns pursuant to any such demands within the first year following the Closing, or one underwritten takedown within any three-month period for the period commencing one year after the Closing. In addition, holders of registrable securities have certain “piggy-back” registration rights with respect to registration statements filed after the expiration of any lock-up to which such securities are subject pursuant to any Lock-Up Agreement, with certain customary exceptions. New Allrites will bear all costs and expenses incurred in connection with the filing of any such registration statements.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Allrites Ordinary Shares or New Allrites Warrants for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of New Allrites’ affiliates at the time of, or at any time during the three months preceding, a sale and (ii) New Allrites is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New Allrites Ordinary Shares or New Allrites Warrants for at least six months but who are New Allrites’ affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	one percent (1%) of the total number of New Allrites Ordinary Shares then issued and outstanding; or

●	the average weekly reported trading volume of the New Allrites Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by New Allrites’ affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Allrites.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

●	at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which is expected to be filed promptly after consummation of the Business Combination, reflecting its status as an entity that is not a shell company.

PRICE RANGE OF SECURITIES AND DIVIDEND INFORMATION

AFAR Class A Ordinary Shares are traded on Nasdaq under the symbol “AFAR”.

The closing price of the AFAR Class A Ordinary Shares on May 5, 2023, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.65. As of [●], 2023, the Record Date for the Extraordinary General Meeting, the most recent closing price for each AFAR Class A Ordinary Share was $10.[●].

Holders of AFAR Shares should obtain current market quotations for their securities. The market price of AFAR’s securities could vary at any time before the Business Combination.

Historical market price information regarding Allrites is not provided because there is no public market for their securities.

Holders

As of the Record Date on [●], 2023, there were [●] holders of record of AFAR Class A Ordinary Shares, [●] holders of record of AFAR Class B Ordinary Shares and [●] holders of record of AFAR Warrants. As of [●], there were [●] holders of record of Allrites Shares. See also “Beneficial Ownership of Securities.”

Dividend Policy

AFAR has not paid any cash dividends on AFAR Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

The holders of New Allrites Ordinary Shares will be entitled to such dividends, as may be declared by the board of directors of New Allrites, in its discretion may lawfully declare from time to time. Under the laws of the Cayman Islands, New Allrites may pay a dividend out of either profit or the share premium account, provided that in no circumstances may a dividend be paid if this would result in New Allrites being unable to pay its debts as they fall due in the ordinary course of business.

Therefore, the payment of any cash dividends after consummation of the Business Combination shall be dependent upon the revenue, earnings and financial condition of New Allrites from time to time. The payment of any dividends subsequent to the Business Combination shall be within the discretion of the board of directors of New Allrites.

ANNUAL MEETING SHAREHOLDER PROPOSALS

If the Business Combination is consummated, you shall be entitled to attend and participate in New Allrites’ annual meetings of shareholders. If New Allrites holds a 2023 annual meeting of shareholders, it shall provide notice of or otherwise publicly disclose the date on which the 2023 annual meeting shall be held.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with AFAR’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of AFAR, at 1 Phillip Street, #09-00, Royal One Phillip, Singapore, 048692. Following the Business Combination, such communications should be sent in care of New Allrites, at Claymore Connect, #01-11, 442 Orchard Rd., Singapore 238879. Each communication shall be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Allrites is being represented by Rimôn PC with respect to certain legal matters as to United States federal securities and tax law.

The validity of AFAR Class A Ordinary Shares and AFAR Series A Convertible Preference Shares has been passed on by Nelson Mullins Riley & Scarborough LLP.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, AFAR and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of AFAR’s annual report to shareholders and AFAR’s proxy statement. Upon written or oral request, AFAR shall deliver a separate copy of the annual report to shareholder and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that AFAR deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that AFAR deliver single copies of such documents in the future. Shareholders may notify AFAR of their requests by writing AFAR at its principal executive offices at AFAR, 1 Phillip Street, #09-00, Royal One Phillip, Singapore, 048692. Following the Business Combination, such requests should be made in writing to New Allrites at its principal executive office at Claymore Connect, #01-11, 442 Orchard Rd., Singapore 238879.

WHERE YOU CAN FIND MORE INFORMATION

You may access information on AFAR at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to AFAR has been supplied by AFAR, and all such information relating to Allrites has been supplied by Allrites. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

Allrites does not file any annual, quarterly or current reports, proxy statements or other information with the SEC.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing AFAR’s proxy solicitation agent at the following address, telephone number and email:

Laurel Hill Advisory Group, LLC

2 Robbins Lane, Suite 201

Jericho, NY 11753, USA

Tel. +1 (855) 414-2266

Individuals call toll-free (tolls apply if calling from outside the United States): +1 (855) 414-2266. Banks and brokers call: +1 (855) 414-2266 Email: AFAR@laurelhill.com. If you are an AFAR shareholder and would like to request documents, please do so by [       ], 2023 to receive them before the AFAR Extraordinary General Meeting of shareholders. If you request any documents from us, we shall mail them to you by first class mail, or another equally prompt means.

Neither AFAR nor Allrites has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that which is contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it into this prospectus, which means we can disclose important information to you by referring you to those documents filed separately with the SEC instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus. We incorporate by reference into this prospectus the information. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

●	Our Current Report on Form 8-K filed on May 9, 2023;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed on April 14, 2023, as subsequently amended or updated;

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed on February 23, 2023, as subsequently amended or updated;

●	Our Current Report on Form 8-K filed on December 5, 2022;

●	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 filed on October 14, 2022, as subsequently amended or updated;

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 filed on July 14, 2022, as subsequently amended or updated;

●	Our Current Report on Form 8-K filed on June 2, 2022;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed on May 26, 2022, as subsequently amended or updated;

●	Our Current Report on Form 8-K filed on April 22, 2022; and

Our Current Report on Form 8-K filed on April 18, 2022.We will provide without charge to any person to whom a copy of this prospectus is delivered, upon oral or written request, a copy of any document incorporated by reference in this prospectus but not delivered with the prospectus (except for exhibits to those documents unless a document states that one of its exhibits is incorporated into the document itself). Such request should be directed to1 Phillip Street, #09-00, Royal One Phillip, Singapore, 048692.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements of Aura Fat Projects Acquisition Corp.
Report of Independent Registered Public Accounting Firm (PCAOB ID #206)	F-2
Financial Statements:
Balance Sheets as of February 28, 2023 (Unaudited) and November 30, 2022	F-3
Statement of Operations for the Three Months Ended February 28, 2023 and for the Period from December 6, 2021 (Inception) Through February 28, 2022 (Unaudited)	F-4
Statement of Changes in Shareholders’ Deficit for the Three Months Ended February 28, 2023 and for the Period from December 6, 2021 (Inception) Through February 28, 2022 (Unaudited)	F-5
Statement of Cash Flows for the Three Months Ended February 28, 2023 and for the Period from December 6, 2021 (Inception) Through February 28, 2022 (Unaudited)	F-6
Notes to the Financial Statements	F-7

Audited Financial Statements of Allrites Holdings Pte. Ltd.
Report of Independent Registered Public Accounting Firm (PCAOB ID #5041)	F-20
Financial Statements:
Consolidated Balance Sheets as of December 31, 2022 and December 31, 2021	F-21
Consolidated Statements of Operations for the years ended December 31, 2022 and 2021	F-22
Consolidated Statements of Changes in Stockholders’ (Deficit) Equity for the years ended December 31, 2022 and 2021	F-23
Consolidated Statements of Cash Flows for the years ended December 31, 2022 and 2021	F-24
Notes to the Financial Statements	F-25

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Aura FAT Projects Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Aura FAT Projects Acquisition Corp. (the “Company”) as of November 30, 2022, and the related statements of operations, stockholders’ equity, and cash flows for the period from December 6, 2021 (inception) through November 30, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2022, and the results of its operations and its cash flows for the period from December 6, 2021 (inception) through November 30, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination within a prescribed period of time and if not completed will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2021

Houston, Texas

February 22, 2023

AURA FAT PROJECTS ACQUISITION CORP.

BALANCE SHEET

	February 28, 2023 (Unaudited)	November 30, 2022
Assets
Current Assets
Cash	$139,691	$360,530
Prepaid expenses and other current assets	115,294	120,534
Total Current Assets	254,985	481,064

Cash and marketable securities held in Trust Account	120,031,079	118,785,342
Total Assets	$120,286,064	$119,266,406

Liabilities and Shareholders’ Deficit
Accounts payable and accrued expenses	$160,581	$124,102
Total Current Liabilities	160,581	124,102

Deferred underwriting commission	4,025,000	4,025,000
Total Liabilities	4,185,581	4,149,102

Commitments and Contingencies
Class A ordinary shares subject to possible redemption; $0.0001 par value; 11,500,000 shares at a redemption value of $10.33 per share	120,031,079	118,785,342

Shareholders’ Deficit
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	-	-
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; 115,000 issued and outstanding (excluding 11,500,000 shares subject to possible redemption)	12	12
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 2,875,000 shares issued and outstanding	288	288
Additional paid-in capital	-	-
Accumulated deficit	(3,930,896)	(3,668,338)
Total Shareholders’ Deficit	(3,930,596)	(3,668,038)
Total Liabilities and Shareholders’ Deficit	$120,286,064	$119,266,406

The accompanying notes are an integral part of the financial statements.

AURA FAT PROJECTS ACQUISITION CORP.

STATEMENT OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended February 28, 2023	For the Period from December 6, 2021 (Inception) Through February 28, 2022
Operating and formation costs	$262,558	$28,918
Loss from operations	(262,558)	(28,918)

Other income:
Interest earned on marketable securities held in Trust Account	1,249,613	-
Unrealized gain on marketable securities held in Trust Account	(3,876)	-
Total other income	1,245,737	-

Net income	$983,179	$(28,918)

Weighted average shares outstanding, Class A redeemable ordinary shares	11,615,000	-

Basic and diluted net income per share, Class A ordinary shares	$0.07	$-

Weighted average shares outstanding, Class B ordinary shares	2,875,000	2,500,000

Basic and diluted net income per share, Class B ordinary shares	$0.07	$(0.01)

The accompanying notes are an integral part of the financial statements.

AURA FAT PROJECTS ACQUISITION CORP.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE MONTHS ENDED FEBRUARY 28, 2023

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance — November 30, 2022	115,000	$12	2,875,000	$288	$-	$(3,668,338)	$(3,668,038)

Remeasurement of Class A ordinary shares subject to redemption	-	-	-	-	-	(1,245,737)	(1,245,737)

Net income	-	-	-	-	-	983,179	983,179

Balance — February 28, 2023	115,000	$12	2,875,000	$288	$-	$(3,930,896)	$(3,930,596)

FOR THE PERIOD FROM DECEMBER 6, 2021 (INCEPTION) TO FEBRUARY 28, 2022

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance — December 6, 2021 (Inception)	-	$-	-	$-	$-	$-	$-

Class B ordinary shares issued to Sponsor	-	-	2,875,000	288	24,712	-	25,000

Net loss	-	-	-	-	-	(28,918)	(28,918)

Balance — February 28, 2022	-	$-	2,875,000	$288	$24,712	$(28,918)	$(3,918)

The accompanying notes are an integral part of the financial statements.

AURA FAT PROJECTS ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended February 28,	For the Period from December 6, 2021 (Inception) Through February 28,
	2023	2022
Cash Flows from Operating Activities:
Net income (loss)	$983,179	$(28,918)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Formation costs paid by Sponsor under the promissory note	-	8,918
Interest earned on marketable securities held in Trust Account	(1,249,613)	-
Unrealized loss on marketable securities held in Trust Account	3,876	-
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	5,240	-
Accounts payable and accrued expenses	36,479	-
Net cash used in operating activities	(220,839)	(20,000)

Cash Flows from Financing Activities:
Accrued expenses — related party	-	20,000
Proceeds from promissory note – related party	-	62,923
Payment of offering costs	-	(62,923)
Net cash provided by financing activities	-	20,000

Net Change in Cash	(220,839)	-
Cash – Beginning of period	360,530	-
Cash – End of period	$139,691	$-

Non-Cash investing and financing activities:
Deferred offering costs paid directly by Sponsor in exchange for the issuance of Class B ordinary shares	$-	$25,000
Deferred offering costs included in accrued offering costs	$-	$75,802
Accretion of Class A ordinary shares carrying value to redemption value	$1,245,737	$-

The accompanying notes are an integral part of the financial statements.

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Aura Fat Projects Acquisition Corp (the “Company”) was incorporated as a Cayman Islands exempted company on December 6, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”). The Company has not selected any specific Business Combination target and the Company has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any Business Combination target. The Company will not be limited to a particular industry or geographic region in its identification and acquisition of a target company.

As of February 28, 2023, the Company had not commenced any operations. All activity for the period from December 6, 2021 (inception) through February 28, 2023 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected November 30 as its fiscal year end.

The Company’s sponsor is Aura FAT Projects Capital LLC, a Cayman Islands limited liability company (the “Sponsor”).

The registration statement for the Company’s Initial Public Offering was declared effective on April 12, 2022. On April 18, 2022, the Company consummated the Initial Public Offering of 11,500,000 units (“Units”), which includes the exercise of the over-allotment option in full of 1,500,000 Units, generating gross proceeds of $115,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale of 5,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Aura FAT Projects Capital LLC generating gross proceeds to the Company in the amount of $5,000,000.

Transaction costs amounted to $5,724,785 consisting of $1,150,000 of underwriting fees paid in cash, $4,025,000 of deferred underwriting fees payable (which are held in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”)), and $549,785 of costs related to the Initial Public Offering. Cash of $139,691 was held outside of the Trust Account on February 28, 2023 and was available for working capital purposes. As described in Note 6, the $4,025,000 deferred underwriting fees are contingent upon the consummation of the Business Combination.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement in connection with the initial Business Combination. However, the Company will complete the initial Business Combination only if the post-Business Combination company in which its public shareholders own shares will own or acquire 50% or more of the outstanding voting securities of the target or is otherwise not required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

Upon the closing of the Initial Public Offering, an amount of $117,300,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in a trust account (“Trust Account”) and may only be invested in United States “government securities” within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations and up to $100,000 of interest that may be used for its dissolution expenses, the proceeds from the Initial Public Offering and the sale of the Private Placement Warrants held in the Trust Account will not be released from the Trust Account until the earliest to occur of: (a) the completion of the initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or certain amendments to the memorandum and articles of association prior thereto or to redeem 100% of the public shares if the Company does not complete the initial Business Combination within 15 months from the closing of the Initial Public Offering (or as extended by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association) (the “Combination Period”) or (ii) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity, and (c) the redemption of the public shares if the Company is unable to complete the initial Business Combination within the Combination Period, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of its public shareholders.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a shareholder meeting called to approve the initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek shareholder approval under applicable law or share exchange listing requirements.

The public shareholders are entitled to redeem all or a portion of their public shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be $10.20 per public share, however, there is no guarantee that investors will receive $10.20 per share upon redemption.

The shares of ordinary share subject to redemption were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company’s Class A ordinary shares are not classified as a “penny stock” upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company will have only 15 months (or up to a 21-month if the Company chooses to extend such period, as described in more detail in the final prospectus, or as extended by the Company’s shareholders in accordance with the amended and restated memorandum and articles of association) from the closing of the Initial Public Offering to consummate the initial Business Combination. If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Company’s obligations under the laws of Cayman Islands to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, officers and directors will enter into a letter agreement with Company, pursuant to which they will agree to (i) waive their redemption rights with respect to any founder shares and public shares held by them in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to any founder shares and public shares held by them in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or certain amendments to the Company’s amended and restated memorandum and articles of association prior thereto or to redeem 100% of the public shares if the Company does not complete the initial Business Combination within the Combination Period for each three month extension, into the Trust Account, or as extended by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association), or (B) with respect to any other provision relating to any other provision relating to the rights of holders of the Class A ordinary shares and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if the Company fails to complete the initial Business Combination within the Combination Period although the Company will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the prescribed time frame.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure you that the Sponsor would be able to satisfy those obligations.

Going Concern Consideration

As of February 28, 2023, the Company had $139,691 in its operating bank accounts and working capital of $94,404, which excludes $2,731,079 of income earned on the Trust Account, which may be used to pay tax obligations.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

The Company expects to incur significant costs in pursuit of its acquisition plans and will not generate any operating revenues until after the completion of its initial business combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete an Initial Business Combination by July 18, 2023, then the Company will cease all operations, except for the purpose of liquidating. The liquidity condition and the date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to consummate a business combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after July 18, 2023.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of this financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Additionally, as a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. Further, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The unaudited financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K, as filed with the SEC on February 23, 2023. The interim results for the three months ended February 28, 2023 are not necessarily indicative of the results to be expected for the period from December 6, 2021 (inception) through November 30, 2022 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of February 28, 2023 and November 30, 2022. As of February 28, 2023 and November 30, 2022, the Company had cash of $139,691 and $360,530, respectively.

Marketable Securities Held in Trust Account

At February 28, 2023 and November 30, 2022, substantially all of the assets held in the Trust Account were held in U. S. Treasury Bills. All the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the unaudited balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information. As of February 28, 2023 and November 30, 2022, the Company had $120,031,079 and $118,785,342 in the Trust Account, respectively.

Offering Costs associated with an Initial Public Offering

The Company complies with the requirements of the Financial Accounting Standards Board ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Offering costs of $549,784 consist principally of costs incurred in connection with formation of the Company and preparation for the Initial Public Offering. These costs, together with the underwriter discount of $5,175,000, were charged to additional paid-in capital upon completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480 “Distinguishing Liabilities from Equity”. Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at February 28, 2023 and November 30, 2022, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A Ordinary Shares to equal the redemption value at the end of each reporting period. Increase or decreases in the carrying amount of redeemable Class A Ordinary Shares are affected by charges against additional paid in capital and accumulated deficit.

As of February 28, 2023 and November 30, 2022, the Class A ordinary shares reflected on the balance sheet are reconciled in the following table:

Gross proceeds	$115,000,000
Less:
Class A ordinary shares issuance costs	(5,724,785)
Plus:
Adjustment of carrying value to initial redemption value	8,024,785
Accretion of carrying value to redemption value	1,485,342
Class A ordinary shares subject to possible redemption, November 30, 2022	$118,785,342
Plus:
Accretion of carrying value to redemption value	1,245,737
Class A ordinary shares subject to possible redemption, February 28, 2023	120,031,079

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As February 28, 2023, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

 Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary share outstanding for the period. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 16,500,000 Class A ordinary shares in the aggregate. For the respective periods ending February 28, 2023 and 2022, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary shares for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	For the three months February 28, 2023		For the Period from December 6, 2021 (Inception) Through February 28, 2022
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss), as adjusted	$788,104	$195,075	$-	$(28,918)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	11,615,000	2,875,000	-	2,500,000
Basic and diluted net income (loss) per ordinary share	$0.07	$0.07	$-	$(0.01)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company continues to evaluate the impact of ASU 2020-06 on its unaudited financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 11,500,000 Units at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one redeemable warrant. Only whole warrants are exercisable. Each whole warrant is exercisable to purchase one Class A ordinary share at $11.50 per share.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company’s Sponsor purchased an aggregate of 5,000,000 warrants, at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $5,000,000.

Each Private Placement Warrant is identical to the warrants offered by the Initial Public Offering, except as described below. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants, which will expire worthless if the Company does not consummate a Business Combination within the Combination Period. The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the placement warrants) are identical to the warrants sold in the Initial Public Offering except that (a) the placement warrants and their component securities will not be transferable, assignable or saleable until 30 days after the consummation of our initial Business Combination, except to permitted transferees, and (b) will be entitled to registration rights.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On January 7, 2022, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain offering costs in consideration for 2,875,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). Up to 375,000 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. The Founder Shares are no longer subject to forfeiture due to full exercise of the over-allotment by the underwriter.

The Company’s initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares (or ordinary shares issuable upon conversion thereof) until the earlier to occur of: (A) 180 days after the completion of the initial Business Combination and (B) the date on which the Company complete a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property (the “Lock-up”). Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s initial shareholders with respect to any Founder Shares. Notwithstanding the foregoing, the converted Class A ordinary shares will be released from the Lock-up if (i) the last reported sale price of the Class A ordinary share equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and other transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) if the Company completes a transaction after the initial Business Combination which results in all of the Company’s shareholders having the right to exchange their shares for cash, securities or other property.

Administrative Services Fee

The Company pays an affiliate of the Sponsor $20,000 per month for office space, utilities and secretarial and administrative support and to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating, and completing an initial Business Combination commencing on the filing of the initial draft registration statement, which was January 27, 2022. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months ended February 28, 2023, and for the period from December 6, 2021 (inception) through February 28, 2022, the Company incurred $60,000 and $20,000 respectively, in fees for these services.

Promissory Note — Related Party

On January 7, 2022, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. These loans are non-interest bearing, unsecured and are due at the earlier of October 31, 2022 or the closing of the Initial Public Offering. On June 22, 2022, the Company paid the balance due on the promissory note of $83,954. As of February 28, 2023, there was no balance outstanding under the Promissory Note. Borrowings under the Promissory Note are no longer available.

Working Capital Loans

In order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close. The Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of February 28, 2023, the Company had no borrowings under the Working Capital Loans.

NOTE 6. COMMITMENTS

Registration Rights

The holders of the Founder Shares, the representative shares, Private Placement Warrants (including component securities contained therein) and warrants (including securities contained therein) that may be issued upon conversion of Working Capital Loans, any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and any Class A ordinary shares and warrants (and underlying Class A ordinary share) that may be issued upon exercise of the warrants as part of the Working Capital Loans and Class A ordinary share issuable upon conversion of the Founder Shares, will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A ordinary share). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to an additional 1,500,000 units to cover over-allotments. This option was exercised on the date of the Initial Public Offering, April 18, 2022.

The underwriters were paid a cash underwriting discount of 1% of the gross proceeds, which aggregated to $1,150,000 at the Initial Public Offering. Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO, which aggregates to $4,025,000, upon the completion of the Company’s initial Business Combination.

NOTE 7. STOCKHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of February 28, 2023 and November 30, 2022, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. At February 28, 2023 and November 30, 2022, there were 115,000 Class A ordinary shares issued and outstanding (excluding 11,500,000 shares subject to possible redemption that were classified as temporary equity in the accompanying balance sheets).

Class B Ordinary Shares — The Company is authorized to issue 30,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. At February 28, 2023 and November 30, 2022, there were 2,875,000 Class B ordinary shares issued and outstanding.

Only holders of the Founder Shares will have the right to vote on the appointment of directors. Holders of the public shares will not be entitled to vote on the appointment of directors during such time. In addition, prior to the completion of an initial Business Combination, holders of a majority of the Company’s Founder Shares may remove a member of the board of directors for any reason by ordinary resolution. These provisions of the Company’s amended and restated memorandum and articles of association may only be amended by a special resolution passed by not less than 90% of the ordinary shares who attend and vote at the Company’s general meeting. Additionally, in a vote to continue the company in a jurisdiction outside the Cayman Islands (which a special resolution), holders of the Company’s Founder Shares will have ten votes for every founder share and holders of the Class A ordinary shares will have one vote for every Class A ordinary share. With respect to any other matter submitted to a vote of the Company’s shareholders, including any vote in connection without initial Business Combination, except as required by law, holders of the Company’s Founder Shares and holders of the public shares will vote together as a single class, with each share entitling the holder of one vote.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share subdivisions, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in this prospectus and related to the closing of the initial Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the Initial Public Offering (excluding the Private Placement Warrants and underlying securities and the representative shares) plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination or any private placement-equivalent units and their underlying securities issued to the Sponsor or its affiliates upon conversion of Working Capital Loans made to the Company). The term “equity-linked securities” refers to any debt or equity securities that are convertible, exercisable or exchangeable for Class A ordinary shares issued in a financing transaction in connection with the initial Business Combination, including but not limited to a private placement of equity or debt. Securities could be “deemed issued” for purposes of the conversion rate adjustment if such shares are issuable upon the conversion or exercise of convertible securities, warrants or similar securities. Any conversion of Class B ordinary shares described herein will take effect as a compulsory redemption of Class B ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Warrants — Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary share during the 20 trading day period starting on the trading day prior to the day on which the Company consummate the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The warrants will become exercisable on the later of 12 months from closing of the Initial Public Offering and the date of the consummation of the initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company is not registering the Class A ordinary shares issuable upon exercise of the warrants at this time. However, the Company has agreed the Company will use its best efforts to file with the SEC a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective within 60 business days following the initial Business Combination and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the reported last sale price of the Class A ordinary share equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending 3 business days before the Company send the notice of redemption to the warrant holders.

If holders of Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price, by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Class A ordinary share for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Representative Shares

The Company issued to the representative or its designees 115,000 shares of Class A ordinary shares upon the consummation of the Initial Public Offering. These shares are referred to as the “representative shares”. The holders of the representative shares have agreed not to transfer, assign or sell any such ordinary shares until the completion of the initial Business Combination.

In addition, the holders of the representative’s shares have agreed (i) that they will not transfer, assign or sell any such shares without the Company’s prior consent until the completion of the initial Business Combination, (ii) to waive their redemption rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of the initial Business Combination and (iii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial Business Combination within the Combination Period. The representative’s shares are deemed to be underwriters’ compensation by FINRA pursuant to FINRA Rule 5110.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At February 28, 2023, assets held in the Trust Account were comprised of $575 in cash and $120,030,504 in U.S. Treasury securities. During the three months ended February 28, 2023, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at February 28, 2023 and November 30, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	November 30, 2022	Level	February 28, 2023
Assets:
Investments held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$118,785,342	1	$120,031,079

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the unaudited balance sheets date up to the date that the unaudited financial statements were available to be issued. Based upon this review, other than the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited financial statements.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of
Allrites Holdings Pte Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Allrites Holdings Pte Ltd. as of December 31, 2022 and 2021, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA PC

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company's auditor since 2023

Lakewood, CO

June 7, 2023

ALLRITES HOLDINGS PTE LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
Assets
Current assets
Cash	$258,509	$979,549
Accounts receivable, net	343,181	205,846
Prepaid Expenses and other receivables	312,136	263,994
Total current assets	913,826	1,449,389
Property and equipment, net	9,971	4,582
Intangible asset, net	49,787	67,786
Total assets	$973,584	$1,521,757

Liabilities and stockholders’ (deficit) equity
Current liabilities
Accounts payable	$257,504	$50,060
Accrued expenses	46,626	259,067
Deferred revenue	609,698	58,335
Note payable - related party	22,527	-
Accrued interest	7,030	-
Total current liabilities	943,385	367,462
Note payable – related party, net of current portion	217,156	-
Other liability – related party	9,973	9,973
Total liabilities	1,170,514	377,435

Commitments and contingencies (Note 13)

Stockholders’ equity
Series A-1 Preferred Stock $0.0001 par value; 1,497,873 authorized shares; 1,497,873 shares issued and outstanding as of December 31, 2022 and 2021	150	150
Series Seed 2 Preferred Stock $0.0001 par value; 2,998,730 authorized shares; 2,998,730 shares issued and outstanding as of December 31, 2022 and 2021	300	300
Common Stock $0.0001 par value; 10,000,000 authorized shares; 9,959,996 shares issued and outstanding as of December 31, 2022 and 2021	996	996
Additional paid in capital	3,335,893	3,208,632
Accumulated deficit	(3,534,269)	(2,065,756)
Total stockholders’ (deficit) equity	(196,930)	1,144,322
Total liabilities and stockholders’ (deficit) equity	$973,584	$1,521,757

The accompanying notes are an integral part of these consolidated financial statements.

ALLRITES HOLDINGS PTE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31, 2022	Year ended December 31, 2021
Revenue	$2,527,717	$974,160
Costs and expenses:
Cost of services, (exclusive of depreciation and amortization shown separately below)	403,143	364,110
Gross profit	2,124,574	610,050

Sales and marketing costs	158,162	103,271

Operating expenses
Contractor costs	1,713,838	950,429
Research and development	431,942	132,477
Bad debt expense	766,931	-
Professional fees	201,373	47,844
Stock-based compensation	127,261	64,969
Other general and administrative expenses	161,324	134,478
Depreciation and amortization	21,293	36,740
Total operating expenses	3,423,962	1,366,937

Income (loss) from operations	(1,457,550)	(860,158)

Other income (expense):
Foreign currency exchange	(3,109)	(19,657)
Interest expense	(7,029)	-
Total other income (expenses)	(10,138)	(19,657)

Net loss before income taxes	(1,467,688)	(879,815)

Income tax expense	(825)	-
Net loss	$(1,468,513)	$(879,815)

Basic and diluted net loss per common share	$(0.15)	$(0.09)
Weighted average shares outstanding, basic and diluted	9,959,996	9,959,996

The accompanying notes are an integral part of these consolidated financial statements.

ALLRITES HOLDINGS PTE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2022 and 2021

	Common Stock		Series Seed-2 Stock		Series A-1 Preferred Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at December 31, 2020	9,959,996	$996	2,998,730	$300	243,673	$24	$1,393,878	$(1,185,941)	$209,257

Issuance of Series A-1 Preferred Stock					1,254,200	$125	$1,749,786		$1,749,911

Stock-based Compensation							$64,969		$64,969

Net Loss		-		-		-		$(879,815)	$(879,815)

Balance at December 31, 2021	9,959,996	$996	2,998,730	$300	1,497,873	$150	$3,208,632	$(2,065,756)	$1,144,322

Stock-based Compensation							$127,261		$127,261

Net Loss		-		-		-		$(1,468,513)	$(1,468,513)

Balance at December 31, 2022	9,959,996	$996	2,998,730	$300	1,497,873	$150	$3,335,893	$(3,534,269)	$(196,930)

The accompanying notes are an integral part of these consolidated financial statements.

ALLRITES HOLDINGS PTE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2022	For the year ended December 31, 2021
Cash Flows from Operating Activities:
Net loss	$(1,468,513)	$(879,815)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	21,293	36,740
Interest accrued on note payable	7,029	-
Allowance for doubtful accounts	348,578	-
Bad debt expense	372,342	-
Stock-based compensation	127,261	64,969
Changes in operating assets and liabilities:
Accounts receivable	(858,255)	(58,592)
Prepaid expenses and other receivable	(48,142)	(263,994)
Accounts payable	207,444	47,627
Accrued expenses	(212,441)	22,843
Other liability - related party	-	9,973
Deferred revenue	551,363	2,684
Net cash used in operating activities	(952,041)	(1,017,565)

Cash Flows from Investing Activities:
Purchase of computer equipment	(8,682)	-
Net cash used in investing activities	(8,682)	-

Cash Flows from Financing Activities:
Proceeds from issuance of share capital	-	1,749,911
Proceeds from related party loan	239,683	-
Net cash provided by financing activities	239,683	1,749,911

Net Change in Cash	(721,040)	732,346
Cash – Beginning of year	979,549	247,203
Cash – End of year	$258,509	$979,549

Supplemental Cash Flow Information
Income taxes paid	$-	$-
Interest paid	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

Note 1 — Organization and Business Operations

Allrites Holdings Pte Ltd., Allrites Management Pte Ltd., and Allrites Ltd (the “Company”) is a Company that provides Content-as-a-Service (CaaS) where content buyers can subscribe to buying content on a monthly basis. The Company’s CaaS model allows television content rights holders to monetize their content every day with guaranteed trusted buyers with a monthly or annual subscription model.

Note 2 — Liquidity and Going Concern

Historically, the Company’s primary sources of liquidity have been cash, cash flows from operations (when available) and cash flows from investing and financing activities. The Company reported operating losses for the year ended December 31, 2022 and 2021 and had negative cash flows from operations of $997,181 and $972,425 for the year ended December 31, 2022 and 2021. As of December 31, 2022, the Company had aggregate cash of $258,509 and a net working capital deficit of $29,559.

The Company’s future capital requirements will depend on many factors including the Company’s revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through the proposed business combination, as well as through issuances of additional equity raises. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these consolidated financial statements are available to be issued. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States (“US GAAP” or “GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of Allrites Holdings Pte Ltd. (“ARH”), Allrites Management Pte Ltd. (“ARM”), and Allrites Ltd (“ARL”). All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are adjusted to reflect actual experience when necessary. Such estimates included, but are not limited to, revenue recognition, intangible assets, estimation of contingencies, recoverability of deferred tax assets and estimation of income taxes, and provisions for credit losses, customer refunds and chargebacks. Actual results may differ from these estimates.

Earnings (Loss) Per Share

The Company computes basic earnings per share (“EPS”) by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted earnings (loss) per share is calculated by dividing net earnings (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods when they are anti-dilutive, common stock equivalents, if any, are not considered in the computation.

Cash

The Company maintains cash accounts with financial institutions. At times, balances in these accounts may exceed federally insured limits. The amounts over these insured limits as of December 31, 2022 and 2021 was approximately $97,000 and $924,000, respectively. No losses have been incurred to date on any deposits.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are presented net of an allowance for doubtful accounts of $348,578 and $-0- at December 31, 2022 and 2021, respectively. The Company’s allowance for doubtful accounts represents the Company’s estimate for uncollectible receivables based on a review of specific accounts and the Company’s historical collection experience. The Company writes off specific accounts against the allowance based on an ongoing review of collectability, as well as management’s past experience with the customers.

Property and Equipment

Property and equipment is recorded at cost and depreciated using the straight-line basis over the estimated useful lives of the respective asset. Routine maintenance, repairs and replacement costs are expensed as incurred and improvements that extend the useful life of the assets are capitalized. When property and equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recognized in operations.

Assets	Estimated Useful Life
Computer Equipment	3 years
Computer Hardware & Software	3 years
Office Equipment	3 years

Capitalized Software

The Company capitalizes costs related to the development of its internal accounting software and certain projects for internal use in accordance with ASC 350, Intangibles – Goodwill and Other. The Company capitalizes costs to develop its mobile application and website when preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed, and the software will be used as intended. Costs incurred during the preliminary planning and evaluation stage of the project and during the post implementation operational stage, including maintenance, are expensed as incurred. Costs incurred for enhancements that are expected to result in additional functionality are capitalized and expensed over the estimated useful life of the upgrades on a per project basis.

Impairment Long-Lived Assets

The Company reviews long-lived assets, including intangible and lease assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured first by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are impaired, an impairment loss would be recognized based on the excess of the carrying amount of the asset above the fair value of the asset.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset, or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). We classify fair value balances based on the observability of those inputs. The three levels of the fair value hierarchy are as follows:

Level 1 — Inputs based on unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data.

Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are both unobservable for the asset and liability in the market and significant to the overall fair value measurement.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. The Company establishes the fair value of its assets and liabilities using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a fair value hierarchy based on the inputs used to measure fair value. The recorded amounts of certain financial instruments, including accounts receivable, accounts payable, accrued expenses, debt at fixed interest rates, and other liabilities approximate fair value due to their relatively short maturities.

Revenue Recognition and Deferred Revenue

Revenue is accounted for in accordance with Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with Customers,” through the following steps:

■	Identify the contract with a customer;

■	Identify the performance obligations in the contract;

■	Determine the transaction price;

■	Allocate the transaction price to performance obligations in the contract; and

■	Recognize revenue when or as the Company satisfies a performance obligation.

The Company noted that through the buyer subscription agreements, the Company provides a service for buyers and sellers of film and TV content. Buyers: established and emerging broadcasters and streaming platforms. Sellers: major studios, independent producers and production companies around the world.

Subscription services

The Company sells content to its customers through subscriptions. Each subscription is determined to be a distinct performance obligation that is satisfied over the term of the subscription, normally one (1) to two (2) years. In general, the Company reports subscription revenue on a gross basis, ratably over the life of the contract, since the Company controls the content inventory before it is transferred to its customers. The Company’s control is evidenced by its sole ability to monetize the content inventory before it is transferred to its customers.

Contract liabilities

Contract liabilities consist of deferred revenue and include payments received in advance of the performance obligation under the contract. Such amounts are recognized over the contractual subscription period.

Other Revenue Policies

Applying the practical expedient in paragraph ASC 606-10-32-18, the Company does not assess whether a contract has a significant financing component if the expectation at contract inception is that the period between payment by the customer and the transfer of the promised products to the customer will be one year or less, which is the case with substantially all customers.

Applying the practical expedient in ASC 340-40-25-4, the Company recognizes the incremental costs of obtaining contracts as an expense when incurred if the amortization period of the assets that the Company otherwise would have recognized is one year or less. These costs are included in operating expenses under commission expense.

Cost of Services

Cost of services consists primarily of costs incurred for the licensing of content in order to fulfill customer subscriptions. In some cases, costs are prepaid based on minimum guarantees as outlined in the agreements or estimated payments for usage which are then reconciled at the end of the period to result in a prepayment asset.

Customer Concentration

For the year ended December 31, 2022, there were a total of two customers who accounted for more than 10% of revenues. The Company also had a total of four customers who accounted for more than 10% of the total receivables as of December 31, 2022.

For the year ended December 31, 2021, there were a total of three customers who accounted for more than 10% of revenues. The Company also had a total of three customers who accounted for more than 10% of the total receivables as of December 31, 2021.

Income Taxes

The Company accounts for income taxes using the liability method of accounting for income taxes.

Deferred tax assets are determined based on the difference between the financial statement basis and tax basis as well as net operating loss or other tax credit carryforwards, if any, and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that the related tax benefits will not be realized. If the Company’s assessment of the realizability of a deferred tax asset changes, an increase to a valuation allowance will result in a reduction of net earnings at that time, while the reduction of a valuation allowance will result in an increase of net earnings at that time.

The Company follows ASC Topic 740-10-65-1 in accounting for uncertainty in income taxes by prescribing rules for recognition, measurement, and classification in financial statements of tax positions taken or expected to be in a tax return. This prescribes a two-step process for the financial statement measurement and recognition of a tax position. The first step involves the determination of whether it is more likely than not (greater than 50 percent likelihood) that a tax position will be sustained upon examination, based on the technical merits of the position. The second step requires that any tax position that meets the more likely than not recognition threshold be measured and recognized in the financial statements at the largest amount of benefit that is a greater than 50 percent likelihood of being realized upon ultimate settlement. This topic also provides guidance on the accounting for related interest and penalties, financial statement classification and disclosure. The Company’s policy is that any interest or penalties related to uncertain tax positions are recognized in income tax expense when incurred. The Company has no uncertain tax positions or related interest or penalties requiring accrual at December 31, 2022 and 2021.

Shared Based Compensation

The Company recognizes expense for share-based compensation awards based on the estimated fair value of the award on the date of grant.

The Company accounts for stock-based compensation under the provisions of ASC Topic 718. As noted above, ASC Topic 718 requires that share-based payment transactions with employees and non-employees, in certain cases, be recognized in the financial statements based on their fair value.

The Company uses a Black-Scholes-Merton option-pricing model to estimate the fair value of its stock option awards. The key assumptions included within the Black-Scholes model include estimates of the Company’s future volatility, the requisite service period for its stock options, option exercise behavior, the number of options expected to ultimately vest, and the timing of vesting for the Company’s share-based awards. The Company accounts for forfeitures of employees as they occur.

Options granted to nonemployees are accounted for the same as options granted to employees that contain a substantive requisite service period and/or substantive performance condition. Expense is recognized based on the vesting schedule and/or probability of the performance condition(s) within each Agreement and the contract period. Options granted to non-employees that do not contain ongoing service requirements within the Stock Option agreements do contain an expiration date, at which time they expire. In these cases, the Company will recognize stock compensation expense for the full amount of the award immediately upon the grant date.

Research and Development

The Company expenses research and development costs as incurred, except for certain internal-use software development costs, which may be capitalized as noted above. Research and development expenses consist primarily of software development costs, including employee compensation and external contractors, associated with the ongoing development of the Company’s technology. Research and development expenses as of December 31, 2022 and 2021, were approximately $432,000 and $132,000.

Advertising

The Company expenses advertising costs as incurred. Advertising expenses were approximately $158,000 and $113,000 for the for the year ended December 31, 2022 and 2021, which are included in sales and marketing expenses in the accompanying statement of operations, respectively.

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity,” which signifies the accounting for certain financial instruments with characteristics of liability and equity, including convertible instruments and contracts on an entity’s own equity. The standard reduces the number of models used to account for convertible instruments, removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and requires the if-converted method for calculation of diluted earnings per share for all convertible instruments. The ASU is effective for the Company for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2021. The adoption of ASU 2020-06 did not have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326). This standard requires a new method for recognizing credit losses that is referred to as the current expected credit loss (“CECL”) method. The CECL method requires the recognition of all losses expected over the life of a financial instrument upon origination or purchase of the instrument unless the Company elects to recognize such instruments at fair value with changes in profit and loss (the fair value option). This standard is effective for the Company for fiscal years beginning after December 15, 2022. Management is currently evaluating the potential impact of this guidance on its financial statements.

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 clarifies and simplifies accounting for income taxes by eliminating certain exceptions for intra period tax allocation principles, and recognition of deferred taxes for outside basis differences in an investment, among other updates. The adoption of ASU 2019-12 did not have a material impact on the financial statements.

Foreign currency translation

Foreign currency transactions are translated from Singapore dollars into the reporting currency of U.S. dollars using the exchange rates prevailing at the date of the transactions. Foreign currency monetary assets and liabilities are translated into U.S. dollars at the rates of exchange prevailing at the balance sheet date, and the exchange differences arising are recognized in the statement of operations.

Note 4 — Revenue

The following table summarizes the Company’s disaggregated revenues by service type:

	Year ended December 31, 2022	Year ended December 31, 2021
Subscription revenues (over-time)	$2,522,489	$942,954
Storage and delivery revenue	5,228	31,206
Total	$2,527,717	$974,160

Deferred Revenue

Deferred revenues consist of payments received in advance of performance for subscription plans. The Company classifies these liabilities as either current or non-current liabilities based on the expected timing of recognition of related revenue.

The following table summarizes the change in deferred revenue:

	Year ended December 31, 2022	Year ended December 31, 2021
Deferred revenue, beginning of the period	$58,335	$55,651
Revenue deferred	1,354,837	203,123
Revenue earned	(803,473)	(200,439)
Deferred revenue, as of the end of the period	$609,698	$58,335

At December 31, 2022 and 2021, deferred revenues increased by approximately $511,000 and $3,000, respectively, as a result of new customers who have prepaid based on their contracts for services to be provided in the subsequent fiscal year.

Note 5 — Prepaid Expenses and other receivable

Prepaid expenses and other receivable primarily consisted of minimum guarantees as outlined in the agreements and overage of estimated payments for usage. As of December 31, 2022 and 2021, total prepayments to sellers for content was $312,136 and $218,854, respectively.

Note 6 — Property and Equipment

The following table summarizes property and equipment:

	Year ended December 31, 2022	Year ended December 31, 2021
Computer Equipment	$15,214	$6,532
Computer Hardware and Software	47,849	47,849
Office Equipment	1,842	1,842
Total Cost	64,905	56,223
Less: Accumulated depreciation	(54,934)	(51,641)
Property and Equipment, net	$9,971	$4,582

Depreciation expense was $3,294 and $18,741 for the years ended December 31, 2022 and 2021, respectively.

Note 7 — Intangible Assets

Intangible Assets

The following table summarizes intangible assets:

	Useful	December 31,
	Life	2022	2021
Capitalized software development costs	5 years	$89,995	$89,995
Less: Accumulated Amortization		(40,208)	(22,209)
Total intangibles, net		$49,787	$67,786

Amortization expense was $17,999 and $17,999 for the years ended December 31, 2022 and 2021, respectively.

As of December 31, 2022, estimated future amortization expense is expected as follows:

2023	$17,999
2024	17,999
2025	13,789
$49,787

Note 8 — Related Party Transactions

Other Liability – related party

On December 28, 2021, the Company received $9,973 from an affiliate entity under common ownership. As of December 31, 2022 and 2021, the outstanding payable amount was $9,973.

Note Payable – related party

In April 2022 and December 2022, the Company borrowed $200,722 and $38,961, respectively, from the CEO of the Company (see Note 9).

Note 9 — Accrued Expenses

The following table summarizes accrued expenses:

	December 31,
	2022	2021
Accrued commission expense	$7,036	$17,438
Accrued research and development expenses	14,360	5,405
Accrued content acquisition expenses	2,700	236,224
Accrued professional fees	15,376	-
Accrued advertising and marketing expenses	4,290	-
Accrued office and general expenses	2,039	-
Accrued state taxes	825	-
Total accrued expenses	$46,626	$259,067

Note 10 — Debt

The components of debt, along with the principal amounts, starting date, maturity dates, interest rates and balances as of December 31, 2022 and 2021 are as follows:

	Principal amount loans / limit credit	Starting	Maturity	Interest	December 31,
	lines	date	date	rate	2022	2021
Loans
Unsecured loans
1	200,723	4/1/2022	3/1/2028	4.5%	$200,722	$-
2	38,961	12/1/2022	7/1/2028	4.5%	38,961	-
Total unsecured loans					239,683	-
Less: current portion					22,527	-
Total long-term debt					$217,156	$-

The unsecured loans of the Company are with a related party of the Company. Interest expense related to the debt for the years ended December 31, 2022 and 2021 was $7,030 and $-0-, respectively.

As of December 31, 2022, aggregate principal repayments of total debt for the next five years are as follows:

2023	$22,527
2024	47,650
2025	49,839
2026	52,129
2027	54,523
Thereafter	13,015
$239,683

Note 11 — Share Based Compensation

Employee Share Option Plan

In 2019, the Company adopted its Employee Share Option Plan (“the Plan”). The Plan provides for grants of equity-based awards to employees, non-employee directors and officers, and advisors of the company (“Eligible Individual”). The Plan is designed to promote the interests of the company using equity investment interests to attract, motivate, and retain individuals. A maximum of 1,375,000 shares are authorized under the Plan. Generally, stock options granted from the Plan have a contractual term of ten years from the date of the grant and vest over one to four years.

The Company has issued stock options to various consultants and advisors of the Company. As of December 31, 2022, there were 481,087 securities remaining available for future issuance under the Plan.

Stock-Based Compensation Valuation Assumptions

The fair value of each stock option is estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table. Stock-based compensation expense related to stock options is based on the fair value on the date of grant and is amortized over the vesting period, generally between 2 to 4 years. Expected volatilities are based on historical pricing of guideline companies over the expected term. The expected term of stock options granted is based on the practical expedient and estimated the expected term as the midpoint between the vesting date and the contractual term. The risk-free rate for periods within the contractual life of the stock option is based on the U.S. Treasury yield curve in effect at the time of grant.

The following weighted-average assumptions were used for grants issued during 2022 and 2021 under the ASC No. 718 requirements:

	2022	2021
Weighted average risk-free rate	1.60%	0.88%
Weighted average volatility	133.83%	121.37%
Dividend yield	0.00%	0.00%
Expected term	3.1 years	3.8 years

The Company estimates forfeitures, based on historical activity, at the time of grant and revised if necessary in subsequent periods if actual forfeiture rates differ from those estimates. Stock-based compensation expense during the years ended December 31, 2022 and 2021 was $127,261 and $64,969, respectively.

Stock Option Activity

The following table summarizes stock option activities for the years ended December 31, 2022 and 2021:

	Outstanding Options	Weighted Average Exercise Price per Share
Outstanding January 1, 2021	390,893	$0.113
Granted	341,020	0.696
Outstanding December 31, 2021	731,913	0.517
Granted	180,000	0.721
Forfeited	(18,000)	0.010
Outstanding December 31, 2022	893,913	$0.649

Weighted average remaining life	3.5
Intrinsic value	$0.27
Options vested and exercisable at December 31, 2022	492,125	$0.649

The per-share weighted average grant-date fair value of stock options granted during the year ended December 31, 2022 and 2021 was $174,222 and $273,444, respectively. A deferred tax asset generally would be recorded related to the expected future tax benefit from the exercise of the non-qualified stock options. However, due to a history of net operating losses (“NOLs”), a full valuation allowance has been recorded related to the tax benefit for non-qualified stock options.

As of December 31, 2022, there was approximately $400,000 of unrecognized share based compensation expected to be recorded over the next four years.

Note 12 — Stockholders’ Deficit

Common Stock

As of December 31, 2022 and 2021, the Company had 9,959,996 shares of common stock issued, authorized and outstanding at $0.0001 par value per share.

As of December 31, 2022 and 2021, the Company had 2,998,730 shares of series seed-2 stock issued, authorized and outstanding at $0.0001 par value per share.

As of December 31, 2022 and 2021, the Company had 1,497,873 shares of series A-1 preferred stock issued, authorized and outstanding at $0.0001 par value per share.

Note 13 — Commitments and contingencies

Other Legal Matters

From time to time in the ordinary course of business, the Company may be subject to various claims, charges, and litigation. At December 31, 2022, the Company did not have any pending claims, charges or litigation that were expected to have a material adverse impact on its financial position, results of operations or cash flows.

Note 14 — Income Taxes

The following represents the components of the Company’s deferred tax assets and liabilities at December 31, 2022 and 2021:

	2022	2021
Sec 174 Cost - Domestic and Foreign	$-	$-
Tax attribute carryforwards	630,571	451,258
Amortization and depreciation	-	-
Stock compensation	-	-
Allowance for bad debt	60,859
Interest expense	24	-
Total deferred tax asset	691,454	451,258
Less: Valuation Allowance	(691,454)	(451,258)
Net deferred tax asset (liability)	$-	$-

As of December 31, 2022, the Company had federal net operating loss carryforwards of approximately $70,406, which may be available to reduce future taxable income, and may be carried forward indefinitely.

In accordance with FASB ASC Topic 740, Accounting for Income Taxes, the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of net operating loss carryforwards. The Company has determined that it is more likely than not that the Company will not recognize the benefits of federal and state deferred tax assets and, as a result, a full valuation allowance of $691,454 and $451,258 has been established at December 31, 2022 and 2021, respectively. The valuation allowance increased by $240,196 during the year ended December 31, 2022.

A reconciliation of income tax (expense) benefit at the statutory federal income tax rate and income taxes as reflected in the financial statements are as follows:

	For the year ended December 31,
	2022	2021
Federal tax expense	(308,388)	(184,761)
State tax expense, net of federal benefit	652	-
Stock compensation	26,724	-
Change in valuation allowance	240,196	193,365
Foreign rate differential	50,862	35,193
True up and other	(9,221)	(43,797)
Total provision for income taxes	825	-

The Company had no unrecognized tax benefits or related interest and penalties accrued for the year ended December 31, 2022 and December 31, 2021.

Note 15 — Subsequent Events

The Company has evaluated and recognized or disclosed subsequent events, as appropriate, from the balance sheet date through June 7, 2023, the date the consolidated

ANNEX A

BUSINESS COMBINATION AGREEMENT

by and among

AURA FAT PROJECTS ACQUISITION CORP,
as Acquiror,

ALLRITES HOLDINGS PTE. LTD.,
as the Company,

and

Meta Gold Pte. Ltd.,
as the Company Shareholder Representative

dated as of May 7, 2023

Article I CERTAIN DEFINITIONS		Annex A-3

Section 1.1.	Definitions	Annex A-3
Section 1.2.	Construction	Annex A-12
Section 1.3.	Knowledge	Annex A-12

Article II EXCHANGE		Annex A-13

Section 2.1.	Amendment & Restatement of Acquiror Charter	Annex A-13
Section 2.2.	The Exchange	Annex A-13
Section 2.3.	Effects of the Exchange	Annex A-13
Section 2.4.	Closing; Effective Time	Annex A-13
Section 2.5.	Closing Deliverables	Annex A-13

Article III EFFECTS OF THE EXCHANGE ON ACQUIROR AND COMPANY EQUITY SECURITIES		Annex A-14

Section 3.1.	Exchange Consideration, Earnout Consideration, and Conversion of Company Securities	Annex A-14
Section 3.2.	Share Exchange Procedures	Annex A-16
Section 3.3.	Tax Withholding	Annex A-17

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		Annex A-17

Section 4.1.	Company Organization	Annex A-17
Section 4.2.	Subsidiaries	Annex A-18
Section 4.3.	Due Authorization	Annex A-18
Section 4.4.	No Conflict	Annex A-19
Section 4.5.	Governmental Authorities; Consents	Annex A-19
Section 4.6.	Capitalization of the Company	Annex A-19
Section 4.7.	Capitalization of Subsidiaries	Annex A-20
Section 4.8.	Statutory Registers	Annex A-21
Section 4.9.	Financial Statements; Internal Controls	Annex A-21
Section 4.10.	Undisclosed Liabilities	Annex A-22
Section 4.11.	Litigation and Proceedings	Annex A-23
Section 4.12.	Legal Compliance	Annex A-23
Section 4.13.	Contracts; No Defaults	Annex A-24
Section 4.14.	Company Benefit Plans	Annex A-27
Section 4.15.	Labor Relations; Employees	Annex A-28
Section 4.16.	Taxes	Annex A-31
Section 4.17.	Insurance	Annex A-32
Section 4.18.	Licenses	Annex A-33
Section 4.19.	Equipment and Other Tangible Property	Annex A-33
Section 4.20.	Real Property	Annex A-33
Section 4.21.	Intellectual Property	Annex A-34

Annex A-i

Section 4.22.	Privacy and Cybersecurity	Annex A-37
Section 4.23.	Environmental Matters	Annex A-37
Section 4.24.	Absence of Changes	Annex A-37
Section 4.25.	Anti-Corruption Compliance	Annex A-38
Section 4.26.	Anti-Money Laundering, Sanctions and International Trade Compliance	Annex A-39
Section 4.27.	Proxy/Registration Statement	Annex A-39
Section 4.28.	Vendors	Annex A-39
Section 4.29.	Government Contracts	Annex A-40
Section 4.30.	Sufficiency of Assets	Annex A-40
Section 4.31.	Investment Company	Annex A-40
Section 4.32.	Investigation	Annex A-40
Section 4.33.	Brokers’ Fees	Annex A-40
Section 4.34.	No Additional Representations or Warranties	Annex A-40

Article V REPRESENTATIONS AND WARRANTIES OF ACQUIROR		Annex A-40

Section 5.1.	Acquiror Organization	Annex A-41
Section 5.2.	Due Authorization	Annex A-41
Section 5.3.	No Conflict	Annex A-41
Section 5.4.	Litigation and Proceedings	Annex A-41
Section 5.5.	SEC Filings	Annex A-42
Section 5.6.	Internal Controls; Listing; Financial Statements	Annex A-42
Section 5.7.	Governmental Authorities; Consents	Annex A-43
Section 5.8.	Trust Account	Annex A-43
Section 5.9.	Investment Company Act; JOBS Act	Annex A-44
Section 5.10.	Absence of Changes	Annex A-44
Section 5.11.	No Undisclosed Liabilities	Annex A-44
Section 5.12.	Capitalization of Acquiror	Annex A-44
Section 5.13.	Brokers’ Fees	Annex A-45
Section 5.14.	Indebtedness	Annex A-45
Section 5.15.	Taxes	Annex A-45
Section 5.16.	Business Activities	Annex A-45
Section 5.17.	Nasdaq Stock Market Listing	Annex A-46
Section 5.18.	Proxy/Registration Statement	Annex A-46
Section 5.19.	No Outside Reliance	Annex A-46
Section 5.20.	Statutory Registers	Annex A-47
Section 5.21.	Legal Compliance	Annex A-47
Section 5.22.	Anti-Corruption Compliance	Annex A-47
Section 5.23.	Anti-Money Laundering, Sanctions and International Trade Compliance	Annex A-47
Section 5.24.	Investigation	Annex A-48
Section 5.25.	No Additional Representations or Warranties	Annex A-48

Article VI COVENANTS OF THE COMPANY		Annex A-48

Section 6.1.	Company Conduct of Business	Annex A-48
Section 6.2.	Inspection	Annex A-51
Section 6.3.	Preparation and Delivery of Additional Company Financial Statements	Annex A-51

Annex A-ii

Section 6.4.	Related Party Agreements	Annex A-51
Section 6.5.	Alternative Proposals	Annex A-51
Section 6.6.	Nasdaq Listing	Annex A-52
Section 6.7.	Notice of Developments	Annex A-52
Section 6.8.	No Trading	Annex A-52
Section 6.9.	Shareholder Litigation	Annex A-52
Section 6.10.	Joinder Agreement	Annex A-52
Section 6.11.	Encouragement of Company Shareholders to Exchange Shares	Annex A-52

Article VII COVENANTS OF ACQUIROR		Annex A-53

Section 7.1.	Trust Account Proceeds and Related Available Equity	Annex A-53
Section 7.2.	Nasdaq	Annex A-53
Section 7.3.	No Solicitation by Acquiror	Annex A-53
Section 7.4.	Conduct of Business	Annex A-53
Section 7.5.	Acquiror Public Filings	Annex A-54
Section 7.6.	Shareholder Litigation	Annex A-54
Section 7.7.	Section 16 Matters	Annex A-55
Section 7.8.	Employee Matters; No Third-Party Beneficiaries	Annex A-55
Section 7.9.	Post-Closing Directors and Officers of Acquiror	Annex A-55
Section 7.10.	Support Pool	Annex A-55
Section 7.11.	Notice of Developments	Annex A-56

Article VIII JOINT COVENANTS		Annex A-56

Section 8.1.	Regulatory Approvals; Other Filings	Annex A-56
Section 8.2.	Preparation of Proxy/Registration Statement; Acquiror Shareholders’ Meeting and Approvals	Annex A-57
Section 8.3.	Support of Transaction	Annex A-59
Section 8.4.	Further Actions	Annex A-59
Section 8.5.	Transfer Taxes	Annex A-61
Section 8.6.	Cooperation; Consultation	Annex A-61
Section 8.7.	Indemnification and Insurance	Annex A-61

Article IX CONDITIONS TO OBLIGATIONS		Annex A-62

Section 9.1.	Conditions to Obligations of Acquiror and the Company at Closing	Annex A-62
Section 9.2.	Conditions to Obligations of Acquiror at Closing	Annex A-63
Section 9.3.	Conditions to the Obligations of the Company at Closing	Annex A-65

Article X TERMINATION/EFFECTIVENESS		Annex A-66

Section 10.1.	Termination	Annex A-66
Section 10.2.	Break Fee	Annex A-66
Section 10.3.	Effect of Termination	Annex A-66

Annex A-iii

Article XI MISCELLANEOUS		Annex A-67

Section 11.1.	Trust Account Waiver	Annex A-67
Section 11.2.	Waiver	Annex A-67
Section 11.3.	Notices	Annex A-67
Section 11.4.	Assignment	Annex A-69
Section 11.5.	Rights of Third Parties	Annex A-69
Section 11.6.	Expenses	Annex A-69
Section 11.7.	Governing Law	Annex A-69
Section 11.8.	Headings; Counterparts	Annex A-69
Section 11.9.	Electronic Execution of the Agreement and Certain Other Documents	Annex A-69
Section 11.10.	Company and Acquiror Disclosure Letters	Annex A-69
Section 11.11.	Entire Agreement	Annex A-70
Section 11.12.	Amendments	Annex A-70
Section 11.13.	Publicity	Annex A-70
Section 11.14.	Severability	Annex A-70
Section 11.15.	Jurisdiction; Waiver of Jury Trial	Annex A-70
Section 11.16.	Enforcement	Annex A-71
Section 11.17.	Non-Recourse	Annex A-71
Section 11.18.	Non-Survival of Representations, Warranties and Covenants	Annex A-71
Section 11.19.	Conflicts and Privilege	Annex A-71
Section 11.20.	Company Shareholder Representative	Annex A-72
Section 11.21.	Extension Option	Annex A-73

Exhibits

Exhibit A	Form of Share Exchange Agreement and Pre-Emption Waiver Letter
Exhibit B	Acquiror Amended & Restated Charter
Exhibit C	Company Holders Support Agreement
Exhibit D	Sponsor Support Agreement
Exhibit E	Registration Rights Agreement
Exhibit F	Form of Restrictive Covenant Agreement
Exhibit G	Form of Joinder Agreement

Annexes

Annex A	Retained Shares
Annex B	List of expired contracts
Annex C	Company’s Governing Documents Requirements

Annex A-iv

INDEX OF DEFINED TERMS

Section 1.1
Acquiror	Section 1.1Preamble
Acquiror Acquisition Proposal	Section 1.1
Acquiror A&R Charter	Section 2.1
Acquiror Board	Section 8.2(b)(iii)
Acquiror Board Recommendation	Section 8.2(b)(iii)
Acquiror Class A Ordinary Shares	Section 1.1
Acquiror Class B Ordinary Shares	Section 1.1
Acquiror Cure Period	Section 10.1(g)
Acquiror Disclosure Letter	Article V
Acquiror Financial Statements	Section 5.6(d)
Acquiror Fundamental Representations	Section 1.1
Acquiror Indemnified Parties	Section 8.7(a)
Acquiror Ordinary Shares	Section 1.1
Acquiror SEC Filings	Section 5.5
Acquiror Share Redemption	Section 1.1
Acquiror Shareholder Approval	Section 1.1
Acquiror Shareholders	Section 1.1
Acquiror Shareholders’ Meeting	Section 8.2(b)(i)
Acquiror Shares	Section 5.12(a)
Acquiror Transaction Expenses	Section 1.1
Acquiror Warrants	Section 1.1
ACRA	Section 1.1
Action	Section 1.1
Affiliate	Section 1.1
Aggregate Exchange Consideration	Section 1.1
Agreement	Preamble
Agreement End Date	Section 10.1(e)
AICPA	Section 1.1
Allrites Group	Section 11.19(a)
Alternative Proposal	Section 1.1
Ancillary Documents	Section 1.1
Anti-Bribery Laws	Section 1.1
Anticorruption Laws	Section 4.25(a)
Anti-Money Laundering Laws	Section 1.1
Antitrust Laws	Section 1.1
Assignment, Assumption and Amendment Agreement	Recitals
Audited Financial Statements	Section 4.9(a)
Aura Fat Projects Group	Section 11.19(a)
Business Combination	Section 1.1
Business Day	Section 1.1
Cayman Companies Act	Section 1.1
Cayman Registrar	Section 1.1
Closing	Section 2.4(a)
Closing Date	Section 2.4(a)
Closing Funding Commitment	Section 8.4(a)(ix)
Code	Section 1.1
Company	Preamble
Company Benefit Plan	Section 1.1
Company Cure Period	Section 10.1(e)
Company Disclosure Letter	Article IV
Company Fundamental Representations	Section 1.1
Company H1 Financial Statements	Section 6.3(c)
Company Holders Support Agreement	Recitals

Annex A-v

Company Incentive Plans	Section 1.1
Company Indemnified Parties	Section 8.7(a)
Company Material Adverse Effect	Section 1.1
Company Non-Voting Shares	Section 1.1
Company Ordinary Shares	Section 1.1
Company Preference Shares	Section 1.1
Company Registered Intellectual Property	Section 4.21(a)
Company Related Party	Section 1.1
Company Shareholders	Section 1.1
Company Shareholder Representative	Section 1.1
Company Shares
Company Transaction Expenses	Section 1.1
Confidentiality Agreement	Section 1.1
Contracts	Section 1.1
Copyleft License	Section 1.1
COVID-19	Section 1.1
COVID-19 Measures	Section 1.1
D&O Indemnified Parties	Section 8.7(a)
Disclosure Letter	Section 1.1
Dollars	Section 1.1
Effective Time	Section 2.4(b)
Environmental Laws	Section 1.1
Equity Securities	Section 1.1
Events	Section 1.1
Exchange	Section 2.2
Exchange Act	Section 1.1
Exchange Agent	Section 3.2(a)
Exchange Consideration	Section 3.1
Exchange Objection	Section 8.4(d)
Financial Statements	Section 4.9(a)
GAAP	Section 1.1
Governing Documents	Section 1.1
Government Official	Section 1.1
Governmental Authority	Section 1.1
Governmental Authorization	Section 4.5
Governmental Order	Section 1.1
Hazardous Material	Section 1.1
Indebtedness	Section 1.1
Intellectual Property	Section 1.1
Intended Tax Treatment	Recitals
Interim Period	Section 6.1
International Trade Laws	Section 1.1
Investment Company Act	Section 1.1
IPO	Section 11.1
IRS	Section 1.1
JOBS Act	Section 1.1
Key Executive	Section 1.1
Law	Section 1.1
Leased Real Property	Section 1.1
Legal Proceedings	Section 4.11
Letter of Transmittal	Section 3.2(b)
Licenses	Section 1.1
Lien	Section 1.1
Material In-Licenses	Section 4.13(a)(xi)
Nasdaq	Section 2.5(a)(ii)
Nelson Mullins	Section 11.19(a)

Annex A-vi

Non-Recourse Parties	Section 11.17(b)
Open-Source License	Section 1.1
Open-Source Materials	Section 1.1
PCAOB	Section 1.1
Permitted Liens	Section 1.1
Person	Section 1.1
Pool Investors	Section 7.10
Pool Securities	Section 7.10
Pool Shares	Section 7.10
Pool Subscription Documents	Section 7.10
Pre-Emption Waiver Letter	Section 1.1
Prospectus	Section 11.1
Proxy/Registration Statement	Section 8.2(a)(i)
Public Shareholders	Section 11.1
Q1 Financial Statements	Section 4.9(a)
Real Property Leases	Section 4.20(b)
Registration Rights Agreement	Recitals
Regulation S-X	Section 1.1
Regulatory Approvals	Section 8.1(a)
Related Party Agreements	Section 4.13(a)(vi)
Released Claims	Section 11.1
Representatives	Section 1.1
Requisite Company Shareholders	Section 1.1
Restraint	Section 9.1(f)
Restricted Person	Section 1.1
Restricted Share Award	Section 1.1
Restrictive Covenant Agreement	Section 1.1
Sanctioned Jurisdiction	Section 1.1
Sanctioned Person	Section 1.1
Sanctions	Section 1.1
Sarbanes-Oxley Act	Section 1.1
SEC	Section 1.1
Securities Act	Section 1.1
Singapore	Section 1.1
Singapore Companies Act	Recitals
Share Exchange Agreement	Section 1.1
Sponsor	Section 1.1
Sponsor Support Agreement	Recitals
Subsidiary	Section 1.1
Tax Return	Section 1.1
Taxes	Section 1.1
Terminating Acquiror Breach	Section 10.1(g)
Terminating Company Breach	Section 10.1(e)
Top Vendors	Section 4.28(a)
Transaction Document	Section 1.1
Transaction Proposals	Section 8.2(a)(i)
Transactions	Section 1.1
Transfer Taxes	Section 8.5
Treasury Regulations	Section 1.1
Trust Account	Section 11.1
Trust Agreement	Section 5.8
Trustee	Section 5.8
U.S. Benefit Plan	Section 1.1
Working Capital Loans	Section 1.1

Annex A-vii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of May 7, 2023 (this “Agreement”), is made and entered into by and among Aura FAT Projects Acquisition Corp, a Cayman Islands exempted company limited by shares, with company registration number 384483 (“Acquiror”), and Allrites Holdings Pte Ltd., a Singapore private company limited by shares, with company registration number 201703484C (the “Company”) and Meta Gold Pte. Ltd., a Singapore exempt private company limited by shares, with company registration number 202001973W, in its capacity as the representative for the shareholders of the Company (“Company Shareholder Representative”). The Acquiror, the Company, and the Company Shareholder Representative, and each Company Shareholder who becomes a party pursuant to a Joinder Agreement, are each referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Company is a global marketplace for film and television content rights;

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, immediately prior to the Closing of the Transactions, but contingent upon the Closing, the Company shall effect a capital restructuring whereby each then outstanding (i) restricted ordinary share of the Company will be converted into Company Ordinary Shares (as defined in Section 1.1), (ii) Company Non-Voting Share will be converted into Company Ordinary Shares, (iii) Company Preference Share will be converted into Company Ordinary Shares, (iv) the Company Options will become vested and exercisable for Company Shares and (v) any Retained Shares (as defined below) will be converted into Company Ordinary Shares (collectively, the “Company Share Recapitalization”);

WHEREAS, immediately prior to the Closing of the Transactions, upon the terms and subject to the conditions set forth herein, but contingent upon the Closing, each of the Option Holders will (a) exercise each of the Options for Company Ordinary Shares and (b) retain such Company Ordinary Shares received upon exercise of the Options as well as the remaining Company Ordinary Shares set forth opposite each Option Holder’s name on Annex A (collectively, the “Retained Shares”);

WHEREAS, following the Company Share Recapitalization, the Parties hereto desire and intend to effect a business combination transaction whereby upon the terms and subject to the conditions of this Agreement, in accordance with Section 126 of the Companies Act 1967 of Singapore (the “Singapore Companies Act”), as soon as practicable following the Effective Time (defined in Section 1.1) and pursuant to or in connection with the Exchange (defined in Section 2.2), each Company Share issued and outstanding immediately prior to the Effective Time shall be transferred to Acquirer in exchange for the right of each holder of the Company Shares (each, a “Company Shareholder”) to receive, such number of newly issued Acquiror Shares as determined in accordance with this Agreement;

WHEREAS, for U.S. federal income tax purposes, each of the Parties hereto intends that (i) the Company Share Recapitalization qualifies as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code and the Treasury Regulations thereunder, (ii) the Exchange qualifies as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder, and (iii) the imposition of the Earnout Threshold during the Earnout Period (each as defined in Section 1.1) qualifies as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code and the Treasury Regulations thereunder, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Sections 354 and 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”);

WHEREAS, the Acquiror Board has (i) determined that it is advisable for Acquiror to enter into this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby (collectively, including with the Exchange, the “Transactions”) and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the Transactions contemplated hereby and thereby by the shareholders of Acquiror (the “Acquiror Shareholders”);

Annex A-1

WHEREAS, the board of directors of the Company has (i) determined that it is advisable for the Company to enter into this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the business combination contemplated under this Agreement and in accordance with the terms hereof, Acquiror shall provide an opportunity to the Acquiror Shareholders to have their outstanding publicly held Acquiror Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, effective upon the execution and delivery of this Agreement, the Requisite Company Shareholders (as defined below) have each executed and delivered to Acquiror the Company Holders Support Agreement in the form attached hereto as Exhibit C (the “Company Holders Support Agreement”), pursuant to which (i) the Requisite Company Shareholders have agreed, among other things, to (a) to vote against any proposals at any meeting of the Company Shareholders and withhold any written consent to any proposal that would impede in any material respect the Transactions and the other transactions contemplated hereby and thereby and (b) not to transfer any Company Shares held by such Requisite Company Shareholders;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, effective upon the execution and delivery of this Agreement, the Requisite Company Shareholders have agreed to a lock-up of the Acquiror Shares they will receive pursuant to the Exchange (subject to certain exceptions) for a period of twelve (12) months following the Closing;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, each Key Executive (as defined below) is entering into a Restrictive Covenant Agreement, in the form attached hereto as Exhibit F with Acquiror which will automatically become effective upon the Closing;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement in the form attached hereto as Exhibit D (the “Sponsor Support Agreement”) pursuant to which the Sponsor has agreed to, among other things, (i) appear at the Acquiror Shareholders’ Meeting for purposes of constituting a quorum, and (ii) vote to adopt and approve this Agreement and the other documents contemplated hereby (including the business combination contemplated under this Agreement) and the transactions contemplated hereby and thereby;

WHEREAS, prior to or simultaneously with the execution and delivery of this Agreement, the Acquiror entered into an amendment to Letter Agreement dated April 12, 2022 with the Sponsor, with respect to its Founder Shares and Private Placement Warrants, as defined in the registration statement on Form S-1, File No. 333-263717, relating to Acquiror’s initial public offering (the “Amendment to Letter Agreement”); and

WHEREAS, effective upon the execution of this Agreement, Acquiror, the Sponsor, certain Company Shareholders and their respective Affiliates, entered into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit E, which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror and the Company agree as follows:

Annex A-2

Article I
CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Acquisition Proposal” means (i) any Business Combination, in one transaction or a series of transactions, involving Acquiror or any of its current or future controlled affiliates or involving all or a material portion of the assets, equity securities or businesses of Acquiror or its current or future controlled affiliates (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (ii) any equity or similar investment in or by Acquiror and/or any of its controlled affiliates, in each case, other than the Transactions.

“Acquiror Board” has the meaning in Section 8.2(b)(i).

“Acquiror Board Recommendation” has the meaning in Section 8.2(b)(iii).

“Acquiror Class A Ordinary Shares” means Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Ordinary Shares” means Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Acquiror Organization), Section 5.2 (Due Authorization), Section 5.10 (Absence of Changes), Section 5.12 (Capitalization of Acquiror) and Section 5.13 (Brokers’ Fees).

“Acquiror Governing Documents” means Acquiror’s Second Amended and Restated Memorandum and Articles of Association.

“Acquiror Ordinary Shares” means Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Ordinary Shares to have the Acquiror redeem all or a portion of the Acquiror Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Shareholder Approval” means (a) the approval of the Transactions, this Agreement and the other Transaction Documents by Ordinary Resolution (as defined in Acquiror’s Governing Documents), and (b) the approval of any other proposals as the SEC (or staff member thereof) indicates (i) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (ii) are required to be approved by the shareholders of Acquiror in order for the Closing to be consummated.

“Acquiror Shareholders” has the meaning set forth in the Recitals.

“Acquiror Shareholders’ Meeting” has the meaning in Section 8.2(b)(i).

“Acquiror Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by Acquiror, Sponsor or its Affiliates (whether or not billed or accrued for) as a result of or in connection with Acquiror’s negotiation, documentation and consummation of the Transactions, including (a) all fees (excluding fees of the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions), costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, (b) any and all filing fees to the Governmental Authorities in connection with the Transactions, and (c) all amounts accrued and outstanding under any Working Capital Loan as of the Closing.

Annex A-3

“Acquiror Warrants” means the warrants to purchase one (1) Acquiror Class A Ordinary Share at an exercise price of $11.50 issued prior to the date of this Agreement or to be issued to the Sponsor following the date of this Agreement in respect of any Working Capital Loans.

“ACRA” means the Singapore Accounting and Corporate Regulatory Authority.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Exchange Consideration” means the sum of all Acquiror Class A Ordinary Shares receivable by the Company Shareholders pursuant to Section 3.1.

“Alternative Proposal” means, with respect to the Company and its Subsidiaries, (i) any acquisition or purchase by any third party, directly or indirectly, of any shares of any class of outstanding voting or equity securities of the Company or any of its subsidiaries, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any third-party beneficially owning any shares of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (ii) any merger, acquisition, amalgamation, consolidation, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 10% or more of the net revenues, net income or assets of the Company or any of its subsidiaries, (iii) retaining advisors, selecting underwriters, or otherwise commencing any work in relation to an initial public offering (other than in cooperation with the Acquiror), or resolving to make, or making, any filing or submission for an initial public offering with any stock exchange or regulator (other than in cooperation with the Acquiror), or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 10% or more of the net revenues, net income or assets of the Company or any of its Subsidiaries.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit or to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, including without limitation, Share Exchange Agreement, Third Amended and Restated Memorandum of Association, Company Holders Support Agreement, Sponsor Support Agreement, Restrictive Covenant Agreement, Registration Rights Agreement, and Joinder Agreement.

“Anti-Bribery Laws” means any applicable Laws relating to corruption and the anti-bribery and accounting provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, the Prevention of Corruption Act (Chapter 241 of Singapore), the Indonesian Law No. 31 of 1999 on Eradication of Corruption (as amended by Law No. 20 of 2001) and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials) and any similar Law that prohibits bribery or corruption.

“Anti-Money Laundering Laws” means, the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which the Company or any of its Subsidiaries operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any relevant Governmental Authority.

Annex A-4

“Antitrust Laws” means any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“ARR” or “Annualized Recurring Revenue” means, as to any fiscal year, the gross amount of recurring revenue recognized that a company expects to generate solely from the sale of products and services to its contracted subscription customer base in the 12 months after the end of that fiscal year, expected revenue determined in accordance with GAAP.

“Bonus Plan” means any agreement, award, or other document granting Options in the Company between the date of this Agreement and the business day before Closing.

“Break Fee” has the meaning set forth in Section 10.2.

“Business Combination” has the meaning set forth in Article 1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Deadline” means the date by which Acquiror must consummate a Business Combination (as such term is defined in the Acquiror’s Governing Documents), which is July 18, 2023 as of the date of this Agreement, pursuant to the Extension Option in accordance with the Acquiror Governing Documents.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Singapore or Governmental Authorities in the Cayman Islands are customarily closed.

“Cayman Companies Act” means The Companies Act (as amended) of the Cayman Islands.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Company Benefit Plan” means any plan, policy, program, practice, or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program, practice or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) in writing or (ii) funded, but excluding in each case any statutory plan, program, practice or arrangement that is required under applicable law and maintained by any Governmental Authority.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first sentence of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries), Section 4.24 (Absence of Changes) and Section 4.33 (Brokers’ Fees).

“Company Holders Support Agreement” has the meaning set forth in the Recitals.

“Company Incentive Plans” means collectively the Employee Share Option Plan of Allrites Holdings PTE LTD, as amended to date, and the Bonus Plan.

Annex A-5

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would in all likelihood be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Company to consummate the Transactions; provided, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an Event under clause (i) of the definition of a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure in and of itself of the Company to meet any projections or forecasts (provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a Company Material Adverse Effect except where such Event is otherwise excluded under any of clauses (a) through (e) or clauses (g) through (j) of this definition), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate, or (h) the commutation and effects of the Acquiror Share Redemption, (i) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with third parties (other than such impact on licenses with Governmental Authorities, which impact shall not be excluded); provided, further, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent such Event disproportionately and materially adversely affects the business, assets, liabilities, results of operations or condition of the Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which such Persons operate shall not be excluded from and shall be taken into account in the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to such similarly situated participants.

“Company Non-Voting Shares” means any non-voting shares in the capital of the Company, as defined in the Company’s Governing Documents as of the date hereof.

“Company Options” means options to acquire ordinary shares of the Company granted pursuant to the Employee Share Option Plan of Allrites Holdings PTE LTD.

“Company Ordinary Shares” means any ordinary shares in the capital of the Company, as defined in the Company’s Governing Documents as of the date hereof.

“Company Related Party” means any:

(a) member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of the Company or any of its Subsidiaries, or

(b) any director, officer or employee of the Company or any of its Subsidiaries with a title of Director (for the avoidance of doubt such title does not refer to a member of the board of directors) or higher or any immediate family member of the foregoing Persons, in each case of clauses (a) and (b), excluding the Company and any of its Subsidiaries.

“Company Preference Shares” means the Company’s Series Seed-2 Preferred Shares, Series A-1 Preferred Shares and any other preference shares in the capital of the Company and as defined in the Company’s Governing Documents as of the date hereof.

“Company Shareholder Representative” means Meta Gold Pte. Ltd., a Singapore exempt private company limited by shares, with company registration number 202001973W, or in the event of its inability to serve as Company Shareholder Representative, any replacement selected by a majority of the Company Shareholders.

Annex A-6

“Company Shareholders” means any holder of any Company Shares at Closing, including Option Holders who exercise their Options and become holders of Company Shares prior to Closing.

“Company Shares” means, collectively, the Company Ordinary Shares, the Company Non-Voting Shares and the Company Preference Shares.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by the Company or any of its Subsidiaries or Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, tail policy, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, and (b) any and all filing fees payable by the Company or any of its Subsidiaries or Affiliates to the Governmental Authorities in connection with the Transactions.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee.

“COVID-19” means SARS-CoV-2 or COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, direction or guidelines promulgated by any Governmental Authority, including the Singapore Ministry of Health, U.S. Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with or in response to COVID-19 for similarly situated companies.

“Definitive Financing Agreement” means a definitive financing agreement providing Post-Closing Financing executed and delivered by the Acquiror and the Post-Closing Financing Provider.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“Earnout Period” means, as to the First Earnout, Fiscal Year 2023, and as to the Second Earnout, Fiscal Year 2024.

“Earnout Threshold” means, as to the First Earnout, the Company reaching an ARR equal to or greater than $12,000,000 for Fiscal Year 2023, and as to the Second Earnout, the Company reaching an ARR equal to or greater than $20,000,000 Fiscal Year 2024.

“Effective Time” has the meaning set forth in Section 2.4(b).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Securities” means, with respect to any Person, any capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“Escrow Agent” means Continental Stock Transfer and Trust Company.

Annex A-7

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension Option” means the extension option exercisable by Acquiror pursuant to the Acquiror’s Governing Documents to extend the Business Combination Deadline by an additional six (6) months, subject to the terms and conditions provided therein.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Singapore company limited by shares are its certificate of incorporation and constitution, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a Cayman Islands exempted company limited by shares are its memorandum and articles of association.

“Government Official” means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), any candidate for political office, or any employee of a government owned or controlled entity.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, or (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any rights in or to intellectual property of any type or nature, throughout the world, including all: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, and internet domain names and social media handles, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (iv) trade secrets, know-how, processes, and other confidential information or proprietary rights.

“Intended Tax Treatment” shall have the meaning ascribed to it in the Recitals.

Annex A-8

“International Trade Laws” means all export, import, customs, anti-boycott, and other trade Laws or programs administered, enacted or enforced by any relevant Governmental Authority, including but not limited to: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection; (b) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, customs, anti-boycott, or other trade Laws or programs in any relevant jurisdiction to the extent they are applicable to the Company or any of its Subsidiaries.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Key Executive” means any of Riaz Mehta and Mike Parsons.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, rights of pre-emption, leases, subleases, licenses, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Loans” means (i) that certain loan agreement between Allrites Ltd, a Delaware corporation, and Riaz Mehta dated December 1, 2022 and (ii) that certain loan agreement between Allrites Ltd, a Delaware corporation, and Riaz Mehta dated April 1, 2022.

“Measured Performance Level” means with respect to any Earnout Period, the Company’s Annualized Recurring Revenue.

“Open-Source License” means any license meeting the Open-Source Definition (as promulgated by the Open-Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open-Source Initiative or any Creative Commons License. “Open-Source Licenses” shall include Copyleft Licenses.

“Open-Source Materials” means any software subject to an Open-Source License.

“Option” means each outstanding and unexercised option or right to purchase Company Shares, whether or not vested or exercisable, whether granted under any Company Incentive Plan or otherwise.

“Option Holders” means all holders of Company Options, including, but not limited to Option Holders pursuant to any Company Incentive Plan.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

Annex A-9

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP (with respect to the Company) or GAAP (with respect to Acquiror), (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business consistent with past practice with respect to the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (x) other Liens incurred in the ordinary course of business consistent with past practice that do not, individually or in the aggregate, materially and adversely affect the use of the property affected by such Lien, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, or the Acquiror (as applicable).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Post-Closing Financing” means one or more sources of post-Closing capital for the Acquiror by and between the Acquiror and the Post-Closing Financing Provider(s).

“Post-Closing Financing Provider” means the Person or Persons mutually acceptable to the Acquiror and the Company providing the Post-Closing Financing to the Acquiror.

“Pre-Emption Waiver Letter” means the pre-emption waiver letter to be executed by the Company or each Company Shareholder (as the case may be) waiving all of its rights of first refusal as set out in the Company’s Governing Documents.

“Regulation S-X” means 17 CFR Part 210.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives of such Person or its Affiliates.

“Requisite Company Shareholders” means: (a) Riaz Mehta, (b) Mike Parsons (at such time as he becomes a Company Shareholder prior to Closing following exercise of his Options), or (c) Company Shareholders otherwise holding, in the aggregate, a sufficient number of Company Shares to enable the passage of the Company Shareholder approval without the affirmative vote of any other Company Shareholder.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List.

“Restricted Share Award” means an award of restricted Company Ordinary Shares and/or Company Non-Voting Shares granted under a Company Incentive Plan.

“Restrictive Covenant Agreement” means an agreement by and between Acquiror and an officer of Acquiror in the form attached hereto as Exhibit F.

Annex A-10

“Sanctioned Jurisdiction” means any country or territory subject to comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Russia, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine).

“Sanctioned Person” means any Person that is (a) organized under the Laws of, or resident or located in, any Sanctioned Jurisdiction, (b) included on any list of Persons subject to Sanctions (including, but not limited to, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List and the Sectoral Sanctions Identification List; or any similar list maintained or administered by the United Nations Security Council, HM Treasury of the United Kingdom, the European Union, any European Union member state, or any other Governmental Authority where the Company or any of its Subsidiaries operates), or (c) owned fifty percent (50%) or more, directly or indirectly, controlled by, or acting on behalf or at the direction of any Person or Persons described in clauses (a) or (b).

“Sanctions” means those trade, economic and financial sanctions Laws, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including through the Department of the Treasury’s Office of Foreign Assets Control or the Department of State), (b) the European Union or any European Union member state, (c) the United Nations Security Council, (d) HM Treasury of the United Kingdom, or (e) any other Governmental Authority where the Company or any of its Subsidiaries operates.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Exchange Agreement” means an agreement between a Company Shareholder and Acquiror in substantially the form attached hereto as Exhibit A or in other form and substance acceptable to Acquiror in good faith providing for the exchange of that Company Shareholder’s Company Shares for Acquiror Class A Ordinary Shares at the Closing as contemplated below in this Agreement.

“Singapore” means the Republic of Singapore.

“Singapore Act” means the Companies Act (Cap. 50) of Singapore.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, and application programming and user interfaces, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work product used to design, plan, organize or develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (e) all documentation including user manuals and other training documentation relating to any of the foregoing and all media and other tangible property necessary for the delivery or transfer thereof.

“Sponsor” means Aura FAT Projects Capital LLC, a Cayman Islands limited liability company.

“Sponsor Support Agreement” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the Equity Securities or equity interests is owned, directly or indirectly, by such Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member or has the power to direct the policies, management and affairs of such entity, and a subsidiary is a “wholly-owned Subsidiary” of such Person when substantially all of the voting power of its Equity Securities or equity interests is owned or controlled by such Person.

Annex A-11

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, Equity Securities, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Transaction Documents” means, collectively, this Agreement, the Company Holders Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Share Exchange Agreements, the Restrictive Covenant Agreements, the Joinder Agreements and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto.

“Transaction Proposals” shall have the meaning ascribed to it in Section 8.2(b).

“Transactions” has the meaning set forth in the Recitals.

“U.S. Benefit Plan” means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any U.S.-resident employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, loan agreement or similar document, for the purpose of financing costs, expenses and other obligations incurred by Acquiror.

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Section 1.3. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company or words of similar import shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror or words of similar import shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of reasonable inquiries of direct reports.

Annex A-12

Article II
EXCHANGE

Section 2.1. Amendment & Restatement of Acquiror Charter. At the Effective Time, Acquiror’s Governing Documents, as in effect immediately prior to the Effective Time, shall have been amended and restated to read in their entirety in the form of the amended and restated memorandum and articles of association of Acquiror attached hereto as Exhibit B (the “Acquiror A&R Charter”), and, as so amended and restated, the Acquiror A&R Charter shall be the memorandum and articles of association of Acquiror, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

Section 2.2. The Exchange. Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing, (a) the Company shall deliver a Pre-Emption Waiver Letter duly executed by the authorized signatory of the Company, and (b) each Company Shareholder shall deliver to the Exchange Agent a Share Exchange Agreement and Pre-Emption Waiver Letter duly executed by that Shareholder, surrender all of his, her or its original certificates for the Company Shares, and deliver such other documents reasonably requested by the Acquiror and in exchange the Acquiror shall issue and cause the Exchange Agent to deliver to each Company Shareholder the amount of Acquiror Class A Ordinary Shares determined in accordance with the provisions of Section 3.1 below (the “Exchange”).

Section 2.3. Effects of the Exchange. At and after the Effective Time (as defined below), the Company Shareholders shall become shareholders of Acquiror, and the Company shall continue as a wholly owned Subsidiary of Acquiror.

Section 2.4. Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Exchange (the “Closing”) shall take place as soon as practicable following the time at which the conditions set forth in Section 9.1, Section 9.2 and Section 9.3 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Section 9.1, Section 9.2 and Section 9.3, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror and the Company shall execute, and as applicable, cause to be lodged with ACRA, such documents as may be required in accordance with the applicable provisions of the Singapore Companies Act or by any other applicable Law. The registration for the transfer of shares shall become effective once the electronic register of members of the Company is updated by the ACRA under section 196A(5) of the Singapore Companies Act (the “Effective Time”).

Section 2.5. Closing Deliverables.

(a) At the Closing, Acquiror will deliver or cause to be delivered to the Company:

(i)	the written resignations of all of the directors and officers of Acquiror, effective as of the Effective Time;

(ii)	a resolution of Acquiror appointing two directors who shall be designated by the Company, and one of which shall be an independent director within the meaning of Nasdaq Rule 5605(a)(2) of the Nasdaq Stock Market LLC (“Nasdaq”), and two persons who constitute independent directors within the meaning of Rule 5605(a)(2) of the Nasdaq, and who are mutually acceptable to Acquiror and the Company as the directors of Acquiror, effective as of the Effective Time; and

(iii)	a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a), Section 9.3(b), (c) and (d) have been fulfilled.

Annex A-13

(b) At the Closing, Acquiror will deliver or cause to be delivered to the Exchange Agent the Aggregate Exchange Consideration for further distribution to the Company Shareholders, pursuant to Section 3.2.

(c) Substantially concurrently with the Closing, the Acquiror shall pay or cause to be paid by wire transfer of immediately available funds (i) all accrued and unpaid Company Transaction Expenses; and (ii) all accrued and unpaid Acquiror Transaction Expenses, in each case as set forth on a written statement to be delivered to the Acquiror not less than three (3) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof.

Article III
EFFECTS OF THE EXCHANGE ON ACQUIROR AND COMPANY EQUITY SECURITIES

Section 3.1. Exchange Consideration, Earnout Consideration, and Conversion of Company Securities.

(a) Exchange Consideration.

(i)	As consideration for the Exchange, the Company Shareholders collectively shall be entitled to receive from the Acquiror 9,200,000 Acquiror Class A Ordinary Shares, which Acquiror and the Company hereby agree are valued at $10.00 per share for an aggregate value equal to ninety-two million and no/100s dollars ($92,000,000), with each Company Shareholder being entitled to receive upon delivery of the Letter of Transmittal in accordance with Section 3.2 (if required by the Exchange Agent in accordance with Section 3.2(b)), Acquiror Class A Ordinary Shares (rounded down to the nearest whole share) for each Company Share (the “Exchange Consideration”) provided, that this Section 3.1(a)(i) is subject to Section 7.10. As of the Effective Time, each Company Shareholder, upon receiving Exchange Consideration, shall cease to have any other rights in and to the Company.

(ii)	Additionally, Sponsor will be entitled to receive from Acquiror, in the aggregate, a number of shares of Acquiror Class A Ordinary Shares with an aggregate value equal to the amount Sponsor contributed to the Trust Account as part of the Extension Option in connection with Section 11.20(g).

(b) Earnout Consideration.

(i)	As additional consideration, at such times as provided in this Section 3.1(b), if the Measured Performance Level for an Earnout Period meets or exceeds the Earnout Threshold for such Earnout Period, the Acquiror shall issue to the Company Shareholders with respect to such Earnout Period:

A.	800,000 Acquiror Class A Ordinary Shares, which Acquiror and the Company hereby agree are valued at $10.00 per share for an aggregate value equal to eight million and no/100s dollars ($8,000,000) in connection with the first Earnout Period (the “First Earnout”); and

B.	1,000,000 Acquiror Class A Ordinary Shares, which Acquiror and the Company hereby agree are valued at $10.00 per share for an aggregate value equal to ten million and no/100s dollars ($10,000,000) in connection with the second Earnout Period (the “Second Earnout”). If the Measured Performance Level for the first Earnout Period fails to meet or exceed the Earnout Threshold but the Measured Performance Level for the second Earnout Period meets or exceeds the Earnout Threshold for the second Earnout Period, the Acquiror shall issue to the Company Shareholders both the First Earnout and the Second Earnout (if and as earned and paid, the First Earnout and Second Earnout, collectively, the “Earnout Consideration”).

Annex A-14

(ii)	Within thirty (30) days after the end of each Earnout Period, Acquiror shall deliver a statement (an “Earnout Calculation Statement”) setting forth in reasonable detail its determination of the Measured Performance Level for the applicable Earnout Period and its calculation of the resulting Earnout Issuance (in each case, an “Earnout Calculation”). The Earnout Calculation Statement shall be prepared and determined in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

(iii)	Upon delivery of an Earnout Calculation Statement, Acquiror shall ensure that the Company Shareholders shall be permitted reasonable access (with the right to make copies and including by electronic delivery of documents) to the books, records, working papers, files, facilities and personnel of the Acquiror relating to the calculation of the Measured Performance Level and the preparation of the Earnings Calculation Statement. The Company Shareholder Representative may make inquiries of the Acquiror’s personnel and advisors regarding questions concerning or disagreements with an Earnout Calculation Statement arising in the course of their review thereof. If the Company Shareholder Representative has any objections to the Earnout Calculation Statement, such representative shall deliver to the Acquiror a statement setting forth objections thereto (in reasonable detail) (an “Earnout Objection Statement”). If an Earnout Objection Statement is not delivered within thirty (30) days following the date of delivery of the Earnout Calculation Statement, then the Company Shareholders will have waived their rights to contest the Earnout Calculation Statement and all determinations and calculations set forth therein. Any amounts set forth in the Earnout Calculation Statement that are not disputed in such Earnout Objection Statement shall be deemed to be accepted as final. If an Earnout Objection Statement is delivered within such thirty (30) day period, then the Company Shareholder Representative shall negotiate in good faith to resolve any such objections for a period of up to twenty (20) days thereafter (the “Resolution Period”). If the Company Shareholder Representative and Acquiror fail to reach an agreement with respect to all of the matters set forth in the Earnout Objection Statement before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”). the Company Shareholder Representative and Acquiror shall, within 10 days of the expiration of the Resolution Period, appoint by mutual agreement the office of an impartial internationally recognized firm of independent certified public accountants other than the accountants of any Company Shareholder or Acquiror or such other accountants as so mutually agreed, the “Independent Accountant”. The Company Shareholder Representative and Acquiror shall cause the Independent Accountant, acting as expert and not arbitrator, to (A) resolve the Disputed Amounts only, (B) not involve the Independent Accountant’s independent review of any such matters; (C) not hold any hearings; (D) not be entitled to take or order the taking of depositions or other testimony under oath; (E) with respect to each Disputed Amount, resolve such matter in a manner that is more favorable to the Company Shareholder Representative than as presented in the Earnout Objection Statement or more favorable to Acquiror than the Earnout Calculation Statement, (F) be bound by the provisions of this Section, and (G) make a determination with respect to the Disputed Amounts as soon as practicable within thirty (30) days (or such other time as the Parties hereto shall agree in writing) after its engagement. The Independent Accountant’s resolution of the Disputed Amounts and its adjustments to the Earnout Calculation Statement shall be set forth in a report (the “Accountant’s Report”) and shall be deemed a final determination and non-appealable, absent fraud, bad faith or manifest error. The fees and expenses of the Independent Accountant shall be paid by the Company Shareholder Representative, on the one hand, and by Acquiror, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Company Shareholder Representative or Acquiror, respectively, bears to the aggregate amount actually contested by the Company Shareholder Representative and Acquiror.

Annex A-15

(iv)	If the applicable Earnout Calculation Statement indicates that an issuance of Acquiror Class A Ordinary Shares has been earned, the Acquiror shall make such payment to the Company Shareholders not later than (i) if no Earnout Objection Statement has been delivered by the Company Shareholder Representative, forty (40) days after delivery of the Earnout Calculation Statement is delivered to the Company Shareholders, or, (ii) if an Earnout Objection Statement has been delivered as provided in Section 3.1(b)(ii), then no later than ten (10) days following final resolution of such Earnout Objection Statement, by providing joint written instructions with the Company Shareholder Representative to the Escrow Agent to distribute to the Company Shareholders the applicable number of Acquiror Class A Ordinary Shares.

(v)	If, for the Second Earnout Period, (1) an aggregate number of Acquiror Class A Ordinary Shares has not previously become payable with respect to the First Earnout Period, and (2) the Measured Performance Level for such Second Earnout Period meets or exceeds the Measured Performance Level for such Second Earnout Period, in addition to the Class A Ordinary Shares issuable to the Company Shareholders for such Second Earnout Period, Acquiror shall issue to the Company Shareholders in respect of the First Earnout Period(s) an additional number of Acquiror Class A Ordinary Shares equal to the number of Acquiror Class A Ordinary Shares that would have been earned for such First Earnout Period.

(c) No Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of an Acquiror Class A Ordinary Share will be issued by virtue of the Exchange or the other Transactions, and each Person who would otherwise be entitled to a fraction of an Acquiror Class A Ordinary Shares (after aggregating all fractional Acquiror Class A Ordinary Shares that otherwise would be received by such holder) shall instead have the number of Acquiror Class A Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Acquiror Class A Ordinary Share and such Person shall receive cash in lieu of any fractional share in an amount equal to the value of such fraction share based on a share value of $10.00 per share.

Section 3.2. Share Exchange Procedures.

(a) Prior to the Closing, Acquiror shall appoint Continental Stock Transfer & Trust Company (the “Exchange Agent”) to act as the agent for the purpose of issuing the Exchange Consideration to each of the Company Shareholders that transfer the Company Shares. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of Acquiror Class A Ordinary Shares comprising the Aggregate Exchange Consideration.

(b) If the Exchange Agent requires that, as a condition to receive the Exchange Consideration, any holder of Company Shares deliver a letter of transmittal to the Exchange Agent, then at or as promptly as practicable following the Effective Time, Acquiror shall send, or shall cause the Exchange Agent to send, to each Company Shareholder a letter of transmittal (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon the surrender of the Company Shareholder’s original certificates for the Company Shares to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c) Each holder of Company Shares that have been transferred in exchange for the right to receive a portion of the Aggregate Exchange Consideration (as applicable), pursuant to Section 3.1 shall be entitled to receive such portion of the Aggregate Exchange Consideration upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal (if required by the Exchange Agent in accordance with Section 3.2(b)) and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

Annex A-16

(d) Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Exchange Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of Company Shares as of immediately prior to the Effective Time that has not exchanged such Company Shares for an applicable portion of the Aggregate Exchange Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may provide evidence of former ownership of such Company Shares satisfactory to Acquiror, and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Exchange Consideration (as applicable) without any interest thereupon. None of Acquiror, the Company or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Exchange Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3. Tax Withholding. Notwithstanding any other provision of this Agreement, each of Acquiror and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes as may be required to be deducted and withheld from such amounts under any applicable Tax Law (as reasonably determined by Acquiror or the Exchange Agent, respectively). Other than in respect of amounts subject to compensatory withholding, Acquiror or the Exchange Agent, as applicable, shall use commercially reasonable efforts to notify the Person in respect of whom such deduction or withholding is expected to be made at least thirty (30) Business Days prior to making any such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. Acquiror and the Exchange Agent, as applicable, shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure letter delivered to Acquiror by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article IV) and (b) as otherwise explicitly contemplated by this Agreement, the Company represents and warrants to Acquiror as of the date hereof as follows:

Section 4.1. Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete and the Company has complied with Governing Documents of the Company in all material respects. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Annex A-17

Section 4.2. Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities (including respective numbers and percentages), as applicable, is set forth on Section 4.2 of the Company Disclosure Letter, and is true, complete and accurate in all material respects and not misleading in any material respect. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company and each of the Company’s Subsidiaries have complied with their respective Governing Documents in all material respects. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

Section 4.3. Due Authorization.

(a) The Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The Company and all Subsidiaries’ Governing Documents comply with all applicable Laws.

(c) No vote or consent of any of the Company Shareholders is necessary in connection with entry into this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby, including the Closing.

(d) On or prior to the date of this Agreement, the board of directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are in the best interests of, the Company and its shareholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Transactions.

Annex A-18

Section 4.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth in Section 4.4 of the Company Disclosure Letter, the execution of, and performance of the transactions contemplated under, this Agreement or any document referred to or contemplated in connection with this Agreement, will not: (a) result in the Company or any of its Subsidiaries losing any right, privilege, claim, asset, grant, subsidy or other benefit it presently enjoys under any Contract of the type described in Section 4.13(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, (b) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (c) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (d) relieve any person of any material obligation owed to the Company or any of its Subsidiaries (whether contractual or otherwise), or enable any person to avoid, revoke, determine or reduce the scope or extent of any such material obligation or any material right or material benefit enjoyed by the Company or any of its Subsidiaries, or to act in a materially adverse manner in respect of such the Company or any of its Subsidiaries or its assets (including without limitation, to revise or accelerate any obligation, create any Lien, enforce any security or demand any payment, or give rise to any right of termination or cancellation), (e) require the consent of any party not expressly named in this Agreement and/or the Share Exchange Agreements (other than from which consent or waiver is obtained prior to the Effective Time) or give rise to, or cause to become exercisable, any right over the Equity Securities other than contemplated under this Agreement and/or the Share Exchange Agreements, (f) trigger, or constitute a default under any Contract of the type described in Section 4.13(a) to which the Company or any of its Subsidiaries is a party or by which a the Company or any of its Subsidiaries and/or its assets are bound (other than where appropriate consent or waiver is obtained prior to the Effective Time), or (g) result in a breach of any applicable Laws, except, in the case of clauses (a) and (c) through (g), to the extent that the occurrence of the foregoing would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform their respective obligations under this Agreement, or (ii) be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole), with such materiality assessed with respect to a Company Material Adverse Effect.

Section 4.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (a) the filings listed in Section 4.5 of the Company Disclosure Letter, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement, or (ii) be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole), and (c) the registration of the share transfers pursuant to the Share Exchange Agreements with ACRA in accordance with the Singapore Companies Act.

Section 4.6. Capitalization of the Company.

(a) As of the date of this Agreement, the issued and outstanding share capital of the Company consists of 10,465,368 Company Ordinary Shares, 2,998,730 Series Seed-2 Preferred Shares and 1,497,881 Series A-1 Preferred Shares. Set forth in Section 4.6(a) of the Company Disclosure Letter is a true, correct and complete list of each legal owner of Company Shares and the number of Company Shares held by each such holder as of the date hereof. Except as set forth in Section 4.6(a) of the Company Disclosure Letter, as of the date hereof there are no other ordinary shares, preferred shares or other Equity Securities of the Company authorized, reserved for issuance, issued or outstanding. All of the issued and outstanding Company Shares have been duly authorized and validly issued and allotted and are fully paid or credited as fully paid-up and contributions were not paid back; have been offered, issued, sold and transferred in compliance with applicable Law, including the Singapore Companies Act and federal and state securities Laws, and including any filings and returns required under any applicable Law to be delivered or made by the Company in respect of such offer, sale, transfer or issuance, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance or allotment of such securities; are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and are free and clear of any Liens.

Annex A-19

(b) Immediately prior to the Effective Time, the only Equity Securities of the Company outstanding shall be 15,831,707 Company Ordinary Shares.

(c) Except as otherwise set forth in Section 4.6(a) of the Company Disclosure Letter, the Company has not issued, granted, and is not otherwise bound by or subject to any outstanding subscriptions, options, warrants, rights or other securities (including debt securities) convertible, exercisable or exchangeable for Company Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares.

Section 4.7. Capitalization of Subsidiaries.

(a) The outstanding share capital or other Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and allotted, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold, issued and allotted in compliance with applicable Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance or allotment of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) Except as set forth in Section 4.7(b) of the Company Disclosure Letter, the Company owns on record and beneficially all the issued and outstanding Equity Securities of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c) Except as set forth in Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any Equity Securities of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other Equity Securities of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities.

(d) There are no written agreements, proxies or trusts to which any Subsidiary of the Company is a party with respect to the voting or transfer of the securities in the capital of that Subsidiary.

Annex A-20

Section 4.8. Statutory Registers. (a) Except as set forth in Section 4.8 of the Company Disclosure Letter, all physical and electronic registers, statutory books, books of account and other corporate records of the Company are up-to-date, duly maintained in accordance with all applicable Laws on a proper and consistent basis, contain complete and accurate records of all matters required to be dealt with therein, and have attached to them copies of all such resolutions and agreements as are required by Law to be filed. There is no information omitted from such books and records which would render such books and records misleading and all such books and all material records and documents (including any documents of title and copies of all subsisting agreements to which the Company is a party) are in the possession and/or control of the Company. The Company has not received any notice of any application or intended application under any applicable Laws for the rectification of its statutory records, registers and/or books

Section 4.9. Financial Statements; Internal Controls.

(a) Attached as Section 4.9(a) of the Company Disclosure Letter are: true, complete and correct copies of (i) the audited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2022 and December 31, 2021 audited in accordance with the Singapore Financial Reporting Standards (“SFRS”) issued by the Accounting Standards Council of Singapore (“ACS”), and the statements of profit or loss and other comprehensive income, changes in equity, and cash flows of the of the Company and its Subsidiaries, together with the auditor’s reports thereon (collectively, the “Audited Financial Statements”) and (ii) no later than May 15, 2023, the unaudited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the three-month period ending March 31, 2023 (the “Q1 Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 Financial Statements, to normal year-end adjustment and the absence of footnotes), (ii) were prepared in conformity with all applicable Laws and GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of the Q1 Financial Statements, to normal year-end adjustment and the absence of footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) in the case of the Audited Financial Statements comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

Annex A-21

(c) Neither the Company nor any director or officer of the Company or any of its Subsidiaries, nor to the knowledge of the Company, any independent auditor of the Company or its Subsidiaries, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(d) The Company maintains a system of internal accounting controls, policies and procedures (whether formal or informal) which is reasonably sufficient to provide reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations, (ii) that transactions are recorded, and records are maintained in reasonable detail as necessary to permit preparation of accurate financial statements in conformity with GAAP, which fairly reflect the transactions and disposition of assets of each of the Company and its Subsidiaries and to maintain asset accountability, (iii) that access to assets is permitted only in accordance with management’s general or specific authorization, (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) that information required to be disclosed by each of the Company and its Subsidiaries is recorded and reported on a timely basis, and (vi) regarding prevention or timely detection of unauthorized acquisitions, misappropriation, use or disposition of the Company’s, or its Subsidiaries’ assets that could have a material effect on its financial statements (such materiality assessed with respect to a Company Material Adverse Effect).

(e) The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(f) The Company, and each of its Subsidiaries, do not have any outstanding loan capital and has not engaged in nor agreed to engage in any financing or other transaction or act of a type which would not be required to be shown or reflected in the Financial Statements.

Section 4.10. Undisclosed Liabilities.

(a) Except as set forth in Section 4.10 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (i) reflected or reserved for on the Audited Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the date of the most recent statement of financial position included in the Audited Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries or (iii) that will be discharged or paid off prior to or at the Closing.

(b) The Company and each of its Subsidiaries, have not received any written notice (i) to repay any borrowings or Indebtedness under any agreement relating to any borrowing (or Indebtedness in the nature of borrowing) which are repayable on demand, or (ii) that any event of default has occurred or is outstanding under any agreement relating to any borrowing (or Indebtedness in the nature of borrowing) or other credit facility of the Company or its Subsidiaries, and to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to such repayment or event of default

(c) Neither the Company, not any of its Subsidiaries, have (i) any outstanding loan capital or any money borrowed or raised (other than under its bank facilities or normal trade credits), (ii) lent any money which is due to be repaid and has not been repaid and the Company, or its Subsidiaries, do not own the benefit of any debt, other than debts accrued in the ordinary course of its business, (iii) made a loan to any third Person (not being a Company Related Party) which remains outstanding or agreed to provide such a loan (in each case, other than trade credit arising in the normal course of business), or (iv) given any guarantee, indemnity or security interest in respect of any obligation or liability of any third Person (not being a Company Related Party) which remains outstanding.

Annex A-22

Section 4.11. Litigation and Proceedings. Except as set forth in Section 4.11 of the Company Disclosure Letter, as of the date hereof:

(a) There are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets, and to the Company’s knowledge, no fact or circumstance exists which is likely to give rise to a civil, criminal, administrative or other dispute, claim, charge, prosecution or proceeding (including any mediation, litigation, arbitration or other form of civil dispute resolution process) involving the Company or its Subsidiaries or any person for whose acts or defaults the Company or its Subsidiaries may be vicariously liable (other than involvement as plaintiff in the collection of debts arising in the ordinary course of business).

(b) There is no outstanding or unsatisfied decision, judgment, order, award or decree of any court, tribunal, arbitrator, mediator or any statutory, regulatory, administrative, supervisory or Governmental Authority against the Company or any of its Subsidiaries, its assets or to the Company’s knowledge, any person for whose acts or defaults or the Company or its Subsidiaries may be vicariously liable.

(c) Neither the Company nor any of its Subsidiaries is engaged whether as plaintiff or defendant or otherwise in any civil, criminal or arbitration proceedings or any proceedings including regulatory or administrative action, claim, investigation or other proceeding or suit relating to laws and regulations applicable to its business activities and to the Company’s knowledge, no such proceedings (including any mediation, litigation, arbitration, or other form of dispute resolution process) is pending or threatened by or against the Company, any of its Subsidiaries or any person for whose acts or defaults the Company, or its Subsidiaries, may be vicariously liable.

(d) Neither the Company, nor any of its Subsidiaries have received written notice that it is the subject of any ongoing official investigation or inquiry or proceedings brought by any Governmental Authority, and to the Company’s knowledge, no fact or circumstance exists which is likely to give rise to any of the foregoing.

(e) Neither the Company, nor any of its Subsidiaries are bankrupt or insolvent and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to the insolvency or bankruptcy in relation to the Company or any of its Subsidiaries.

Section 4.12. Legal Compliance.

(a) The Company and its Subsidiaries have carried on, and is carrying on, its business and operations in accordance with the applicable Laws.

(b) Neither the Company, nor any of its Subsidiaries, have received any written notice of any civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit relating to any applicable Laws and/or regulations which is likely to have a material adverse effect on its business activities (such materiality assessed with respect to a Company Material Adverse Effect) or been charged with, the violation of any Laws, except where such violation has not been and would not be material to the business of the Company and its Subsidiaries, taken as a whole.

(c) All returns and documents that the Company, or any of its Subsidiaries is obliged to provide to any Governmental Authority in the last five years have been accurate in all material respects and submitted in accordance with any relevant deadline (such materiality assessed with respect to a Company Material Adverse Effect). No requests for such returns or other information relating to such returns are due and outstanding.

Annex A-23

(d) No material fines or penalties (such materiality assessed with respect to a Company Material Adverse Effect) have been imposed or threatened by any Governmental Authority in any jurisdiction in which business is conducted by the Company or its Subsidiaries and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such fine or penalty.

(e) Neither the Company, nor any of its Subsidiaries have been the subject of any formal inquiry or investigation by a Governmental Authority (other than routine supervisory visits or equivalent inspections).

(f) Neither the Company, nor any of its Subsidiaries have received written notice of any, and there are no, current on-going regulatory investigations by any Governmental Authority that could result in any disciplinary action being taken against the Company or any of its Subsidiaries and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such investigation.

(g) No person who is, or was, a director, commissioner, officer, employee, consultant or agent of the Company or its Subsidiaries at the relevant time, has (in their capacity as such) been the subject of a formal inquiry or investigation by a Governmental Authority (other than routine supervisory visits or equivalent inspections) and no fine, sanction or other penalty has been imposed on such persons (in their capacity as such) by a Governmental Authority and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such fine, sanction or penalty.

(h) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Laws by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective Representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

Section 4.13. Contracts; No Defaults.

(a) Section 4.13(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xviii) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Incentive Plan. True, correct and complete copies of the Contracts required to be listed in Section 4.13(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its Representatives, together with all amendments thereto.

(i)	Each Contract involving obligations (contingent or otherwise), payments or revenues in excess of $200,000 in the last twelve months prior to the date of this Agreement or expected obligations (contingent or otherwise), payments or revenues in excess of $50,000 in the next twelve months after the date of this Agreement, which for the avoidance of doubt shall not include any Company Transaction Expenses;

(ii)	Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by, or other Indebtedness of, the Company or any of the Company’s Subsidiaries, including any other agreement or commitment for future loans, credit or financing, in each case, in excess of $200,000;

(iii)	Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last two (2) years, in each case, involving payments in excess of $20,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) solely between the Company and its wholly owned Subsidiaries;

(iv)	Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $20,000 in any calendar year;

Annex A-24

(v)	Each Contract involving the formation, establishment, contribution to, or operation of a (A) partnership, (B) corporation, limited liability company or other entity, or (C) joint venture, alliance or similar entity or arrangement, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, Equity Securities or assets of any person involving payments of an amount higher than $20,000 (excluding, in the case of clauses (A) and (B), any wholly-owned Subsidiary of the Company);

(vi)	Contracts between the Company or any of its Subsidiaries, on the one hand, and any Company Related Party, on the other hand, which are currently, or were any time in the past three (3) years, in force or under which any party thereto has or had outstanding obligations (collectively, “Related Party Agreements”), other than (i) Contracts with respect to a Company Related Party’s employment or other similar engagement and confidentiality agreements, and (ii) end-user, consumer, client or customer agreements entered into on an arm’s length basis, or (iii) other agreements of a similar nature, in each case with the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practice;

(vii)	Contracts with each current executive, officer, director or current employee of the Company or its Subsidiaries with a title of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or higher that provide annual base compensation (excluding bonus and other benefits) in excess of $100,000;

(viii)	Contracts that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of any of the transactions contemplated hereby;

(ix)	Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business in any geographic area in any material respect;

(x)	Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xi)	Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts) pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third Person the exclusive right to use Intellectual Property of the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, or (B) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries taken as a whole (other than Contracts granting non-exclusive rights to use commercially available off-the-shelf software and Open Source Licenses) (collectively, the Contracts within the scope of this clause (B), the “Material In-Licenses”);

(xii)	Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $20,000 in any calendar year;

(xiii)	Any Contract that grants to any third Person any “most favored nation rights”;

Annex A-25

(xiv)	Any Contract that grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and which requires aggregate future payments to the Company and its Subsidiaries in excess of $100,000 in any calendar year;

(xv)	Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire Equity Securities in the Company or any of the Company’s Subsidiaries;

(xvi)	Contracts in connection with the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration involving an Action, claim or proceeding in an amount higher than $20,000;

(xvii)	Contracts with a Governmental Authority or sole-source supplier of any product or service (other than utilities), in each case involving payments of an amount higher than $20,000; and

(xviii)	Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xv) of this Section 4.13(a).

(b) Except as stated in Section 4.13(b) of the Company Disclosure Letter or in the Audited Financial Statements: (i) there is no outstanding Indebtedness in excess of $100,000 (other than trade credit arising in the normal course of business) owing by the Company or any of its Subsidiaries on the one hand, to any Company Related Party or any director or commissioner (if any) of the Company or its Subsidiaries or any persons controlled by any of them, on the other hand (or vice versa), or any outstanding commitment or Contract by any person in respect of any such Indebtedness. (ii) there is no guarantee, indemnity or security document given by the Company, or any of its Subsidiaries, in favor of any Company Related Party in respect of such Indebtedness (or vice versa); and (iii) there is no outstanding Contract or transaction between the Company, or any of its Subsidiaries, on the one hand, and a Company Related Party or any director or commissioner (if any) of the Company, or any of its Subsidiaries or any persons controlled by any of them, on the other hand (or vice versa).

(c) Neither the Company, nor any of its Subsidiaries, is or has been a party to any contract, commitment, arrangement, transaction or understanding which is outside the ordinary and usual course of business.

(d) Save for those entered into in the ordinary course of business, there is no outstanding guarantee, indemnity, suretyship or comfort (whether or not legally binding) given by the Company or any of its Subsidiaries.

(e) Save as required under this Agreement, neither the Company nor any of its Subsidiaries are a party to any Contract, commitment, arrangement, transaction, understanding, or obligation which prohibits or requires consent to the transactions contemplated in this Agreement for which waiver or consent has not been obtained prior to the Closing Date.

(f) Neither the Company, nor any of its Subsidiaries, nor to the Company’s knowledge, any director, officer, employee or affiliate of the Company or its Subsidiaries is subject to any sanctions administered by any Governmental Authority whether in Singapore or elsewhere and, neither the Company nor any of its Subsidiaries are, or have been involved in any business or other dealings with any party who is subject to any sanctions administered by any Governmental Authority whether in Singapore or elsewhere.

(g) Except as set forth in Section 4.13(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries are a party to or subject to any material Contract, transaction, arrangement, understanding or obligation which (i) to the Company’s Knowledge is not valid, binding and enforceable against the other parties thereto in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other applicable Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (ii) may be terminated at the option of the counterparty or any third party without reference to any fact, matter or circumstance within the Company’s, or its Subsidiaries’, control, or for convenience or no cause (excluding any option to terminate upon occurrence of a force majeure event), (iii) contains any exclusivity provisions or restricts the Company’s, or its Subsidiaries’, freedom to engage in any business with, or render any services whatsoever to, any counterparty’s direct or indirect competitors, (iv) is not in the ordinary course of Business and/or not on arms-length terms, and (v) commits the Company or any of its Subsidiaries to minimum purchases of certain products or services over any period of time.

Annex A-26

(h) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.13(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Company and its Subsidiaries, taken as a whole, (A) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.13(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (B) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (C) to the knowledge of the Company, no event has occurred which individually or together with other events, has or would reasonably be expected to result in a breach of or default under any such Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

(i) Except as set forth in Section 4.13(i) of the Company Disclosure Letter, as at the date of this Agreement, neither the Company nor any of its Subsidiaries have issued and delivered, or received, a written notice to terminate or vary any material Contract, transaction, arrangement, understanding or obligation to which it is subject or a party to; and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to such notice to terminate or vary under.

(j) Neither the Company, nor any of its Subsidiaries are party to or subject to any undocumented contract, agreement or arrangement which could singly or in the aggregate, result in a Company Material Adverse Effect.

(k) Except as set forth in Section 4.13(k) of the Company Disclosure Letter, neither the Company, nor any of its Subsidiaries, are or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than a recognized trade association) or other profit, or income sharing arrangement.

Section 4.14. Company Benefit Plans.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not in writing, a written summary of its material terms) and, as applicable, all plan documents, agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, if any, (C) the most recent annual reports (or equivalent filings or audits required to be made by applicable Law), if any, required by applicable Law to be filed with a Governmental Authority with respect to Taxes in connection with each Company Benefit Plan, (D) the most recent determination or opinion letter, or equivalent materials, from the applicable taxing authority with respect to each Company Benefit Plan, if any, and (E) the most recent actuarial report or other financial statement relating to such Company Benefit Plan.

(b) Except as set forth in Section 4.14(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been established, operated, funded, maintained and administered in compliance with its terms and all applicable Laws, except where failure to comply would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof, if any, have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP.

Annex A-27

(c) With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such material actions, suits or claims.

(d) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond the cessation of their employment with the Company or any Subsidiary (as the case may be) for any reason, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(e) No Company Benefit Plan is, and the Company has never sponsored, maintained or contributed to, a U.S. Benefit Plan.

(f) Except as set forth in Section 4.14(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Restricted Share Award.

(g) All Company Restricted Share Awards have been granted in accordance with the terms of the Company Incentive Plans. The Company has made available to Acquiror accurate and complete copies of (i) the Company Incentive Plans, (ii) the forms of standard award agreement under the Company Incentive Plans and (iii) a list of all outstanding equity and equity-based awards granted under any Company Incentive Plans, together with the material terms thereof (including, but not limited to, grant date, exercise price, vesting terms, form of award, expiration date, and number of shares underlying such award).

Section 4.15. Labor Relations; Employees.

(a) Except as set forth in Section 4.15(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries in the past three (3) years. In the past three (3) years, to the knowledge of the Company, there has been no labor organization activity involving any employees of the Company or any of its Subsidiaries and there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other labor dispute against or affecting the Company or any Subsidiary of the Company.

(b) Except as set forth in Section 4.16(b) of the Company Disclosure Letter, each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Laws in all material respects (such materiality assessed with respect to a Company Material Adverse Effect) relating to the employment of labour, including, but not limited to, those related to wages, hours, holiday pay and the calculation of holiday pay, collective bargaining, equal employment opportunity, disability rights or benefits, occupational health and safety, immigration, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, individual and collective consultation, equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance, notice of termination, and redundancy, and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such liability respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance and contributions required to be made with respect to any statutory plan, program, practice or arrangement that is required under applicable Laws and maintained by any Governmental Authority, except where the failure to comply would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

Annex A-28

(c) No material liability (such materiality assessed with respect to a Company Material Adverse Effect) has been incurred by the Company or any of its Subsidiaries for breach of any contract of service or for services, for redundancy payments (including protective awards) or for compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such liability.

(d) There have not been and are no claims or proceedings pending, and to the Company’s knowledge, threatened against the Company or any of its Subsidiaries by an employee or workman or third party, in respect of their employment or appointment including in respect of an accident or injury which is not covered by insurance or by an employee in relation to their terms and conditions of employment or appointment and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such claim.

(e) Every employee who requires an employment pass or other required permit to work in Singapore or in each jurisdiction the Company or its Subsidiaries carries on business, has a current employment pass or such other required permit and permission to work in Singapore or such other jurisdiction.

(f) Except as set forth in Section 4.14(a) and Section 4.14(f) of the Company Disclosure Letter and save to give effect to, and as contemplated by, the provisions of this Agreement, the execution and completion of this Agreement will not enable any directors, officers or employees of the Company or any of its Subsidiaries to terminate their employment or receive any bonus, incentive, payment or other benefit that is triggered by a change in control of the Company.

(g) There are not in existence any contracts of service with the directors, officers or employees of the Company or any of its Subsidiaries which cannot be terminated by three (3) months’ notice or less without giving rise to any claim for damages or compensation (other than payment in lieu of the relevant notice period or payment required under applicable Laws).

(h) Except as set forth in Section 4.14(a) and Section 4.14(f) of the Company Disclosure Letter, and save to give effect to, and as contemplated by, the provisions of this Agreement neither the Company nor any of its Subsidiaries currently has or in the past had, or is proposing or bound to introduce, any share incentive, share option, profit sharing, bonus, commission or other incentive or benefit scheme for any of its present or former directors, officers or employees, save as contemplated under this Agreement or in discussion solely with the Acquiror.

(i) Neither the Company nor any of its Subsidiaries have in place any redundancy policies where the severance benefits or retrenchment benefits offered thereunder to employees of the Company, or its Subsidiaries, are in excess of the amounts required to be offered under applicable Laws.

(j) Save as required under applicable Laws, there is no obligation, agreement or arrangement (whether funded or unfunded), including any pension plans, retirement schemes, employee benefit plan, social security, social fund or similar schemes, which the Company, or any of its Subsidiaries, contributes to or has contributed to or to the Company’s knowledge, may become liable to contribute to or to satisfy under, which benefits are payable on termination, retirement or on death of any employee (or ex-employee) of the Company, or its Subsidiaries. Neither the Company nor any of its Subsidiaries has or have had any liability or obligation with respect to any defined benefit plan or arrangement with respect to any employees, former employees or the dependents of each of them and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such liability or obligation.

(k) Neither the Company nor any of its Subsidiaries have entered into any written collective bargaining agreement applicable to the employees employed by the Company or its Subsidiaries and, to the Company’s knowledge, none are being presently negotiated.

Annex A-29

(l) In the last three (3) years, neither the Company, nor any of its Subsidiaries, have been involved in any material industrial or trade dispute (such materiality assessed with respect to a Company Material Adverse Effect) with its employees or its works council or any other employee representative body and, in the same period, neither the Company nor any of its Subsidiaries have experienced any strike, slow down or work stoppage.

(m) All salary components paid to employees (in cash, benefits in kind or otherwise) by the Company or its Subsidiaries have been duly declared and reported, in accordance with applicable Laws.

(n) All accruals for unpaid vacation pay, premiums for employment insurance, health insurance premiums, pension plans and retirement scheme premiums, accrued wages, salaries and commissions and employee benefit plan payments (including any social security, social fund or similar contributions) of the Company and each Subsidiary for the last five (5) years have been properly reflected in the books and records of the Company and each of its Subsidiaries.

(o) The Company and each of its Subsidiaries have paid all vacation pay, accrued wages, salaries and commissions, employee benefit plan payments and contribution (including Central Provident Fund and any social security, social fund or similar contributions) as may be required under legally binding contracts and/or applicable Laws and has made all deductions required by applicable Laws to be made from employees, officers and directors or commissioners’ salaries or other remuneration and have remitted all such deductions to the relevant Governmental Authority.

(p) In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other material complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(q) No present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in violation of (i) any restrictive covenant, non-disclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information.

(r) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or above. In the last three (3) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or above.

(s) Since March 31, 2023, the Company and its Subsidiaries have not engaged in layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

Annex A-30

Section 4.16. Taxes.

(a) Except as set forth in Section 4.16(a) of the Company Disclosure Letter, all Tax Returns, accounts, computations, notices, particulars, resolutions and other documents required by applicable Laws to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions) or delivered to the relevant Governmental Authority in the relevant jurisdiction (including ACRA), all such Tax Returns, accounts, computations, notices, particulars, resolutions and other documents (taking into account all amendments thereto) are true, correct and complete in all material respects, and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

(b) The Company and each of its Subsidiaries have paid all Tax which is assessable or due for payment on and the Company and each of its Subsidiaries have not been liable to any material penalty or interest in respect of any such Tax.

(c) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(d) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(e) Except as set forth in Section 4.16(e) of the Company Disclosure Letter, no claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid.

(f) Except as set forth in Section 4.16(f) of the Company Disclosure Letter, there is no Tax audit or other examination of the Company or any of its Subsidiaries presently in progress with respect to any material Taxes, nor has the Company or any of its Subsidiaries been notified in writing of any request or threat for such an audit other examination, and there are no waivers, extensions or written requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with a Governmental Authority whereby it is assessed to or accounts for Tax other than in accordance with the applicable Laws.

(h) Neither the Company nor any of its Subsidiaries has made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes. Neither the Company nor any of its Subsidiaries has made a change of any method of accounting with respect to any Taxes within the prior three (3) years.

(i) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(j) Within the past three (3) years, no written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) The Company and each of its Subsidiaries have kept and preserved those records which it has been required by Law to keep and preserve for the purposes of the Tax Laws, including, as applicable, copies of Tax Returns, registrations, elections, notices, and any other documents submitted to the relevant Governmental Authority in relation to a Tax and all such records remain true, complete and accurate.

Annex A-31

(l) Within the past three (3) years, neither the Company nor any of its Subsidiaries have been, liable to pay any fine, interest, surcharge or penalty in relation to Tax (including in respect of any failure to make any return, give any notice or supply any information to any relevant Tax authority, or any failure to keep or preserve any records or to pay Tax on the due date for payment), or involved in any dispute with, the relevant Governmental Authority.

(m) The Company, and each of its Subsidiaries, is, and always has been, resident for Tax purposes only in their respective jurisdictions of incorporation (and has never been treated as resident outside such place of incorporation for any Tax purposes). Neither the Company, nor its Subsidiaries, is liable to pay or has at any time incurred any liability to Taxation chargeable under the laws of any jurisdiction other than in their respective jurisdiction of incorporation.

(n) Except as contemplated by this Agreement and the Transactions contemplated hereby, neither the Company nor any of its Subsidiaries has taken any action or agreed to take any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could prevent the Transactions from qualifying for the Intended Tax Treatment.

(o) Except as set forth in Section 4.16(o) of the Company Disclosure Letter, to the Company’s knowledge, no liability to income tax (disregarding any statutory right to make any election, or to claim any allowance or relief) will arise to the Company or any of its Subsidiaries as a result of the entry into this Agreement and/or the Transactions contemplated pursuant to this Agreement.

(p) Except as set forth in Section 4.16(p) of the Company Disclosure Letter, no relief which singly or in the aggregate, would result in a Company Material Adverse Effect (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, repayment or allowance or otherwise) from, against or in respect of any Tax has been claimed, arisen by operation of law and/or given to the Company or its Subsidiaries which could or might be, so far as the Company is aware, effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring prior to or on the Effective Time.

(q) Where applicable, the Company and each of its Subsidiaries, (i) is registered for the purposes of GST in its place of incorporation, for the purposes of legislation relating to applicable GST and is not registered and is not required to register in any other jurisdictions in respect of GST, (ii) has complied fully with and observed in all material respects the terms of GST legislation, (iii) has maintained and obtained at all times all material records, invoices and other documents (as the case may be) which are accurate and up-to-date in all material respects, appropriate or requisite for the purposes of GST legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by GST legislation, (iv) obtains credit correctly for all input tax paid or suffered by it, (v) is not and has not been treated as a member of a group for the purposes of GST legislation, and has not applied for such treatment, and (vi) is not and has not been subject under GST legislation to any penalty liability notice, written warning of failure to comply, surcharge liability notice or requirement to give security as a condition of making taxable supplies.

(r) All Related Party Agreements have been disclosed in Section 7.4 of the Company Disclosure Letter and are on an arm’s length basis and in compliance with applicable transfer pricing requirements.

Section 4.17. Insurance.

(a) Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation, nonrenewal or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed in Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last two (2) years.

Annex A-32

(b) The Company, and each Subsidiary of the Company, is in compliance in all material terms with the terms and provisions of its insurance policies and, neither the Company nor the Subsidiaries of the Company have done anything or omitted to do anything which might make any of the insurance policies void or voidable or might entitle any insurer not to pay all or part of any claim under any of the insurance policies.

(c) No notice of any claim has been made by or against the Company or any of the Company’s Subsidiaries, which is outstanding under any of the insurance policies and to the Company’ knowledge, there are no facts, matters or circumstances which is likely to give rise to a claim.

Section 4.18. Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets substantially in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.18 of the Company Disclosure Letter. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of all material Licenses held by the Company or its Subsidiaries. To the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to (i) give rise to such violation or default, or (ii) to give rise to a revocation, suspension, cancellation, variation or non-renewal of a license.

Section 4.19. Equipment and Other Tangible Property.

(a) The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all material Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are, to the knowledge of the Company, structurally sound and in good and safe operating condition and repair (ordinary wear and tear excepted), are suitable for their present use and are suitable in all material respects for the purposes for which they are used and intended, and none are in a dangerous condition or in need of renewal or replacement (fair wear and tear excepted).

(b) Neither the Company, nor any of its Subsidiaries own, or have agreed to acquire shares or any other interest in any other corporation and does not have any branch, agency, division, establishment or operations outside Singapore and United States.

(c) The property, rights and assets owned or leased by the Company and its Subsidiaries, and the facilities and services to which the Company and/or its Subsidiaries has a contractual right comprise in all material respects, all the property, rights, assets, facilities and services necessary for the carrying on of its business fully and effectively in and to the extent and in the manner in which it is presently conducted.

(d) Save in the ordinary course of business and for any warranty or guarantee implied by law, neither the Company, nor any of its Subsidiaries, have given any guarantee or warranty or made any representation in respect of goods or services supplied or contracted to be supplied by it save in relation to any Contract of the type described in Section 4.13(a).

Section 4.20. Real Property. Section 4.20 of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the term and rental payment amounts pertaining to each such parcel of Leased Real Property, (iv) the current use of each such parcel of Leased Real Property and (v) the Real Property Lease associated with each Leased Real Property. Neither the Company nor its Subsidiaries owns, occupies or otherwise uses any real property other than the Leased Real Property in connection with its business. With respect to each parcel of Leased Real Property:

Annex A-33

(a) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(b) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company or any of its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases has been modified, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(c) The Company’s and its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed, and there are no material disputes with respect to such Real Property Leases (such materiality assessed with respect to a Company Material Adverse Effect).

(d) No party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(e) The Company and each if its Subsidiaries, have complied in all material respects with the terms of the Real Property Leases and all applicable Laws regarding the use of the Leased Real Property (such materiality assessed with respect to each Lease).

(f) There is no actual or pending action, dispute, claims or demands against the Company or any of its Subsidiaries under or in connection with the Real Property Leases and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to such action, dispute, claim, demand or Action. No material defaults by (A) the Company or its Subsidiaries or (B) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exist under any Real Property Lease.

(g) The Company and each of its Subsidiaries have paid in full all applicable government taxes, fees and other payments if and to the extent due and payable by the Company or its Subsidiaries in relation to the Real Property Lease.

Section 4.21. Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Letter contains a true, correct and complete list of each item of Intellectual Property that is registered or applied-for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement (“Company Registered Intellectual Property”), and proprietary software owned by the Company or one of the Company’s Subsidiaries. The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and all such Company Registered Intellectual Property is subsisting and is valid and enforceable.

(b) The Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary or material for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof, without the need for the Company or its Subsidiaries to acquire or license any other intellectual property rights.

(c) Neither the Company, nor any of its Subsidiaries, have any material trade secrets other than proprietary software, algorithms and pricing data, which is maintained in the form of confidential information that is adequately and properly documented to enable the Company and its Subsidiaries to acquire and retain its full benefit.

Annex A-34

(d) None of the current officers, employees or consultants of the Company or any Subsidiary (at the time of their employment or engagement by the Company or such Subsidiary) has been or is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of the Company or such Subsidiary or that would conflict with the business of the Company or such Subsidiary as presently conducted or as proposed to be conducted or that would prevent such officers, employees or consultants from assigning to the Company or such Subsidiary, inventions conceived or reduced to practice in connection with services rendered to the Company or such Subsidiary.

(e) The Company has written valid and enforceable licenses to use all Intellectual Property licensed pursuant to the Material In-Licenses. The Company is not, nor, to the knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a material default under the Material In-Licenses.

(f) In respect of any Material In-Licenses granting the Company or any of its Subsidiaries the right to use any Intellectual Property necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof (including all amendments, novations, supplements or replacements to such Material In-Licenses): (i) such Material In-Licenses are in full force and effect, with no termination notice having been received or given by the Company or any of its Subsidiaries thereunder; (ii) no circumstances exist or have existed which entitle the licensor party to terminate or vary in any way such Material In-Licenses; (iii) the obligations of the Company and its Subsidiaries under such Material In-Licenses have been complied with in all material respects; (iv) there is no fact, matter or circumstance that is reasonably likely to entitle a party to terminate or unilaterally vary such Material In-Licenses which would singly, or in the aggregate, result in a Company Material Adverse Effect; and (v) there are no outstanding contingent liabilities in respect of any current written licensing agreement or other arrangement involving any Intellectual Property.

(g) The Company and its Subsidiaries have not, within the last three (3) years, infringed upon, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person, and there is no action pending to which the Company or any of the Company’s Subsidiaries is a named party, or as to which the Company or any of its Subsidiaries has received a threat in writing, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, and to the Company’s knowledge, there are no circumstances likely to give rise to any such claim.

(h) Except as set forth in Section 4.21(g) of the Company Disclosure Letter, (i) to the knowledge of the Company no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property of the Company or any of the Company’s Subsidiaries in any material respect, (ii) the Company and its Subsidiaries have not sent to any Person within the last three (3) years any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company or any of the Company’s Subsidiaries, and (iii) to the Company’s knowledge, there are no circumstances likely to give rise to any such claim.

(i) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of trade secrets and other confidential information included in their Intellectual Property that are material to the business of the Company and its Subsidiaries, taken as a whole. There has not been any unauthorized disclosure of or unauthorized access to any material trade secrets or other material confidential information of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.

(j) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the Intellectual Property owned by the Company or any of the Company’s Subsidiaries and used in connection with the business.

(k) With respect to the software used or held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

Annex A-35

(l) The Company’s and its Subsidiaries’ use and distribution of (i) software developed by or on behalf of the Company or any Subsidiary, and (ii) Open-Source Materials, is in compliance with all Open-Source Licenses applicable thereto. Neither the Company nor any Subsidiary has used any Open-Source Materials in a manner that requires any material software or Intellectual Property owned by the Company or any of the Company’s Subsidiaries to be subject to Copyleft Licenses.

(m) No licenses to any Intellectual Property have been granted by the Company or any of its Subsidiaries to any third party save for those non-exclusive licenses granted in the ordinary course of the Company’s, or its Subsidiaries’, business. The Company owns or has a written, valid and enforceable license to use or sub-license, all Intellectual Property licensed pursuant to all non-exclusive licenses granted in the ordinary course of the Company’s or its Subsidiaries’ business. The Company is not, nor, to the knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a material default under the non-exclusive licenses granted in the ordinary course of the Company’s or its Subsidiaries’ business.

(n) Neither the Company, nor any of its Subsidiaries, have transferred ownership of or granted any exclusive rights in, and will not be obliged to transfer ownership of or grant any exclusive rights in, any Intellectual Property to any third party.

(o) Neither the Company, nor any of its Subsidiaries, have or will do or omit to do anything which is likely to materially and prejudicially affect any goodwill in the Intellectual Property (such materiality assessed with respect to a Company Material Adverse Effect).

(p) The Company, and each of its Subsidiaries, own (or in the case of software, is licensed to use) all computer hardware or software or any other information technology equipment which is necessary for the carrying on of its business in and to the extent and in the manner which it is presently conducted.

(q) All of the Company’s and its Subsidiaries’ information technology assets are in functional working order and operate and perform in all material respects in conformance with the applicable specifications and documentation for such information technology assets, and all security patches or updates reasonably necessary for the Company or its Subsidiaries to carry on in their business, and that are generally available for the Company’s or its Subsidiaries’ information technology have been implemented or updated in accordance with its corresponding schedules.

(r) To the Company’s knowledge, there have been no errors, security breaches, malfunctions, failures, breakdowns or unauthorized uses of or access to any information technology (or the data within) used by the Company, or its Subsidiaries, within the last two years which has caused (i) a material (such materiality assessed with respect to a Company Material Adverse Effect) loss, disclosure or unauthorized use of business information or data of the Company or any of its Subsidiaries, (ii) a material (such materiality assessed with respect to a Company Material Adverse Effect) permanent inability to recover data; or (iii) a material (such materiality assessed with respect to a Company Material Adverse Effect) disruption to the operations of the business.

(s) There are currently in place procedures which are reasonably designed to (i) prevent unauthorized access to and the introduction of viruses and other contaminants into the information technology used by the Company or its Subsidiaries, (ii) take and store back-up copies of the software and data of the information technology used by the Company or its Subsidiaries, and (iii) manage and mitigate risks which may affect the business operations of the Company and its Subsidiaries in the event of malfunctions, failures, breakdown or material performance reduction of the information technology used by the Company or its Subsidiaries or material loss of data, whether due to natural disaster, power failure or otherwise.

(t) None of the bespoke software used by the Company or its Subsidiaries, (i) contains any restrictions on use (ii) will expire before the end of the current calendar year and cannot be renewed on substantially the same terms (iii) allows for third party owner to increase any license fee during the term of the agreement and/or (iv) allows any third party to vary or terminate the terms of the agreement.

Annex A-36

(u) All employees and contractors of the Company who are contributing to or participating in, or who have contributed to or participated in, any way in, the creation, conception or development of Intellectual Property for or on behalf of the Company (“Personnel”) have executed and delivered to the Company a valid, enforceable, written Contract that, inter alia, in accordance with all laws, (i) grants and has granted to the Company full, effective, exclusive and original ownership of all right, title and interest in and to such Intellectual Property (including by a present-tense written assignment thereof), and (ii) includes confidentiality provisions protecting all Proprietary Information included in the Company Intellectual Property. To the Knowledge of the Company, none of the Personnel has any claim against the Company in connection with their involvement in any aspect of the Company Intellectual Property and no such claim has been asserted or threatened.

Section 4.22. Privacy and Cybersecurity.

(a) The Company and its Subsidiaries maintain and are in compliance with, and during the last three (3) years have maintained and been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information, in each of the countries in which the Company or its Subsidiaries maintain or transfer data, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems. There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party, or as to which the Company or any of its Subsidiaries has received a threat in writing, alleging a violation of any third Person’s privacy or personal information rights.

(b) Except as set forth in Section 4.22(b) of the Company Disclosure Letter, during the last three (3) years (i) there have been, no material breaches of the security of the information technology systems of the Company and its Subsidiaries, and (ii) there have been no disruptions in any information technology systems that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential, sensitive or personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards applicable in each of the countries in which the Company or its Subsidiaries maintain or transfer data. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has (A) experienced any incident in which such information was stolen or improperly accessed, including in connection with a material breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries, save as would not materially adversely affect the Company’s and its Subsidiaries’ business or operations.

Section 4.23. Environmental Matters.

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws in force from time to time, and neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to any material non-compliance with Environmental Laws (such materiality assessed with respect to a Company Material Adverse Effect).

(b) There has been no material release of any Hazardous Materials by the Company or its Subsidiaries at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property.

Section 4.24. Absence of Changes.

(a) Since the date of the most recent statement of financial position included in the Audited Financial Statements, (i) there has not been any Company Material Adverse Effect, or (ii) any occurrence, fact, condition, circumstance or event which has resulted in a material alteration in the nature, scope or manner of the Company’s business, or the business of each of its Subsidiaries.

Annex A-37

(b) Except as set forth in Section 4.24 of the Company Disclosure Letter, the Company has, in all material respects, lawfully carried on its business as a going concern in the ordinary and usual course and there has been no occurrence, fact, condition, circumstance or event which has resulted in a Company Material Adverse Effect on, or resulted in a material alteration in the nature, scope or manner of conducting the business of the Company, and each of its Subsidiaries.

(c) Neither the Company, nor any of its Subsidiaries, have entered into any transaction, assumed or incurred any liabilities (including contingent liabilities), made any payment, or agreed to do any of the foregoing, in each case, which is not in the ordinary and usual course of business.

(d) No dividend or other distribution has been, or agreed to be, declared, made or paid to the Company’s members except as provided for in the Audited Financial Statements.

Section 4.25. Anti-Corruption Compliance. Except as set forth in Section 4.25 of the Company Disclosure Letter:

(a) Neither the Company nor its Subsidiaries, nor any of their directors or officers, nor to the knowledge of the Company, any of the Company or its Subsidiaries’ respective, employees, agents, commissioners (if any), Representatives or other Persons while acting for or on behalf of the Company or any of its Subsidiaries has within the past five (5) years: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible), or taken any action that would be unlawful under any applicable Anti-Bribery Laws, whether governmental or commercial (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official or commercial entity to obtain a business advantage such as the Prevention of Corruption Act 1960 of Singapore, the Foreign Corrupt Practices Act of 1977, as amended, or the U.K. Bribery Act 2010 (collectively, “Anticorruption Laws”); (ii) been in violation of any Anticorruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting the Company or any of its Subsidiaries, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anticorruption Law.

(b) Neither the Company nor its Subsidiaries, nor any of their directors or officers, nor to the knowledge of the Company, any of the Company or its Subsidiaries’ respective, employees, agents, commissioners (if any), Representatives or other Persons acting for or on behalf of the Company or any of its Subsidiaries has within the past five (5) years been or is, the subject of any internal investigations, or third-party investigations (including by any Governmental Authority), or internal or external audits, or proceedings, that address any allegations or information concerning possible violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

(c) There have been no false or fictitious entries made in the books and records of the Company, or any of its Subsidiaries, relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and the Company, and its Subsidiaries, have not established or maintained a secret or unrecorded fund.

Annex A-38

Section 4.26. Anti-Money Laundering, Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries, each of their respective directors and officers, and to the knowledge of the Company, each of their respective employees, agents, commissioner (if any), Representatives and other Persons acting on behalf of the Company or any of the Company’s Subsidiaries (i) are, and have been within the past five (5) years, in compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws in all material respects (such materiality assessed with respect to a Company Material Adverse Effect), and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions, including for the import, export, re-export, deemed export, deemed reexport, or transfer required under the International Trade Laws and Sanctions and the provision of financial services required under Anti-Money Laundering Laws.

(b) Neither the Company, nor any of its Subsidiaries, (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking or terrorist related activities, in violation of any Anti-Money Laundering Laws, Sanctions, or International Trade Laws; or (ii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws, Sanctions, or International Trade Law, and there are and have been no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws, Sanctions, or International Trade Laws.

(c) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, nor to the knowledge of the Company, any employees, agents, Representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has, been a Sanctioned Person or a Restricted Person, (ii) is acting, or has acted, on behalf of or for the benefit of any Sanctioned Person or a Restricted Person, or (iii) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or International Trade Laws.

(d) As far as the Company is aware, no Governmental Official nor Governmental Authority presently owns or shall receive an interest, whether direct or indirect, legal or beneficial, in the Company or its Subsidiaries (other than any sovereign wealth funds as limited partners or co-investors in investment funds, or in any other similar capacities) or has or will receive any legal or beneficial interest, other than as required by applicable Laws, in any payments made pursuant to this Agreement.

Section 4.27. Proxy/Registration Statement. The information supplied by the Company or its Subsidiaries in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) and/or pursuant to Section 14A or declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the Acquiror Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the Acquiror Shareholders’ Meeting and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.28. Vendors.

(a) Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, up to the top twenty (20) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2022 (the “Top Vendors”) but only to the extent such transaction volume during the applicable period was $250,000 or more.

(b) Except as set forth in Section 4.28(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Annex A-39

Section 4.29. Government Contracts. Except as set forth in Section 4.29 of the Company Disclosure Letter, the Company is not party to (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (b) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services.

Section 4.30. Sufficiency of Assets. The tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary in all material respects for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course.

Section 4.31. Investment Company. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Section 4.32. Investigation. Notwithstanding anything contained in this Agreement, each of the Company, its Subsidiaries and Company Shareholders has made its own investigation of Acquiror and acknowledges that neither Acquiror nor any of its equity holders, partners, members and Representatives, including Sponsor and its Affiliates, is making any representation or warranty whatsoever, express or implied, other than those expressly given by Acquiror in Article V.

Section 4.33. Brokers’ Fees. Except as set forth in Section 4.33 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates with respect to which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.34. No Additional Representations or Warranties.

(a) Except as provided in this Agreement, this Article IV (including the Company Disclosure Letter) and Section 11.1, neither the Company, nor any of its Affiliates, nor any of their respective directors, commissioners, managers, officers, employees, equity holders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.

(b) All documents, information, materials or answers contained in this Agreement and the Company Disclosure Letter or provided to the Acquiror or its Affiliates in written form is true and accurate and there is nothing omitted from any such document, information, material or answer or the Company Disclosure Letter which would render such document, information, material or answer contained in this Agreement and the Company Disclosure Letter misleading in any material respect (such materiality assessed with respect to a Company Material Adverse Effect). To the Company’s knowledge, there is no fact or matter not disclosed which is likely to affect the willingness of the Acquiror to proceed with the Transactions on the terms upon which the Acquiror would be willing to proceed.

Article V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as set forth in (a) any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact or factual matters, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.12 or Section 5.15), (b) the disclosure letter delivered by Acquiror to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article V), and (c) as otherwise explicitly contemplated by this Agreement, Acquiror represents and warrants to the Company as of the date hereof as follows:

Annex A-40

Section 5.1. Acquiror Organization. Acquiror has been duly incorporated and is validly existing as an exempted company in good standing under the Laws the Cayman Islands and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Acquiror is duly licensed or qualified and in good standing as a foreign company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have or reasonably be expected to have, a material adverse effect on Acquiror.

Section 5.2. Due Authorization.

(a) Acquiror has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by the Acquiror Board and (B) determined by the Acquiror Board as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror is necessary to authorize this Agreement and the documents contemplated hereby other than the Acquiror Shareholder Approval. This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by Acquiror, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present, each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(a)(i), shall require approval by an Ordinary Resolution (as defined in the Acquiror’s Governing Documents), which requires an affirmative vote of the holders of at least a majority of the issued and outstanding Acquiror Shares entitled to vote who attend (in person or by proxy) and vote (in person or by proxy) thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Acquiror Board and held for such purpose.

(c) The foregoing votes (which include the Acquiror Shareholder Approval) are the only votes of any of Acquiror’s Shares necessary in connection with entry into this Agreement by Acquiror and the consummation of the transactions contemplated hereby, including the Closing.

(d) At a meeting duly called and held, the Acquiror Board has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3. No Conflict. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and the other documents contemplated hereby by Acquiror and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror is a party or by which Acquiror may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Acquiror, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing does not or would not, individually or in the aggregate, prevent or materially adversely affect the ability of Acquiror to consummate the Transactions.

Section 5.4. Litigation and Proceedings. As of the date hereof (a) there are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or its properties or assets; and (b) there is no outstanding Governmental Order imposed upon Acquiror, nor are any properties or assets of Acquiror or its business bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, be or reasonably be expected to be material to the business of Acquiror.

Annex A-41

Section 5.5. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since January 28, 2022, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6. Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to (i) ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and (ii) be effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is reasonably sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) The Acquiror Financial Statements (defined in Section 5.6(d)) and notes of Acquiror contained or incorporated by reference in the Acquiror SEC Filings, fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Acquiror at the respective dates of and for the periods referred to in such financial statements, and complied with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) To the knowledge of Acquiror, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(d) The Acquiror SEC Filings contain true and complete copies of (i) the audited balance sheet as of November 30, 2022, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from December 6, 2021 (inception) through November 30, 2022, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings or as otherwise set forth in Section 5.6 of the Acquiror Disclosure Letter, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

Annex A-42

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror nor any director or officer of Acquiror nor, to the knowledge of Acquiror, any employee of Acquiror or Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of Acquiror with respect to Acquiror’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except (a) as otherwise disclosed in Section 5.7 of the Acquiror Disclosure Letter, (b) for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement and (c) the filing of the Proxy/Registration Statement with the SEC.

Section 5.8. Trust Account. As of the date of this Agreement, Acquiror has at least $120,031,079 in the Trust Account (including, if applicable, an aggregate of approximately $4,025,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of April 12, 2022, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Ordinary Shares initially sold in Acquiror’s initial public offering who shall have elected to redeem their Acquiror Ordinary Shares pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, in breach or delinquent in performance or any other respect (to the knowledge of Acquiror, claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby (other than use of the funds in the Trust Account for Acquiror Share Redemptions and to pay the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions). To the knowledge of Acquiror, as of the date hereof, following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount in the Trust Account except to the extent such Acquiror Shareholder has exercised an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Acquiror does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date (other than use of the funds in the Trust Account for Acquiror Share Redemptions and to pay the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions).

Annex A-43

Section 5.9. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10. Absence of Changes. Since November 30, 2022, (a) there has not been any event or occurrence that has, or would reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of Acquiror to consummate the Transactions and (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter, Acquiror has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 5.11. No Undisclosed Liabilities. Except for any Acquiror Transaction Expenses, there is no liability, debt or obligation of or claim or judgment against Acquiror (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror, or (c) which would not be, or would not reasonably be expected to be, material to the business of Acquiror.

Section 5.12. Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror consists of (i) 300,000,000 Acquiror Class A Ordinary Shares, 11,615,000 of which are issued and outstanding as of the date of this Agreement, (ii) 30,000,000 Acquiror Class B Ordinary Shares, of which 2,875,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preferred shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Shares”). The foregoing represents all of the issued and outstanding Acquiror Shares as of the date of this Agreement. All issued and outstanding Acquiror Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) As of the date of this Agreement, 16,500,000 Acquiror Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until thirty (30) days after the closing of a Business Combination. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Shares.

(c) Except as set forth in this Section 5.12 or as contemplated by this Agreement or the other documents contemplated hereby, Acquiror has not granted any outstanding options, warrants, rights or other securities convertible, exercisable or exchangeable for Acquiror Shares, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Shares or the value of which is determined by reference to the Acquiror Shares, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Shares.

(d) The Acquiror has no Subsidiaries, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Annex A-44

Section 5.13. Brokers’ Fees. Except for fees described in Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14. Indebtedness. Except as set forth in Section 5.14 of the Acquiror Disclosure Letter or as permitted by Section 7.4 after the date hereof, Acquiror does not have any Indebtedness exceeding $100,000.

Section 5.15. Taxes.

(a) All material Tax Returns required to be filed by or with respect to Acquiror have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

(b) Acquiror has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted in writing or assessed by any Governmental Authority against Acquiror that remains unpaid.

(e) There is no material Tax audit or other examination of Acquiror presently in progress with respect to any material Taxes, nor has Acquiror been notified in writing of any request or threat for such an audit or other examination, and there are no waivers, extensions or written requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror.

(f) The Acquiror has not made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes. The Acquiror has not made a change of any method of accounting with respect to any Taxes within the prior three (3) years.

(g) The Acquiror is not a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than any customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h) Within the past three (3) years, no written claim has been made by any Governmental Authority where the Acquiror does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(i) Except as contemplated by this Agreement and the Transactions, Acquiror has not taken any action or agreed to take any action, nor to the knowledge of Acquiror are there any facts or circumstances, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 5.16. Business Activities.

(a) Since formation, Acquiror has not conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror.

Annex A-45

(b) Except for the transactions contemplated by this Agreement and the other Transaction Documents, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to or bound by, and does not have its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the other Transaction Documents to which it is party and the other documents and transactions contemplated hereby and thereby (including with respect to Acquiror Transaction Expenses) and contracts with the underwriters of Acquiror’s initial public offering, Acquiror is not party to any Contract with any other Person that would require payments by Acquiror after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract (or in the aggregate with any series of related Contracts) other than Working Capital Loans. As of the date of this Agreement, the aggregate amount outstanding under the Working Capital Loans is $0.

Section 5.17. Nasdaq Stock Market Listing. The Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed on the Nasdaq Global Market under the symbol “AFAR”. Acquiror is in compliance in all material respects with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or terminate the listing of Acquiror Class A Ordinary Shares on Nasdaq. None of Acquiror nor any of its Affiliates or Representatives has taken any action to terminate the registration of the Acquiror Class A Ordinary Shares under the Exchange Act except as expressly contemplated by this Agreement or any other Transaction Document.

Section 5.18. Proxy/Registration Statement. The information supplied by Acquiror in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) and/or pursuant to Section 14A or declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Acquiror Shareholders, and (c) the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.19. No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and any of its respective directors, managers, officers, employees, equity holders, partners, members or Representatives acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, other than those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its Representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Annex A-46

Section 5.20. Statutory Registers. (a) Except as set forth on Section 5.20 of the Acquiror Disclosure Letter, all registers, statutory books, books of account and other corporate records of the Acquiror are up-to-date, maintained in accordance with applicable Law on a proper and consistent basis, contain complete and accurate records of all matters required to be dealt with in such books and records, and have attached to them copies of all such resolutions and agreements as are required by Law to be filed.

Section 5.21. Legal Compliance.

(a) Except as would not be material to the business of the Acquiror, Acquiror is in compliance with all applicable Laws in all material respects.

(b) Since its inception, Acquiror has not received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been and would not be material to the business of Acquiror.

(c) Acquiror maintains a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violations of applicable Law by any of Acquiror’s directors, officers, employees or Representatives or other Persons, acting on behalf of Acquiror will be prevented, detected and deterred.

Section 5.22. Anti-Corruption Compliance.

(a) Neither Acquiror, nor any of its directors or officers, nor to the knowledge of the Acquiror, any of Acquiror’s employees, agents, Representatives or other Persons acting for or on behalf of Acquiror has, in the past four (4) years: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anticorruption (governmental or commercial) laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including the Anticorruption Laws and any other Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official or commercial entity to obtain a business advantage; (ii) been in violation of any Anticorruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting Acquiror, or any agent or any other Person acting for or on behalf of Acquiror, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anticorruption Law.

(b) Acquiror has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) As of the date hereof, to the knowledge of Acquiror, there are no current or pending internal investigations, or third-party investigations (including by any Governmental Authority), or internal or external audits, that address any allegations or information concerning possible violations of the Anti-Bribery Laws related to Acquiror.

Section 5.23. Anti-Money Laundering, Sanctions and International Trade Compliance.

(a) Acquiror, its directors and officers, and to the knowledge of Acquiror, each of its employees, agents, Representatives and other Persons acting on behalf of Acquiror (i) are, and have been for the past four (4) years, in compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions, including for the import, export, re-export, deemed export, deemed reexport, or transfer required under the International Trade Laws and Sanctions and the provision of financial services required under Anti-Money Laundering Laws. There are and have for the past four (4) years been no pending or, to the knowledge of Acquiror, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against Acquiror related to any Anti-Money Laundering Laws, Sanctions, or International Trade Laws.

Annex A-47

(b) Neither Acquiror nor any of its directors or officers, nor to the knowledge of Acquiror, any employees, agents, Representatives or other Persons acting on behalf of Acquiror, (i) is, or has during the past four (4) years, been a Sanctioned Person or a Restricted Person, or (ii) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or International Trade Laws.

(c) Acquiror has in place written policies, procedures, controls, and systems designed to ensure compliance with all applicable Anti-Money Laundering Laws, Sanctions and International Trade Laws.

Section 5.24. Investigation. Notwithstanding anything contained in this Agreement, the Acquiror has made its own investigation of the Company and acknowledges that neither Company, its Subsidiaries nor any of the Company Shareholders is making any representation or warranty whatsoever, express or implied, other than those expressly given by the Company in Article IV.

Section 5.25. No Additional Representations or Warranties.

(a) Except as expressly provided in this Article V, none of Acquiror, any of its Affiliates, or any of their respective directors, managers, officers, employees, shareholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror and its respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or any of its respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror and its respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or Representatives or otherwise.

(b) All documents, information, materials or answers contained in this Agreement and the Acquiror Disclosure Letter or provided to the Company or its Affiliates in written form is true and accurate and there is nothing omitted from any such document, information, material or answer or the Acquiror Disclosure Letter which would render such document, information, material or answer contained in this Agreement and the Acquiror Disclosure Letter misleading in any material respect. To the Acquiror’s knowledge, there is no fact or matter not disclosed which is likely to affect the willingness of the Company to proceed with the Transactions on the terms upon which the Company would be willing to proceed.

Article VI
COVENANTS OF THE COMPANY

Section 6.1. Company Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents, (ii) as required by Law or (iii) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (A) use reasonable best efforts to operate its business in the ordinary course consistent with past practice; and (B) comply with its Governing Documents. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the other Transaction Documents or required by Law:

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries;

(b) make or declare any dividend or distribution to the Company Shareholders or make any other distributions in respect of any of the Company Shares or other Equity Securities of the Company;

Annex A-48

(c) (i) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ Equity Securities, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction; or (ii) amend any term or alter any rights of any of its outstanding Equity Securities;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital or outstanding Equity Securities of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares or Equity Securities of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests in accordance with the terms of the applicable Company Incentive Plan as in effect on the date hereof and (ii) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed in Section 4.13(a) of the Company Disclosure Letter, other than (i) in the ordinary course of business consistent with past practice or as required by Law or (ii) in connection with the payment or discharge of obligations to creditors of the Company in furtherance of the consummation of the Exchange;

(f) sell, assign, transfer, convey, lease, exclusively license or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(g) except as otherwise required by Law or pursuant to the Contracts listed in Section 4.13(a) of the Company Disclosure Letter, (i) grant any equity or equity based awards or other severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee in the ordinary course of business consistent with past practice and pursuant to existing Company Incentive Plans as in effect on the date hereof, (ii) make any change in the key management structure of the Company, including the hiring of additional officers (other than such hiring in the ordinary course of business consistent with past practice) or the termination of existing officers, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any Key Executive except in the ordinary course of business consistent with past practice and pursuant to existing Company Benefit Plans as in effect on the date hereof, (v) increase the cash component or bonus opportunity of any officer or director except in the ordinary course of business consistent with past practice and pursuant to existing Company Benefit Plans as in effect on the date hereof, (vi) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vii) except in the ordinary course of business consistent with past practice, take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries;

(h) (i) acquire (whether by merger, consolidation, amalgamation, scheme or similar transaction, purchase of securities of or otherwise) any corporation, partnership, association, joint venture or other business organization or division thereof; or (ii) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, contributions to capital, or loans or advances, with a value or purchase price in excess of $100,000 individually or $200,000 in the aggregate, other than in the ordinary course funding and cash management by the Company or its Subsidiaries of the Company’s Subsidiaries;

(i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur, assume or guarantee or otherwise become liable for any Indebtedness, except (i) borrowings under credit agreements disclosed in Section 6.1 of the Company Disclosure Letter, in the form that exists on the date hereof, or (ii) the ordinary course funding and cash management by the Company or the Company’s Subsidiaries;

Annex A-49

(j) except in the ordinary course of business consistent with past practice, (i) make or change any material election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries, and customary commercial Contracts not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or with respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(k) except as contemplated by this Agreement and the Transactions contemplated hereby, take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(l) issue any additional Company Shares, Equity Securities or securities exercisable for or convertible or exchangeable into Company Shares or other Equity Securities of the Company;

(m) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Exchange);

(n) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $100,000 in the aggregate;

(o) grant to, or agree to grant to, any Person rights to any Intellectual Property or software that is material to the Company and its Subsidiaries, taken as a whole, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item;

(p) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth in Section 6.1(p) of the Company Disclosure Letter, in the aggregate;

(q) manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(r) terminate without replacement, or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(s) waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(t) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(u) terminate without replacement or amend in a manner materially adverse to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring any risks of the business of the Company or any of the Company’s Subsidiaries;

(v) make any material change in its accounting principles or methods unless required by GAAP or applicable Law or, to the extent applicable to the Company or a Subsidiary, applicable local accounting standards; or

(w) enter into any agreement to do any action prohibited under this Section 6.1.

Annex A-50

Section 6.2. Inspection.

Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to their respective properties, books, Contracts, Tax Returns, legal proceedings, commitments, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession or control of the Company or its Subsidiaries as such representatives may reasonably request, for the purposes of and in connection with the Transactions. All information obtained by Acquiror or its Representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

Section 6.3. Preparation and Delivery of Additional Company Financial Statements.

(a) If the Effective Time has not occurred prior to June 30, 2023, as soon as reasonably practicable following June 30, 2023, the Company shall deliver to Acquiror the unaudited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the six-month period ended June 30, 2023, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Company H1 Financial Statements”). Upon delivery of the Company H1 Financial Statements, the representations and warranties set forth in Section 4.9 shall be deemed to apply to the Company H1 Financial Statements in the same manner as the Q1 Financial Statements, mutatis mutandis, with the same force and effect as if included in Section 4.9 as of the date of this Agreement.

(b) Each of the Company and Acquiror shall each use its reasonable best efforts to (i) assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, any of its Subsidiaries, or Acquiror, in preparing in a timely manner other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by Acquiror or the Company with the SEC in connection with the Transactions, and (ii) to obtain the consent of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

Section 6.4. Related Party Agreements. All Related Party Agreements set forth in Section 6.4 of the Company Disclosure Letter, which for the avoidance of doubt shall not include Related Party Agreements with respect to a Company Related Party’s employment, consultation or other similar engagement and incentive arrangements, shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 6.4 of the Company Disclosure Letter.

Section 6.5. Alternative Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and shall direct its controlled, controlling and common control Affiliates, and its and their respective Representatives not to, directly or indirectly, (a) solicit, initiate or pursue any inquiry, indication of interest, proposal or offer relating to an Alternative Proposal, (b) participate in or continue any discussions or negotiations with any third party with respect to, or furnish or make available, any information concerning the Company or any of its Subsidiaries to any third party relating to an Alternative Proposal or provide to any third-party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case for the purpose of encouraging or facilitating an Alternative Proposal, or (c) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Alternative Proposal, or (d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Alternative Proposal. From and after the date hereof, the Company shall, and shall instruct its officers and directors to, and the Company shall instruct and cause its Representatives, Subsidiaries and their respective Representatives to immediately cease and terminate all discussions and negotiations with any Persons (other than Acquiror and its Representatives) with respect to an Alternative Proposal.

Annex A-51

Section 6.6. Nasdaq Listing. From the date of this Agreement through the earlier of the Closing and termination of this Agreement, the Company shall provide all reasonable assistance reasonably required by Acquiror in order for Acquiror to cause the Acquiror Class A Ordinary Shares to be issued in connection with the Transactions to be approved for listing on the Nasdaq Global Market, subject to official notice of issuance, prior to the Closing Date.

Section 6.7. Notice of Developments. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event prior to the Closing) notify Acquiror in writing, upon the Company or any of its Subsidiaries becoming aware (awareness being determined with reference to the knowledge of the Company) of: (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied, (b) any breach of a representation or warranty given by the Company in Article IV or (c) any notice or other communication from any Governmental Authority which is reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of the Parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 6.7 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, Acquiror.

Section 6.8. No Trading. The Company acknowledges and agrees that it is aware, and that its Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not and shall cause its Subsidiaries and its and their directors, officers and other Affiliates not to purchase or sell any securities of Acquiror in violation of such Laws.

Section 6.9. Shareholder Litigation. Without limiting Section 6.1, in the event that any litigation related to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries or the board of directors of the Company or any of its Subsidiaries by any Company Shareholders prior to the Closing, the Company shall promptly after becoming aware of such litigation notify Acquiror of such litigation and keep Acquiror reasonably informed with respect to the status thereof.

Section 6.10. Joinder Agreement. Immediately following the execution of this Agreement, the Company shall exercise commercially reasonable efforts to obtain an executed Joinder Agreement (as defined below) from each Company Shareholder who has not already executed a Joinder Agreement and provide such duly executed Joinders to the other Parties; provided that Joinder Agreements duly executed by Option Holders who become Company Shareholders between the execution of this Agreement and Closing may be provided to the Parties immediately following such exercise (but in all cases prior to Closing).

Section 6.11. Encouragement of Company Shareholders to Exchange Shares. As soon as practicable following the date that the Proxy/Registration Statement has been declared effective by the SEC, the Company will distribute copies of the Prospectus/Proxy Statement contained therein to the Company Shareholders and exert its commercially reasonable best efforts to encourage all of the Company Shareholders to irrevocably submit their duly executed Share Exchange Agreements and Company Shares duly endorsed for transfer for exchange to Acquiror by the date of the Acquiror Shareholders’ Meeting.

Annex A-52

Article VII
COVENANTS OF ACQUIROR

Section 7.1. Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions and pay to the underwriters of Acquiror’s initial public offering all outstanding deferred underwriting commissions, and (B) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Agreement shall terminate, except as otherwise provided therein.

Section 7.2. Nasdaq. From the date of this Agreement through the Closing, Acquiror shall use its reasonable best efforts to ensure that the Acquiror Ordinary Shares remain listed on the Nasdaq Global Market. In addition, to the extent required, Acquiror shall timely file a “Listing of Additional Shares Notification Form” with Nasdaq with respect to the Acquiror Class A Ordinary Shares to be issued in connection with the Transactions, including pursuant to the Exchange, and to use its reasonable best efforts to have the review of such form completed prior to the Effective Time.

Section 7.3. No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall direct the Sponsor and its controlled Affiliates and its and their respective officers, directors and Representatives not to, directly or indirectly (a) solicit, initiate, or pursue any inquiry, indication of interest, proposal or offer relating to an Acquiror Acquisition Proposal, (b) participate in or continue any discussions or negotiations with any third-party with respect to, or furnish or make available, any information concerning Acquiror to any third party relating to an Acquiror Acquisition Proposal, or provide to any third-party access to the businesses, properties, assets or personnel of Acquiror, in each case for the purpose of encouraging or facilitating an Acquiror Acquisition Proposal or (c) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Acquiror Acquisition Proposal, or (d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Acquiror Acquisition Proposal. From and after the date hereof, Acquiror shall, and shall direct the Sponsor and its controlled Affiliates and its and their respective officers, directors and Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than the Company and its Representatives) with respect to an Acquiror Acquisition Proposal.

Section 7.4. Conduct of Business. During the Interim Period, Acquiror shall, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents, (ii) as required by Law, (iii) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or (iv) as set forth in Section 7.4 of the Acquiror Disclosure Letter, (A) operate its business in the ordinary course consistent with past practice; and (B) comply in all material respects with its Governing Documents. Without limiting the generality of the foregoing, except as set forth in Section 7.4 of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, except as otherwise contemplated by this Agreement or the other Transaction Documents or as required by Law:

(a) change, modify or amend the Trust Agreement or its Governing Documents, or seek any approval from its shareholders to do so, except as contemplated by the Transaction Proposals;

(b) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(c) (A) make or declare any dividend or distribution to its shareholders or make any other distributions in respect of any of its Equity Securities, (B) split, combine, reclassify or otherwise amend any terms of its Equity Securities, or (C) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities, other than, redemptions of Acquiror Class A Ordinary Shares made as part of the Acquiror Share Redemptions;

Annex A-53

(d) except in the ordinary course of business consistent with past practice, (A) make or change any material election in respect of material Taxes, (B) materially amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts not primarily related to Taxes), (E) settle any claim or assessment in respect of material Taxes, or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or with respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(e) except as contemplated by this Agreement or the Transactions, take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(f) other than as expressly required by the Sponsor Support Agreement or any other Transaction Document, enter into, renew or amend in any material respect, any Contract with Sponsor or an Affiliate of Acquiror (including (i) any Person in which the Sponsor has a direct or indirect legal or beneficial ownership interest of five percent (5%) or greater and (ii) any Person who has a direct or indirect legal or beneficial ownership interest of five percent (5%) or greater in the Sponsor) other than a Working Capital Loan;

(g) incur, guarantee or otherwise become liable for any Indebtedness, other than (i) liabilities incurred in the ordinary course of business and in an amount, individually or in the aggregate, not to exceed $100,000 and (ii) any Acquiror Transaction Expenses;

(h) (A) issue any Equity Securities or securities exercisable for or convertible into Equity Securities (other than the issuances of new Acquiror Warrants issued to Sponsor in respect of any Working Capital Loans or issuances of Acquiror Shares issuable upon, or subject to, the exercise or settlement of the Acquiror Warrants and the issuance of the Aggregate Exchange Consideration and the assumption of the Unvested Grant Shares), (B) grant any options, warrants or other equity-based awards with respect to any Equity Securities not outstanding on the date hereof, or (C) other than pursuant to the Transaction Documents, amend, modify or waive any of the terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(i) make any change in its accounting principles or methods unless required by GAAP or applicable law;

(j) form any Subsidiary;

(k) liquidate, dissolve, reorganize or otherwise wind-up its business and operations; or

(l) enter into any agreement to do any action prohibited under this Section 7.4.

Section 7.5. Acquiror Public Filings. From the date hereof through the Effective Time or the earlier termination of this Agreement, Acquiror will use reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws. All such SEC reports (including any financial statements or schedules included therein) (i) shall be prepared in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) shall not, at the time they are filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. As used in this Section 7.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. Any Additional SEC reports which discuss or refer to the Company, this Agreement or the Transactions shall be subject to the prior review and approval of the Company (not to be unreasonably withheld, delayed or conditioned).

Section 7.6. Shareholder Litigation. Without limiting Section 7.4, in the event that any litigation related to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Acquiror Board by any Acquiror Shareholders prior to the Closing, Acquiror shall promptly after becoming aware of such litigation notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (at its own cost and subject to a customary joint defense agreement), but not control, the defense of any such litigation, and shall consider in good faith the Company’s suggestions with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Annex A-54

Section 7.7. Section 16 Matters. Prior to the Closing Date, Acquiror shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of Acquiror Class A Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to Acquiror, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.8. Employee Matters; No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the Parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.8 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any Company Benefit Plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equity holder, any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.9. Post-Closing Directors and Officers of Acquiror. Subject to the terms of Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the board of directors of Acquiror shall consist of (i) one director of Acquiror continuing in office from prior to the Effective Time who will be selected by Acquiror, (ii) two directors designated by the Company, one of which shall be an independent director within the meaning of Nasdaq Rule 5605(a)(2); and (iii) two persons who constitute independent directors within the meaning of Nasdaq Rule 5605(a)(2) and who are mutually acceptable to Acquiror and the Company; and

(b) the officers of Acquiror shall consist of the officers of the Company as of immediately prior to the Effective Time, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

(c) in the event that there is a disagreement between Company and Acquiror on the selection of the independent directors, the independent directors shall be decided by the Company Shareholder Representative.

Section 7.10. Support Pool. Without limiting anything to the contrary contained herein, during the Interim Period, Acquiror shall be entitled to issue in one or more private placements (each a “Pool Offering”) to investors mutually reasonably acceptable to Acquiror and the Company (each a “Pool Investor”) Class A Ordinary Shares and/or any combination of Preference Shares convertible into Class A Ordinary Shares or warrants, options or rights that are exercisable for Class A Ordinary Shares (“Pool Securities”) all in an aggregate amount equal on a fully-diluted basis to one million (1,000,000) Class A Ordinary Shares (the “Pool Shares”), which shall be issued for purposes that are mutually reasonably acceptable to Acquiror and the Company and pursuant to subscription agreements and other related private placement documents in form and substance mutually reasonably acceptable to Acquiror and the Company (“Pool Subscription Documents”). The Pool Subscription Documents may provide that the Pool Securities offered pursuant thereto may be issued before, at or after the Closing as may be mutually reasonably acceptable to Acquiror and the Company. The Acquiror and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such Pool Offerings and use their respective reasonable efforts to cause such Pool Subscription Documents to be executed and the transactions contemplated thereby to occur (including having the Company’s senior management participate in any Pool Investor meetings and roadshows as reasonably requested by the Acquiror). The Acquiror will deliver to the Company true, correct and complete copies of all Pool Subscription Documents entered into by the Acquiror and any other Contracts between the Acquiror and Pool Investors that could affect the obligation of such Pool Investors to contribute to the Acquiror their applicable portion of the aggregate gross proceeds of the Pool Offering as set forth in the Pool Subscription Documents of such Pool Investor. For the avoidance of doubt, if the Acquiror does not issue any or all of the Pool Shares, the remaining Pool Shares shall be returned to the applicable Company Shareholders.

Annex A-55

Section 7.11. Notice of Developments. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Acquiror shall promptly (and in any event prior to the Closing) notify the Company in writing, upon Acquiror becoming aware (awareness being determined with reference to the knowledge of Acquiror) of: (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied, (b) any breach of a representation or warranty given by Acquiror in Article V or (c) any notice or other communication from any Governmental Authority which is reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of the Parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 7.11 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to the Company.

Article VIII
JOINT COVENANTS

Section 8.1. Regulatory Approvals; Other Filings.

(a) Each of the Company and Acquiror shall use its commercially reasonable efforts to cooperate in good faith with any Governmental Authority and use its commercially reasonable efforts to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as reasonably practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company and Acquiror shall use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as reasonably possible after the execution of this Agreement.

(b) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate in good faith with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall (and shall cause its Subsidiaries to) promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other party an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that neither party shall extend any waiting period or comparable period or enter into any agreement with any Governmental Authority without the written consent of the other party. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

Annex A-56

(c) Subject to Section 11.6, the Company, on the one hand, and Acquiror, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and other related fees in connection with the Regulatory Approvals.

Section 8.2. Preparation of Proxy/Registration Statement; Acquiror Shareholders’ Meeting and Approvals.

(a) Proxy/Registration Statement and Prospectus.

(i)	As promptly as reasonably practicable after the execution of this Agreement, the Company and Acquiror shall prepare, and Acquiror shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including a proxy statement, the “Proxy/Registration Statement”) among other things, registering the Acquiror Class A Ordinary Shares issuable to the Company Shareholders pursuant to this Agreement and relating to the Acquiror Shareholders’ Meeting to approve and adopt:

A.	this Agreement, the other Transaction Documents, and the business combination contemplated in this Agreement;

B.	the approval of the Acquiror Amended & Restated Charter;

C.	the approval for purposes of complying with applicable listing rules of Nasdaq, of the issuance of Acquiror’s Class A Ordinary Shares as contemplated in this Agreement;

D.	the adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or any proposal in (E); and

E.	any other proposals as the SEC (or a staff member thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (such proposals in (A) through (E), collectively, the “Transaction Proposals”).

(ii)	Acquiror and the Company shall (and the Company shall cause each of its Subsidiaries to) each use its commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, each of the Company and Acquiror shall (and the Company shall cause each of its Subsidiaries to) use its commercially reasonable efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Acquiror Class A Ordinary Shares pursuant to this Agreement. Each of the Company and Acquiror also agrees to (and shall cause each of its Subsidiaries to) use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company and its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action.

Annex A-57

(iii)	Each of Acquiror and the Company shall furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions.

(iv)	Subject to Section 11.6, the Acquiror shall be responsible for and pay the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees.

(v)	Acquiror and the Company shall cooperate and provide the other Party (and its counsel) with a reasonable opportunity to review and comment on the Proxy/Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by Acquiror and the Company. Acquiror will advise the Company promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of any Acquiror Class A Ordinary Shares to be issued or issuable in connection with this Agreement (or upon exercise of any warrant) for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Company or Acquiror (as applicable) a reasonable opportunity to provide comments and amendments to any such filing. Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(vi)	Each of Acquiror and the Company shall ensure that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in (A) the Proxy/Registration Statement will, at the time the Proxy/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the Proxy/Registration Statement, as amended or supplemented pursuant to Section 8.2(a)(vii), will, at the date it is first mailed to the Acquiror Shareholders or mailed or otherwise provided to the Company Shareholders, and at the time of the Acquiror Shareholders’ Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(vii)	If at any time prior to the Effective Time the Company or Acquiror becomes aware that the Proxy/Registration Statement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and the Acquiror and the Company shall cooperate to prepare and have Acquiror promptly file with the SEC an appropriate amendment or supplement to the Proxy/Registration Statement that corrects such misstatement or omission and, to the extent required by Law, shall disseminate such amendment or supplement to the Acquiror Shareholders and Company Shareholders.

Annex A-58

(b) Acquiror Shareholder Approval.

(i)	After the Proxy/Registration Statement is declared effective under the Securities Act, Acquiror shall (A) within ten (10) Business Days thereof, mail the Proxy/Registration Statement to the Acquiror Shareholders (which shall set forth a record date for, duly call and give notice of a meeting of the Acquiror Shareholders (including any adjournment or postponement thereof, the “Acquiror Shareholders’ Meeting”)) and (B) no later than thirty (30) Business Days after the mailing of the Proxy/Registration Statement to the Acquiror Shareholders, or such other date as may be agreed by Acquiror and the Company, acting reasonably, hold such Acquiror Shareholders’ Meeting for the purpose of voting on the Transaction Proposals, obtaining the Acquiror Shareholders’ Approval (including if necessary any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), and providing Acquiror Shareholders with the opportunity to elect to effect an Acquiror Share Redemption and such other matters as may be mutually agreed by Acquiror and the Company.

(ii)	Acquiror will use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including the Acquiror Shareholders’ Approval, and (B) obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq rules and the Acquiror’s Governing Documents. Acquiror (A) shall consult with the Company regarding the record date and the date of the Acquiror Shareholders’ Meeting, and (B) shall not adjourn or postpone the Acquiror Shareholders’ Meeting more than twice (and in that event, for no more than thirty (30) days in the aggregate) without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that Acquiror shall not be required to adjourn or propose to adjourn the Acquiror Shareholders’ Meeting.

(iii)	The Proxy/Registration Statement shall include a statement to the effect that the board of directors of Acquiror (the “Acquiror Board”) has unanimously recommended that the Acquiror Shareholders vote in favor of the Transaction Proposals at the Acquiror Shareholders’ Meeting (such statement, the “Acquiror Board Recommendation”) and neither the Acquiror Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Acquiror Board Recommendation.

(c) Company Preference Conversion. If and to the extent that any Company Preference Shares remain outstanding as of a date five (5) Business Days prior to the date of Exchange, the Company shall with reasonable promptness (and in any event prior to the Exchange) procure that all Company Preference Shares, and any other preferred shares in the capital of the Company, are duly converted into Company Ordinary Shares in accordance with the Company’s Governing Documents.

Section 8.3. Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror or the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable; provided that the Company shall not be required to act or omit to take any action that would constitute a breach of Section 6.1 and Acquiror shall not be required to act or omit to take any action that would constitute a breach of Section 7.4.

Section 8.4. Further Actions.

(a) Each of the Company and Acquiror shall take all such actions as are reasonably necessary so that the Transactions shall be consummated in accordance with the terms and subject to the conditions set forth in this Agreement. Without limiting the generality of the foregoing:

Annex A-59

(i)	to the extent applicable, as soon as practicable following the execution of this Agreement, each of the Company and Acquiror shall contact and engage with its secured creditors (if any) and such other creditors of the Company and/or Acquiror as may be agreed between Acquiror and the Company and use its reasonable best efforts to obtain the written consent of such creditors to the Exchange and the Transactions on terms satisfactory to the Company and the Acquiror, both acting reasonably;

(ii)	as soon as practicable before or following (as applicable) the effectiveness of the Proxy/Registration Statement each of the Company and Acquiror shall so far as they are lawfully able, exercise their powers to cause the boards of directors of each of Acquiror and the Company, respectively, to approve the Transactions;

(iii)	as soon as practicable, the Acquiror shall arrange for the payment of applicable stamp duty incurred in relation to any transfer of the Company’s shares pursuant to the Exchange to be made to the Inland Revenue Authority of Singapore;

(iv)	the Company shall provide to Acquiror the updated electronic register of members of the Company following the filing of the transfer of existing shares with ACRA showing the Acquiror as the shareholder of all of the shares in the Company, which shall confirm that the existing shares have been successfully transferred to the Acquiror; provided that, for the purposes of determining satisfaction of the conditions in Article IX as they relate to the performance of the covenants in Section 8.4(a)(iii), the words “in all material respects” in Section 9.2(b) shall be disregarded for purposes of determining whether the covenants set forth in Section 8.4(a)(iii) have been performed;

(v)	to the extent applicable, any financing shall be non-recourse to existing Company equity holders;

(vi)	the total capital proceeds to be made available to the Company within 12 months of the Closing shall fall within the range of $15,000,000 to $20,000,000 inclusive of the amounts set forth in Closing Funding Commitment and Section 8.4(a)(x) including net of Acquiror Transaction Expenses (“Total Capital Proceeds”);

(vii)	no more than 25% of the Total Capital Proceeds resulting from the Transactions shall take the form of non-convertible debt unless otherwise agreed between the Acquiror and the Company, and the quantum of any non-convertible debt shall require approval by the board of the Company;

(viii)	the Total Capital Proceeds shall be able to consist of financing arrangement including but not limited to, private placements, equity line of credit, equity, quasi-equity, convertible debt or debt, amounts remaining in the trust post-redemptions, including whereby cash is made available either (or a combination of) immediately, pre-Closing, post-Closing, an executed term sheet for an obligation for cash made upon request, or there exists an obligation for cash made upon request;

(ix)	the Company shall receive either pre-Closing or at Closing in immediately available funding and/or commitments which shall allow the Company to immediately draw down in aggregate $5,000,000, such amount will be net of Acquiror Transaction Expenses (the “Closing Funding Commitment”);

(x)	the Company shall receive at least $5,000,000 in addition to the Closing Funding Commitment within 180 calendar days from Closing; provided, that the Acquiror shall use best efforts to satisfy this condition within 120 calendar days from Closing; and

(xi)	the Company and Acquiror agree it is the intent of the Company raise up to $10,000,000 (or more by mutual written agreement) pre-Closing on terms acceptable the Company’s board of directors (the “Pre-IPO Raising”). The Company may appoint third party advisers including related entities of the Acquiror on arms length terms to assist with the Pre-IPO Raising.

Annex A-60

(b) If at any time prior to the Effective Time the Company or Acquiror becomes aware that any Company Shareholder or Acquiror Shareholder, respectively, or any other person to whom the Company or Acquiror, respectively, is under an obligation, intends to object or has objected to the Exchange or any of the transactions contemplated under this Agreement (or the notification of publication thereof) (each, an “Exchange Objection”), (i) Acquiror and the Company shall discuss in good faith how to address any such Exchange Objection and each of Acquiror and the Company shall use its reasonable efforts to deal with such Exchange Objection so that no Company Shareholder or Acquiror Shareholder, or other person to whom the Company or Acquiror is under an obligation, is able to delay the Transactions or cause the Transactions not to be consummated and (ii) neither the Company nor Acquiror shall agree to any material settlement or accommodation in respect of any Exchange Objection without the prior written consent of the other (not to be unreasonably withheld, conditioned or delayed).

Section 8.5. Transfer Taxes. With the exception of all stamp duty arising in connection with the transfer of shares pursuant to the Exchange which shall be borne by the Acquiror as an Acquiror Transaction Expense, all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement or the other Transaction Documents shall constitute Company Transaction Expenses.

Section 8.6. Cooperation; Consultation.

(a) Prior to the Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the Parties’ mutual agreement), including (if mutually agreed by the Parties) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

Section 8.7. Indemnification and Insurance.

(a) From and after the Effective Time, each of Acquiror and the Company agrees that it shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director and officer of the (i) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company) (the “Company Indemnified Parties”) and (ii) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and each of their respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror and the Company shall, and shall cause their Subsidiaries to (A) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s, Acquiror’s and their Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (B) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

Annex A-61

(b) For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Company, Acquiror or their respective Representatives, as applicable) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Company be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the year ended December 31, 2022; provided, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 8.7 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, (i) this Section 8.7 shall survive the Closing indefinitely and shall be binding, jointly and severally, on Acquiror and the Company and all of their respective successors and assigns; and (ii) in the event that Acquiror or the Company or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or Company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, each of Acquiror and the Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror and the Company, as applicable, shall succeed to the obligations set forth in this Section 8.7.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

(e) The provisions of this Section 8.7: (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on Acquiror and the Company and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise, and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the prior written consent of such D&O Indemnified Party.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.1. Conditions to Obligations of Acquiror and the Company at Closing. The obligations of Acquiror and the Company to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by either or both Parties:

(a) the Acquiror Shareholder Approval shall have been obtained;

(b) all of the Company Shareholders shall have irrevocably submitted a duly executed Share Exchange Agreement and all of his, her or its original certificates for the Company Shares for exchange for Acquiror Class A Ordinary Shares in the Exchange to Acquiror in accordance with the terms and provisions of this Agreement no later than the date of the Acquiror Shareholders’ Meeting;

(c) the Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) Acquiror’s listing application with Nasdaq in connection with the Transactions shall have been approved and the Acquiror Class A Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on the Nasdaq Global Market, subject to official notice of issuance;

Annex A-62

(e) no Exchange Objection shall have been raised, or any such Exchange Objection which has been raised shall have been addressed such that no member or creditor of the Company or Acquiror, or other person to whom the Company or Acquiror is under an obligation, shall have the ability to delay the Exchange or cause the Exchange not to be consummated;

(f) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions (any of the foregoing, a “restraint”), other than any such restraint that is immaterial, or for which the relevant Governmental Authority does not have jurisdiction over either of the Parties hereto with respect to the Transactions;

(g) any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated;

(h) holders of Acquiror Class A Ordinary Shares shall have duly, properly and timely elected (and not withdrawn such election) to have the Acquiror redeem an aggregate of at least 2,300,000 Acquiror Class A Ordinary Shares in the Acquiror Share Redemption and duly, properly and timely taken all such actions and executed and delivered all such documents and instruments as may be necessary to permit the Acquiror to cause the redemption of such shares;

(i) there shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing;

(j) the Post-Closing board of directors shall be elected or appointed as of the Closing consistent with requirements of Section 7.9;

(k) Riaz Mehta shall enter a side letter agreement with the Acquiror in form and substance reasonably acceptable to Acquiror;

(l) all Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made; and

(m) the Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement shall have each been obtained or made.

Section 9.2. Conditions to Obligations of Acquiror at Closing. The obligations of Acquiror to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) (i) The representations and warranties of the Company contained in Section 4.6 shall be true and correct in all respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or any other Transaction Document, (ii) the Company Fundamental Representations (other than Section 4.6 (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception)) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or any other Transaction Document, and (iii) each of the representations and warranties of the Company contained in Article IV of this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct at and as of such date, except for, in each case under this Section 9.2(a)(iii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

Annex A-63

(b) each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) no Material Adverse Effect shall have occurred with respect to Company since the date of this Agreement which is continuing and uncured;

(d) all Ancillary Documents shall have been duly executed by each respective party thereto and shall be in full force and effect in accordance with their terms as of the Closing;

(e) all Company Preference Shares, and any other preference shares in the capital of the Company, shall have been converted into Company Ordinary Shares;

(f) the Company Shareholders shall have approved Transactions at a general meeting in accordance with the Laws of Singapore;

(g) each of the Restrictive Covenant Agreements with each of the Key Executives shall be in full force and effect in accordance with the terms thereof as of the Closing;

(h) Acquiror shall have received from the Company (i) share transfer forms, duly executed by each Company Shareholder, in respect of the Transactions with respect to the Company, (ii) a certified true copy of the resolutions passed by the board of directors of the Company approving the Transactions and the issuance of new share certificates to the transferees thereof, the lodgment of the notice of transfer of the shares of the Company with ACRA, in order for the transfer of such shares to be updated in the electronic register of members of the Company, and (iii) a letter addressed to the Commissioner of Stamp Duties of Singapore (and/or such other documents as may be prescribed by the Inland Revenue Authority of Singapore), certifying the net asset value per share of the Company and a certified true copy of the latest available audited or management accounts of the Company; and

(i) if the Effective Time shall occur on a date following June 30, 2023, the Company H1 Financial Statements shall have been provided pursuant to Section 6.3(a).

(j) a joinder agreement in a form reasonably satisfactory to Acquiror (the “Joinder Agreement”), duly executed by each Company Shareholder and Option Holder;

(k) Company shall provide to Acquiror at least five (5) business days before Closing, copies of any and all Bonus Plans;

(l) Company shall take all required actions to (i) terminate the Company Incentive Plans at least one business day before Closing (ii) provide that each Option shall become fully vested and exercisable;

(m) Company shall provide to Acquiror the updated electronic register of members of the Company correcting any errors or omissions, in the sole discretion of the Acquiror, in the Company’s register of members;

Annex A-64

(n) Company shall use commercially reasonable efforts to obtain the renewal and/or extension of the expired contracts listed on the attached Annex B, in accordance with the terms of the expired contract or as approved in writing by the Acquiror;

(o) evidence reasonably satisfactory to Acquiror that Company has amended its Governing Documents as described more fully in Annex C;

(p) evidence satisfactory to the Acquiror of the assignment of the domain names listed in Schedule 4.21(a);

(q) evidence satisfactory to the Acquiror of the termination of the shareholder agreement dated July 15, 2021; and

(r) evidence satisfactory to the Acquiror of the termination of the Loans.

Section 9.3. Conditions to the Obligations of the Company at Closing. The obligation of the Company to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of Acquiror contained in Section 5.12 shall be true and correct in all respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement; (ii) the Acquiror Fundamental Representations (other than Section 5.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or any other Transaction Document, and (iii) each of the representations and warranties of Acquiror contained in this Agreement other than the Acquiror Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct at and as of such date, except for, in each case under this Section 9.3(a)(iii), inaccuracies or omissions that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement;

(b) each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) all ancillary documents shall have been duly executed by each respective party thereto and shall be in full force and effect in accordance with their terms as of the Closing;

(d) no Material Adverse Effect shall have occurred with respect to Acquiror since the date of this Agreement, which is continuing and uncured;

(e) the Company shall have received the Amendment to Letter Agreement, which shall be reasonably satisfactory to the Company Shareholders.

(f) the Company shall have received the Closing Funding Commitment, which shall be reasonably satisfactory to the Company Shareholders.

Annex A-65

Article X
TERMINATION/EFFECTIVENESS

Section 10.1. Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions, other than any such restraint that is immaterial;

(c) by the Company or the Acquiror if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by the Company if the Acquiror Board has publicly announced its proposal, or has publicly announced its resolution, to withhold or withdraw, or to qualify, amend or modify in a manner detrimental to obtaining the Acquiror Shareholders’ Approval, the Acquiror Board Recommendation;

(e) by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a), Section 9.2(b), or Section 9.2(c) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the date falling 180 days after the date of this Agreement (the “Agreement End Date”), unless Acquiror is in material breach of this Agreement;

(f) by Acquiror if (i) original certificates for less than one hundred percent (100%) of the Company Shares duly endorsed for transfer to Acquiror have been submitted for exchange along with duly executed Share Exchange Agreements from the Company by the date of the Acquiror Shareholders’ Meeting; or

(g) by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 9.3(a), or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach of this Agreement.

Section 10.2. Break Fee. In the event of the termination of this Agreement pursuant to Section 10.1 above, the terminating party shall pay $5,000,000 (the “Break Fee”) to the non-terminating party, within three business days, by wire transfer of immediately available funds to an account specified by the non-terminating party.

Section 10.3. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company or Acquiror, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of Section 8.5, this Section 10.3 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Annex A-66

Article XI
MISCELLANEOUS

Section 11.1. Trust Account Waiver. The Company hereby represents and warrants that it has read the final prospectus of Acquiror, dated as of and filed with the SEC (File No. 333-263717) on April 12, 2022 (the “Prospectus”) available at www.sec.gov, and understands that Acquiror has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public shareholders (including the public shareholders of the overallotment shares acquired by Acquiror’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the Prospectus, Acquiror may disburse monies from the Trust Account only: (a) to the Public Shareholders with respect to Acquiror Share Redemptions, (b) to the Public Shareholders if Acquiror fails to consummate a Business Combination within fifteen (15) months after the closing of the IPO, subject to extension by an amendment to Acquiror’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses or (d) to Acquiror after or concurrently with the consummation of a Business Combination. The Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement (other than in Section 7.1), neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom) in connection with any claim that arises as a result of, in connection with, or relating to this Agreement or any other Transaction Document, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability under any Transaction Document (collectively, the “Released Claims”). The Company, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) in connection with any Released Claims (including for an alleged breach of this Agreement or any other Transaction Document). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its Affiliates to induce Acquiror to enter into the Transaction Documents, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which action or proceeding seeks, in whole or in part, monetary relief against Acquiror or its Representatives, the Company hereby acknowledges and agrees that the Company’s and each of its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any person claiming on behalf of any of them or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company or any of its Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief or otherwise, Acquiror and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates the associated legal fees and costs in connection with any such action, in the event Acquiror or its Representatives, as applicable, prevails in such action or proceeding.

Section 11.2. Waiver. Any Party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties (of another Party hereto) that are contained in this Agreement or (c) waive compliance by the other Party hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.

Section 11.3. Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other party). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt); and (d) if sent by registered post, five (5) days after posting. The initial addresses and email addresses of the Parties for the purpose of this Agreement are:

Annex A-67

(a)	If to Acquiror, to:

Aura FAT Projects Acquisition Corp

1 Phillip Street, #09-00,

Royal One Phillip, Singapore 048692

Attention:	David Andrada
Email:	david@fatprojects.com;

with copies to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900

Washington, DC 20001

Attention:	Andrew M. Tucker, Esq. Rebekah D. McCorvey, Esq.
Email:	andy.tucker@nelsonmullins.com rebekah.mccorvey@nelsonmullins.com\

(b)	If to Company Shareholder Representative:

Meta Gold Pte. Ltd.

Claymore Connect, #01-11

442 Orchard Rd., Singapore 238879

Attention:	Riaz Mehta, Director
Email:	riaz@allrites.com

(c)	If to the Company, to:

Allrites Holdings Pte Ltd.

Claymore Connect, #01-11,

442 Orchard Rd., Singapore 238879

Attention:	Riaz Mehta, CEO
Email:	riaz@allrites.com

with copies to (which shall not constitute notice):

Rimôn PC

1990 K Street, NW, Suite 420

Washington, DC 20006

Attention:	Debbie A. Klis, Esq. Carl M. Sherer, Esq.
Email:	deborrah.klis@rimonlaw.com carl.sherer@rimonlaw.com

Annex A-68

or to such other address or addresses as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4. Assignment. No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Party and any such transfer without the prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 11.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any right or remedies under or by reason of this Agreement; provided, that (a) the D&O Indemnified Parties may enforce Section 8.7; and (b) the Non-Recourse Parties may enforce Section 11.17.

Section 11.6. Expenses. Except as otherwise set forth in this Agreement, each Party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, the Acquiror shall pay or cause to be paid the Company Transaction Expenses and the Acquiror Transaction Expenses at the Closing in accordance with Section 2.5(c).

Section 11.7. Governing Law. This Agreement shall be deemed to have been executed and to be performed within the State of New York, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, that the fiduciary duties of the board of directors of the Company and the Exchange shall in each case be governed by the laws of Singapore and the fiduciary duties of the Acquiror Board shall be governed by the laws of the Cayman Islands.

Section 11.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9. Electronic Execution of the Agreement and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any Transaction Document (including, without limitation, any related amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms complying with applicable Law, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.10. Company and Acquiror Disclosure Letters. Each of the Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter only if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Annex A-69

Section 11.11. Entire Agreement. This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and the other Transaction Documents constitute the entire agreement among the Parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or between the Parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such Parties except as expressly set forth in this Agreement and the other Transaction Documents.

Section 11.12. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by the Parties to this Agreement in the same manner as this Agreement and which makes reference to this Agreement; provided, that after the Acquiror Shareholder Approval has been obtained, there shall be no amendment or waiver that by applicable Law requires further approval by the Acquiror Shareholders without such approval having been obtained.

Section 11.13. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld, conditioned or delayed by any Party; provided, that no Party shall be required to obtain consent pursuant to this Section 11.13(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public, without breach of the obligation under this Section 11.13(a).

(b) The restriction in Section 11.13(a) shall not apply to the extent the public announcement is required by applicable Law, any Governmental Authority or stock exchange rule; provided, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the Parties’ efforts to obtain approval under applicable Law and to make any related filing shall be deemed not to violate this Section 11.13.

Section 11.14. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.15. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must first be brought in the federal courts located in the City and State of New York and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.15.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Annex A-70

Section 11.16. Enforcement. The Parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.17. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s fraud:

(a) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company and Acquiror as named Parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of the Company or Acquiror and (ii) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of any of the foregoing (collectively, the “Non-Recourse Parties”) shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Acquiror under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.18. Non-Survival of Representations, Warranties and Covenants. Except (a) as otherwise contemplated by Section 10.3 and the Joinder Agreement or (b) in the case of claims against a Person in respect of such Person’s knowing and intentional fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each such representation, warranty, covenant, obligation, agreement and provision shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (i) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (ii) this Article XI.

Section 11.19. Conflicts and Privilege.

(a) Acquiror and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the shareholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Aura Fat Projects Group”), on the one hand, and (ii) any member of the Allrites Group, on the other hand, any legal counsel, including Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”) and ShookLin & Bok (“Shooklin”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Aura Fat Projects Group in such dispute even though the interests of such Persons may be directly adverse to the Acquiror, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror and/or the Sponsor. Acquiror and the Company and, on behalf of their respective successors and assigns (including, after the Closing, Acquiror), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Aura Fat Projects Group, on the one hand, and Nelson Mullins and/or Shooklin, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the Aura Fat Projects Group after the Closing. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company.

Annex A-71

(b) Acquiror and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the shareholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror) (collectively, the “Allrites Group”), on the one hand, and (ii) the Acquiror and/or any member of the Aura Fat Projects Group, on the other hand, any legal counsel, including Rimon, P.C. (“Rimon”), that represented the Company prior to the Closing may represent any member of the Allrites Group in such dispute even though the interests of such Persons may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Acquiror and the Company, on behalf of their respective successors and assigns, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Allrites Group, on the one hand, and Acquiror or the Sponsor, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the Allrites Group after the Closing, and shall not pass to or be claimed or controlled by the Company. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company.

Section 11.20. Company Shareholder Representative.

(a) The Company Shareholders, by the approval and adoption of this Agreement in the Joinder Agreement, authorize the Company Shareholder Representative (i) to give and receive all notices required to be given under this Agreement or any other agreement related hereto, and (ii) to take any and all additional action as is contemplated to be taken by or on behalf of the Company Shareholders by the terms of this Agreement.

(b) All decisions and actions by the Company Shareholder Representative pursuant to this Agreement shall be binding upon all of the Company Shareholders, and no Company Shareholder shall have the right to object, dissent, protest or otherwise contest the same.

(c) The Company Shareholder Representative shall not have any Liability to any to any Party for any act done or omitted hereunder as Company Shareholder Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Shareholders shall severally indemnify the Company Shareholder Representative and hold him harmless against any Loss incurred without bad faith on the part of the Company Shareholder Representative and arising out of or in connection with the acceptance or administration of his or her duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs incurred by the Company Shareholder Representative.

(d) The Company Shareholder Representative shall have full power and authority on behalf of each Company Shareholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Shareholders under this Agreement.

Annex A-72

(e) By his, her or its approval of this Agreement, each Company Shareholder agrees, in addition to the foregoing, that: (i) Purchaser and any other Purchaser Indemnified Party shall be entitled to rely conclusively on the instructions and decisions of the Company Shareholder Representative as to (A) the settlement of any claims for indemnification by Purchaser or such Purchaser Indemnified Party pursuant to Article X hereof, or (B) any other actions required or permitted to be taken by the Company Shareholder Representative under this Agreement or the Escrow Agreement, as applicable, and no Party shall have any cause of action against Purchaser or such Purchaser Indemnified Party for any action taken by Purchaser or such Purchaser Indemnified Party in reliance upon the instructions or decisions of the Company Shareholder Representative; (ii) all actions, decisions and instructions of the Company Shareholder Representative shall be conclusive and binding upon the Company Shareholders and no Company Shareholder shall have any cause of action against the Company Shareholder Representative for any action taken, decision made or instruction given by the Company Shareholder Representative under this Agreement, except for bad faith by the Company Shareholder Representative in connection with the matters described in this Section; (iii) the provisions of this Section are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Shareholder may have in connection with the transactions contemplated hereby; and (iv) remedies available at law for any breach of the provisions of this Section are inadequate; therefore, Acquiror shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving damages if Acquiror brings an action to enforce the provisions of this Section.

(f) The entity serving as the Company Shareholder Representative may cease to serve as a representative for Company Shareholders (upon no less than thirty (30) days prior notice to Acquiror and each Company Shareholder). Meta Gold Pte. Ltd., a Singapore exempt private company limited by shares (“Meta Gold”) shall be the initial Company Shareholder Representative. In the event of the dissolution or cancellation of Meta Gold, or upon Meta Gold’s notice of its intent to cease to serve as a representative for Company Shareholders, or is removed as Company Shareholder Representative, then Riaz Mehta shall immediately become Company Shareholder Representative if such person is willing and able to serve in such capacity. In the event of the death or permanent disability of Riaz Mehta, or if Riaz Mehta shall give notice of his intent to resign, or is unwilling to serve in the capacity of Company Shareholder Representative, or is removed as Company Shareholder Representative, then Requisite Company Shareholders, collectively (voting together as a single class) shall, by written notice to Acquiror, appoint a successor Company Shareholder Representative as soon as practicable, and in no event later than thirty (30) days following such death, permanent disability or notice of intent to resign. In addition, the individual serving as the Company Shareholder Representative may be replaced from time to time by the approvals of the Requisite Company Shareholders upon not less than ten (10) days prior written notice to the Company Shareholder Representative, Acquiror and each Company Shareholder. Each successor Company Shareholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Company Shareholder Representative, and the term “Company Shareholder Representative” as used herein shall be deemed to include any such successor Company Shareholder Representatives.

(g) The provisions of this Section shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Company Shareholder, and any references in this Agreement to a Company Shareholder or the Company Shareholders shall mean and include the successors to the rights of the Company Shareholders hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

Section 11.21. Extension Option. Subject to the terms and conditions set forth in the Trust Agreement and the Acquiror Certificate of Incorporation, if Acquiror determines in good faith that it is probable that the Business Combination will not be consummated by the Business Combination Deadline, then, Acquiror shall provide written notice to the Company and, prior to the date that is fifteen (15) days prior to the date of the Business Combination Deadline, (i) Acquiror shall exercise the Extension Option pursuant to the Acquiror Certificate of Incorporation, and (ii) Acquiror shall cause the additional funds to be deposited into the Trust Account required to exercise the Extension Option. Sponsor shall be entitled to receive one (1) share of Acquiror Class A Ordinary Shares at Closing for each dollar deposited into the Trust Account in connection with the exercise of the Extension Option. The Parties agree that any such deposit made by Sponsor shall be considered as a loan to the post business combination Acquiror, and any such loans will be interest bearing and payable by the Acquiror at Closing.

[Remainder of page intentionally left blank]

Annex A-73

IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed as of the date first above written.

ACQUIROR:

AURA FAT PROJECTS ACQUISITION CORP.

By:	/s/ Tristan Lo
Name:	Tristan Lo
Title:	Co-Chief Executive Officer and Chairman of the Board

COMPANY:

ALLRITES HOLDINGS PTE LTD.

By:	/s/ Riaz Mehta
Name:	Riaz Mehta
Title:	Chief Executive Officer

Company Shareholder’s Representative:

Meta Gold Pte. Ltd.

By:	/s/ Riaz Mehta
Name:	Riaz Mehta
Title:	Chief Executive Officer

Annex A-74

Annex A

Retained Shares

Annex A-75

Annex B

List of expired contracts

Annex A-76

Annex C

Company’s Governing Documents Requirements

Annex A-77

ANNEX B

NEW ALLRITES AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

Annex B-1

ANNEX C

NEW ALLRITES 2023 EQUITY INCENTIVE PLAN

Annex C-1

ANNEX D

FORM OF PROXY CARD

Annex D-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud, or the consequences of committing a crime. New Allrites’ amended and restated memorandum and articles of association will provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Cayman Islands law, and AFAR’s amended and restated memorandum and articles of association provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Cayman Islands law.

In addition, effective upon the consummation of the Business Combination, as defined in Part I of this registration statement, New Allrites has entered or will enter into indemnification agreements with directors, officers, and some employees. The indemnification agreements will require New Allrites, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description
1.1(1)(2)	Business Combination Agreement, dated as of May 7, 2023, by and among Aura FAT Projects Acquisition Corp, Allrites Holdings Pte Ltd., and Meta Gold Pte. Ltd. (incorporated by reference to Exhibit 1.1 of AFAR’s Current Report on Form 8-K filed with the SEC on May 9, 2023).
2.1	Company Holders Support Agreement, dated as of May 7, 2023, by and among the Requisite Company Shareholders of Allrites Holdings Pte. Ltd. in favor of Aura FAT Projects Acquisition Corp and Allrites Holdings Pte Ltd. (incorporated by reference to Exhibit 2.1 of AFAR’s Current Report on Form 8-K filed with the SEC on May 9, 2023).
2.2	Sponsor Support Agreement, dated as of May 7, 2023, by and among Aura FAT Projects Acquisition Corp, Allrites Holdings Pte Ltd. and Aura FAT Projects Capital LLC (incorporated by reference to Exhibit 2.2 of AFAR’s Current Report on Form 8-K filed with the SEC on May 9, 2023).
2.3	Amendment to Letter Agreement, dated as of May 7, 2023, by and among between Aura FAT Projects Acquisition Corp, Aura FAT Projects Capital LLC and each of the executive officers and directors of between Aura FAT Projects Acquisition Corp. (incorporated by reference to Exhibit 2.2 of AFAR’s Current Report on Form 8-K filed with the SEC on May 9, 2023).
3.1	Second Amended and Restated Memorandum and Articles of Association of Aura FAT Projects Acquisition Corp (incorporated by reference to Exhibit 3.3 of AFAR’s Registration Statement on Form S-1 filed with the SEC on March 31, 2022).
3.2	Form of Third Amended and Restated Memorandum and Articles of Association of New Allrites (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B).
3.3*	Form of Amended and Restated Certificate of Incorporation and Constitution of Allrites Holdings Pte Ltd.
4.1	Specimen Unit Certificate of AFAR (incorporated by reference to Exhibit 4.1 of AFAR’s Registration Statement on Form S-1 filed with the SEC on March 18, 2022).
4.2	Specimen Ordinary Share Certificate of AFAR (incorporated by reference to Exhibit 4.2 of AFAR’s Registration Statement on Form S-1 filed with the SEC on March 18, 2022).
4.3	Specimen Warrant Certificate of AFAR (incorporated by reference to Exhibit 4.3 of AFAR’s Registration Statement on Form S-1 filed with the SEC on March 18, 2022).
4.4	Warrant Agreement, dated as of April 12, 2022, by and between AFAR and Continental Stock Transfer & Trust Company, as warrant agent incorporated by reference to Exhibit 4.1 of AFAR’s Current Report on Form 8-K filed with the SEC on April 18, 2022).

Exhibit No.	Description
5.1*	Opinion of Harney Westwood & Riegels, Cayman Islands Legal Counsel to AFAR.
8.1*	Form of Tax opinion of Nelson Mullins Riley & Scarborough LLP.
10.1	Letter Agreement, dated April 12, 2022, among the Company, Aura FAT Projects Capital LLC and each of the executive officers and directors of the Company (incorporated by reference to Exhibit 10.1 of AFAR’s Registration Statement on Form 8-K filed with the SEC on April 18, 2022).
10.2	Investment Management Trust Agreement, dated April 12, 2022, by and between AFAR and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 of AFAR’s Current Report on Form 8-K filed with the SEC on April 18, 2022).
10.3	Registration Rights Agreement, dated as of April 12, 2022, by and between AFAR and certain securityholders (incorporated by reference to Exhibit 10.3 of AFAR’s Current Report on Form 8-K filed with the SEC on April 18, 2022).
10.4	Private Placement Warrant Purchase Agreement, dated April 12, 2022, between the Company and Aura FAT Projects Capital LLC (incorporated by reference to Exhibit 10.4 of AFAR’s Current Report on Form 8-K filed with the SEC on April 18, 2022).
10.5	Administrative Support Agreement, dated January 7, 2022, by and between the Company and Fat Ventures Pte. Ltd. (incorporated by reference to Exhibit 10.6 of AFAR’s Current Report on Form 8-K filed with the SEC on April 18, 2022).
10.6*	New Allrites Equity Incentive Plan.
10.7*	New Allrites Form of Restricted Stock Award Notice and Agreement.
10.8*	New Allrites Form of Restricted Stock Unit Notice and Agreement.
10.9*	New Allrites Form of Stock Option Notice and Agreement.
10.10*	New Allrites Form of Share Appreciation Right Notice and Agreement.
10.11*	Form of Executive Employment Agreement with Riaz Mehta as Chief Executive Officer and Chairman of the Board.
10.12*	Form of Executive Employment Agreement with Suki Sohn as Chief Financial Officer.
10.13*	Form of Executive Employment Agreement with Mike Parsons as Chief Strategy Officer and Chairman of the Board.
10.14*	Form of Executive Employment Agreement with Nathalie Morley as Chief Content Officer.
10.15*	Form of Executive Employment Agreement with Jamie Bodkin as Chief Product Officer.
10.16*	Executed April 1, 2022, Loan Agreement between Allrites Holdings Pte Ltd. and Riaz Mehta.
10.17*	Executed December 1, 2022, Loan Agreement between Allrites Holdings Pte Ltd. and Riaz Mehta.
21.1*	List of Subsidiaries of New Allrites Post-Business Combination.
23.1**	Consent of MaloneBailey, LLP.
23.2**	Consent of BF Borgers CPA PC.
23.3*	Consent of Harney Westwood & Riegels LP, Cayman Islands Legal Counsel to AFAR (included in exhibit 5.1).
23.4*	Consent of Nelson Mullins Riley & Scarborough LLP (included as part of Exhibit 8.1).
99.1	Form of Proxy Card for Extraordinary General Meeting of Shareholders of AFAR (included as Annex D to the proxy statement/prospectus).
99.2*	Consent of Mike Parsons to be Named as a Director.
99.3*	Consent of Kar Wing (Calvin) Ng to be Named as a Director.
99.4*	Consent of [ ] to be Named as a Director.
99.5*	Consent of [ ] to be Named as a Director.
107**	Filing fee table

*	To be filed.
**	Attached to this filing.
(1)	The exhibits to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of all omitted information to the SEC upon its request.
(2)	Portions of the exhibit, including certain private and confidential information has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Registrant hereby agrees to furnish a copy of any omitted portion to the SEC upon request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

●	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

●	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

●	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

●	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused registration statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the country of Singapore, on June 8, 2023.

Aura Fat Projects Acquisition Corp

By:	/s/ David Andrada
Name:	David Andrada
Title:	Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Tristan Lo*	Co-Chief Executive Officer and Chairman and Director (Principal Executive Officer)	/s/ Tristan Lo	June 8, 2023

David Andrada	Co-Chief Executive Officer and Chief Financial Officer and Director (and Principal Financial and Accounting Officer)	/s/ David Andrada	June 8, 2023

Calvin Ng*	Director	/s/ Calvin Ng	June 8, 2023

Nils Michaelis*	Director	/s/ Nils Michaelis	June 8, 2023

Thorsten Neumann*	Director	/s/ Thorsten Neumann	June 8, 2023

Andrew Porter*	Director	/s/ Andrew Porter	June 8, 2023

Aneel Ranadive*	Director	/s/ Aneel Ranadive	June 8, 2023

John Laurens*	Director	/s/ John Laurens	June 8, 2023

Jay McCarthy*	Director	/s/ Jay McCarthy	June 8, 2023

*	By David Andrada as attorney-in-fact.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Aura Fat Projects Acquisition Corp, has signed this registration statement in New York, on June 8, 2023.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.